    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 2001



                                                      REGISTRATION NO. 333-63048

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              EXCELON CORPORATION

             (Exact name of registrant as specified in its charter)

                DELAWARE                                   7372                                  02-0424252
      (State or other jurisdiction             (Primary standard industrial         (I.R.S. employer identification no.)
   of incorporation or organization)              classification number)

                            ------------------------

                                  25 MALL ROAD
                           BURLINGTON, MA 01803-4194
                                 (781) 674-5000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               ROBERT N. GOLDMAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              EXCELON CORPORATION
                                  25 MALL ROAD
                           BURLINGTON, MA 01803-4194
                                 (781) 674-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

             JOHN D. PATTERSON, JR., ESQ.                               STEPHANIE TSACOUMIS, ESQ.
              ROBERT W. SWEET, JR., ESQ.                                   ALISA BABITZ, ESQ.
                 JOHN D. HANCOCK, ESQ.                                   BENJAMIN C. ADAMS, ESQ.
                FOLEY, HOAG & ELIOT LLP                                GIBSON, DUNN & CRUTCHER LLP
                ONE POST OFFICE SQUARE                                1050 CONNECTICUT AVENUE, N.W.
                 BOSTON, MA 02109-2170                                  WASHINGTON, DC 20036-5306
                    (617) 832-1000                                           (202) 955-8500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon a practicable after the effective date of this registration statement and the consummation of the merger described in the proxy statement/prospectus included in this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


[LOGO]                                                                                    [LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS
                  MERGER PROPOSED: YOUR VOTE IS VERY IMPORTANT

    The boards of directors of eXcelon Corporation and C-bridge Internet Solutions, Inc. have agreed upon a merger combining eXcelon and C-bridge. Under the terms of the merger agreement, which was signed on May 22, 2001, Comet Acquisition Corp., a wholly owned subsidiary of eXcelon, will merge with and into C-bridge, and C-bridge will become a wholly owned subsidiary of eXcelon. eXcelon will be the surviving publicly traded company.


    In the merger, C-bridge stockholders will receive 1.2517 shares of eXcelon common stock in exchange for each share of C-bridge common stock they hold. Assuming that no options to purchase C-bridge common stock are exercised before the closing of the merger, eXcelon expects to issue approximately 27,115,856 shares of its common stock to C-bridge stockholders in the merger, based on the number of shares of C-bridge common stock outstanding on August 2, 2001. eXcelon common stock is traded on the Nasdaq National Market under the symbol "EXLN."



    Completion of the merger is subject to approval by the stockholders of both companies. eXcelon has scheduled its annual meeting of stockholders to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement. C-bridge has scheduled a special meeting of stockholders to vote on a proposal to approve and adopt the merger agreement. Both meetings will take place on September 19, 2001. Only stockholders of record as of August 2, 2001 are entitled to vote at the respective meetings. At each meeting, stockholders will also be asked to give management the discretionary authority to adjourn the meeting to a later date or dates, but not later than October 19, 2001, in order to solicit additional proxies in favor of the merger.



    At the eXcelon annual meeting, eXcelon stockholders will also be asked to elect a new, combined board of eight directors, to approve an amendment to eXcelon's 1996 Employee Stock Purchase Plan to increase the number of shares in the plan to 2,200,000, and to approve an amendment to eXcelon's 1996 Incentive and Nonqualified Stock Option Plan to increase the number of shares in the plan to 7,700,000 shares.


    A copy of the merger agreement is included as Annex A to this proxy statement/prospectus. You should read this entire proxy statement/prospectus, including the annexes, carefully.


    Your vote is very important. Whether or not you plan to attend the special meeting of C-bridge or the annual meeting of eXcelon, please take the time to vote by completing and mailing the enclosed proxy card or C-bridge stockholders may vote by using the Internet or by telephone. If you are a C-bridge stockholder and you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger and the adjournment proposal. If you are an eXcelon stockholder and you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger and the other transactions contemplated by the merger agreement, the adjournment proposal, the election of the new board of directors of the combined company and the proposals to amend eXcelon's stock plans.



    FOR A MORE COMPLETE DESCRIPTION OF THE MERGER AND RISK FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH YOUR VOTE, SEE "RISK FACTORS" BEGINNING ON PAGE 20 AND "THE MERGER" BEGINNING ON PAGE 42.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy statement/prospectus is dated August 17, 2001 and is first being mailed to stockholders of eXcelon and C-bridge on or about August 20, 2001.



Sincerely,                                            Sincerely,
/s/ Robert N. Goldman                                 /s/ Joseph M. Bellini
Robert N. Goldman                                     Joseph M. Bellini
CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF               CHAIRMAN, CHIEF EXECUTIVE OFFICER AND CHIEF
eXCELON CORPORATION                                   OPERATING OFFICER OF C-BRIDGE INTERNET
                                                      SOLUTIONS, INC.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                                 125 SUMMER ST.
                                   19TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 19, 2001


                            ------------------------


    Please accept this invitation to attend a special meeting of stockholders of C-bridge Internet Solutions, Inc., a Delaware corporation, on September 19, 2001 at its offices at 125 Summer Street, 19th Floor, Boston, Massachusetts 02110, commencing at 10:00 a.m., local time, to consider and vote upon:


    1. A proposal to approve and adopt the agreement and plan of reorganization dated as of May 22, 2001 among eXcelon Corporation, Comet Acquisition Corp. and C-bridge Internet Solutions, Inc.;


    2. A proposal to grant C-bridge's management the discretionary authority to adjourn the special meeting to a date or dates not later than October 19, 2001, if necessary to enable C-bridge's board of directors to solicit additional proxies in favor of the proposal to approve and adopt the agreement and plan of reorganization; and



    3. Such other business as may properly come before the special meeting or any adjournment thereof.



    Only stockholders of record of C-bridge common stock as of the close of business on August 2, 2001 are entitled to receive notice of the special meeting and to vote at the special meeting or any adjournment of the special meeting. C-bridge will make a list of stockholders entitled to vote at the special meeting or any adjournment of the meeting available for inspection at its offices. Whether or not you plan to attend the special meeting, please promptly complete and return the enclosed proxy in the reply envelope or vote by telephone or by using the Internet. Please see the instructions included with your proxy card.



                                                      By Order of the Board of Directors

                                                      /s/ Clifford B. Thompson
                                                      Clifford B. Thompson, VICE PRESIDENT,
                                                      GENERAL COUNSEL AND SECRETARY



Dated: August 17, 2001
Boston, Massachusetts

                              EXCELON CORPORATION
                                  25 MALL ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                            ------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 19, 2001

                            ------------------------


    NOTICE IS HEREBY GIVEN THAT an annual meeting of stockholders of eXcelon Corporation, a Delaware corporation, will be held on September 19, 2001 at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts 02109, commencing at 10:00 a.m., local time, to consider and vote upon:


    1. A proposal to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the agreement and plan of reorganization dated as of May 22, 2001 among eXcelon Corporation, Comet Acquisition Corp. and C-bridge Internet Solutions, Inc.;


    2. A proposal to grant eXcelon's management the discretionary authority to adjourn the annual meeting to a date or dates not later than October 19, 2001, if necessary to enable eXcelon's board of directors to solicit additional proxies in favor of the proposal to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement;


    3. A proposal to elect a new board of directors of the combined company consisting of four current directors of eXcelon and four directors designated by C-bridge, which election will become effective upon completion of the merger, but only if the merger becomes effective on or before October 31, 2001;


    4. A proposal to approve an amendment to eXcelon's 1996 Employee Stock Purchase Plan to increase the maximum number of shares of eXcelon common stock that may be issued under the purchase plan to 2,200,000 shares;



    5. A proposal to approve an amendment to eXcelon's 1996 Incentive and Nonqualified Stock Option Plan to increase the maximum number of shares of eXcelon common stock that may be issued under the option plan to 7,700,000 shares; and



    6. Such other business as may properly come before the annual meeting or any adjournment of the meeting.



    eXcelon's board of directors has fixed the close of business on August 2, 2001 as the record date for the determination of the stockholders of eXcelon entitled to receive notice of the annual meeting and to vote at the meeting or any adjournment of the meeting. Only stockholders of record at the close of business on that date are entitled to receive notice of the annual meeting and to vote at the annual meeting or any adjournment of the meeting. eXcelon will make a list of stockholders entitled to vote at the annual meeting or any adjournment of the meeting available for inspection at its offices. Whether or not you plan to attend the annual meeting, please promptly complete and return the enclosed proxy in the reply envelope or vote by telephone or by using the Internet. Please see the instructions included with your proxy card.



                                                      By Order of the Board of Directors
                                                      /s/ John D. Patterson
                                                      John D. Patterson, Jr., SECRETARY



Dated: August 16, 2001
Burlington, Massachusetts

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................       1

INCORPORATION OF DOCUMENTS FILED WITH THE SEC...............       1

QUESTIONS AND ANSWERS ABOUT THE MERGER......................       3

SUMMARY.....................................................       7
  The companies.............................................       7
  The merger................................................       8
  Recommendation of C-bridge's board of directors...........       8
  Recommendation of eXcelon's board of directors............       8
  Special meeting of C-bridge stockholders..................       8
  Annual meeting of eXcelon stockholders....................       9
  Interests of C-bridge's management and certain
    stockholders in the merger..............................       9
  Interests of eXcelon's management and certain stockholders
    in the merger...........................................       9
  Ownership of eXcelon common stock following the merger....      10
  Management of eXcelon following the merger................      10
  Voting agreements.........................................      10
  Employment agreements.....................................      10
  Conditions to the merger..................................      11
  Termination of the merger agreement.......................      11
  Expenses and termination fee..............................      12
  Opinion of C-bridge's financial advisor...................      12
  Opinion of eXcelon's financial advisor....................      12
  Listing on the Nasdaq National Market.....................      12
  Accounting treatment......................................      13
  Material federal income tax consequences..................      13
  Appraisal or dissenters' rights...........................      13
  Comparison of rights of eXcelon stockholders and C-bridge
    stockholders............................................      13
  Selected historical and unaudited pro forma consolidated
    financial information...................................      14
  Comparative per share data................................      17
  Comparative market price and dividend information.........      18

RISK FACTORS................................................      20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
INFORMATION.................................................      35

MEETINGS OF STOCKHOLDERS....................................      36

  eXCELON ANNUAL MEETING OF STOCKHOLDERS....................      36
  Matters for consideration.................................      36
  Board of directors' recommendation........................      37
  Record date...............................................      37
  Quorum; vote required; tabulation of votes................      37
  Voting of proxies.........................................      38
  How to revoke a proxy.....................................      38
  Solicitation of proxies and expenses......................      39
  Stock held by eXcelon directors and officers..............      39
  Appraisal or dissenters' rights...........................      39

                                                                PAGE
                                                              --------
  C-BRIDGE SPECIAL MEETING OF STOCKHOLDERS..................      39
  Matters for consideration.................................      39
  Board of directors' recommendation........................      40
  Record date...............................................      40
  Quorum; vote required; tabulation of votes................      40
  Voting of proxies.........................................      41
  How to revoke a proxy.....................................      41
  Solicitation of proxies and expenses......................      41
  Stock held by C-bridge directors and officers.............      42
  Appraisal or dissenters' rights...........................      42

PROPOSAL ONE--THE MERGER....................................      42
  Background of the merger..................................      43
  eXcelon's reasons for the merger; eXcelon's board of
    directors' recommendation...............................      48
  Opinion of eXcelon's financial advisor....................      51
  Interests of eXcelon's management and certain stockholders
    in the merger...........................................      59
  C-bridge's reasons for the merger; C-bridge's board of
    directors' recommendation...............................      60
  Opinion of C-bridge's financial advisor...................      63
  Interests of C-bridge's management and certain
    stockholders in the merger..............................      69
  Ownership of eXcelon common stock following the merger....      71
  Management of eXcelon following the merger................      71
  Restrictions on resales of eXcelon common stock by
    affiliates..............................................      72
  Delisting and deregistration of C-bridge common stock
    after the merger........................................      72
  Accounting treatment......................................      72
  Regulatory compliance.....................................      72

THE MERGER AGREEMENT........................................      73
  General...................................................      73
  Conversion of C-bridge common stock.......................      73
  Treatment of C-bridge stock options.......................      73
  Treatment of rights under C-bridge employee stock purchase
    plan....................................................      74
  Exchange of C-bridge certificates.........................      74
  Representations and warranties............................      74
  Covenants.................................................      75
  No solicitation of competing acquisition proposals........      77
  Conditions to the merger..................................      78
  Expenses and termination fee..............................      79
  Termination...............................................      79
  Amendment.................................................      80
  Waiver and extension......................................      80
  Closing and effective time................................      80

RELATED AGREEMENTS..........................................      80
  Voting agreements.........................................      80
  Investor rights agreement.................................      82
  Employment agreements.....................................      82

MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................      85

                                                                PAGE
                                                              --------
COMPARISON OF THE RIGHTS OF EXCELON STOCKHOLDERS AND
C-BRIDGE STOCKHOLDERS.......................................      87
  Authorized capital stock..................................      87
  Voting rights.............................................      87
  Number of directors.......................................      87
  Election of directors.....................................      87
  Removal of directors......................................      88
  Vacancies.................................................      88
  Indemnification of directors and officers.................      88
  Limitation of director liability..........................      88
  Special meeting of stockholders...........................      89
  Action by written consent.................................      89
  Amendments to charter.....................................      89
  Amendments to by-laws.....................................      89

PROPOSAL TWO--ADJOURNMENT OF THE EXCELON ANNUAL MEETING AND
THE C-BRIDGE SPECIAL MEETING................................      90

EXCELON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.........................      92

EXCELON PROPOSAL THREE--ELECTION OF DIRECTORS...............      97
  Nominees for election as directors of eXcelon.............      97
  Proposal to elect a new board of directors of the combined
    company.................................................      98
  Interim composition of the eXcelon board..................      99

MANAGEMENT OF EXCELON.......................................     100

REPORT OF THE EXCELON AUDIT COMMITTEE.......................     105

REPORT OF THE EXCELON COMPENSATION COMMITTEE................     107
  Compensation committee report on executive compensation...     107
  Policy regarding Section 162(m) of the Internal Revenue
    Code....................................................     108
  Performance graph.........................................     108

EXCELON PROPOSAL FOUR--AMENDMENT TO THE EXCELON 1996
EMPLOYEE STOCK PURCHASE PLAN................................     109
  Background................................................     109
  Proposed amendment of the 1996 Employee Stock Purchase
    Plan....................................................     110
  Description of the 1996 Employee Stock Purchase Plan......     110
  Future amendments to the 1996 Employee Stock Purchase
    Plan....................................................     112
  Federal income tax consequences to eXcelon and the
    participants............................................     112
  Registration of shares included in the 1996 Employee Stock
    Purchase Plan...........................................     113
  Shares purchased to date..................................     113

EXCELON PROPOSAL FIVE--AMENDMENT TO THE EXCELON 1996
INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN................     114
  Background................................................     114
  Proposed amendment of the 1996 Incentive and Nonqualified
    Stock Option Plan.......................................     115
  Description of the 1996 Incentive and Nonqualified Stock
    Option Plan.............................................     116
  Future amendments to the 1996 Incentive and Nonqualified
    Stock Option Plan.......................................     118
  Federal income tax consequences to eXcelon and the
    optionees...............................................     118
  Registration of shares included in the 1996 Incentive and
    Nonqualified Stock Option Plan..........................     119
  Option grants to date.....................................     119

                                                                PAGE
                                                              --------
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
DIRECTORS OF EXCELON........................................     121

DESCRIPTION OF EXCELON'S CAPITAL STOCK......................     122

EXCELON SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING
COMPLIANCE..................................................     124

EXCELON STOCKHOLDER PROPOSALS...............................     124

EXCELON'S INDEPENDENT ACCOUNTANTS...........................     125

BUSINESS OF C-BRIDGE........................................     125

C-BRIDGE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS.........................     132

MANAGEMENT OF C-BRIDGE......................................     141

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
DIRECTORS OF C-BRIDGE.......................................     145

LEGAL MATTERS...............................................     147

EXPERTS.....................................................     147

INDEX TO FINANCIAL STATEMENTS...............................    FS-1

                                    ANNEXES


                                                                                PAGE
                                                                              --------
Annex A         Agreement and Plan of Reorganization dated as of May 22,
                2001 by and among eXcelon Corporation, Comet Acquisition
                Corp. and C-bridge Internet Solutions, Inc..................     A-1

Annex B         Opinion of Robertson Stephens, Inc. to the C-bridge
                board of directors, dated May 22, 2001......................     B-1

Annex C         Opinion of SG Cowen Securities Corporation to the
                eXcelon board of directors, dated May 22, 2001..............     C-1

Annex D         Charter of the Audit Committee of eXcelon...................     D-1

Annex E         eXcelon 1996 Employee Stock Purchase Plan...................     E-1

Annex F         eXcelon 1996 Incentive and Nonqualified Stock Option Plan...     F-1

                      WHERE YOU CAN FIND MORE INFORMATION

    eXcelon has filed with the SEC a registration statement on Form S-4 to register the distribution to C-bridge stockholders of the shares of eXcelon common stock to be issued in the merger. The registration statement and the exhibits and schedules attached to it contain additional relevant information about eXcelon and its common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this proxy statement/prospectus.

    In addition, both eXcelon and C-bridge file reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934. These filings are available on the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy this information at these offices of the SEC:

Public Reference Office        New York Regional Office       Chicago Regional Office
Room 1024                      7 World Trade Center           500 West Madison Street
450 Fifth Street, N.W.         14th Floor                     Suite 1400
Washington, DC 20549           New York, NY 10048             Chicago, IL 60661

    You may obtain information about the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.


    EXCELON'S STOCKHOLDERS OF RECORD ON AUGUST 2, 2001 WILL RECEIVE, TOGETHER WITH THIS PROXY STATEMENT/PROSPECTUS, EXCELON'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2000, WHICH CONTAINS DETAILED FINANCIAL INFORMATION CONCERNING EXCELON. EXCELON WILL MAIL, WITHOUT CHARGE, A COPY OF EXCELON'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) TO ANY STOCKHOLDER SOLICITED BY THIS PROXY STATEMENT/PROSPECTUS WHO REQUESTS IT IN WRITING. PLEASE SUBMIT ANY SUCH WRITTEN REQUEST TO:


   INVESTOR RELATIONS
    EXCELON CORPORATION
    25 MALL ROAD
    BURLINGTON, MASSACHUSETTS 01803

                 INCORPORATION OF DOCUMENTS FILED WITH THE SEC

    The SEC allows eXcelon to "incorporate by reference" in this proxy statement/prospectus important business and financial information that it files with the SEC, which means:

    - incorporated documents are considered part of this proxy statement/prospectus; and

    - eXcelon discloses important information to you by referring you to those documents.

    eXcelon incorporates by reference in this proxy statement/prospectus the documents listed below:

    - eXcelon's annual report on Form 10-K for the year ended December 31, 2000, filed with the SEC on April 2, 2001;


    - eXcelon's amendment no. 1 to its annual report on Form 10-K/A for the year ended December 31, 2000, filed with the SEC on April 30, 2001;



    - eXcelon's amendment no. 2 to its annual report on Form 10-K/A for the year ended December 31, 2000, filed with the SEC on August 15, 2001;



    - eXcelon's quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;



    - eXcelon's amendment no. 1 to its quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001;

    - eXcelon's quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 14, 2001; and



    - eXcelon's annual report to stockholders for the year ended December 31, 2000.



    Copies of the documents that are incorporated by reference are available without charge to any person to whom this proxy statement/prospectus is delivered, upon written or oral request, from Investor Relations, eXcelon Corporation, 25 Mall Road, Burlington, Massachusetts 01803, (781) 674-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF REQUESTED DOCUMENTS, ANY REQUEST TO EXCELON SHOULD BE MADE NO LATER THAN SEPTEMBER 12, 2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    THE FOLLOWING QUESTIONS AND ANSWERS ARE INTENDED TO ADDRESS BRIEFLY SOME COMMONLY ASKED QUESTIONS REGARDING THE MERGER. THESE QUESTIONS AND ANSWERS MAY NOT ADDRESS ALL QUESTIONS THAT MAY BE IMPORTANT TO YOU. PLEASE REFER TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES TO THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: C-bridge's board of directors and eXcelon's board of directors have approved a merger agreement which provides that eXcelon will acquire C-bridge by merging a wholly owned subsidiary of eXcelon with C-bridge. C-bridge will become a wholly owned subsidiary of eXcelon, and eXcelon will be the surviving publicly traded company. C-bridge's and eXcelon's boards of directors are asking their respective stockholders to provide the necessary approvals to complete the merger.


Q: WHAT WILL C-BRIDGE STOCKHOLDERS RECEIVE IN THE MERGER?


A: C-bridge stockholders will receive 1.2517 shares of eXcelon common stock for each share of C-bridge common stock owned by them at the closing of the merger. No fractional shares of eXcelon common stock will be issued. C-bridge stockholders will instead receive cash for any fractional share to which they would otherwise be entitled. eXcelon stockholders will continue to own the shares of eXcelon common stock that they currently own.

Q: WHAT PERCENTAGES OF THE COMBINED COMPANY'S COMMON STOCK WILL THE CURRENT
    STOCKHOLDERS OF C-BRIDGE AND EXCELON HOLD AFTER THE COMPLETION OF THE
    MERGER?


A: Assuming that no options to purchase C-bridge common stock or eXcelon common stock are exercised before the merger is completed, immediately after the completion of the merger the current eXcelon stockholders will own approximately 52.2%, and the current C-bridge stockholders will own approximately 47.8%, of the outstanding common stock of the combined company.


Q: WHAT HAVE THE MARKET PRICES OF C-BRIDGE AND EXCELON COMMON STOCK BEEN
    RECENTLY?


A: As reported on the Nasdaq National Market, on August 15, 2001, the last sale price per share of the C-bridge common stock was $1.10, and the last sale price per share of the eXcelon common stock was $0.92.


Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: As a general matter, neither you, eXcelon nor C-bridge will recognize any gain or loss for federal income tax purposes in the merger. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: Under Delaware law, the approval of the proposal to approve and adopt the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of C-bridge's common stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve and adopt the merger agreement. The C-bridge board of directors recommends that its stockholders vote FOR the proposal to approve and adopt the merger agreement.

    Because a subsidiary of eXcelon, rather than eXcelon itself, is merging with C-bridge, Delaware law does not require that eXcelon stockholders approve and adopt the merger agreement. However, under the rules of the Nasdaq Stock Market, eXcelon must obtain stockholder approval of the issuance of eXcelon common stock in connection with the merger, including upon the exchange of C-bridge common stock, upon the exercise of C-bridge stock options that eXcelon will assume in the merger and upon the exercise of rights to purchase C-bridge common stock under

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    the C-bridge employee stock purchase plan that will be converted into rights to purchase eXcelon common stock as a result of the merger. The approval of the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement will require the affirmative vote of a majority of the shares of eXcelon common stock cast at the annual meeting. Abstentions and broker non-votes will not count as votes cast on the proposal and, accordingly, will not affect the outcome of the vote on that proposal. The eXcelon board of directors recommends that its stockholders vote FOR the proposal to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement.

Q: WHAT HAPPENS IF I DON'T VOTE ON THE MERGER?

A. If you are a C-bridge stockholder, your failure to vote on the merger will have the same effect as a vote against the merger.

    If you are an eXcelon stockholder, your failure to vote on the merger will not affect the outcome of the vote on the merger. However, your failure to vote could prevent the formation of a quorum, which would prevent a vote on the merger.

Q: HAVE ANY STOCKHOLDERS OF C-BRIDGE AGREED TO VOTE IN FAVOR OF THE MERGER?


A: Yes. The directors, executive officers and several stockholders of C-bridge, who collectively held, as of August 2, 2001, approximately 47.5% of the C-bridge common stock outstanding on that date, have each agreed to vote in favor of the merger.


Q: HAVE ANY STOCKHOLDERS OF EXCELON AGREED TO VOTE IN FAVOR OF THE MERGER?


A: Yes. The directors and executive officers of eXcelon, who collectively held, as of August 2, 2001, approximately 4.6% of the eXcelon common stock outstanding on that date, have each agreed to vote in favor of the merger.


Q: DO THE DIRECTORS AND EXECUTIVE OFFICERS OF EXCELON HAVE ANY SPECIAL INTERESTS
    IN THE MERGER THAT ARE DIFFERENT THAN THOSE OF EXCELON STOCKHOLDERS?

A: Yes. For example, under the merger agreement, all the current directors of eXcelon will continue to serve on eXcelon's board after the merger. In addition, three of eXcelon's current executive officers, Robert N. Goldman, the Chairman and Chief Executive Officer of eXcelon, Satish Maripuri, the President and Chief Operating Officer of eXcelon, and Lacey P. Brandt, the Chief Financial Officer of eXcelon, have each entered into an employment agreement with eXcelon that will become effective at the time of the merger. Robert N. Goldman will also receive additional compensation from eXcelon upon completion of the merger.

Q: DO THE DIRECTORS AND EXECUTIVE OFFICERS OF C-BRIDGE HAVE ANY SPECIAL
    INTERESTS IN THE MERGER THAT ARE DIFFERENT THAN THOSE OF C-BRIDGE STOCKHOLDERS?


A: Yes. For example, under the merger agreement, three current directors of C-bridge will serve on eXcelon's board after the merger. In addition, Joseph
    M. Bellini, the Chairman, Chief Executive Officer and Chief Operating Officer of C-bridge, has entered into an employment agreement with eXcelon that will become effective at the time of the merger. Pursuant to the agreement, Mr. Bellini will receive immediately before the merger options to purchase 798,931 shares of C-bridge common stock. eXcelon will assume these options in the merger, and they will convert into options to purchase approximately 1,000,000 shares of eXcelon common stock. In addition, C-bridge anticipates that, immediately before the merger, it will grant options to purchase an aggregate of 1.2 million shares of C-bridge common stock to executive officers and other employees that will be assumed by eXcelon in the merger.


Q: ARE THERE ANY APPRAISAL OR DISSENTERS' RIGHT IN THE MERGER?

A: No. Neither C-bridge's stockholders nor eXcelon's stockholders have appraisal or dissenters' rights in connection with the merger.

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Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?



A: We are working to complete the merger as soon as possible. We expect to complete the merger promptly following the approval of our stockholders at the eXcelon annual meeting and the C-bridge special meeting.


Q: WHAT ARE THE ADJOURNMENT PROPOSALS?


A: In the adjournment proposals, C-bridge and eXcelon are asking their stockholders to grant their respective managements the discretionary authority to adjourn the C-bridge special meeting and the eXcelon annual meeting, respectively, to a date or dates not later than October 19, 2001 if the number of shares voting in favor of approval and adoption of the merger agreement or, in eXcelon's case, the approval of the issuance of shares of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement, is insufficient to approve the proposal. Adjourning the stockholder meetings to a later date will provide additional time to solicit proxies in favor of the proposals.


    The board of directors of each company recommends that its stockholders vote FOR the adjournment proposal.

Q: WHAT VOTES ARE REQUIRED TO APPROVE THE ADJOURNMENT PROPOSALS?

A: For C-bridge, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of C-bridge common stock present in person or represented by proxy at the special meeting and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

    For eXcelon, the adjournment proposal will require the affirmative vote of a majority of the shares of eXcelon common stock cast at the annual meeting. Abstentions and broker non-votes will not count as votes cast on the proposal and, accordingly, will not affect the outcome of the vote on that proposal.

Q: WHAT ELSE ARE STOCKHOLDERS BEING ASKED TO VOTE ON AT THE EXCELON ANNUAL
    MEETING?


A: eXcelon stockholders are also being asked to vote on proposals to elect a new board of eight directors of the combined company, to approve an amendment to eXcelon's 1996 Employee Stock Purchase Plan to increase the number of shares in the plan to 2,200,000 shares, and to approve an amendment to eXcelon's 1996 Incentive and Nonqualified Stock Option Plan to increase the maximum number of shares in the plan to 7,700,000 shares.


    eXcelon's proposal to elect a new board of directors of the combined company is subject to completion of the merger. If the merger is completed on or before October 31, 2001, the election of the new board, if approved, will become effective on the date of the merger. If the merger is not completed by that date, or if the merger agreement is terminated on or before that date, then the election of the new board will have no effect, and eXcelon will schedule another stockholder meeting to elect directors.


Q: WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE ADDITIONAL PROPOSALS?



A: The election of the eight directors to the new board of directors of the combined company will require the affirmative vote of a plurality of the shares cast at the annual meeting. The proposals to approve the amendments to eXcelon's 1996 Employee Stock Purchase Plan and 1996 Incentive and Nonqualified Stock Option Plan will require the affirmative vote of a majority of the shares of eXcelon common stock cast at the annual meeting. Abstentions, broker non-votes and votes withheld from the election of the directors will not count as votes cast for or against any proposal and, accordingly, will not affect the outcome of the vote on any proposal.



    The eXcelon board of directors recommends that its stockholders vote FOR the proposal to elect eight directors as a new board of directors of the combined company, FOR the proposal to amend eXcelon's 1996 Employee Stock Purchase Plan and FOR the proposal to amend eXcelon's 1996 Incentive and Nonqualified Stock Option Plan.


Q: WHAT DO I NEED TO DO NOW?


A: If you are an eXcelon stockholder, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your annual meeting. If you are a C-bridge stockholder, please mail your signed proxy card in the enclosed return envelope as soon as possible, or vote by telephone or using the Internet, so that your shares may be represented at your special meeting. Please see the instructions included with your proxy card.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: If you are a C-bridge stockholder and do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote them and you will, in effect, be voting against the merger. You should be sure to provide your broker with instructions on how to vote your shares. Please check the instructions provided by your broker to see if it offers telephone or Internet voting.

    In the case of eXcelon stockholders, if you do not give voting instructions to your broker, your broker may be unable to vote your shares in favor of the merger, and your shares may not participate in the vote on the merger taken at the annual meeting.

Q: WHAT IF I WANT TO CHANGE MY VOTE?


A: A vote can be changed at any time before the proxy is voted at the eXcelon annual meeting or the C-bridge special meeting. If you hold your shares in "street name" through your broker, you can send a written notice to your broker stating that you would like to revoke your proxy, or you can complete and deliver new voting instructions to your broker. You may also appear at the annual meeting or the special meeting, as the case may be, with a signed revocation and a legal proxy from your broker allowing you to vote your shares in person. If your shares are held in your own name, and not in "street name" by your broker, you may revoke your proxy by sending your company a written notice of revocation bearing a later date then your proxy, by completing and delivering a new proxy or by appearing at the annual meeting or the special meeting, as the case may be, and voting in person.


Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?


A: No. After the merger is completed, C-bridge stockholders will receive written instructions for exchanging their stock certificates.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, AND FOR MORE COMPLETE DESCRIPTIONS OF THE TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS, THE ANNEXES TO THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE. PLEASE ALSO REFER TO THE SECTIONS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" AND "INCORPORATION OF DOCUMENTS FILED WITH THE SEC" ON PAGE 1 FOR SOURCES OF ADDITIONAL INFORMATION. THIS PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS AND OTHER FACTORS DESCRIBED IN THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE.


THE COMPANIES

EXCELON CORPORATION
25 Mall Road
Burlington, Massachusetts 01803
(781) 674-5000

    eXcelon is a leading provider of an XML-based platform for building self-service and collaborative applications. eXcelon enables its customers to access and leverage the data and content that reside within their existing systems, regardless of original format, making it possible to share that information across an extended enterprise of customers, partners, suppliers and employees for a collective business advantage. By deploying information-rich collaborative and self-service applications, enterprises empower their partners and customers to leverage data and content previously unavailable without direct, and often complex, human interaction. These applications help businesses improve customer service, reduce costs, bring new products to market faster, increase efficiency and strengthen external relationships. Based in Burlington, Massachusetts and founded in 1988, eXcelon sells and supports its products through branch offices across the U.S. and through international subsidiaries in the United Kingdom, Germany, The Netherlands, Japan and Australia, as well as a worldwide network of distributors, value-added resellers, systems integrators and other indirect sales partners.


C-BRIDGE INTERNET SOLUTIONS, INC.
125 Summer Street
19th Floor
Boston, Massachusetts 02110
(617) 342-5400



    C-bridge is the originator of the iSolutions approach to e-Enterprise consulting and services and a provider of industry-focused e-Enterprise solutions and consulting services to Global 2000 and emerging industry leaders. C-bridge provides strategic counsel to enterprises striving to effectively manage their value chains. C-bridge iSolutions are designed and assembled to provide organizations with reliable, standards-based business and technology architecture. iSolutions integrate the e-Enterprise and value chains to help businesses retain customers, expand market share and improve efficiencies. Based in Boston, Massachusetts and formed in 1996, C-bridge sells and supports its solutions through offices across the U.S. and through wholly owned subsidiaries in Europe and Asia.

THE MERGER (SEE PAGE 42)


    Comet Acquisition Corp., a wholly owned subsidiary of eXcelon, will be merged with and into C-bridge. C-bridge will be the surviving corporation in the merger and become a wholly owned subsidiary of eXcelon. In the merger, each C-bridge stockholder will receive:

    - a number of shares of eXcelon common stock equal to 1.2517 shares of eXcelon common stock for each share of C-bridge common stock owned by that stockholder rounded down to the nearest whole number of shares, and

    - cash instead of any fractional share.

    We incorporate by reference the full text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus. YOU SHOULD READ CAREFULLY THE ENTIRE MERGER AGREEMENT.


RECOMMENDATION OF C-BRIDGE'S BOARD OF DIRECTORS (SEE PAGE 60)


    C-bridge's board of directors believes that the exchange ratio is fair to C-bridge stockholders and that the merger is in their best interest, has unanimously voted to approve the merger agreement and recommends that its stockholders vote FOR the approval and adoption of the merger agreement. C-bridge's board of directors also recommends that its stockholders vote FOR the proposal to grant C-bridge's management the discretionary authority to adjourn the special meeting.


RECOMMENDATION OF eXCELON'S BOARD OF DIRECTORS (SEE PAGE 48)



    eXcelon's board of directors believes that the exchange ratio is fair to eXcelon and in its best interest, has unanimously voted to approve the merger agreement and recommends that its stockholders vote FOR the approval of the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement. eXcelon's board also recommends that its stockholders vote FOR the proposal to grant eXcelon's management the discretionary authority to adjourn the annual meeting, FOR the proposal to elect eight directors as a new board of directors of the combined company, and FOR the approval of the amendments to eXcelon's 1996 Employee Stock Purchase Plan and 1996 Incentive and Nonqualified Stock Option Plan.



SPECIAL MEETING OF C-BRIDGE STOCKHOLDERS (SEE PAGE 39)



    TIME, DATE, PLACE AND PURPOSE. C-bridge will hold a special meeting of its stockholders on September 19, 2001 at 10:00 a.m., local time, at C-bridge's executive offices, 125 Summer Street, 19th Floor, Boston, Massachusetts 02110. At the meeting, C-bridge stockholders will consider and vote on a proposal to approve and adopt the merger agreement and a proposal to grant C-bridge's management the discretionary authority to adjourn the special meeting to a date or dates not later than October 19, 2001.



    RECORD DATE, QUORUM AND VOTE REQUIRED. Only holders of record of C-bridge common stock at the close of business on August 2, 2001, the record date for C-bridge's special meeting, are entitled to receive notice of and to vote at the special meeting. A majority of the shares of C-bridge common stock outstanding on the record date must be present, in person or by proxy, to constitute a quorum at the special meeting. The merger must be approved by the holders of a majority of the outstanding shares of C-bridge common stock. On the record date, there were 21,663,223 outstanding shares of C-bridge common stock held by 197 holders of record. The grant of authority to adjourn the special meeting will require the affirmative vote of a majority of the stockholders present in person or represented by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against these proposals.

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ANNUAL MEETING OF eXCELON STOCKHOLDERS (SEE PAGE 36)



    TIME, DATE, PLACE AND PURPOSE. eXcelon will hold an annual meeting of its stockholders on September 19, 2001 at 10:00 a.m., local time, at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts 02109. At the annual meeting, eXcelon stockholders will consider and vote on a proposal to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement, a proposal to grant eXcelon's management discretionary authority to adjourn the annual meeting to a date or dates not later than October 19, 2001, a proposal to elect eight directors as a new board of directors of the combined company, a proposal to approve an amendment to eXcelon's 1996 Employee Stock Purchase Plan to increase the number of shares in the plan to 2,200,000 shares, and a proposal to approve an amendment to eXcelon's 1996 Incentive and Nonqualified Stock Option Plan to increase the maximum number of shares in the plan to 7,700,000 shares.



    RECORD DATE, QUORUM AND VOTE REQUIRED. Only holders of record of eXcelon common stock at the close of business on August 2, 2001, the record date for eXcelon's annual meeting, are entitled to receive notice of and to vote at the annual meeting. A majority of the shares of eXcelon common stock outstanding on the record date must be present, in person or by proxy, to constitute a quorum at the annual meeting. The approval of the issuance of eXcelon common stock pursuant to the merger and the transactions contemplated by the merger agreement, the grant of authority to adjourn the annual meeting and the amendments to eXcelon's 1996 Employee Stock Purchase Plan and 1996 Incentive and Nonqualified Stock Option Plan will each require the affirmative vote of a majority of the shares of eXcelon common stock cast at the annual meeting. The election of the eight directors as directors of the combined company will require the affirmative vote of a plurality of the shares cast at the annual meeting. Abstentions, broker non-votes and votes withheld from the election of the directors will not count as votes cast for or against any proposal, and, accordingly, will not affect the outcome of the vote on any proposal.



INTERESTS OF C-BRIDGE'S MANAGEMENT AND CERTAIN STOCKHOLDERS IN THE MERGER (SEE PAGE 69)



    In considering the recommendation of C-bridge's board of directors that C-bridge stockholders vote in favor of the proposal to approve and adopt the merger agreement, the C-bridge stockholders should be aware that C-bridge's directors and officers may have interests in the merger that are different from, or in addition to, the interests of the C-bridge stockholders in the merger. For example, Joseph M. Bellini, the Chairman, Chief Executive Officer and Chief Operating Officer of C-bridge, has entered into an employment agreement with eXcelon that will become effective at the closing of the merger. Pursuant to the agreement, Mr. Bellini will receive immediately before the merger options to purchase 798,931 shares of C-bridge common stock. eXcelon will assume these options in the merger, and they will convert into options to purchase approximately 1,000,000 shares of eXcelon common stock. In addition, C-bridge anticipates that, immediately before the merger, it will grant options to purchase an aggregate of 1.2 million shares of C-bridge common stock to executive officers and other employees that will be assumed by eXcelon in the merger.



INTERESTS OF eXCELON'S MANAGEMENT AND CERTAIN STOCKHOLDERS IN THE MERGER (SEE PAGE 59)


    In considering the recommendation of eXcelon's board of directors that eXcelon stockholders vote in favor of the proposal to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement, the eXcelon stockholders should be aware that eXcelon's directors and officers may have interests in the merger that are different from, or in addition to, the interests of the eXcelon stockholders in the merger. For example, Robert N. Goldman, the Chairman and Chief Executive Officer of eXcelon, Satish Maripuri, the President and Chief Operating Officer of eXcelon, and Lacey
P. Brandt, the Chief Financial Officer of eXcelon, have each entered into employment agreements with eXcelon that will become effective at the closing of the merger. Mr. Goldman will also receive additional compensation from eXcelon upon completion of the merger.


OWNERSHIP OF eXCELON COMMON STOCK FOLLOWING THE MERGER (SEE PAGE 71)



    Assuming that no options to purchase C-bridge common stock are exercised before the closing of the merger, eXcelon will issue approximately 27,115,856 shares of its common stock to C-bridge stockholders in the merger. Immediately following the merger, existing eXcelon stockholders will own approximately 52.2%, and former C-bridge stockholders will own approximately 47.8%, of the outstanding common stock of eXcelon. Our calculation of the percentage ownership of eXcelon common stock following the merger is based on each company's outstanding common stock as of August 2, 2001, and assumes that no options to purchase C-bridge or eXcelon common stock are exercised between that date and the closing of the merger.



MANAGEMENT OF eXCELON FOLLOWING THE MERGER (SEE PAGE 71)


    If the eXcelon stockholders approve the proposals presented at the eXcelon annual meeting, after the merger, eXcelon's board of directors will consist of eight directors, four of whom are current directors of eXcelon, Robert M. Agate, Gerald B. Bay, Kevin J. Burns and Robert N. Goldman, and four of whom are designated by C-bridge and include three current directors of C-bridge, Joseph
L. Badaracco, Jr., Joseph M. Bellini and Raymond J. Lane, and Jeffrey Horing, who is not currently a director of C-bridge or eXcelon. Robert N. Goldman will continue as the Chairman of the Board of eXcelon and Joseph M. Bellini will become Chief Executive Officer of eXcelon. Mark A. Cosway will become President of eXcelon. Satish Maripuri will serve as the Chief Operating Officer of eXcelon and Lacey P. Brandt will continue as Chief Financial Officer of eXcelon. In addition, eXcelon will employ several other members of C-bridge's management as senior executives.


VOTING AGREEMENTS (SEE PAGE 80)



    As required by the merger agreement, the directors, executive officers and several stockholders of C-bridge, who collectively owned, as of August 2, 2001, 10,299,666 shares, or approximately 47.5%, of the C-bridge common stock outstanding on that date, entered into irrevocable proxy and voting agreements with eXcelon, which authorize eXcelon to vote their shares in favor of the merger and, in some cases, require those persons not to dispose of their C-bridge common stock pending completion of the merger. The directors and executive officers of eXcelon, who collectively owned, as of August 2, 2001, 1,356,599 shares, or approximately 4.6% of the eXcelon common stock outstanding on that date, entered into equivalent irrevocable proxy and voting agreements with C-bridge, which authorize C-bridge to vote their shares in favor of the merger and require those persons not to dispose of their eXcelon common stock pending completion of the merger.



EMPLOYMENT AGREEMENTS (SEE PAGE 82)


    Three executive officers of eXcelon and one executive officer of C-bridge have signed employment agreements with eXcelon and will be employed, or continue to be employed, by eXcelon after the completion of the merger. eXcelon signed new employment agreements with Robert M. Goldman, the current Chairman and Chief Executive Officer of eXcelon, and Joseph M. Bellini, the Chairman, Chief Executive Officer and Chief Operating Officer of C-bridge. These agreements will replace the existing employment agreements that Messrs. Goldman and Bellini have with eXcelon and C-bridge, respectively. eXcelon also signed employment agreements with Satish Maripuri, the current President and Chief Operating Officer of eXcelon, and Lacey P. Brandt, the current Chief Financial Officer of eXcelon. These agreements will replace the existing severance agreements that Mr. Maripuri and Ms. Brandt have with eXcelon. All of these employment agreements will become effective upon the completion of the merger.

CONDITIONS TO THE MERGER (SEE PAGE 78)


    We will not complete the merger unless a number of conditions are satisfied or waived. These include, among others:

    - approval by the stockholders of both eXcelon and C-bridge;

    - registration under the Securities Act of 1933 of the shares of eXcelon common stock to be received by C-bridge stockholders in the merger;

    - receipt of opinions of counsel to eXcelon and counsel to C-bridge that the merger will constitute a tax-free reorganization for U.S. federal income tax purposes;

    - listing on the Nasdaq National Market of the shares of eXcelon common stock to be issued in the merger; and

    - no material adverse change in the business of C-bridge or eXcelon.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 79)


    The merger agreement may be terminated and the merger may be abandoned at any time before its completion:

    - by the mutual written consent of eXcelon and C-bridge;

    - by either party if the other party has breached any representation, warranty, covenant or agreement in the merger agreement and the breach has not been cured within five business days after written notice by the non-breaching party. The merger agreement may not be terminated as a result of another party's breach if the terminating party is in material breach of the merger agreement. Also, no cure period is required for a breach which by its nature cannot be cured;

    - by either party if the other party's board of directors amends, withholds or withdraws its recommendation of the merger, provided that the terminating party is not in material breach of the merger agreement;

    - by either party if there is a final, non-appealable order of a federal or state court in effect preventing consummation of the merger;

    - by either party if there is any final action taken or any statute, rule, regulation or order enacted by any governmental entity which would make consummation of the merger illegal, prohibit eXcelon's ownership or operation of all or a material portion of C-bridge's business or compel eXcelon to dispose of or hold separate all or any material portion of the business or assets of C-bridge or eXcelon as a result of the merger;

    - by either party if C-bridge's stockholders do not approve and adopt the merger and the merger agreement, provided that C-bridge may not terminate the merger agreement in these circumstances if it is in material breach of the merger agreement;


    - by either party if eXcelon's stockholders do not approve the merger and the other transactions contemplated by the merger agreement, provided that eXcelon may not terminate the merger agreement in these circumstances if it is in material breach of the merger agreement;


    - by either party if the merger is not consummated by October 31, 2001. The right to terminate the merger agreement in this circumstance is not available to any party whose willful failure to fulfill any material obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be completed on or before that date; and

    - by either party if eXcelon's or C-bridge's board of directors accepts or approves a superior proposal, or recommends a superior proposal to its stockholders.

EXPENSES AND TERMINATION FEE (SEE PAGE 79)


    In general, eXcelon and C-bridge will each pay its own expenses incurred in connection with the merger agreement, whether the merger is consummated or not, except as follows:

    - eXcelon and C-bridge will share equally all fees incurred in connection with the printing and filing of this proxy statement/prospectus and the registration statement in which it is included, other than attorneys', accountants' and financial advisors' fees;

    - if the merger agreement is terminated by either party because either party's board of directors accepts, approves or recommends to its stockholders a superior proposal, then the party that accepts, approves or recommends the superior proposal will pay the other party a termination fee of $3,000,000 and reimburse the other party for all of its reasonable out-of-pocket expenses incurred since March 1, 2001 in connection with the merger, up to a maximum of $1,750,000; and

    - if the merger agreement is terminated by either party because the other party's board of directors amends, withholds or withdraws its recommendation of the merger and if the terminating party is not in material breach of the terms of the merger agreement, the other party will pay the terminating party a termination fee of $3,000,000 and reimburse it for all of its reasonable out-of-pocket expenses incurred since March 1, 2001 in connection with the merger, up to a maximum of $1,750,000.


OPINION OF C-BRIDGE'S FINANCIAL ADVISOR (SEE PAGE 63)



    In connection with the merger, C-bridge's board of directors received the written opinion of Robertson Stephens, Inc., C-bridge's financial advisor, that as of May 22, 2001 the exchange ratio of 1.2517 shares of eXcelon common stock for each share of C-bridge common stock was fair, from a financial point of view, to the holders of C-bridge common stock. The opinion, the full text of which is attached to this proxy statement/prospectus as Annex B, is subject to specified assumptions, limitations and qualifications. This opinion does not constitute a recommendation to any C-bridge stockholder as to how the stockholder should vote on the merger. C-BRIDGE ENCOURAGES ITS STOCKHOLDERS TO CAREFULLY READ THIS OPINION IN ITS ENTIRETY.



OPINION OF eXCELON'S FINANCIAL ADVISOR (SEE PAGE 51)



    In connection with the merger, eXcelon's board of directors received the written opinion of SG Cowen Securities Corporation, eXcelon's financial advisor, that the exchange ratio of 1.2517 shares of eXcelon common stock for each share of C-bridge common stock was fair as of the date of the opinion, from a financial point of view, to eXcelon. The opinion, the full text of which is attached to this proxy statement/prospectus as Annex C, is subject to specified assumptions, limitations and qualifications. This opinion does not constitute a recommendation to any eXcelon stockholder as to how the stockholder should vote on the merger. EXCELON ENCOURAGES ITS STOCKHOLDERS TO CAREFULLY READ THIS OPINION IN ITS ENTIRETY.



LISTING ON THE NASDAQ NATIONAL MARKET (SEE PAGE 33)


    eXcelon will take appropriate steps to have the shares of eXcelon common stock issued in connection with the merger listed on the Nasdaq National Market. eXcelon common stock is traded on the Nasdaq National Market under the symbol "EXLN."


    To better enable the eXcelon common stock to continue to meet the minimum $1.00 bid price requirement for trading on the Nasdaq National Market, it is expected that, immediately after the closing, the board of directors of the combined company will consider for recommendation to the stockholders of the combined company a proposal to effect a reverse stock split. eXcelon and C-bridge believe that a reverse stock split may have the effect of increasing the market price of the eXcelon common stock. There can be no assurance that the board of directors of the combined company will recommend a reverse stock split, that the stockholders of the combined company will approve the reverse stock split or that any reverse stock split will have the intended effect of increasing the market price of the eXcelon common stock.



ACCOUNTING TREATMENT (SEE PAGE 72)


    eXcelon expects to account for the merger as a purchase transaction under generally accepted accounting principles.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 85)


    In general, C-bridge stockholders who exchange their shares of C-bridge common stock for eXcelon common stock in the merger will not recognize any gain or loss for U.S. federal income tax purposes, except for gain or loss arising from cash received instead of fractional shares. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR.


APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGES 39 AND 42)


    Neither the stockholders of eXcelon nor the stockholders of C-bridge have appraisal or dissenters' rights in connection with the merger.


COMPARISON OF RIGHTS OF eXCELON STOCKHOLDERS AND C-BRIDGE STOCKHOLDERS (SEE PAGE
87)



    The rights of C-bridge stockholders are determined by Delaware law and C-bridge's certificate of incorporation and by-laws. If the merger is completed, C-bridge stockholders will receive shares of eXcelon common stock. As stockholders of eXcelon, former C-bridge stockholders will have rights governed by Delaware law and eXcelon's certificate of incorporation and by-laws. Please see "Comparison of the rights of eXcelon stockholders and C-bridge stockholders" for a discussion of the material differences in these provisions.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    eXcelon and C-bridge are providing the following consolidated financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes included or incorporated into this proxy statement/prospectus by reference from the annual reports and other information that eXcelon has filed with the SEC.


    eXcelon derived the following historical information from its consolidated financial statements as of December 31, 1996, 1997, 1998, 1999 and 2000 and for each of the years then ended, audited by PricewaterhouseCoopers LLP, and from its unaudited consolidated financial statements as of and for the six months ended June 30, 2000 and 2001. C-bridge derived the following historical information from its consolidated financial statements as of December 31, 1996 and for the two months then ended and as of December 31, 1997, 1998, 1999 and 2000 and for each of the years then ended, audited by Arthur Andersen LLP, and from its unaudited consolidated financial statements as of and for the six months ended June 30, 2000 and 2001.



    In the opinion of management of eXcelon and C-bridge, respectively, the unaudited financial statements of eXcelon and C-bridge include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of their respective financial positions and results of operations for these periods. Operating results for the six months ended June 30, 2001 are not necessarily indicative of results that may be expected for the year ending December 31, 2001 or any other period.


           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EXCELON
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                                        ----------------------------------------------------   -------------------
                                          1996       1997       1998       1999       2000       2000       2001
                                        --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues..............................  $38,339    $47,265    $62,358    $60,810    $70,347    $36,073    $24,431
Operating income (loss)...............    1,240       (436)     4,380     (8,218)   (12,379)    (2,478)   (14,408)
Net income (loss).....................      520        800      4,823     (7,144)   (11,011)    (1,781)   (13,923)
Income (loss) per share:
  Basic...............................     0.03       0.03       0.17      (0.25)     (0.38)     (0.06)     (0.47)
  Diluted.............................     0.02       0.03       0.17      (0.25)     (0.38)     (0.06)     (0.47)



                                                      YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------        JUNE 30,
                                          1996       1997       1998       1999       2000            2001
                                        --------   --------   --------   --------   --------   -------------------
BALANCE SHEET DATA:
Working capital.......................  $24,225    $23,968    $25,897    $16,130    $12,207                $ 1,028
Total assets..........................   38,461     38,878     48,992     47,405     40,746                 27,278
Long-term obligations.................      120        236         18         --         --                     --
Total stockholders' equity............   28,233     28,819     34,751     29,513     21,300                  8,498

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF C-BRIDGE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                      PERIOD FROM
                                       INCEPTION
                                     (OCTOBER 31,
                                         1996)                                                       SIX MONTHS
                                        THROUGH               YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                     DECEMBER 31,    -----------------------------------------   -------------------
                                         1996          1997       1998       1999       2000       2000       2001
                                     -------------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Total net revenues.................     $    --      $ 3,169    $ 5,047    $22,673    $82,969    $30,960    $ 28,084
Costs and expenses:
  Direct costs of professional
    services(1)....................          50        2,234      4,974     10,443     37,599     13,764      19,297
  Direct costs of educational
    services(1)....................          --           --         --      1,615      3,454      1,483       1,437
  Selling and marketing(1).........           3          328      1,530      3,403     17,998      7,715       8,906
  Restructuring costs..............          --           --         --         --         --         --       4,353
  Merger costs.....................          --           --         --         --         --         --         797
  General and administrative(1)....         140        1,797      2,109      8,034     28,517     10,521      15,295
  Amortization of acquired
    intangible assets..............          --           --         --         --        928         --         928
  Compensation expense related to
    stock options and warrants.....          --           28         74      4,345      2,144      1,019         822
                                        -------      -------    -------    -------    -------    -------    --------
      Total operating expenses.....         193        4,387      8,687     27,840     90,640     34,502      51,835
                                        -------      -------    -------    -------    -------    -------    --------
Loss from operations...............        (193)      (1,218)    (3,640)    (5,167)    (7,670)    (3,542)    (23,751)
Interest and other income
  (expense), net...................          --            3       (229)       332      3,798      2,172       1,048
                                        -------      -------    -------    -------    -------    -------    --------
Net loss...........................     $  (193)     $(1,215)   $(3,869)   $(4,835)   $(3,872)   $(1,370)   $(22,703)
                                        =======      =======    =======    =======    =======    =======    ========
Basic and diluted net loss per
  share............................     $ (0.02)     $ (0.12)   $ (0.39)   $ (0.43)   $ (0.19)   $ (0.07)   $  (1.06)
                                        =======      =======    =======    =======    =======    =======    ========
Basic and diluted weighted average
  shares outstanding...............      10,000       10,000      9,992     11,338     20,307     19,696      21,477
                                        =======      =======    =======    =======    =======    =======    ========



                                                                      DECEMBER 31,
                                                  ----------------------------------------------------   JUNE 30,
                                                    1996       1997       1998       1999       2000       2001
                                                  --------   --------   --------   --------   --------   ---------
BALANCE SHEET DATA:
Working (deficit) capital.......................   $(192)    $  (128)   $(3,187)   $63,670    $59,644     $39,280
Total assets....................................      --       1,797      1,932     74,894     98,460      73,518
Line of credit..................................      --          --      2,616         --         --          --
Equipment loans and capital lease obligations...      --          --        294        454        265         156
Total stockholders' (deficit) equity............    (192)     (1,375)    (2,821)    67,112     83,201      61,666


------------------------

(1) Exclusive of noncash compensation expense related to stock options and warrants presented separately.

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following unaudited pro forma combined condensed financial information of eXcelon and C-bridge has been derived from eXcelon's and C-bridge's financial statements, selected financial data and related notes included elsewhere or incorporated by reference in this proxy statement/prospectus. This information does not incorporate or assume any cost savings or synergies of operations of the combined company. The pro forma combined condensed statement of operations data account for the merger as a purchase transaction and assume that the merger had occurred at the beginning of the periods presented. The pro forma combined condensed balance sheet data assume that the acquisition occurred on June 30, 2001.


    The unaudited pro forma combined condensed financial information includes estimates. The purchase price of the C-bridge common stock exchanged in the merger has been allocated on a preliminary basis to assets and liabilities based on eXcelon management's best estimates of their fair value, and the excess of the purchase price over the net tangible and identifiable intangible assets acquired has been allocated to intangible assets. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

    The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the assumed time, nor is it necessarily indicative of the future operating results or financial position of the combined company.


                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                             DECEMBER 31, 2000     JUNE 30, 2001
                                                             ------------------   ----------------
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA:
Revenues...................................................       $153,317            $ 52,515
Operating loss.............................................        (23,885)            (38,817)
Net loss...................................................        (18,719)            (37,283)
Net loss per share:
  Basic....................................................          (0.33)              (0.66)
  Diluted..................................................          (0.33)              (0.66)



                                                              JUNE 30, 2001
                                                              -------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Working capital.............................................    $ 36,551
Total assets................................................     110,773
Equipment loans and capital lease obligations, net of
  current portion...........................................           6
Total stockholders' equity..................................      81,468

COMPARATIVE PER SHARE DATA

    The following table presents specified historical per share data of eXcelon and C-bridge and unaudited pro forma per share data of the combined company after giving effect to the merger and the issuance of 1.2517 shares of eXcelon common stock for each share of C-bridge common stock. This data is derived from and should be read in conjunction with the selected historical consolidated financial data included in this proxy statement/prospectus and separate historical consolidated financial statements of eXcelon and C-bridge that are included or incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger occurred at the beginning of the periods presented and is not necessarily indicative of the future results of operations of the combined company.

    The pro forma combined net loss per equivalent C-bridge share amount was calculated by multiplying the pro forma combined net loss per eXcelon share amount by the exchange ratio of 1.2517.


    The historical book value per common share was calculated by dividing stockholders' equity by the number of shares of common stock outstanding at June 30, 2001. The pro forma combined book value per eXcelon common share was calculated by dividing pro forma stockholders' equity by the pro forma number of shares of eXcelon common stock outstanding as of June 30, 2001, assuming the merger had occurred as of that date. The pro forma combined book value per equivalent C-bridge common share was calculated by multiplying the pro forma combined book value per eXcelon common share by the exchange ratio of 1.2517.


    No pro forma adjustments have been included in this data to reflect potential effects of:

    - the efficiencies which may be obtained by combining eXcelon and C-bridge operations, or

    - the cost of restructuring, integrating or consolidating these operations.


                                                               YEAR ENDED       SIX MONTHS
                                                              DECEMBER 31,    ENDED JUNE 30,
                                                                  2000             2001
                                                              -------------   ---------------
Historical eXcelon:
  Net loss per share:
    Basic...................................................     $(0.38)           $(0.47)
    Diluted.................................................     $(0.38)           $(0.47)
Historical C-bridge:
  Net loss per share:
    Basic...................................................     $(0.19)           $(1.06)
    Diluted.................................................     $(0.19)           $(1.06)
Pro forma combined net loss per share:
  Per eXcelon share.........................................     $(0.33)           $(0.66)
  Per equivalent C-bridge share.............................     $(0.41)           $(0.82)



                                                               JUNE 30, 2001
                                                              ---------------
Book value per share:
  Historical eXcelon........................................      $ 0.29
  Historical C-bridge.......................................      $ 2.86
  Pro forma combined per eXcelon share......................      $ 1.43
  Pro forma combined per equivalent C-bridge share..........      $ 1.80

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

    eXcelon common stock has been traded on the Nasdaq National Market since July 23, 1996, the date of eXcelon's initial public offering. eXcelon common stock is traded under the symbol "EXLN." C-bridge common stock has been traded on the Nasdaq National Market since December 17, 1999, the date of C-bridge's initial public offering. C-bridge common stock is traded under the symbol "CBIS."

    The following table presents the high and low sale prices of eXcelon and C-bridge common stock, as reported on the Nasdaq National Market, for the periods indicated. Prices have been rounded to the nearest full cent. For C-bridge, the information presented for the fourth quarter of 1999 represents information only for the period from December 17, 1999 to December 31, 1999.


                                                                    EXCELON              C-BRIDGE
                                                                 COMMON STOCK          COMMON STOCK
                                                              -------------------   -------------------
QUARTER                                                         HIGH       LOW        HIGH       LOW
-------                                                       --------   --------   --------   --------
1998
  First quarter.............................................   $ 8.56     $4.00          --         --
  Second quarter............................................     8.44      4.63          --         --
  Third quarter.............................................     8.56      5.00          --         --
  Fourth quarter............................................     7.75      3.75          --         --
1999
  First quarter.............................................    10.50      5.00          --         --
  Second quarter............................................     5.44      2.78          --         --
  Third quarter.............................................     5.13      2.50          --         --
  Fourth quarter............................................    15.47      3.31      $65.00     $38.25
2000
  First quarter.............................................    27.50      9.19       62.88      37.81
  Second quarter............................................    12.25      6.00       56.38      14.03
  Third quarter.............................................    15.63      5.56       27.75      13.19
  Fourth quarter............................................    12.63      1.03       20.00       2.88
2001
  First quarter.............................................     4.59      1.31        7.38       1.13
  Second quarter............................................     3.36      1.25        3.27       1.28
  Third quarter (through August 15, 2001)...................     1.45      0.92        1.70       1.10



    The following table provides the closing price per share of eXcelon common stock and C-bridge common stock as reported on the Nasdaq National Market on May 22, 2001, the last full trading day preceding public announcement of the merger agreement, and August 15, 2001, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. This table also provides the equivalent price per share of C-bridge common stock on those dates. The equivalent price per share is equal to the closing price of one share of eXcelon common stock on that date multiplied by 1.2517, the number of shares of eXcelon common stock to be issued in exchange for each share of C-bridge common stock.



                                                                                       EQUIVALENT
                                                         EXCELON        C-BRIDGE       PRICE PER
                                                       COMMON STOCK   COMMON STOCK   C-BRIDGE SHARE
                                                       ------------   ------------   --------------
May 22, 2001.........................................     $2.73          $2.34           $3.42
August 15, 2001......................................      0.92           1.10            1.15



    eXcelon and C-bridge believe that the C-bridge common stock presently trades on the basis of the value of the eXcelon common stock, discounted primarily for the uncertainties associated with the merger. Apart from the factors discussed in the publicly disclosed information concerning eXcelon that is included and incorporated by reference in this proxy statement/prospectus, eXcelon cannot state with certainty what factors account for changes in the market price of the eXcelon common stock.

    We urge you to obtain current market quotations for eXcelon common stock and C-bridge common stock before voting on the merger. We cannot predict the market prices for either eXcelon common stock or C-bridge common stock at any time before the completion of the merger or the market price for eXcelon common stock after the completion of the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate C-bridge stockholders for decreases in the market price of eXcelon common stock that could occur before the merger becomes effective. If the market price of eXcelon common stock decreases or increases before the completion of the merger, the value of the eXcelon common stock to be received in the merger in exchange for C-bridge common stock would correspondingly decrease or increase.


    Neither eXcelon nor C-bridge has declared or paid cash dividends on its capital stock. Under the merger agreement, each of eXcelon and C-bridge has agreed not to pay cash dividends before the completion of the merger without the written consent of the other. The board of directors of each of eXcelon and C-bridge presently intends to retain all earnings for use in their respective companies' businesses and has no present intention to pay cash dividends before or after the merger.

                                  RISK FACTORS


    IN CONSIDERING HOW TO CAST YOUR VOTE ON THE MERGER PROPOSAL, YOU SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH THE MERGER AND WITH OWNERSHIP OF THE EXCELON COMMON STOCK FOLLOWING THE MERGER. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS THAT THE COMBINED COMPANY WILL FACE. IF ONE OR MORE OF THESE EVENTS OCCURS, THE COMBINED COMPANY'S RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS WILL SUFFER AND THE PRICE OF THE COMBINED COMPANY'S STOCK IS LIKELY TO FALL. THE VALUE OF YOUR INVESTMENT IN THE COMBINED COMPANY COULD DECLINE AS A RESULT.


                          RISKS RELATED TO THE MERGER

IF eXCELON AND C-BRIDGE DO NOT SUCCESSFULLY INTEGRATE THEIR RESPECTIVE BUSINESSES, THE COMBINED COMPANY MAY NOT REALIZE THE EXPECTED BENEFITS FROM THE MERGER.

    The merger of eXcelon and C-bridge involves the combination of two companies that have previously operated independently. eXcelon and C-bridge entered into the merger agreement with the expectation that the merger will result in benefits to the combined company. However, integrating the operations of C-bridge with those of eXcelon after the merger may be difficult, time consuming and costly. Any failure by eXcelon and C-bridge to integrate their operations successfully could have a material adverse effect on the business of the combined company. The difficulties involved in integrating the companies, which could be substantial, include the following:

    - management and key personnel could be distracted from the day-to-day business of the combined company;

    - the business cultures of the two companies could prove to be incompatible;

    - managing the combined company's geographically dispersed operations could be difficult and costly;


    - implementing uniform controls, systems and procedures, especially information and accounting systems, could be costly and time-consuming; and


    - key officers and technical, sales and customer support personnel may not be satisfied or happy in the combined company and may elect to leave.


THE NUMBER OF SHARES OF eXCELON COMMON STOCK TO BE ISSUED FOR EACH SHARE OF C-BRIDGE COMMON STOCK IS FIXED, AND WILL NOT BE ADJUSTED IF THE STOCK PRICE OF EITHER COMPANY INCREASES OR DECREASES.



    The ratio at which C-bridge common stock will be converted into eXcelon common stock is fixed at 1.2517 shares of eXcelon common stock for each share of C-bridge common stock. This ratio will not be adjusted in the event of any increase or decrease in the market price of eXcelon's or C-bridge's common stock. The respective market prices of the eXcelon common stock and the C-bridge common stock at the time the merger is effective may vary from their respective prices at the time that the exchange ratio was established, their respective prices on the date of this document and their respective prices on the date of the eXcelon and C-bridge stockholder meetings. This variation could be the result of a number of factors, including:


    - changes in the business, operations or prospects of eXcelon or C-bridge;

    - the timing of completion of the merger;

    - the prospects of the combined company;

    - market assessments of the likelihood that the merger will be completed;

    - regulatory considerations; or

    - general market and economic conditions.

    As a result, neither the market value of the eXcelon common stock that C-bridge stockholders will receive in exchange for their shares, nor the market value of the C-bridge common stock to be exchanged for eXcelon shares, is certain. In considering whether or not to approve the merger and the transactions contemplated thereby, stockholders of C-bridge and stockholders of eXcelon should obtain current market quotations for the eXcelon common stock and the C-bridge common stock.

SOME OF THE RESPECTIVE STOCKHOLDERS, DIRECTORS AND OFFICERS OF C-BRIDGE AND eXCELON MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM THOSE OF OTHER STOCKHOLDERS.


    In considering the recommendation of C-bridge's board of directors to adopt the merger agreement, C-bridge stockholders should be aware of potential conflicts of interest of, and of the benefits available to, some of C-bridge's stockholders, directors and officers. These stockholders, directors and officers may have interests in the merger that are in addition to, or differ from, those of other C-bridge stockholders as a result of, among other things:


    - voting agreements entered into by eXcelon and some of C-bridge's directors, officers and stockholders;

    - arrangements regarding the election of directors and officers of the combined company;

    - the employment arrangement between Joseph M. Bellini, C-bridge's Chairman, Chief Executive Officer and Chief Operating Officer, and eXcelon that will be effective upon the consummation of the merger;

    - eXcelon's agreement to grant registration rights to some of C-bridge's stockholders;

    - eXcelon's assumption in the merger of outstanding C-bridge stock options owned by C-bridge's officers and directors; and

    - agreements by eXcelon to cause the combined company to indemnify, and purchase liability insurance for, C-bridge's directors and officers.

    You should read "The Merger--Interests of C-bridge's management and certain stockholders in the merger" for a more complete description of the interests and benefits listed above.


    In considering the recommendation of eXcelon's board of directors to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement, eXcelon stockholders should be aware of potential conflicts of interest of, and of the benefits available to, some of eXcelon's stockholders, directors and officers. These stockholders, directors and officers may have interests in the merger that are in addition to, or differ from, those of other eXcelon stockholders as a result of, among other things:



    - voting agreements entered into by C-bridge and eXcelon's directors and officers;


    - arrangements regarding the election of directors and officers of the combined company;


    - employment arrangements between eXcelon and some of its officers that will be effective upon the consummation of the merger;


    - additional compensation to be paid to Robert N. Goldman, eXcelon's current Chairman and Chief Executive Officer; and

    - indemnification and liability insurance.

    You should read "The Merger--Interests of eXcelon's management and certain stockholders in the merger" for a more complete description of the interests and benefits listed above.

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THE TERMINATION FEE, EXPENSE REIMBURSEMENT ARRANGEMENTS AND VOTING AGREEMENTS
MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE C-BRIDGE OR eXCELON.


    In the merger agreement, C-bridge agreed to pay eXcelon a termination fee, and reimburse eXcelon for its out-of-pocket expenses incurred in connection with the merger, in specified circumstances, including where C-bridge agrees to be acquired by a third party or approves or recommends to its stockholders a proposal to be acquired by a third party. In addition, stockholders who held, as of August 2, 2001, approximately 47.5% of the common stock of C-bridge outstanding on that date have signed agreements to vote in favor of the merger proposal and against any proposal relating to the acquisition of C-bridge by a third party. These agreements could discourage other companies from trying to acquire C-bridge even though another company might be willing to offer greater value to C-bridge stockholders than eXcelon has offered in the merger. In addition, payment by C-bridge of the termination fee and of eXcelon's expenses would have an adverse effect on C-bridge's financial condition.



    In the merger agreement, eXcelon agreed to pay C-bridge a termination fee, and reimburse C-bridge for its out-of-pocket expenses incurred in connection with the merger, in specified circumstances, including where eXcelon agrees to be acquired by a third party or approves or recommends to its stockholders a proposal to be acquired by a third party. In addition, stockholders who held, as of August 2, 2001, approximately 4.6% of the common stock of eXcelon outstanding on that date have signed agreements to vote in favor of the merger proposal and against any proposal relating to the acquisition of eXcelon by a third party. These agreements could discourage other companies from trying to acquire eXcelon even though another company might be willing to offer greater value to eXcelon than eXcelon will receive by virtue of the merger. In addition, payment by eXcelon of the termination fee and of C-bridge's expenses would have an adverse effect on eXcelon's financial condition.


                     RISKS RELATED TO THE COMBINED COMPANY

OUR NEW BUSINESS MODEL MAY NOT BE SUCCESSFUL.


    Historically, eXcelon has derived a majority of its revenue from the licensing of its Object Design object data management and XML-based business-to-business, or B2B, software products, while C-bridge has derived substantially all its revenue from the provision of Internet professional services. The combined company will adopt a new business model focused on providing platform-based enterprise commerce management solutions. Under this new business model, we will seek to generate our revenues primarily from significant engagements in which our professional consultants provide business consulting and diagnostic services to identify the e-commerce management needs of large enterprises, recommend technical solutions that incorporate appropriate elements of the eXcelon suite of XML-based B2B products, supervise the customization and implementation by third-party systems integrators of the recommended software applications, and assist the customer to deploy the applications. This new business model will require significant changes in the way each of our companies has historically conducted its business. It may be more difficult than we expect to integrate our sales and marketing, professional services and product development organizations to operate under this new business model. In addition, it may be more difficult than we anticipate to integrate our respective methodologies, tools, processes and consulting services. Our customers may not want to continue to do business with the combined company under this new business model; for example, customers who have used C-bridge's Internet professional services may prefer to purchase services in the future from a vendor that does not offer its own proprietary technology. We may also encounter difficulties we cannot predict; for example, we may find it difficult to manage the customization and implementation services that we anticipate will be provided by third-party systems integration firms, over which we have little or no control. If, for these or any other reasons, we cannot successfully implement our new business model, or if our customers do not want to do business with the combined company under this new

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business model, the revenues, results of operations and the financial condition of the combined company will be seriously harmed.



OUR RECENT LOSSES, C-BRIDGE'S LIMITED OPERATING HISTORY, AND THE RECENT RESTRUCTURINGS OF eXCELON'S BUSINESS MAKE IT DIFFICULT TO EVALUATE THE PROSPECTS FOR FUTURE SUCCESS OF THE COMBINED COMPANY.



    eXcelon incurred substantial losses in 1999, 2000 and the six months ended June 30, 2001, and C-bridge has incurred substantial losses since its inception. At July 31, 2001, eXcelon approximated that it had a working capital deficit of $1.4 million. The combined company had an accumulated deficit of approximately $62,993,000 on a pro forma basis at June 30, 2001, assuming the merger had occurred on June 30, 2001, and we expect the combined company will continue operating at a loss in the near term, and will incur a loss for 2001. C-bridge was incorporated in 1996, and has only a limited operating history upon which you can base an evaluation of C-bridge's business and prospects. C-bridge's results since June 30, 2001 indicate a decline in revenues from previous quarters, which will adversely impact C-bridge's cash, net current assets and stockholders' equity. eXcelon restructured its business in January 2001, dividing its business operations into separate divisions focusing on its new XML-based B2B product line and its original Object Design object data management product line, and reorganizing its sales and marketing, professional services and research and development staffs. Because of the recent reorganization of eXcelon's business, eXcelon's historical results of operations may not give you an accurate indication of its future results of operations or prospects.


    As a result, neither of our companies has an established history of profitable operations from which you can judge the prospects for future success of our current business operations, or of the combined company.


THE EXPENSE REDUCTION PROGRAMS UNDERTAKEN BY BOTH COMPANIES MAY DISRUPT OUR BUSINESS AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.



    Both of our companies have implemented expense reduction programs in response to recent declines in market demand for Internet-related products and services. Since December 31, 2000, C-bridge has reduced its workforce by approximately 41%. In January 2001, in connection with the restructuring of its business operations, eXcelon reduced its workforce by approximately 11%. In
July 2001, eXcelon further restructured its operations and reduced its workforce by approximately 14%. We anticipate that we will reduce our combined headcount further after the merger as we consolidate our facilities and operations and integrate our two businesses. Restructuring charges associated with these expense reduction programs will negatively affect the results of operations of the combined company in the near term. Also, the effect of these reductions in personnel, and uncertainty created by the possibility of future reductions, could disrupt our operations, make it more difficult for both of our companies to retain key personnel and recruit new personnel, and adversely affect the ability of the combined company to achieve its business objectives.


OUR REVENUES COULD BE SIGNIFICANTLY REDUCED BY THE LOSS OF A MAJOR CLIENT OR PROJECT.

    In recent years, eXcelon has not been dependent on a small number of customers for a significant portion of its revenues. However, in 2000, C-bridge's three largest clients, Chevron, Seagate and Firmenich, accounted for approximately 41% of its total net revenues, and in 1999 its four largest clients accounted for approximately 62% of its total net revenues. As we implement a new business model based on significant engagements for large enterprises, our dependence on major clients and projects for a significant portion of our revenues will increase. As a result, if the combined company loses any major client or any client cancels or significantly reduces the scope of a large project, the combined company's revenues, results of operations and financial condition could be materially and adversely affected.

    The combined company's revenues and earnings may fluctuate significantly from quarter to quarter, based on the actions of a single significant client. Although the companies that comprise our largest clients in any given quarter may change from quarter to quarter, we expect that a significant portion of our revenues will come from a relatively small number of clients for the foreseeable future, resulting in our continued dependence on significant clients.

THE COMBINED COMPANY'S REVENUES AND RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY ON A QUARTERLY OR ANNUAL BASIS, WHICH COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND STOCK PRICE.

    The revenues and results of operations of eXcelon and C-bridge have each fluctuated significantly in the past, and we expect that the revenues and results of operations of the combined company will also fluctuate significantly from quarter to quarter and from year to year. If our revenues or net income for any period fall below the expectations of securities analysts or investors, the market price of the eXcelon common stock could fall significantly. Our future results of operations in any period may fluctuate for many reasons, including:

    - changes in the level of demand for our solutions, products and services;

    - the number, timing, scope and contractual terms of our projects;

    - the accuracy of our estimates of our revenues;

    - the time required to complete, and delays in completing, our projects;

    - the unanticipated termination of any of our projects;

    - seasonal factors;

    - our ability to attract, retain and motivate qualified personnel;

    - our efficiency in utilizing our employees;

    - the number, timing and significance of new products, services or solutions introduced by our competitors;

    - the length of the sales cycles associated with our offerings of products and services;

    - our ability to develop, market and introduce new and enhanced products, services and solutions on a timely basis;

    - the level of service and price competition;

    - our ratios of fixed-priced contracts versus time-and-materials contracts;

    - the timing of collection of our accounts receivable;

    - changes in operating expenses;

    - changes in the percentages of our revenue that we receive from different products or services; and

    - general economic conditions.

    Many of these factors are outside of our control. Moreover, because a substantial portion of the combined company's operating expenses, such as rent, employee compensation, marketing programs and overhead, are fixed, any of these factors could cause significant variations in the combined company's quarterly or annual results of operations.

THE TIMING OF THE RECEIPT OF THE COMBINED COMPANY'S SOFTWARE REVENUES WILL CAUSE THE COMBINED COMPANY'S TOTAL REVENUES TO BE DIFFICULT TO PREDICT.


    Historically, eXcelon's revenues have been difficult to predict because it has typically received the majority of its revenues derived from sales of its software in the last month of each quarter, with a concentration of revenues in the latter half of that month. We expect this revenue trend to continue with respect to the combined company. This pattern, common to many software companies, will make it difficult to forecast the combined company's revenues accurately, increasing the possibility that the combined company will fail to achieve quarterly revenue and income targets. Our inability to obtain orders in large volume or to make shipments in the period immediately before the end of the quarter may cause the combined company's results for that quarter to fall short of revenue and income targets. For these reasons, we believe that you should not rely on eXcelon's historical results of operations as an indication of the combined company's future performance.


THE PROJECT-BY-PROJECT NATURE OF THE COMBINED COMPANY'S CONSULTING REVENUES WILL CAUSE THE COMBINED COMPANY'S TOTAL REVENUES TO BE DIFFICULT TO PREDICT.


    Historically, C-bridge's revenues have been difficult to predict because its consulting clients have generally retained it on a project-by-project basis, rather than under long-term contracts. These projects vary in size, scope and duration. Most of these clients can reduce the scope of or cancel their contracts with little or no notice and without penalty. Following the merger, our consulting revenues derived from project-by-project arrangements, which may represent an increasing percentage of the combined company's revenues, will continue to be difficult to predict. A client that accounts for a significant portion of our revenues in a particular period may not account for a similar portion of our revenues in future periods. A client may or may not engage us for further services once a project is completed. As a result, our consulting services revenues will not be recurring from period-to-period. If a significant consulting client, or a number of clients, terminate, significantly reduce or modify their contracts with us, our results of operations will be materially and adversely affected. If a client postpones, modifies or cancels a consulting project, we will have to reassign our consultants to other projects to minimize the adverse impact on our operating results. We cannot assure you that we will be successful in efficiently reassigning our consultants to new projects in the event of project terminations. These factors will make the total revenues of the combined company difficult to predict. For these reasons, we believe that you should not rely on C-bridge's historical results of operations as an indication of the combined company's future performance.


REVENUES DERIVED FROM eXCELON'S OBJECT DESIGN PRODUCT LINE MAY DECLINE, WHICH COULD SIGNIFICANTLY HARM THE COMBINED COMPANY'S BUSINESS, FINANCIAL RESULTS AND PROSPECTS.


    The majority of eXcelon's revenues to date has been derived from its Object Design line of object data management products and related services. We expect market demand for object data management products in general to remain stable or decrease in the future. Revenues from our Object Design product line declined from $10.8 million in the three months ended March 31, 2001 to $6.5 million in the three months ended June 30, 2001. The combined company's future revenues from the Object Design product line will depend to a substantial degree on our ability both to keep our existing customers and to attract and retain new customers for these products.


    A significant portion of eXcelon's revenues to date has been derived from sales of its Object Design products to customers in a limited number of industries, such as the telecommunications industry, some of which have been decreasing their rate of capital expenditures, including expenditures for products such as the Object Design products. We cannot assure you that we will be able to maintain demand for our Object Design products in the telecommunications industry or other vertical markets in which our Object Design products have been widely implemented. If revenues from sales to customers in our traditional markets decline and we are unable to create demand for our Object

Design products in new vertical markets, the combined company's revenues could decline, our ability to support the levels of expenditure we believe are necessary to support the growth of our enterprise commerce management solutions business could be impaired, and the combined company's business and prospects could be significantly harmed.

THE COMBINED COMPANY'S BUSINESS MAY BE SIGNIFICANTLY HARMED IF WE ARE UNABLE TO IMPROVE OUR SALES AND MARKETING EFFORTS.


    In order to achieve broad market acceptance of our enterprise commerce management solutions products and services, including the eXcelon B2B product line, we must improve the effectiveness of our sales and marketing efforts by enhancing our reputation and strengthening our brand, increasing the market reach and effectiveness of our distribution channel partners, and increasing the productivity of our sales force. While we believe that the merger will significantly improve the sales and marketing capabilities of the combined company, we cannot assure you that our efforts to improve our sales and marketing performance will be successful. If we are unsuccessful in these efforts, our sales revenues may decrease and the combined company's business and operating results may be significantly harmed.


WE MAY NOT BE ABLE TO ADAPT TO CHANGES IN THE MARKET FOR B2B E-COMMERCE SOLUTIONS AGAINST CURRENT OR FUTURE COMPETITORS.

    The market for enterprise commerce management solutions is rapidly changing and intensely competitive. We expect the market for enterprise commerce management solutions to continue to evolve at a rapid pace. As an example, the difficulties experienced in the last year by many online retailers and other web-based consumer businesses have resulted in reduced demand for eXcelon's B2B products from these businesses. As a result, eXcelon was required to reorient its B2B sales force and marketing efforts to focus on enterprise customers rather than web-based consumer businesses. We may not be able to successfully develop and target our enterprise commerce management solutions and our sales and marketing efforts to changing market demands. Our potential inability to successfully develop and target our products and services to the changing market for enterprise commerce management solutions may harm the combined company's business, operating results and financial condition.

WE FACE INTENSE COMPETITION AND MAY LOSE BUSINESS TO OUR COMPETITORS, MANY OF WHOM HAVE MORE EXPERIENCE AND RESOURCES THAN WE DO.

    Following the merger, our business model will focus on selling enterprise commerce management solutions products and services, including B2B products and services and Internet professional services, as well as Object Design object data management products and services. The markets for these products and services are highly competitive and subject to rapid change. We expect competition to intensify as the number of new technologies and entrants into these markets increases. Increased competition may result in reduced margins, loss of sales or decreased market share, which could harm our business, operating results and financial condition.

    We expect competitors for our enterprise commerce management solutions to include both competitors for our B2B products and services and competitors for our Internet professional services. Competitors for the combined company's B2B products and services will include, among others:

    - large software vendors, such as IBM, Microsoft, SAP, PeopleSoft, Siebel Systems and Documentum;

    - vendors of proprietary enterprise application integration, or EAI, solutions, such as Mercator Software, NEON Systems, See Beyond, TIBCO Software, Vitria Technology and webMethods;

    - application server vendors who have added XML capabilities to their products, such as BEA Systems, Art Technology Group and SilverStream Software; and

    - companies and trading vendors who have added XML capabilities to their products, such as Ariba, CommerceOne and Covisint.

Competitors for the combined company's Internet professional services will include, among others:


    - Internet service firms, such as Proxicom, Razorfish, Scient and Viant;



    - Systems integrators, such as Accenture, Cambridge Technology Partners, Cap Gemini, EDS and Sapient;


    - Management consulting firms, such as Bain, Booz-Allen & Hamilton, Boston Consulting Group and McKinsey;

    - Computer hardware and service vendors, such as Compaq, DEC, Hewlett-Packard and IBM; and

    - Advertising agencies, such as Bates, DDB Needham, Grey Advertising, McCann-Erickson and Ogilvy & Mather.


Competitors for the combined company's Object Design object data management products and services will include, among others, IBM, Computer Associates, Oracle, Informix, Novell, Progress Software, Sybase, and Versant.



    In addition, our customers and companies with whom we have strategic relationships may become our competitors in the future. Many of our competitors and potential competitors have more experience in providing Internet-related consulting services and developing Internet-based software, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, research and development, marketing and other resources than the combined company will have. Our competitors may be able to develop products and services that are superior to our software and services, or that achieve greater customer acceptance. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs. In many cases, we will compete with the in-house technical staff of our prospective clients. In addition, negotiating and maintaining favorable customer and strategic relationships is critical to our business. Our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers.


WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP FUTURE ENHANCEMENTS TO OUR SOFTWARE IN A TIMELY AND EFFICIENT MANNER.


    Because our software is complex, internal quality assurance testing or customer testing may reveal product performance issues or desirable feature enhancements that could cause us to postpone releasing new versions of our software. In addition, the reallocation of resources associated with any postponement could delay the development and release of future enhancements to our currently available software. Our failure to complete future enhancements of our software in a timely and efficient manner could harm our revenues and results of operations.


WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES, EVOLVING INDUSTRY STANDARDS AND CHANGING CLIENT REQUIREMENTS.

    The combined company's success will depend, in part, on its ability to keep pace with:

    - rapidly changing technology;

    - evolving industry standards and practices;

    - frequent new service and product introductions and enhancements; and

    - changing user and client requirements and preferences.

    To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services and software products. We depend on our ability to produce innovative products to remain competitive. We could incur substantial costs to modify our software products, services or infrastructure in order to adapt to changes in our market. Our business could be harmed if we incur significant costs to adapt to these changes but do not generate increased revenues to cover these costs, or if we are unable to adapt rapidly to these changes. Any delay in the release of our products or failure of released products to meet market expectations regarding functionality and features could undermine our competitive position.

WE MAY LOSE MONEY ON FIXED-PRICE CONTRACTS.


    Generally, C-bridge's client contracts have provided for payment on a time-and-materials basis. For the year ended December 31, 2000, C-bridge derived approximately 6% of its professional services revenues from fixed-price contracts, compared to 30% for the year ended December 31, 1999. After the merger, we do not plan to increase the percentage of revenues received from fixed-price contracts; however, competitive pressures may force us to increase our use of fixed-price contracts and the percentage of revenues received from fixed-price contracts may increase. If we fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed-price engagements within our budget, we would be subject to cost overruns, potentially leading to losses on these engagements.


THE COMBINED COMPANY MAY BE UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM ITS BUSINESS.

    The business of the combined company will depend, in part, on its intellectual property rights and its ability to protect those rights. If we are unable to prevent our clients and others from obtaining and using our technologies without our permission, our business could suffer serious harm. Currently, eXcelon has few patents and patent applications, and C-bridge has no patents or patent applications. Existing trade secret and copyright laws afford only limited protection for our intellectual property rights. Third parties may attempt to disclose, obtain or use our software, solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. We may not detect infringement or misappropriation of our intellectual property, which would result in lost revenues. If third parties develop technologies that are similar or superior to ours, we may not have sufficient rights to prevent the use of their technologies, which could seriously limit the market for our software, solutions or technologies.

THE BUSINESS OF THE COMBINED COMPANY MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

    Third parties may have or obtain patents, copyrights or other intellectual property rights relating to technologies that the combined company will use in its business. These third parties may assert infringement claims against us. If we are unsuccessful in any intellectual property litigation, we may be forced to do one or more of the following:

    - cease selling or using technology or services that incorporate the challenged intellectual property;

    - obtain a license, which may not be available on reasonable terms, if at all, to use the relevant technology;


    - reconfigure our products or services to avoid using the relevant technology;


    - refund license fees or other payments that we have previously received;
      and

    - pay substantial damages for previous infringement.

    Generally, C-bridge develops intellectual property, including software applications, for specific client engagements. Disputes regarding the ownership of and rights to use this intellectual property may arise, which could affect the combined company's ability to resell or reuse this intellectual property. We generally indemnify our clients against any third-party intellectual property claims. The award of one or more large claims for damages against us or for which we have indemnified our clients could adversely affect the combined company's financial condition and results of operations.

THE COMBINED COMPANY MAY NEED ADDITIONAL FINANCING TO REMAIN COMPETITIVE.

    We may need to raise additional funds in the future if we:


    - continue to generate substantial operating losses;


    - decide to expand faster than planned;

    - develop new or enhanced services or products ahead of schedule;

    - need to respond to competitive pressures; or

    - decide to acquire complementary products, businesses or technologies.


If we cannot raise the funds we need, we may be unable to engage in these or other necessary business activities, which could seriously harm our competitive position. Factors such as market conditions or our operating performance could impair our ability to obtain financing, and we may be unable to raise funds on terms we find acceptable, if at all. If we raise funds by selling equity or convertible debt securities, the sale may dilute your ownership interest in eXcelon. Moreover, we may issue securities that have rights, preferences and privileges senior to the eXcelon common stock. The terms of any financing may include restrictive financial and operating covenants that could limit our ability to compete and expand.


OUR INTERNATIONAL EXPANSION PLANS MAY NOT SUCCEED.

    A key element of our strategy is to expand our operations in international markets. We expect to derive a significant portion of our revenues from sales by our foreign subsidiaries and to distributors outside the United States. Following the completion of the merger, we expect to have professionals operating in London, England; Theale, England; Wiesbaden, Germany; Stockholm, Sweden; Oslo, Norway; Hoofddorp, The Netherlands; Geneva, Switzerland; Toronto, Canada; Melbourne, Australia; Hong Kong; and Tokyo, Japan. We may have difficulty managing our international operations because of distance, as well as language and cultural differences. We cannot assure you that we will be able to successfully market and deliver, or maintain or increase demand for, our products and services in foreign markets.

    Other risks related to our international operations include:


    - fluctuations in currency exchange rates and the conversion to the euro by applicable members of the European Union by year-end 2001;


    - difficulties arising from staffing and managing foreign operations;

    - longer payment cycles and problems in collecting accounts receivable;

    - reduced protection for intellectual property rights in certain countries;


    - restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption technologies that we may wish to use in solutions we develop for foreign customers;


    - legal and regulatory requirements of different countries, such as differing tax or labor laws; and

    - potential political and economic instability.

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR BUSINESS.

    The combined company may expand its operations by acquiring existing businesses, as well as through internal growth. The success of any acquisition will depend on, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers of acquired firms. We cannot assure you that we will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms or successfully integrate acquired personnel and operations with our existing personnel and operations. We may compete with other companies for acquisition targets, which could result in increased prices for acquisition targets and reduce the pool of companies available for acquisition. Any acquisition- or integration-related activities could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any future acquisitions could involve other risks as well, including the assumption of additional liabilities and potentially dilutive issuances of equity securities.

THE FAILURE OF OUR PRODUCTS OR SERVICES TO MEET CLIENT EXPECTATIONS COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY.

    Our professional services and software applications are often critical to our clients' businesses. These services and software applications are complex and may contain known or undetected errors or performance problems. Any defects or errors in these applications or in the services we provide or our failure to meet client expectations could result in:

    - delayed or lost revenues resulting from adverse client reactions;

    - our providing additional products or services to clients at no charge;

    - negative publicity regarding the combined company and its products and services, which could adversely affect our ability to attract and retain clients; and

    - claims for substantial damages against us, regardless of our responsibility for any damages.

Any of these outcomes could seriously harm our business, financial condition and results of operations. Any provisions that we may have in our client agreements to limit our liability for damages may not be sufficient to protect us from claims by our clients. Any claims asserted against us may not be covered by our insurance or could exceed the limits of our insurance. We may be unable to continue or increase our insurance on commercially reasonable terms, if at all, which could expose us to significant losses.

THE FUTURE SUCCESS OF THE COMBINED COMPANY WILL DEPEND ON THE CONTINUED SERVICES OF KEY EXECUTIVES FROM EACH COMPANY.

    We may be unable to achieve our business objectives without the services of key executives from both eXcelon and C-bridge, particularly the following individuals:

    - Robert N. Goldman, who will serve as eXcelon's Chairman of the Board after the merger;

    - Joseph M. Bellini, who will serve as eXcelon's Chief Executive Officer after the merger;

    - Mark A. Cosway, who will serve as eXcelon's President after the merger;

    - Satish Maripuri, who will serve as eXcelon's Chief Operating Officer and chairman of eXcelon's Leadership Council after the merger;

    - Richard C. Putz, who will serve as eXcelon's Chief Marketing Officer after the merger;

    - Lacey P. Brandt, who will serve as eXcelon's Chief Financial Officer after the merger; and


    - Philip B. Lee, who will serve as eXcelon's President, Object Design Division after the merger.


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Most of these individuals have signed employment agreements with eXcelon that will become effective upon completion of the merger. However, these employment agreements and the compensation we provide to these employees may be insufficient to ensure that we retain their services. Moreover, we do not maintain key-person life insurance on any of our executive officers.

THE FUTURE SUCCESS OF THE COMBINED COMPANY WILL ALSO DEPEND SIGNIFICANTLY UPON ITS ABILITY TO ATTRACT AND RETAIN OTHER HIGHLY SKILLED TECHNICAL, MANAGERIAL, SALES AND MARKETING PERSONNEL.

    In order to achieve our business objectives, we must attract and retain highly skilled technical, managerial, sales and marketing personnel, particularly personnel with skills related to the Internet and its rapidly changing technologies. The loss of a significant number of personnel could impair our ability to complete existing projects, bid for new projects, complete the development or enhancement of our existing products or develop new products. Uncertainty about the completion of the merger, the business prospects of the combined company or the workforce requirements of the combined company may make it more difficult for us to retain our key personnel. Competition for personnel in the high technology industry is intense, and we are unable to predict the degree of attrition we may experience as a result of the merger or other factors. Many competing employers are able to offer their employees significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations than the combined company will be able to offer.


THE DIRECTORS AND EXECUTIVE OFFICERS OF EXCELON AND C-BRIDGE AND THEIR AFFILIATES WILL EXERCISE SIGNIFICANT INFLUENCE OVER THE AFFAIRS OF THE COMBINED COMPANY.



    Immediately after the merger, the directors and executive officers of eXcelon and C-bridge and their affiliates will beneficially own approximately 9,275,991 shares, or approximately 15.2%, of the eXcelon common stock expected to be outstanding at that time, based upon shares of C-bridge and eXcelon outstanding as of August 2, 2001. These stockholders acting together will have the ability to exert substantial influence over all matters requiring approval by eXcelon's stockholders, including the election and removal of directors, any merger or consolidation involving eXcelon, and the sale of substantially all of the assets of eXcelon. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination that you, as a stockholder, may otherwise view favorably.



LEGAL PROCEEDINGS AGAINST US MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION.



    C-bridge and eXcelon are subject to various legal proceedings and claims that have arisen in the ordinary course of business. For example, on June 20, 2001, Lending Technology Services Pty. Ltd., a former customer of eXcelon's Australian subsidiary, filed a complaint against the subsidiary in the Supreme Court of Victoria at Melbourne, Australia. The complaint asserts breach of contract relating to alleged deficiencies in eXcelon's B2B product. LTS claims direct and consequential damages of over 9.4 million Australian dollars, or approximately $4.9 million based on exchange rates at August 16, 2001. The proceedings are in a preliminary stage, and eXcelon intends to defend the action vigorously. eXcelon believes the claim is governed by one of its standard click-wrap license agreements, which among other things disclaims all implied warranties and limits eXcelon's liability to the amount paid for the software, which in this case was approximately 27,500 Australian dollars, or approximately $14,500. Although eXcelon believes that this ordinary routine litigation is not material to its business, there can be no assurance that resolving this matter or other pending legal matters will not have a material adverse impact on the financial condition or results of operations of the combined company.

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               RISKS RELATED TO THE COMBINED COMPANY'S INDUSTRIES


IF RECENT MARKET TRENDS AFFECTING INTERNET-RELATED BUSINESSES CONTINUE OR WORSEN, OUR BUSINESS PROSPECTS AND OUR REVENUES WOULD BE SERIOUSLY HARMED.



    Recent market trends, including the recent downturn in spending on information technology and services by Internet-related businesses, have adversely affected demand for the products and services of companies like eXcelon and C-bridge. As a result, both eXcelon's and C-bridge's revenues have declined since 2000. If these negative trends continue or worsen, the business prospects of the combined company would be seriously harmed, and we would be unable to achieve the levels of revenue that will be required for the combined company to operate profitably.


THE FAILURE OF OUR XML-BASED PRODUCTS TO ACHIEVE BROAD MARKET ACCEPTANCE, DELAY IN SUCH ACCEPTANCE OR THE INTRODUCTION OF A COMPETING STANDARD PERCEIVED TO BE SUPERIOR IN THE MARKET COULD HARM OUR BUSINESS.

    eXcelon's B2B product line is currently based in large part upon XML, or eXtensible Markup Language, an emerging standard for sharing data over the Internet. While we anticipate that XML will achieve broad market acceptance in the near future, the acceptance of XML within the B2B industry has been slower than expected. If a competing standard for sharing data over the Internet were perceived to be superior to XML, the market may not accept an XML-based product. If a new standard were perceived to be superior to XML, our software might not be compatible with the new standard or we might not be able to develop products using this standard in a timely manner, which could materially harm our revenues, results of operation and financial condition.

THE BARRIERS TO ENTER THE INTERNET PROFESSIONAL SERVICES BUSINESS ARE LOW.


    We expect to derive a significant portion of our revenues following the merger from the Internet professional services business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the Internet professional services market. Our competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our Internet professional services technologies. There are relatively low barriers to entry into the Internet professional services business, as costs to develop and provide Internet professional services are low. As a result, we expect to continue to face additional competition from new entrants into this market, including companies formed by former employees. This competition could reduce our revenues and harm our business.


OUR BUSINESS IS DEPENDENT ON THE CONTINUED GROWTH IN USE OF THE INTERNET AND OF THE MARKET FOR INTERNET PROFESSIONAL SERVICES.

    C-bridge has historically derived most of its revenue from projects involving the Internet, and eXcelon has derived a significant portion of its revenue from its XML-based B2B products. Following the merger, the combined company's business will be adversely affected if use of the Internet and the market for enterprise commerce management solutions do not continue to develop or develop more slowly than expected. Internet usage may be inhibited for a number of reasons, including:

    - inadequate Internet infrastructure;

    - security concerns;

    - inconsistent quality of service; or

    - unavailability of cost-effective, high-speed access services.

    The market for enterprise commerce management solutions is relatively new and evolving rapidly. Demand and market acceptance for recently introduced products and services are subject to a high

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level of uncertainty. Our future success will depend, in part, upon our ability to provide services that are accepted by existing and future clients as an integral part of their business models.


    If use of the Internet grows, the Internet infrastructure may not be able to support the demands placed on it and the performance and reliability of the Internet may decline. Many web sites, including those of our clients, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, use of the Internet could grow more slowly than anticipated or decline.


GOVERNMENT REGULATION OF, AND LEGAL UNCERTAINTIES SURROUNDING, THE INTERNET COULD HARM OUR BUSINESS.


    Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise materially and adversely affect our business, results of operations and financial condition. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. Uncertainty in the application of existing laws may reduce demand for our services. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad.


                        RISKS RELATED TO YOUR INVESTMENT

THE eXCELON COMMON STOCK IS LIKELY TO EXPERIENCE SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS, WHICH COULD PREVENT YOU FROM RESELLING YOUR SHARES AT A PROFIT.

    The market prices and trading volumes of the eXcelon common stock and the C-bridge common stock have been highly volatile and subject to wide fluctuations. We expect that, after the merger, the market price and trading volume of the eXcelon common stock will continue to experience substantial fluctuations in price and volume. As a result, you may be unable to sell your shares of eXcelon common stock at or above the price at which you acquired your shares. These fluctuations may arise from many factors, including the following:

    - actual or anticipated variations in our quarterly operating results;

    - additions or departures of key personnel;

    - our level of operating expenses;

    - changes in securities analysts' recommendations or predictions of our future financial performance;

    - announcements by us or our competitors of technological innovations, new products, new services, contracts, acquisitions or strategic partnerships;

    - changes in business or regulatory conditions that affect us;

    - trading of our common stock;

    - developments with respect to intellectual property rights;

    - conditions and trends in the database, business-to-business software, Internet professional services and other industries;

    - changes in the market valuations of other companies in these industries;

    - adoption of new accounting standards affecting the industries in which we participate; and

    - general economic, political and market conditions unrelated to our operating performance, such as recessions or international currency fluctuations.

Many of these factors are beyond our control. In addition, the stock market has recently experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in the database, business-to-business software and Internet professional services and other technology industries. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market fluctuations may adversely affect the market price of the eXcelon common stock. Following periods of volatility in the market price of a security, stockholders have often instituted securities class action litigation against the issuer of the security. If any of our stockholders were to institute a lawsuit against us, we would likely incur substantial costs defending the lawsuit. A stockholder lawsuit could also divert the time, attention and resources of our management and result in substantial settlement or damages payments by us.


THE eXCELON COMMON STOCK MAY NOT CONTINUE TO TRADE ON THE NASDAQ NATIONAL MARKET, WHICH COULD REDUCE THE VALUE OF YOUR INVESTMENT AND MAKE YOUR SHARES MORE DIFFICULT TO SELL.



    In order for the eXcelon common stock to trade on the Nasdaq National Market, eXcelon must continue to meet the listing standards of that market. Among other things, those standards require that the eXcelon common stock maintain a minimum closing bid price of at least $1.00 per share. Recently, the eXcelon common stock has traded at prices near and below $1.00. In addition, eXcelon must maintain minimum net tangible assets of at least $4.0 million through November 1, 2002; thereafter, it must maintain minimum stockholders' equity of $10.0 million. As of July 31, 2001, eXcelon approximated that its net tangible assets and total stockholders' equity were both $5.8 million. On a pro forma basis assuming the merger had occurred on June 30, 2001, eXcelon would have had net tangible assets of $57.6 million and total stockholders' equity of $81.5 million. If eXcelon does not continue to meet Nasdaq's applicable minimum listing standards, Nasdaq is likely to remove it from the Nasdaq National Market. The removal of the eXcelon common stock from the Nasdaq National Market could hinder your ability to sell, or obtain an accurate quotation for the price of, your shares of eXcelon common stock. Removal could also adversely affect the perception among investors of eXcelon and its prospects, which could lead to further declines in the market price of the eXcelon common stock. Removal would also make it more difficult and expensive for us to raise capital. In addition, removal might subject us to an SEC rule that could adversely affect the ability of broker-dealers to sell or make a market in the eXcelon common stock, thus hindering your ability to sell your shares.



THE ISSUANCE OF A SUBSTANTIAL NUMBER OF SHARES OF EXCELON COMMON STOCK IN THE MERGER COULD HAVE A NEGATIVE EFFECT ON THE MARKET PRICE OF THE eXCELON COMMON STOCK.



    Based on the number of shares of C-bridge common stock outstanding on August 2, 2001, eXcelon expects to issue approximately 27,115,856 shares of its common stock in connection with the merger. Except for the eXcelon common stock that will be held by affiliates of C-bridge or eXcelon upon completion of the merger, all of these shares will be immediately tradable in the public market. Sales into the public market of a substantial number of shares of eXcelon common stock after the merger, or the issuance by eXcelon of a large number of shares of its common stock in connection with future acquisitions or financings, could have a negative effect on the market price of the eXcelon common stock. The perception that stockholders may sell a large number of shares of eXcelon common stock could also have a negative effect on the market price of the eXcelon common stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    We may make forward-looking statements in this proxy statement/prospectus and in the documents we incorporate by reference, all of which are subject to risks and uncertainties. Forward-looking statements contain information concerning possible or assumed future business success or financial results, and include, but are not limited to, statements as to expectations regarding:

    - future revenue opportunities;

    - eXcelon's integration of C-bridge's business, operations and services;

    - the combined company's new business model;

    - future expense levels, including selling, research and development, general and administrative expenses, and capital expenditures;


    - enhancements to existing products and the development of new products and services;


    - strategic relationships;

    - future capital needs;

    - the emergence of new technologies;

    - management changes or the loss of key employees;

    - industry trends; and

    - future financial results.


    When we use words like "believe," "expect," "anticipate" or similar words, those statements are forward-looking statements. In particular, statements regarding expected strategic benefits, advantages and other effects of the merger described in "The Merger--eXcelon's reasons for the merger" beginning on page 48 and "The Merger--C-bridge's reasons for the merger" beginning on page 60 and elsewhere in this proxy statement/prospectus are forward-looking statements.



    You should note that an investment in shares of eXcelon common stock involves risks and uncertainties that will affect the combined company's future business success or financial results. Actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this proxy statement/prospectus and in the other documents incorporated by reference in this proxy statement/prospectus.



    We believe that it is important to communicate our expectations to you. However, there may be events in the future that we are not able to predict accurately or over which we have no control. We undertake no obligation to update any forward-looking statements we may make. You should be aware that the occurrence of the events described in "Risk Factors" and elsewhere in this proxy statement/ prospectus and the documents we incorporate by reference could materially and adversely affect the combined company's business, financial condition and operating results.

                            MEETINGS OF STOCKHOLDERS

    We are sending you this proxy statement/prospectus in order to provide you with important information regarding the merger and in connection with the solicitation of proxies by your company's board of directors for use at the eXcelon annual meeting or the C-bridge special meeting and at any adjournment or postponement of the meetings. The eXcelon annual meeting and the C-bridge special meeting are scheduled to be held at the times and places described below.

eXCELON ANNUAL MEETING OF STOCKHOLDERS

MATTERS FOR CONSIDERATION


    The eXcelon annual meeting of stockholders is scheduled to be held on September 19, 2001, at 10:00 a.m., local time, at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts 02109, to consider and vote upon:


    - a proposal to approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement;


    - a proposal to grant eXcelon's management the discretionary authority to adjourn the annual meeting to a date or dates not later than October 19, 2001, to enable eXcelon's board of directors to solicit additional proxies in favor of the proposal to approve the issuance of eXcelon common stock to be delivered in connection with the merger;



    - a proposal to elect a new board of directors of the combined company consisting of Robert M. Agate, Gerald B. Bay, Kevin J. Burns and Robert N. Goldman, each of whom is currently a director of eXcelon, and Joseph L. Badaracco, Jr., Joseph M. Bellini and Raymond J. Lane, each of whom is currently a director of C-bridge, and Jeffrey Horing, who is a C-bridge designee but not currently a director of C-bridge, subject to the condition that the election of the new, combined board will become effective upon completion of the merger, but only if the merger becomes effective under Delaware law on or before October 31, 2001;



    - a proposal to approve an amendment to eXcelon's 1996 Employee Stock Purchase Plan to increase the maximum number of shares of eXcelon common stock that may be issued under the purchase plan to 2,200,000 shares. See "Amendment to the eXcelon 1996 Employee Stock Purchase Plan" for a more complete description of this proposal and the stock purchase plan; and


    - a proposal to approve an amendment to eXcelon's 1996 Incentive and Nonqualified Stock Option Plan to increase the maximum number of shares of eXcelon common stock that may be issued under the option plan to 7,700,000 shares. See "Amendment to the eXcelon 1996 Incentive and Nonqualified Stock Option Plan" for a more complete description of this proposal and the stock option plan.


    In the merger agreement, eXcelon and C-bridge agreed that, following the merger, the board of directors of eXcelon would consist of eight members, four of whom are currently directors of eXcelon and four of whom are designated by C-bridge and include three current directors of C-bridge. eXcelon is asking its stockholders to elect these eight directors, subject to the condition that the election of the new, combined board will become effective at the time of the merger but only if the merger becomes effective on or before October 31, 2001. Until completion of the merger, eXcelon's four existing directors will remain in office. If the merger is consummated on or before October 31, 2001, then the election of the new board of directors of the combined company will become effective at that time. If the merger is not consummated by that date, then the election of the new, combined board will have no effect, and eXcelon will schedule another stockholder meeting to elect directors.


    eXcelon stockholders will also consider any other matters that may properly come before the annual meeting or any adjournment or postponement of the annual meeting. At the time of mailing of this proxy statement/prospectus, the board of directors of eXcelon was not aware of any such other matter.

BOARD OF DIRECTORS' RECOMMENDATION


    After careful consideration, eXcelon's board of directors has unanimously approved the merger agreement and the merger and recommends a vote FOR the approval of the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement. The eXcelon board also recommends that eXcelon stockholders vote FOR the adjournment proposal, FOR the proposal to elect eight directors as a new board of directors of the combined company, FOR the approval of the amendment to eXcelon's 1996 Employee Stock Purchase Plan and FOR the approval of the amendment to eXcelon's 1996 Incentive and Nonqualified Stock Option Plan.


RECORD DATE


    The record date for determining the eXcelon stockholders entitled to vote at the annual meeting is August 2, 2001. Only holders of record of eXcelon common stock as of the close of business on that date are entitled to receive notice of the annual meeting and to vote at the annual meeting. As of the close of business on the record date, there were 29,659,057 shares of eXcelon common stock outstanding and eligible to vote at the annual meeting. Each share of eXcelon common stock entitles the holder to one vote on each proposal and on all other matters properly brought before the annual meeting.


QUORUM; VOTE REQUIRED; TABULATION OF VOTES


    In order to conduct business at eXcelon's annual meeting, a quorum must be present. A majority of the shares of eXcelon common stock issued and outstanding and entitled to vote on the record date for the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. eXcelon will treat shares of eXcelon common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining the existence of a quorum at the annual meeting. In general, eXcelon will count votes withheld from the election of directors, abstentions and broker "non-votes" as present or represented for purposes of determining the existence of a quorum. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.


    The approval of the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement and the grant of authority to adjourn the annual meeting will require the affirmative vote of a majority of the shares properly cast at the annual meeting. Abstentions and broker non-votes will not count as votes cast on these proposals and, accordingly, will not affect the outcome of the votes on these proposals.


    The election of the eight directors to eXcelon's new, combined board of directors will require the affirmative vote of a plurality of the shares properly cast at the annual meeting. Broker non-votes and votes withheld from the election of directors will not count as votes cast for or against the election of the directors and, accordingly, will not affect the outcome of the vote on the election.



    The amendments to eXcelon's 1996 Employee Stock Purchase Plan and 1996 Incentive and Nonqualified Stock Option Plan will require the affirmative vote of a majority of the shares properly cast at the annual meeting. Abstentions and broker non-votes will not count as votes cast on these proposals and, accordingly, will not affect the outcome of the votes on these proposals.



    It may be necessary to adjourn or postpone the annual meeting. If a quorum is not present at the annual meeting, the annual meeting will be adjourned or postponed to enable the eXcelon board of directors to solicit additional proxies. If a quorum is present but the number of shares voting in favor of the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement is insufficient to approve the proposal, then, if the adjournment proposal has received the affirmative vote of a majority of the shares of eXcelon common stock properly cast at the annual meeting, eXcelon's management will have the discretion to adjourn the annual meeting to a date or dates not later than October 19, 2001 to provide the eXcelon board of directors additional time to solicit proxies in favor of the merger.


    eXcelon's transfer agent, EquiServe, will tabulate the votes on each proposal. EquiServe will tabulate the vote on each matter submitted to stockholders separately.

VOTING OF PROXIES


    GENERAL. Shares represented by a proxy will be voted at the annual meeting as specified in the proxy.



    PROXIES WITHOUT VOTING INSTRUCTIONS. Proxies that are properly signed and dated but which do not contain voting instructions on each proposal will be voted, except as specified in the proxy, FOR approval of the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement, FOR the grant to eXcelon's management of discretionary authority to adjourn the annual meeting, FOR the proposal to elect eight directors as a new board of directors of the combined company, FOR approval of the amendment to eXcelon's 1996 Employee Stock Purchase Plan and FOR approval of the amendment to eXcelon's 1996 Incentive and Nonqualified Stock Option Plan.


    VOTING SHARES HELD THROUGH BROKERS BY PROXY. If your shares are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker may be unable to vote your shares of eXcelon common stock without specific instructions from you. If you do not instruct your broker how to vote, your shares may not participate in the votes taken at the annual meeting.

    VOTING SHARES HELD THROUGH BROKERS IN PERSON. If your shares are held by your broker and you wish to vote those shares in person at the annual meeting, you must obtain from the nominee holding your eXcelon common stock in the nominee's name a properly executed legal proxy, identifying you as an eXcelon stockholder, authorizing you to act on behalf of the nominee at the annual meeting and identifying the number of shares with respect to which the authorization is granted.

    OTHER MATTERS. If you sign and return the enclosed proxy card, you grant authority to the persons named in the proxy to vote in their discretion on any other matters that may properly come before the annual meeting or any adjournment or postponement of the annual meeting. eXcelon's management does not presently know of any other matters to be brought before the annual meeting. Other matters that may be properly brought before the annual meeting, unless otherwise provided in eXcelon's certificate of incorporation or by-laws or by statute, will be approved if a majority of the votes cast are voted in favor of the matter.

HOW TO REVOKE A PROXY

    Signing the enclosed proxy card will not prevent a record holder from voting in person at the eXcelon annual meeting or otherwise revoking its proxy. A record holder may revoke a proxy at any time before the annual meeting in the following ways:

    - filing with eXcelon, before the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy;

    - executing a later dated proxy relating to the same shares and delivering it to eXcelon before the vote at the annual meeting; or

    - attending the annual meeting.

    Record holders should send any written notice of revocation or subsequent proxy to eXcelon Corporation, Attn: Secretary, 25 Mall Road, Burlington, Massachusetts 01803, or hand deliver the notice of revocation or subsequent proxy to eXcelon's Secretary before the vote at the eXcelon annual meeting.

SOLICITATION OF PROXIES AND EXPENSES

    The solicitation of proxies from eXcelon stockholders is made on behalf of the board of directors of eXcelon. eXcelon will pay the costs of the solicitation, except that eXcelon and C-bridge will share the cost of printing and mailing this proxy statement/prospectus and the form of proxy card. eXcelon has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by eXcelon. eXcelon will pay Georgeson a fee of approximately $10,000, plus reimbursement of specified out-of-pocket expenses, and will indemnify Georgeson against losses arising out of its proxy solicitation services on behalf of eXcelon. In addition to solicitation by mail, Georgeson and eXcelon may request that eXcelon's directors, officers or employees solicit proxies from stockholders by telephone, in person or by other means. These persons will not receive additional compensation, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. Georgeson and eXcelon will also make arrangements with brokerage firms, fiduciaries, and other nominees who are record holders of eXcelon common stock to forward solicitation materials to the beneficial owners of those shares. eXcelon will reimburse those brokerage firms, fiduciaries, and other nominees for their reasonable out-of-pocket expenses in connection with this solicitation.

STOCK HELD BY EXCELON DIRECTORS AND OFFICERS


    As of August 2, 2001, the directors and executive officers of eXcelon owned 1,356,599 outstanding shares of eXcelon common stock. These shares represented approximately 4.6% of the shares of eXcelon common stock outstanding on that date. eXCELON'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ENTERED INTO IRREVOCABLE PROXY AND VOTING AGREEMENTS WITH C-BRIDGE, WHICH AUTHORIZE C-BRIDGE TO VOTE THEIR SHARES IN FAVOR OF APPROVAL OF THE MERGER, THE ADJOURNMENT PROPOSAL AND ANY ACTIONS RECOMMENDED BY eXCELON'S BOARD OF DIRECTORS THAT ARE REQUIRED TO ACCOMPLISH THE MERGER AND RELATED TRANSACTIONS.


APPRAISAL OR DISSENTERS' RIGHTS

    Holders of eXcelon common stock are not entitled to appraisal or dissenters' rights in connection with the transactions contemplated by the merger agreement or any other proposal submitted to the eXcelon stockholders.

C-BRIDGE SPECIAL MEETING OF STOCKHOLDERS

MATTERS FOR CONSIDERATION


    The C-bridge special meeting of stockholders is scheduled to be held on September 19, 2001, at 10:00 a.m., local time, at C-bridge's executive offices at 125 Summer Street, 19th Floor, Boston, Massachusetts 02110, to consider and vote upon:


    - a proposal to approve and adopt the merger agreement; and


    - a proposal to grant C-bridge's management the discretionary authority to adjourn the special meeting to a date or dates not later than October 19, 2001, if necessary to enable C-bridge's board of directors to solicit additional proxies in favor of the proposal to adopt the merger agreement.

    C-bridge stockholders will also consider any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

BOARD OF DIRECTORS' RECOMMENDATION

    After careful consideration, C-bridge's board of directors has unanimously approved the merger and the merger agreement and recommends a vote FOR the proposal to approve and adopt the merger agreement. The C-bridge board also recommends that C-bridge stockholders vote FOR the adjournment proposal.

RECORD DATE


    The record date for determining the C-bridge stockholders entitled to vote at the special meeting is August 2, 2001. Only holders of record of C-bridge common stock as of the close of business on that date are entitled to receive notice of the special meeting and to vote at the special meeting. As of the close of business on the record date, there were 21,663,223 shares of C-bridge common stock outstanding and eligible to vote at the special meeting. Each share of C-bridge common stock entitles the holder to one vote on each proposal and on all other matters properly brought before the special meeting.


QUORUM; VOTE REQUIRED; TABULATION OF VOTES


    In order to conduct business at C-bridge's stockholders' meeting, a quorum must be present. A majority of the shares of C-bridge common stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. C-bridge will treat shares of C-bridge common stock represented by a properly signed and returned proxy as present at the special meeting for purposes of determining the existence of a quorum at the meeting. In general, C-bridge will count abstentions and broker non-votes as present or represented for purposes of determining the existence of a quorum.


    A majority of the outstanding shares of C-bridge's common stock must be voted for the proposal to approve and adopt the merger agreement in order for the proposal to pass. Abstentions and broker non-votes will have the same effect as votes against this proposal.

    The proposal to grant C-bridge's management the discretionary authority to adjourn the special meeting will require the affirmative vote of the holders of a majority of the shares of C-bridge common stock present in person or represented by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against this proposal.


    It may be necessary to adjourn or postpone the special meeting. If a quorum is not present at the special meeting, the special meeting will be adjourned or postponed to enable the board of directors to solicit additional proxies. If a quorum is present but the number of shares voting in favor of the approval and adoption of the merger agreement is insufficient to approve the proposal under Delaware law, then, if the adjournment proposal has received the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote, C-bridge's management will have the discretion to adjourn the special meeting to a date or dates not later than October 19, 2001 to provide the C-bridge board of directors additional time to solicit proxies in favor of the merger.



    C-bridge's transfer agent, EquiServe, will tabulate the votes on each proposal. EquiServe will tabulate the vote on each matter submitted to stockholders separately.

VOTING OF PROXIES

    GENERAL. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Materials accompanying this proxy statement/prospectus provide instructions on voting by telephone or Internet.

    PROXIES WITHOUT VOTING INSTRUCTIONS. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR approval and adoption of the merger agreement and FOR the grant to C-bridge's management of discretionary authority to adjourn the special meeting.

    VOTING SHARES HELD THROUGH BROKER BY PROXY. If your shares are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of C-bridge common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of C-bridge common stock is required to approve and adopt the merger agreement, if you do not instruct your broker how to vote, it will have the effect of a vote against approval and adoption of the merger agreement.

    VOTING SHARES HELD THROUGH BROKERS IN PERSON. If your shares are held by your broker and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your C-bridge common stock a properly executed legal proxy, identifying you as a C-bridge stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.


    OTHER MATTERS. If you sign and return the enclosed proxy card, you grant authority to the persons named in the proxy to vote in their discretion on any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting. C-bridge's management does not presently know of any other matters to be brought before the special meeting. Other matters that may be properly brought before the special meeting, unless otherwise provided in C-bridge's certificate of incorporation or by-laws or by statute, will be approved if they receive the affirmative vote of the holders of a majority of the shares of C-bridge common stock present in person or represented by proxy at the meeting and entitled to vote.


HOW TO REVOKE A PROXY

    Signing the enclosed proxy card will not prevent a record holder from voting in person at the C-bridge special meeting or otherwise revoking its proxy. A record holder may revoke a proxy at any time before the special meeting in the following ways:

    - filing with C-bridge, before the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;

    - executing a later dated proxy relating to the same shares and delivering it to C-bridge before the vote at the meeting; or

    - attending the meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

    Record holders should send any written notice of revocation or subsequent proxy to C-bridge's Secretary at 125 Summer Street, 19th Floor, Boston, Massachusetts 02110, or hand deliver the notice of revocation or subsequent proxy to C-bridge's Secretary before the vote at the C-bridge special meeting.

SOLICITATION OF PROXIES AND EXPENSES

    The solicitation of proxies from C-bridge stockholders is made on behalf of the board of directors of C-bridge. C-bridge will pay all costs of the solicitation of its stockholders, except that C-bridge and eXcelon will share the cost of printing and mailing this proxy statement/prospectus and the form of proxy card. C-bridge has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by C-bridge. C-bridge will pay Georgeson a fee of approximately $10,000, plus reimbursement of specified out-of-pocket expenses, and will indemnify Georgeson against losses arising out of its proxy solicitation services on behalf of C-bridge. In addition to solicitation by mail, Georgeson and C-bridge may request that C-bridge's directors, officers or employees solicit proxies from stockholders by telephone, in person or by other means. These persons will not receive additional compensation, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. Georgeson and C-bridge will also make arrangements with brokerage firms, fiduciaries, and other nominees who are record holders of C-bridge common stock to forward solicitation materials to the beneficial owners of those shares. C-bridge will reimburse those brokerage firms, fiduciaries, and other nominees for their reasonable out-of-pocket expenses in connection with this solicitation.

STOCK HELD BY C-BRIDGE DIRECTORS AND OFFICERS


    As of August 2, 2001, the directors and executive officers of C-bridge owned 2,967,886 outstanding shares of C-bridge common stock. These shares represented approximately 13.7% of the shares of C-bridge common stock outstanding on that date. THE DIRECTORS, EXECUTIVE OFFICERS AND SEVERAL STOCKHOLDERS OF C-BRIDGE, WHO, AS OF THAT DATE, HELD SHARES THAT, IN THE AGGREGATE, REPRESENTED APPROXIMATELY 47.5% OF THE SHARES OF C-BRIDGE COMMON STOCK OUTSTANDING ON THAT DATE, HAVE ENTERED INTO IRREVOCABLE PROXY AND VOTING AGREEMENTS WITH EXCELON, WHICH AUTHORIZE eXCELON TO VOTE THEIR SHARES IN FAVOR OF APPROVAL OF THE MERGER, THE ADJOURNMENT PROPOSAL AND ANY ACTIONS RECOMMENDED BY C-BRIDGE'S BOARD OF DIRECTORS THAT ARE REQUIRED TO ACCOMPLISH THE MERGER AND RELATED TRANSACTIONS.


APPRAISAL OR DISSENTERS' RIGHTS

    Holders of C-bridge common stock are not entitled to appraisal or dissenters' rights in connection with the transactions contemplated by the merger agreement or any other proposal submitted to the C-bridge stockholders.

                            PROPOSAL ONE--THE MERGER

    In this proposal, eXcelon and C-bridge are asking their stockholders to approve the merger, the merger agreement and the other transactions contemplated in that agreement.

    Because C-bridge is a Delaware corporation, Delaware law requires that C-bridge obtain the affirmative vote of the holders of a majority of the outstanding shares of C-bridge common stock in order to complete the merger.


    Because a subsidiary of eXcelon, rather than eXcelon itself, is merging with C-bridge, Delaware law does not require that eXcelon stockholders approve and adopt the merger agreement. However, under the rules of the Nasdaq Stock Market, eXcelon must obtain stockholder approval of the issuance of eXcelon common stock in connection with the merger. Specifically, eXcelon is asking its stockholders to approve the issuance of shares of eXcelon common stock in exchange for outstanding shares of C-bridge common stock, upon the exercise of the options to purchase C-bridge common stock that eXcelon will assume in connection with the merger, and upon the exercise of rights to purchase C-bridge common stock under the C-bridge employee stock purchase plan that will be converted into rights to purchase eXcelon common stock as a result of the merger.



    Assuming that no options to purchase C-bridge common stock are exercised before the closing of the merger, eXcelon expects to issue approximately 27,115,856 shares of its common stock to C-bridge stockholders in the merger and to reserve approximately 12,884,079 shares of its common stock for issuance upon exercise of the C-bridge stock options that it will assume in connection with the merger. These numbers are based on the numbers of shares of C-bridge common stock and options to purchase C-bridge common stock outstanding on August 2, 2001.

BACKGROUND OF THE MERGER

    Both eXcelon and C-bridge regularly evaluate different strategies to improve their competitive positions and enhance their respective stockholder values, including opportunities for acquisitions of other companies or their assets, possible partnerships or alliances and other significant transactions.

    On July 11, 2000, eXcelon engaged SG Cowen to provide general strategic advice and to assist eXcelon to pursue strategic alternatives. From July 2000 to December 2000, SG Cowen explored with eXcelon's management a number of possible strategic alternatives, including a possible sale of eXcelon's database business or eXcelon's XML-based business, and eXcelon held preliminary negotiations with several interested parties with regard to possible transactions. In
December 2000, the eXcelon board concluded that it was in eXcelon's best interest to continue its current operations rather than pursue any of the strategic alternatives then available to eXcelon.


    eXcelon and C-bridge have been familiar with each other's businesses for several years. In February 2001, C-bridge hired Larry Alston, the former Chief Technology Officer of eXcelon, to serve as C-bridge's Executive Vice President of Product Management. As a result of this familiarity, and in light of the decrease in market demand for Internet consulting services beginning in early 2001, C-bridge began internal discussions about the operational, financial and other benefits that could result from a business combination of eXcelon and C-bridge. At a regularly scheduled meeting of the C-bridge board of directors on February 27, 2001, Joseph M. Bellini, C-bridge's Chairman, Chief Executive Officer and Chief Operating Officer, advised the C-bridge board that he had identified eXcelon as a potential partner for a business combination. The C-bridge board authorized Mr. Bellini to initiate discussions with eXcelon with regard to a possible strategic combination of the two companies.


    As a result of these internal discussions, on or about March 12, 2001, Mr. Bellini met with representatives of SG Cowen, whom he knew had previously represented eXcelon, to explore the possibility of a business combination between eXcelon and C-bridge. After this meeting, C-Bridge decided to retain Robertson Stephens as its financial advisor in connection with the possible strategic combination of the two companies.

    On March 15, 2001, as a result of their meeting with Mr. Bellini, representatives of SG Cowen contacted Robert N. Goldman, eXcelon's Chairman and Chief Executive Officer, to discuss arranging a meeting between Messrs. Goldman and Bellini. As a result of C-bridge's expression of interest in pursuing a business combination with eXcelon, eXcelon and SG Cowen reinitiated their prior discussions regarding strategic alternatives.

    During the week of March 19, 2001, SG Cowen and Robertson Stephens worked independently to develop financial models for the combined operations of eXcelon and C-bridge.

    On March 22, 2001, Mr. Bellini, Mr. Goldman and representatives of SG Cowen and Robertson Stephens held a dinner meeting at the request of Mr. Bellini. During this meeting the parties discussed eXcelon's and C-bridge's respective technologies, business operations and financial condition, as well as the possible strategic combination of eXcelon and C-bridge.

    On March 23, 2001, Mr. Goldman discussed the possible merger of eXcelon and C-bridge with representatives of Foley, Hoag & Eliot LLP, eXcelon's legal counsel.

    On March 26, 2001, Clifford B. Thompson, C-bridge's Vice President and General Counsel, met with Lacey P. Brandt, eXcelon's Chief Financial Officer, and representatives of SG Cowen and Robertson Stephens to discuss initial diligence planning and human resources issues related to the potential merger. Later that day, Mr. Thompson discussed the possible merger of eXcelon and C-bridge with representatives of Gibson, Dunn & Crutcher LLP, C-bridge's legal counsel.

    On March 27, 2001, Mr. Bellini sent an e-mail to the C-bridge board of directors outlining the rationale for, and certain possible terms of, a merger of C-bridge and eXcelon. In addition, Mr. Bellini and Mr. Goldman met to discuss procedural issues and the initial exchange of information about their respective companies.

    On March 28, 2001, C-bridge held a telephonic meeting of its board of directors at which the potential benefits of a combination with eXcelon were discussed and the board weighed the relative merits of remaining independent versus pursuing a business combination with eXcelon. The C-bridge board authorized management to further investigate the merits of a possible transaction with eXcelon.

    On April 2, 2001, Mr. Goldman discussed the possible merger with representatives of Foley, Hoag & Eliot LLP, and advised them that Mr. Bellini had advised the C-bridge board of directors that discussions among eXcelon, C-bridge and their respective financial advisors were continuing.

    On April 3, 2001, Mr. Goldman, Ms. Brandt, Satish Maripuri, eXcelon's President and Chief Operating Officer, Mr. Bellini, Mark A. Cosway, C-bridge's President, Richard Putz, C-bridge's Chief Financial Officer and Executive Vice President of iSolutions, and representatives of SG Cowen and Robertson Stephens met to provide a general overview of each company and discuss a possible strategic combination.

    On April 5, 2001, eXcelon and C-bridge entered into a confidentiality agreement relating to the proposed merger, and Robertson Stephens met with Mr. Cosway to continue its due diligence process with respect to C-bridge.

    Beginning on April 9, 2001 and continuing through the period leading up to signing of the definitive agreement on May 22, 2001, Gibson, Dunn & Crutcher LLP reviewed legal due diligence materials provided by eXcelon and its financial and legal advisors. During the same period, Arthur Andersen LLP, C-bridge's independent public accountants, reviewed financial and tax diligence materials provided by eXcelon and its financial and legal advisors. Throughout this period, members of C-bridge's board and management had frequent and extensive discussions with C-bridge's financial and legal advisors to evaluate the proposed transaction and to review the status of the negotiations with eXcelon and the results of the C-bridge business, legal, accounting and financial due diligence.

    During the week of April 9, 2001, Mr. Goldman had a number of conversations with representatives of SG Cowen and Foley, Hoag & Eliot LLP concerning the possible structure and timing of a transaction with C-bridge. During that week, and continuing through the period leading up to the signing of the definitive agreement on May 22, 2001, Foley, Hoag & Eliot LLP reviewed legal due diligence materials provided by C-bridge and its financial and legal advisors. During the same period, PricewaterhouseCoopers LLP, eXcelon's independent public accountants, reviewed financial and tax diligence materials provided by C-bridge and its financial and legal advisors. Throughout this period, members of eXcelon's management had frequent and extensive discussions with eXcelon's financial and legal advisors to evaluate the proposed transaction and to review the status of the negotiations with C-bridge and the results of the eXcelon business, legal, accounting and financial due diligence.

    On April 12, 2001, at a regularly scheduled meeting of eXcelon's board of directors, a representative of SG Cowen presented a report on strategic alternatives available to eXcelon. SG Cowen reported the results of its exploration of a possible transaction with C-bridge. Mr. Goldman described the results of his preliminary discussions with C-bridge, and the board engaged in an extensive discussion of the proposed transaction. The eXcelon board authorized management to continue to pursue discussions with C-bridge regarding a possible merger.

    On April 17 and 18, 2001, C-bridge's and eXcelon's respective representatives held due diligence meetings. Mr. Maripuri, Mr. Putz and Mr. Cosway discussed the products and solutions of each company. Ms. Brandt, Wayne Pastore, eXcelon's Corporate Controller, and Brian Greene, eXcelon's General Counsel, and Mr. Putz also discussed audit and due diligence issues.

    On April 18, 2001, Mr. Goldman discussed the status of the merger negotiations with representatives of Foley, Hoag & Eliot LLP.

    On April 18, 2001, Robertson Stephens and C-bridge discussed the merger negotiations and participated in a joint due diligence meeting at the offices of SG Cowen.

    On April 20, 2001, Ms. Brandt and Mr. Putz had a telephone call to discuss human resource and financial diligence issues relating to the proposed business combination.

    On April 23, 2001, Mr. Goldman discussed the status of the merger negotiations with Foley, Hoag & Eliot LLP, and Foley, Hoag & Eliot LLP prepared a list of issues for discussion with C-bridge.

    On April 24, 2001, Mr. Bellini and Mr. Goldman met telephonically to discuss the proposed terms of the merger. Based on this discussion, eXcelon, SG Cowen and Foley, Hoag & Eliot LLP prepared a summary of proposed terms for the merger, as well as a proposal for the management structure of the combined company.

    On April 25, 2001, SG Cowen circulated the summary of the proposed terms of the merger to C-bridge, Robertson Stephens and Gibson, Dunn & Crutcher LLP. In addition, Mr. Maripuri and Mr. Cosway met to discuss general organizational issues, and the two companies' legal and financial advisors discussed plans to complete their respective due diligence reviews.

    On April 26, 2001, Foley, Hoag & Eliot LLP circulated an initial draft of the merger agreement to eXcelon, C-bridge and Gibson, Dunn & Crutcher LLP, and Gibson, Dunn & Crutcher LLP circulated a draft of the irrevocable proxy and voting agreement to C-bridge, eXcelon and Foley, Hoag & Eliot LLP. On the same day, Mr. Bellini met with managers from each of the companies.

    On April 27, 2001, C-bridge, eXcelon, Robertson Stephens and SG Cowen held a conference call to discuss financial forecasts for each company, and the two companies and their respective legal and financial advisors held a subsequent conference call to discuss the status of their respective due diligence inquiries.

    On April 30, 2001, the eXcelon board held a telephonic meeting to discuss the progress of the merger negotiations with C-bridge. Mr. Maripuri, Ms. Brandt and representatives from SG Cowen and Foley, Hoag & Eliot LLP also attended the meeting. Mr. Goldman and the representatives from SG Cowen and Foley, Hoag & Eliot LLP provided the eXcelon board with an update regarding the status of merger negotiations, and Mr. Maripuri further briefed the directors on the rationale for the merger, the projected operating plan of the combined company, and preliminary plans to integrate the workforces and operations of the two companies. The directors had been provided with materials, including a description of the proposed merger terms and a timeline for the transaction, a copy of the operating plan and organization chart for the combined company and copies of recent financial analysts' research reports regarding C-bridge.
Mr. Goldman and Mr. Maripuri responded to a number of questions from the directors about the strategic benefits of the transactions, the assumptions underlying the combined operating plan, the steps necessary to achieve expected synergies and cost savings, and the risks associated with proceeding, or not proceeding, with the transaction. The directors agreed to meet again during the week of May 7, 2001 to review the status of the transaction.

    From April 30, 2001 to May 22, 2001, Mr. Goldman conferred regularly with the members of the eXcelon board to keep them apprised of the status of the discussions with C-bridge and to obtain their advice and guidance regarding the proposed transaction.

    On May 2, 2001, the C-bridge board held a telephonic meeting to discuss the financial and operational merits of the proposed transaction and the status of the merger negotiations with eXcelon. Mr. Thompson and representatives of Gibson, Dunn & Crutcher LLP and Robertson Stephens also attended the meeting. The C-bridge board acknowledged their receipt and consideration of written materials prepared by C-bridge's financial advisors which summarized certain financial information about eXcelon as well as certain preliminary financial information about the combined entity of C-bridge and eXcelon. Robertson Stephens presented a financial overview of the transaction. The board extensively discussed the financial and operational merits of the proposed merger and asked questions of Mr. Bellini and C-bridge's financial and legal representatives.

    On May 2, 2001, Gibson, Dunn & Crutcher LLP circulated its and C-bridge's comments on the initial draft of the merger agreement to all parties.

    On May 2, 2001, Ms. Brandt, Mr. Putz and the legal and financial advisors of the two companies participated in a conference call in which they discussed C-bridge's results of operations, financial condition and liquidity, its operating plans for 2001 and its budgeting and forecasting process.

    Throughout the period from May 2, 2001 through May 22, 2001, Mr. Bellini and other members of senior management of C-bridge conferred regularly with each of the board members to keep them apprised of the status of the on-going negotiations with eXcelon and to discuss alternative courses of action and any outstanding issues.

    On May 4, 2001, Mr. Bellini and Mr. Goldman met at the offices of SG Cowen to discuss the terms of the merger, as outlined in the initial draft of the merger agreement prepared by eXcelon and Foley, Hoag & Eliot LLP and in the comments on the draft prepared by C-bridge and Gibson, Dunn & Crutcher LLP.

    On May 5, 2001, Mr. Goldman, Mr. Bellini, Mr. Thompson, Ms. Brandt and representatives of SG Cowen, Robertson Stephens, Gibson, Dunn & Crutcher LLP and Foley, Hoag & Eliot LLP met at the offices of Robertson Stephens to discuss the terms of the proposed merger agreement, including, among other things, the structure of the merger, the basis for the calculation of the exchange ratio and the composition of the board of directors of the combined company, and to review the status of their respective due diligence inquiries.

    On May 7, 2001, representatives of SG Cowen, Robertson Stephens, Gibson, Dunn & Crutcher LLP and Foley, Hoag & Eliot LLP met telephonically to discuss the merger agreement and to review the status of their respective due diligence inquiries.

    On May 7, 2001, eXcelon and SG Cowen signed a letter agreement to modify the compensation arrangements and term of SG Cowen's engagement under the engagement letter dated July 11, 2000.

    On May 8, 2001, Foley, Hoag & Eliot LLP circulated a revised draft of the merger agreement.

    On May 9, 2001, the eXcelon board held a special meeting to discuss the potential merger with C-bridge. Ms. Brandt and representatives of SG Cowen and Foley, Hoag & Eliot LLP also attended the meeting. Mr. Goldman presented an overview of the current status of the discussions with C-bridge, and a representative of Foley, Hoag & Eliot LLP summarized the principal terms of the proposed merger agreement between the two parties. Representatives of SG Cowen reviewed for the eXcelon board the financial terms of the proposed transaction. Ms. Brandt reviewed the results of eXcelon's due diligence investigation of C-bridge, as well as various financial issues. The eXcelon board discussed the major business terms of the merger agreement, as well as matters relating to the proposed management structure of the combined company. The board then discussed matters relating to stock options, including the acceleration provisions of some of eXcelon's outstanding options, and other compensation for management.

    On May 12, 2001, Gibson, Dunn & Crutcher LLP provided comments on the revised draft of the merger agreement.

    On May 14, 2001, Foley, Hoag & Eliot LLP circulated a further revised draft of the merger agreement.

    On May 14, 2001, the eXcelon board held a special meeting to continue discussion of the potential merger with C-bridge. Ms. Brandt and representatives of SG Cowen and Foley, Hoag & Eliot LLP also attended the meeting. Mr. Goldman presented a summary of the status of negotiations, including discussions of the calculation of the exchange ratio and various matters relating to employment agreements for the officers of the combined company. The board then discussed the various issues upon which the parties had not reached agreement.
Mr. Goldman reviewed for the board the various reasons for eXcelon to proceed with the proposed merger, and the board discussed the advantages and risks of the merger.

    On May 14, 2001 the C-bridge board held a special meeting to continue discussion of the terms and potential benefits of the proposed merger with eXcelon, as well as alternatives to the eXcelon transaction. Mr. Thompson and representatives of Gibson, Dunn & Crutcher LLP, Robertson Stephens and InSight Capital Partners also attended the meeting. The C-bridge board acknowledged their receipt and consideration of written materials prepared by C-bridge's legal advisors summarizing the principal terms of the proposed agreement and the board's legal obligations in connection with their consideration of the proposed transaction. Mr. Bellini and representatives of Robertson Stephens then presented a summary of the deal structure and the proposed methodology for calculating the exchange ratio. Mr. Bellini also discussed with the board the principal terms of and open items in the draft merger agreement and the related employment agreements for himself, Mr. Goldman, Mr. Maripuri and Ms. Brandt.

    On May 15, 2001, Mr. Thompson, Ms. Brandt, Mr. Greene and representatives of SG Cowen, Robertson Stephens, Gibson, Dunn & Crutcher LLP and Foley, Hoag & Eliot LLP met telephonically to discuss outstanding legal diligence items and open issues in relation to the merger agreement and the ancillary agreements.

    From May 15, 2001 through May 17, 2001, the financial and legal advisors of eXcelon and C-bridge had numerous discussions about the provisions of the draft merger agreement relating to either party's ability to respond to inquiries from third parties concerning competing acquisition proposals.

    On May 19, 2001, Gibson, Dunn & Crutcher LLP provided comments on the further revised draft of the merger agreement.

    On May 21, 2001, Mr. Bellini and Mr. Goldman met telephonically to resolve the outstanding issues under the draft merger agreement, including the circumstances, if any, under which a termination fee would be payable and expenses would be reimbursed by one party to the other, the amount of the fee and the limit on the amount of the expense reimbursement.

    On May 21, 2001, the eXcelon board held a special meeting to review the status of the merger discussions with C-bridge. Ms. Brandt and representatives of SG Cowen and Foley, Hoag & Eliot LLP also attended the meeting. Mr. Goldman provided an update regarding the status of negotiations and the remaining unresolved issues. A representative of SG Cowen discussed the fairness opinion that it expected to be able to deliver, and a representative of Foley, Hoag & Eliot LLP reviewed the terms of the merger agreement, the employment agreements for four executive officers and the voting agreements to be signed by the directors and executive officers of eXcelon. SG Cowen again reviewed for the board possible strategic alternatives for eXcelon, and provided further details for the board regarding the calculation of the proposed exchange ratio. The eXcelon board engaged in a discussion of C-bridge, its business and its management.

    On May 22, 2001, the eXcelon board held a special meeting to consider and act upon the proposed merger with C-bridge. Ms. Brandt and representatives of SG Cowen and Foley, Hoag & Eliot LLP also attended the meeting. A representative of SG Cowen reviewed the transaction for the board and provided SG Cowen's oral opinion, subsequently confirmed in writing, to the effect that the exchange ratio was fair, from a financial point of view, to eXcelon. SG Cowen then outlined for the eXcelon board the reasons underlying its opinion. Representatives of Foley, Hoag & Eliot LLP explained the final changes to the merger agreement, the employment agreements for several executive officers and related agreements. Following a thorough discussion of the proposed merger, the eXcelon board of directors voted unanimously to authorize the merger agreement with C-bridge and to recommend that eXcelon stockholders approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement. SG Cowen later delivered a written opinion to eXcelon confirming the oral opinion it delivered to the eXcelon board earlier that day.

    On May 22, 2001, the C-bridge board held a special meeting to consider and act upon the proposed merger with eXcelon. Mr. Thompson and representatives of Robertson Stephens, Gibson, Dunn & Crutcher LLP and InSight Capital Partners also attended the meeting. A representative of Robertson Stephens reviewed the transaction for the board and delivered to the C-bridge board Robertson Stephens' oral opinion, subsequently confirmed in writing, that as of May 22, 2001 the exchange ratio was fair, from a financial point of view, to the holders of C-bridge common stock, other than eXcelon or any of its affiliates. Robertson Stephens then outlined for the C-bridge board the analysis underlying its opinion. Following a thorough discussion of the proposed merger, as well as the principal terms of the related employment agreements and voting agreements, the C-bridge board of directors voted unanimously to authorize the merger agreement with eXcelon and to recommend that C-bridge stockholders approve and adopt the merger agreement. Robertson Stephens later delivered a written opinion to C-bridge confirming the oral opinion that it had given to the C-bridge board earlier that day.


    Late in the evening on May 22, 2001, eXcelon and C-bridge executed the merger agreement and related agreements. On the morning of May 23, 2001, the parties issued a joint press release announcing the merger and held a joint conference call to discuss the merger.


eXCELON'S REASONS FOR THE MERGER; eXCELON'S BOARD OF DIRECTORS' RECOMMENDATION

    In reaching its decision to approve the merger agreement, eXcelon's board consulted with eXcelon's management, as well as with eXcelon's financial advisors, independent accountants and legal advisors, and considered information from a variety of sources, including:

    - Its knowledge, and that of eXcelon's management, of the business, properties and prospects of eXcelon, including the opportunities available to eXcelon if the proposed merger did not occur.

    - Its exploration, with the assistance of SG Cowen, of the strategic alternatives available to eXcelon and its assessment of the risks and potential rewards associated with continuing to operate as an independent company as an alternative to the merger.

    - Current financial market conditions and historical market prices, volatility and trading information about the eXcelon common stock and C-bridge common stock.


    - The exchange ratio negotiated with C-bridge, the implied premium, based on recent and historical market prices of the eXcelon common stock, over the recent and historical prices of the C-bridge common stock, and how this premium compared to price premiums in recent comparable transactions involving Internet professional services companies.

    - The opinion of SG Cowen that, based on and subject to the assumptions, qualifications and limitations set forth in the opinion, the exchange ratio of 1.2517 was fair, from a financial point of view, to eXcelon, and the analysis underlying the SG Cowen opinion.

    - Information and presentations by eXcelon's management and legal and financial advisors concerning the business, technology, products and services, operations, financial condition, organizational structure and competitive positions of eXcelon and C-bridge on both a historical and prospective basis.

    - The terms and conditions of the merger agreement, including the termination fee payable to eXcelon or to C-bridge under specified circumstances and the ability of eXcelon to negotiate other unsolicited strategic transaction proposals if the eXcelon board of directors believes in good faith, after consultation with its outside legal counsel, that to do so would be consistent with the board's fiduciary duties under applicable law and would be reasonably likely to lead to a proposal that is more favorable financially to the eXcelon stockholders than the merger.

    - The terms and conditions of the irrevocable proxies and voting agreements to be entered into by the directors and executive officer of eXcelon.

    - The proposed corporate governance arrangements for the combined company, which will have a board of directors composed of four current members of eXcelon's board and four C-bridge designees, including three current members of C-bridge's board.

    - Its assessment of the likely impact of the merger on eXcelon's customers and employees.

    In reaching its decision to approve the merger agreement, eXcelon's board identified the following potential benefits of the merger for eXcelon and its stockholders that, taken as a whole, supported its decision:

    - The opportunity to transform eXcelon's business model from one based primarily on the sale of software products to one based on offering enterprise customers a complete solution consisting of consulting and implementation services utilizing the eXcelon XML product platform, which the eXcelon board expects to result in increased revenue, higher average sales and more profitable operations for the combined company.


    - The opportunity to improve the sales and distribution capabilities of the companies by combining the C-bridge sales force's experience in selling large-scale consulting engagements to senior executives of large enterprises with the eXcelon product set and the XML product expertise of the eXcelon sales force.



    - The broader geographic coverage of the combined company's operations, where eXcelon's relatively greater strength in Europe and the Asia-Pacific region and C-bridge's relatively broader coverage in the United States are expected to complement each other.


    - The opportunity for operational synergies and economies of scale and the anticipated savings from those synergies and economies of scale.

    - The anticipated impact of the merger on the combined company's financial resources, particularly the extent to which C-bridge's substantial cash position will enhance the combined company's ability to fund additional sales, marketing and product development activities relating to its enterprise commerce management products and services.

    - The opportunity to capitalize on each company's strong client and partner relationships and established reputation to provide additional solutions to each company's existing clients.

    - The fact that the combined company will have a significantly larger market capitalization and public float than eXcelon alone, and the possibility that the merger will result in greater investment research coverage of eXcelon by industry analysts and enhanced trading liquidity for eXcelon stockholders.

    - The opportunity for eXcelon to obtain the services of key members of C-bridge's management team, including the services of Joseph M. Bellini as Chief Executive Officer.


    - Its judgment that the premium to be paid to the stockholders of C-bridge was reasonable in light of current industry and financial market conditions, the relative contributions expected to be made by the two companies to the results of operations of the combined company, recent comparable transactions and the historical trading prices and volatility of the common stock of the two companies.


    - The risks associated with remaining independent in light of increasing consolidation and competition in the business-to-business commerce software market.

    - The structure of the merger and the terms of the merger agreement, including the fact that the fixed exchange ratio provides certainty regarding the number of shares of eXcelon common stock that will be issued in the merger, and the fact that the merger agreement permits the board of either company to terminate the merger agreement upon receipt of a superior proposal, or to amend or withdraw its recommendation under specified circumstances, and upon payment to the other company of a specified termination fee and its out-of-pocket expenses incurred in connection with the termination.

    - The qualification of the merger as a tax-free reorganization.

    - The fact that all four of eXcelon's current directors will serve on the combined company's board of eight directors.

    In reaching its decision to approve the merger agreement and recommend approval of the merger to eXcelon's stockholders, eXcelon's board also considered a number of risks and potentially negative factors, including the following:

    - The recent reduction in demand for Internet consulting services generally, and the sharp declines in the stock prices of companies in that sector.

    - The fact that C-bridge's revenues have declined substantially in 2001 compared with their levels in 2000, and the risk that the restructuring and expense reduction programs that have been undertaken by C-bridge will be inadequate to compensate for its reduced levels of revenue, or may disrupt the ability of the combined company to carry out its business plan.


    - The risk that the combined company will have difficulty integrating eXcelon's product platform with C-bridge's service-based solutions.


    - The risk that the combined company will not be able to successfully integrate the employees and operations of eXcelon and C-bridge.

    - The loss of independence that would result from the expansion of eXcelon's board to include an equal number of C-bridge directors.

    - The possible adverse effects of the public announcement of the merger on the sales of the two companies and their respective relationships with their employees, suppliers and strategic partners.

    - The possibility that eXcelon may not succeed in retaining its own key employees or the key employees of C-bridge.

    - The volatility of the price of the combining companies' common stock, particularly in light of the fact that the exchange ratio will not be adjusted for declines in the price of the C-bridge common stock or increases in the price of the eXcelon common stock.



    - The possibility that, if the merger is not completed, public perceptions of eXcelon's competitive position could cause the price of the eXcelon common stock to decline.


    - The risk that eXcelon will have to pay substantial fees and expenses if the merger agreement is terminated under some circumstances.

    - The significant costs that have been and will be incurred in seeking to consummate the merger.

    - Other applicable risks described in this proxy statement/prospectus under the heading "Risk Factors."


    In addition, eXcelon's board of directors considered the interests that certain of its officers and directors may have with respect to the merger in addition to their interests as stockholders of eXcelon. See "The
Merger--Interests of eXcelon's management and certain stockholders in the merger" on page 59.


    Members of eXcelon's board of directors evaluated these factors in light of their knowledge of eXcelon's business, the markets for business-to-business commerce management systems and object data management services and related industries and their business judgment. In view of the variety of factors and the amount of information considered, eXcelon's board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors taken as a whole. In addition, individual members of eXcelon's board may have given different weights to different factors.

    eXCELON'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE ISSUANCE OF eXCELON COMMON STOCK IN THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. eXCELON'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF eXCELON AND ITS STOCKHOLDERS AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF eXCELON COMMON STOCK IN THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    If the merger is not completed, eXcelon intends to continue as an independent public company and will continue to pursue other strategic transactions or alternatives to realize value for its stockholders.

OPINION OF eXCELON'S FINANCIAL ADVISOR

    Under the terms of an engagement letter dated July 11, 2000, as amended by a letter agreement dated as of May 7, 2001, eXcelon retained SG Cowen Securities Corporation as its exclusive financial advisor to provide financial advisory services and render an opinion in connection with a transaction involving all of, or a material interest in, eXcelon. In connection with SG Cowen's engagement, eXcelon requested that SG Cowen evaluate the fairness, from a financial point of view, of the consideration to be paid by eXcelon in the proposed merger of eXcelon and C-bridge.

    At the meeting of eXcelon's board of directors on May 22, 2001, SG Cowen delivered its oral opinion, subsequently confirmed in writing, that as of May 22, 2001, based upon and subject to the various assumptions set forth in the opinion, the consideration to be paid by eXcelon in the proposed merger of eXcelon and C-bridge was fair, from a financial point of view, to eXcelon. The consideration to be paid by eXcelon in the proposed merger was determined through arm's-length negotiations between eXcelon and C-bridge and was approved by eXcelon's board of directors. SG Cowen did not recommend the specific consideration to be paid in the proposed merger or recommend that any specific consideration constituted the only appropriate consideration to be paid.

    THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED MAY 22, 2001, IS ATTACHED AS ANNEX C AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. HOLDERS OF eXCELON COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SG COWEN'S OPINION. SG COWEN'S OPINION WAS PREPARED FOR AND ADDRESSED TO eXCELON'S BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO eXCELON OF THE CONSIDERATION TO BE PAID BY eXCELON IN THE PROPOSED MERGER OF eXCELON AND C-BRIDGE. SG COWEN'S OPINION DOES NOT CONSTITUTE AN OPINION AS TO THE MERITS OR ANY OTHER ASPECT OF THE PROPOSED MERGER OF eXCELON AND C-BRIDGE OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE PROPOSED MERGER.

    In arriving at its opinion, SG Cowen reviewed and considered the financial and other matters it deemed relevant, including, among other things:

    - a draft of the merger agreement dated May 13, 2001;

    - some publicly available information for eXcelon, including its annual reports filed on Form 10-K for each of the years ended December 31, 1999 and 2000, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and March 31, 2001, and other relevant financial and operating data furnished to SG Cowen by eXcelon management;

    - some publicly available information for C-bridge, including its annual reports filed on Form 10-K for each of the years ended December 31, 1999 and 2000, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and March 31, 2001, and other relevant financial and operating data furnished to SG Cowen by C-bridge management;

    - some internal financial analyses, financial forecasts, reports and other information concerning eXcelon and C-bridge, prepared by the management of eXcelon and C-bridge, respectively;

    - First Call earnings estimates and financial projections in Wall Street analyst reports for each of eXcelon and C-bridge;

    - discussions SG Cowen had with members of the managements of each of eXcelon and C-bridge concerning the historical and current business operations, financial conditions and prospects of eXcelon and C-bridge and other matters SG Cowen deemed relevant;

    - some operating results, the reported price and trading histories of the common stock of eXcelon and C-bridge as compared to operating results, and the reported price and trading histories of some other publicly traded companies SG Cowen deemed relevant;

    - some financial terms of the merger agreement as compared to the financial terms of some other selected business combinations SG Cowen deemed relevant; and

    - other information, financial studies, analyses and investigations and other factors that SG Cowen deemed relevant for the purposes of its opinion.

    In conducting its review and rendering its opinion, SG Cowen, with eXcelon's consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information provided to it by eXcelon and C-bridge, respectively, or which is publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of eXcelon or C-bridge. SG Cowen further relied upon the assurance of management of eXcelon that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with eXcelon's consent, assumed that the financial forecasts were reasonably prepared by the respective managements of eXcelon and C-bridge on bases reflecting the best currently available estimates and good faith judgments of each company's management as to the future performance of eXcelon and C-bridge, and that these projections, and the First Call estimates and Wall Street projections utilized in SG Cowen's analysis, provide a reasonable basis for its opinion.

    SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of eXcelon or C-bridge, nor was SG Cowen furnished with these materials. In addition, SG Cowen did not consider the effects of any legal matters relating to eXcelon or C-bridge. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion, and SG Cowen expressly disclaims any responsibility to do so.

    In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed merger of eXcelon and C-bridge will be satisfied and none will be waived. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen before rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the proposed merger between eXcelon and C-bridge. SG Cowen also assumed that the proposed merger between eXcelon and C-bridge would be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

    SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the proposed merger of eXcelon and C-bridge or to take any other action in connection with the proposed merger of eXcelon and C-bridge or otherwise. SG Cowen has not been requested to opine as to, and SG Cowen's opinion does not in any manner address, eXcelon's underlying business decision to effect the proposed merger between eXcelon and C-bridge. Furthermore, SG Cowen expresses no view as to what the value of the eXcelon common stock actually would be when issued in the proposed merger or the price or trading range for shares of eXcelon common stock following the consummation of the proposed merger.

    SG Cowen performed various procedures, including each of the financial analyses described below, and reviewed with the management of eXcelon the assumptions on which these analyses were based, including the historical and projected financial results of eXcelon and C-bridge, and other factors. No limitations were imposed by eXcelon's board of directors with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion. The following is a summary of the principal financial analyses performed by SG Cowen in connection with the preparation of its opinion. SOME OF THE SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE FINANCIAL ANALYSES.

    RELATIVE CONTRIBUTION ANALYSIS. SG Cowen analyzed the respective contributions for the last twelve months and last quarter of reported revenue and gross profit, and cash and equivalents as of March 31,

2001 and December 31, 2000, of eXcelon and C-bridge to the combined company based upon historical financial results of eXcelon and C-bridge.

                                                                 PERCENTAGE OF COMBINED COMPANY
                                                          --------------------------------------------
                                                          EXCELON CONTRIBUTION   C-BRIDGE CONTRIBUTION
                                                          --------------------   ---------------------
OPERATING RESULTS:
REVENUE
Last twelve months......................................      44     %               56     %
Last quarter............................................      46                     54

GROSS PROFIT
Last twelve months......................................      54                     46
Last quarter............................................      66                     34

CASH AND EQUIVALENTS
March 31, 2001..........................................      21                     79
December 31, 2000.......................................      13                     87

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES--C-BRIDGE. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for C-bridge to the corresponding financial data and ratios of some other companies, referred to in this summary as the C-bridge selected companies, whose securities are publicly traded and which SG Cowen believes are comparable to C-bridge from an operating standpoint. The companies were:

    - Braun Consulting, Inc.

    - Cysive, Inc.

    - Lante Corporation

    - Scient Corp.

    - Tanning Technology Corporation

    - Viant Corporation

    The data and ratios included the market capitalization of common stock plus total debt, preferred stock and minority interest less cash and equivalents, or the enterprise value, of the C-bridge selected companies as multiples of the last twelve months of reported revenue, annualized revenue for the last reported quarter and estimated calendar year 2001 revenues.

    The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to revenues for the C-bridge selected companies and the same ratios for C-bridge implied by the consideration to be paid in the proposed merger of eXcelon and C-bridge. The information in the table is based on the closing stock prices of the C-bridge selected companies on May 18, 2001.

                                                           ENTERPRISE VALUE AS A MULTIPLE OF REVENUE
                                                           ------------------------------------------
                                                                                          ESTIMATED
                                                           LAST TWELVE   LAST QUARTER   CALENDAR YEAR
                                                             MONTHS       ANNUALIZED        2001
                                                           -----------   ------------   -------------
High.....................................................       1.9x          1.7x            1.7x
Median...................................................       0.0           0.0             0.3
Mean.....................................................       0.3           0.1             0.4
Low......................................................      (0.7)         (1.4)           (0.7)
Implied C-bridge multiple based on eXcelon's closing
  price on May 18, 2001..................................       0.4x          0.5x            0.7x
Implied C-bridge multiple based on eXcelon's average
  closing price for the 30 trading-day period ended on
  May 18, 2001...........................................       0.1x          0.1x            0.1x

    Although information about the C-bridge selected companies was used for comparison purposes, none of those companies is directly comparable to C-bridge. Accordingly, an analysis of the results of this comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the C-bridge selected companies and other factors that could affect the public trading value of the C-bridge selected companies or C-bridge.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES--EXCELON. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for eXcelon to the corresponding financial data and ratios of some other companies, referred to in this summary as the eXcelon selected companies, whose securities are publicly traded and which SG Cowen believes are comparable to eXcelon from an operating standpoint. The companies were:

    DATABASE COMPANIES

     - Informix Corporation

     - Novell, Inc.

     - Progress Software Corporation

     - Sybase, Inc.

     - Versant Corporation

    BUSINESS-TO-BUSINESS SOFTWARE COMPANIES

     - Mercator Software, Inc.

     - NEON Systems, Inc.

     - SilverStream Software, Inc

     - Versata, Inc.

    The data and ratios included the enterprise value of the eXcelon selected companies as multiples of the last twelve months of reported revenue, annualized revenue for the last reported quarter and estimated calendar year 2001 revenues.

    The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to revenues for the eXcelon selected companies and the same ratios for eXcelon. The information in the table is based on the closing stock prices of the eXcelon selected companies on May 18, 2001.

                                                           ENTERPRISE VALUE AS A MULTIPLE OF REVENUE
                                                           ------------------------------------------
                                                                                          ESTIMATED
                                                           LAST TWELVE   LAST QUARTER   CALENDAR YEAR
                                                             MONTHS       ANNUALIZED        2001
                                                           -----------   ------------   -------------
DATABASE
High.....................................................      1.6x           1.8x           2.4x
Median...................................................      1.3            1.4            1.5
Mean.....................................................      1.1            1.3            1.6
Low......................................................      0.6            0.7            1.0

BUSINESS-TO-BUSINESS
High.....................................................      0.5x           0.6x           0.5x
Median...................................................      0.3            0.3            0.3
Mean.....................................................      0.3            0.3            0.3
Low......................................................      0.0            0.0            0.0

eXcelon multiple based on eXcelon's closing price on May
  18, 2001...............................................      1.1x           1.2x           1.0x
eXcelon multiple based on eXcelon's average closing price
  for the 30 trading-day period ended on May 18, 2001....      0.6x           0.7x           0.6x

    Although information about the eXcelon selected companies was used for comparison purposes, none of those companies is directly comparable to eXcelon. Accordingly, an analysis of the results of this comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the eXcelon selected companies and other factors that could affect the public trading value of the eXcelon selected companies or eXcelon.

    ANALYSIS OF CERTAIN TRANSACTIONS--C-BRIDGE. SG Cowen reviewed the financial terms, to the extent publicly available, of the following ten transactions, referred to in this summary as the C-bridge selected transactions, involving the acquisition of companies in the Internet consulting services industry, which were announced or completed since January 28, 2000 (listed as acquiror/target):

    - Dimension Data Holdings/Proxicom, Inc.

    - International Business Machines Corporation/Mainspring, Inc.

    - Novell, Inc./Cambridge Technology Partners, Inc.

    - CGI Group, Inc./IMRGlobal Corp.

    - Francisco Partners/marchFIRST, Inc.

    - Silverline Technologies/SeraNOVA

    - Schlumberger Ltd./Convergent Group Corp.

    - Commerce One, Inc./AppNet

    - PSINet/Metamor Worldwide

    - LeapNet, Inc./SPR, Inc.

    SG Cowen reviewed the enterprise value paid in the C-bridge selected transactions as a multiple of the last twelve months of reported revenues, annualized revenue for the last reported quarter and estimated revenue for the next twelve months.

    The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to revenues for the C-bridge selected transactions and the same ratios for C-bridge implied by the consideration to be paid in the proposed merger of eXcelon and C-bridge.

                                                              ENTERPRISE VALUE AS A MULTIPLE OF REVENUE
                                                             -------------------------------------------
                                                             LAST TWELVE    LAST QUARTER    NEXT TWELVE
                                                                MONTHS       ANNUALIZED        MONTHS
                                                             ------------   -------------   ------------
Mean.......................................................      2.8x           2.1x            1.8x
Implied C-bridge multiple based on eXcelon's closing price
  on May 18, 2001..........................................      0.4x           0.5x            0.7x
Implied C-bridge multiple based on eXcelon's average
  closing price for the 30 trading-day period ended on May
  18, 2001.................................................      0.1x           0.1x            0.1x

    Although information about the C-bridge selected transactions was used for comparison purposes, none of those transactions is directly comparable to the proposed merger of eXcelon and C-bridge, and none of the companies in those transactions is directly comparable to C-bridge. Accordingly, an analysis of the results of this comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of these companies or C-bridge.

    ANALYSIS OF CERTAIN TRANSACTIONS--EXCELON. SG Cowen reviewed the financial terms, to the extent publicly available, of the following three transactions, referred to in this summary as the eXcelon selected transactions, involving the acquisition of companies in the database and business-to-business software industry, which were announced or completed since May 31, 2000 (listed as acquiror/target):

    - International Business Machines Corporation/Informix's database business

    - Sybase Inc./New Era of Networks, Inc.

    - Invensys plc/Baan

    SG Cowen reviewed the enterprise value paid in the eXcelon selected transactions as a multiple of the last twelve months of reported revenues, annualized revenue for the last reported quarter and estimated revenue for the next twelve months.

    The following table presents, for the periods indicated, the multiples implied by the ratio of enterprise value to revenues for the eXcelon selected transactions.

                                                              ENTERPRISE VALUE AS A MULTIPLE OF REVENUE
                                                             -------------------------------------------
                                                             LAST TWELVE    LAST QUARTER    NEXT TWELVE
                                                                MONTHS       ANNUALIZED        MONTHS
                                                             ------------   -------------   ------------
Mean.......................................................      1.4x           1.6x            1.5x

    Although information about the eXcelon selected transactions was used for comparison purposes, none of those transactions is directly comparable to the proposed merger of eXcelon and C-bridge. Accordingly, an analysis of the results of this comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of these companies.

    HISTORICAL EXCHANGE RATIOS. SG Cowen analyzed the ratios of the closing prices of the C-bridge common stock divided by the closing price of the eXcelon common stock over various periods ended May 18, 2001. The following table presents the average exchange ratios for those periods.


                                                                HISTORICAL
HISTORICAL PERIOD                                             EXCHANGE RATIO
-----------------                                             --------------
One year average............................................      1.7110x
180-day average.............................................      1.3408
90-day average..............................................      1.1996
60-day average..............................................      1.0802
30-day average..............................................      1.1976
15-day average..............................................      1.2348
May 18, 2001................................................      0.7758

Median of historical exchange ratios........................      1.1996x

    DISCOUNTED CASH FLOW ANALYSIS. SG Cowen did not analyze the value of the proposed merger based on the discounted cash flow of eXcelon and C-bridge because of the limited number of years for which projected financial information for eXcelon and C-bridge was provided to SG Cowen by eXcelon and C-bridge, respectively.


    The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen in connection with the proposed merger and the preparation of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, as a result, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, SG Cowen made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, despite the separate factors summarized above, SG Cowen believes, and has so advised eXcelon's board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of eXcelon. The analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than the values or results suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, these analyses and estimates are subject to uncertainty, because they are based upon numerous factors or events beyond the control of the parties or their respective advisors. None of eXcelon, SG Cowen or any other person assumes responsibility for any losses incurred if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by eXcelon's board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of that decision.


    SG Cowen was retained by eXcelon's board of directors because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services to eXcelon for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of eXcelon and C-bridge for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in those securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to eXcelon and C-bridge, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of those services.


    Under the terms of the SG Cowen engagement letter, eXcelon paid SG Cowen a retainer fee of $100,000 and has agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion. In addition, if the proposed merger of eXcelon and C-bridge is completed, SG Cowen will be entitled to receive a transaction fee of $1.75 million for its financial advisory services. The retainer fee and the fee payable for SG Cowen's opinion will be credited against any transaction fee that may be paid. Additionally, eXcelon has agreed to reimburse SG Cowen for its pre-approved travel and all other reasonable out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws arising out of or in connection with SG Cowen's engagement. If the merger is not consummated and C-bridge pays eXcelon the termination fee and reimburses eXcelon's expenses incurred in connection with the merger, the SG Cowen engagement letter requires eXcelon to pay SG Cowen 25% of the aggregate amount of the termination fee and expense reimbursement received by eXcelon. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between eXcelon and SG Cowen. At the time SG Cowen rendered its opinion, eXcelon's board of directors was aware of the fee arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the proposed merger of eXcelon and C-bridge.


OTHER RELATIONSHIPS

    SG Cowen served as a co-managing underwriter of C-bridge's initial public offering in December 1999, for which it received customary underwriting fees. SG Cowen has not been compensated for any other investment banking or other services for eXcelon or C-bridge in the past two years.

INTERESTS OF eXCELON'S MANAGEMENT AND CERTAIN STOCKHOLDERS IN THE MERGER

    In considering the recommendation of eXcelon's board of directors with respect to the proposed merger, eXcelon stockholders should note that some of eXcelon's stockholders, directors and officers have interests in the merger that are different from, or in addition to, their interests solely as eXcelon stockholders. These interests may create potential conflicts of interest. The boards of directors of eXcelon and C-bridge were aware of these interests and took these interests into account in approving the proposed merger and the other transactions contemplated by the merger agreement.

    VOTING AGREEMENTS. eXcelon's directors and executive officers have entered into irrevocable proxy and voting agreements with C-bridge, in which they authorized C-bridge to vote their shares in favor of the issuance of eXcelon common stock in connection with the merger and the other transactions contemplated by the merger agreement, the adjournment proposal and any actions recommended by eXcelon's board of directors that are required to accomplish the merger and related transactions.

    CONTINUING DIRECTORS. Under the terms of the merger agreement, Robert M. Agate, Gerald B. Bay, Kevin J. Burns and Robert N. Goldman will remain directors of eXcelon. However, the merger agreement also provides for two changes in the current classification of the eXcelon board. Mr. Agate, currently a Class II director whose term will expire at the annual meeting, will become a Class I director with a term expiring at the annual meeting of eXcelon stockholders in 2003. Mr. Goldman, currently a Class III director whose term will expire at the annual meeting of eXcelon stockholders in

2002, will become a Class II director with a term expiring at the annual meeting of eXcelon stockholders in 2004. Messrs. Bay and Burns will retain their current director classifications.

    CONTINUING OFFICERS. Following the merger, the following officers of eXcelon will be elected to serve in the offices opposite their names:

NAME                                     OFFICE
----                                     ------
Robert N. Goldman......................  Chairman of the Board
Satish Maripuri........................  Chief Operating Officer
Lacey P. Brandt........................  Chief Financial Officer


    EMPLOYMENT AGREEMENTS. eXcelon has entered into employment agreements with Robert N. Goldman, Satish Maripuri and Lacey P. Brandt. These employment agreements will become effective upon the consummation of the merger and will replace the existing employment or severance agreements with these officers. For more information about these agreements, see "Related Agreements--Employment agreements." eXcelon may enter into employment agreements with one or more other officers, but has not decided upon the terms of any such agreement. No such agreement will be more favorable to the employee than the agreements for Mr. Maripuri and Ms. Brandt.



    ADDITIONAL COMPENSATION TO ROBERT N. GOLDMAN. eXcelon has agreed that, upon consummation of the merger, it will pay Robert N. Goldman a bonus of $500,000. eXcelon has also agreed that, upon consummation of the merger, it will forgive the principal and interest owed by Mr. Goldman to eXcelon under a promissory note originally executed by Mr. Goldman in favor of eXcelon in 1996 in connection with the exercise of stock options by Mr. Goldman. The note has a principal amount of $572,700 and bears simple interest at 7.0% per annum. As of August 2, 2001, Mr. Goldman has not repaid any principal or interest on the note, and the total amount of debt forgiven will be approximately $787,024. In connection with the forgiveness of this indebtedness, eXcelon has also agreed to release its security interest in shares of eXcelon common stock pledged by Mr. Goldman to secure the note. For more information about this loan, see "Management of eXcelon--Loan to executive officer." eXcelon has also agreed to pay Mr. Goldman's tax liability incurred under Section 280G of the Internal Revenue Code as a result of the bonus payment and forgiveness of indebtedness described above, and to pay any additional federal and state income tax liabilities incurred by Mr. Goldman as a result of that payment. eXcelon estimates that the aggregate amount it will pay with respect to these tax liabilities will be approximately $600,000. Under section 162(m) of the Internal Revenue Code, eXcelon expects that, for purposes of calculating its federal income tax obligations for 2001, it will not be able to deduct more than $1.0 million of the compensation paid or deemed paid to Mr. Goldman in 2001.


    INDEMNIFICATION; INSURANCE. After the merger, eXcelon will continue to indemnify and advance expenses to its directors, officers, employees and other indemnitees to the same extent as before the merger. eXcelon also intends to continue in place its existing officers' and directors' liability insurance policy.

C-BRIDGE'S REASONS FOR THE MERGER; C-BRIDGE'S BOARD OF DIRECTORS' RECOMMENDATION

    In reaching its decision to approve the merger agreement, C-bridge's board of directors consulted with C-bridge's management, as well as C-bridge's financial advisors, independent accountants and legal counsel. Among the factors C-bridge's board considered in its deliberations were the following:

    - The familiarity of C-bridge's board and management with the business, properties and prospects of C-bridge, including the opportunities available to C-bridge if the proposed merger did not occur.

    - The exchange ratio negotiated with eXcelon and the implied premium over recent and historical market prices of the C-bridge common stock, as well as how this premium compared to price premiums in several recent comparable transactions involving Internet professional services companies.


    - The opinion of Robertson Stephens, Inc. that, based on and subject to matters stated in the opinion, as of May 22, 2001, the exchange ratio was fair, from a financial point of view, to the holders of C-bridge common stock, other than eXcelon or any of its affiliates. A copy of Robertson Stephens' written opinion is attached as an appendix to this proxy statement/ prospectus.

    - Information and presentations by C-bridge management and legal and financial advisors concerning the business, technology, products, operations, financial condition, organizational structure and competitive position of C-bridge and eXcelon, on both a historical and prospective basis.


    - Current financial market conditions and historical market prices, volatility and trading information about the C-bridge common stock and the eXcelon common stock.


    - Corporate governance arrangements for the combined company, which will have a board of directors composed of four C-bridge designees, including three current members of C-bridge's board, and four current members of eXcelon's board.

    - The impact of the merger on C-bridge's customers and employees.

    - The terms and conditions of the merger agreement, including the termination fee payable to C-bridge or to eXcelon under specified circumstances and the ability of C-bridge to negotiate other unsolicited strategic transaction proposals if the C-bridge board of directors believes in good faith, after consultation with its outside legal counsel, that to do so would be consistent with the board's fiduciary duties under applicable law and would be reasonably likely to lead to a proposal that is more favorable financially to the C-bridge stockholders than the merger.

    - The terms and conditions of voting agreements of C-bridge stockholders which require them to vote their shares of C-bridge common stock in favor of the merger agreement.

    In reaching its decision to approve the merger agreement, and to recommend that the C-bridge stockholders vote to adopt the merger proposal, C-bridge's board of directors identified the following potential benefits of the merger for C-bridge and its stockholders, that, taken as a whole, supported its decisions:

    - C-bridge stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger.

    - The combined company will have a significantly larger market capitalization and public float than C-bridge alone; as a result, C-bridge stockholders who exchange their C-bridge common stock for eXcelon common stock in the merger may obtain a more liquid investment.

    - The merger will be tax-free to C-bridge U.S. stockholders (except to the extent they receive cash for any fractional shares).

    - Generally, companies that sell products rather than services have higher price/earnings ratios. Because it will offer its customers products in the form of standardized, pre-packaged solutions and solution components, the combined company is expected to have a higher price/earnings ratio than C-bridge would have on a stand-alone basis as a provider of consulting services.

    - As a result of the strategic fit between the C-bridge and eXcelon operations, the merger will create a company that can combine eXcelon's XML technology and C-bridge's strategic business consulting, diagnostic services and vertical industry expertise in order to produce the next generation of Internet business solutions, called "enterprise commerce management solutions."

    - The combined company will have the opportunity to become a leading provider of enterprise commerce management solutions because eXcelon's XML-based technology accelerates the labor-intensive process of integrating legacy systems with an Internet solution, which will increase the speed and efficiency with which the combined company can release new products and deliver solutions to clients.

    - By enabling C-bridge to develop standardized solutions and solution components based on eXcelon's XML technology, the merger will give the combined company the ability to respond to the shift in market demand away from pure consulting services billed on an hourly basis to standardized, pre-packaged solutions.

    - The integrated products and services offerings of the combined company will create and enhance cross-selling opportunities to the existing customer bases of each of C-bridge and eXcelon, resulting in new opportunities to generate revenue.

    - The market for C-bridge's products and professional services in the United States and internationally is highly competitive. The integration of the two companies' sales forces and marketing resources will strengthen the combined company's market presence and its ability to effectively sell its products.

    - The combined company will be able to benefit from potential economies of scale and cost savings.

    C-bridge's board of directors also considered opportunities that might exist to pursue other potential business combinations, but did not solicit or receive any written offers other than from eXcelon.

    In its deliberations concerning the merger, C-bridge's board of directors also identified and considered a number of risks and potentially negative factors, including the following:


    - The risk that the per share value of the consideration to be received in the merger could decline significantly from the value prior to the announcement of the merger because the exchange ratio will not be adjusted for changes in the market price of the C-bridge common stock or the eXcelon common stock.


    - The possibility that the merger might not be consummated and the potential adverse effects of the failure to consummate the merger on:

       - C-bridge's operating results.

       - The trading price of C-bridge common stock.

       - C-bridge's ability to attract and retain key management and other personnel.


    - The decreased likelihood that C-bridge would receive a third-party acquisition proposal because of the termination fee and, to a lesser extent, the voting agreements described above.



    - The possibility that the integration of C-bridge and eXcelon will be an expensive, complex and time-consuming process that may disrupt the business of either or both companies if not completed in a timely and efficient manner.


    - The risk that the potential benefits of the merger may not be realized.

    - Other applicable risks described in this proxy statement/prospectus under the heading "Risk Factors."

    After due consideration, C-bridge's board of directors concluded that the potential benefits to C-bridge and its stockholders of the merger outweighed the risks associated with the merger.

    This discussion is not exhaustive of all the factors considered by C-bridge's board of directors. In view of the wide variety of factors considered in connection with the board's evaluation of the merger and the complexity of these matters, C-bridge's board of directors did not quantify or otherwise assign relative weights to the factors described above. Rather, C-bridge's board made its determination based on the totality of the information it considered. The members of the board were aware that, as described below under "The Merger--Interests of C-bridge's management and certain stockholders in the merger," certain directors and officers of C-bridge have interests in the merger in addition to, or different from, their interests as stockholders in C-bridge, and the board considered this in deciding to recommend the transaction.

    C-bridge and eXcelon cannot assure you that any of the expected results, synergies, opportunities or other benefits described in this section will be achieved as a result of the merger.

    C-BRIDGE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. C-BRIDGE'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF C-BRIDGE AND ITS STOCKHOLDERS AND RECOMMENDS THAT C-BRIDGE STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

    If the merger is not completed, C-bridge intends to continue as an independent public company and may pursue other strategic transactions or alternatives to enhance stockholder value.

OPINION OF C-BRIDGE'S FINANCIAL ADVISOR

    C-bridge retained Robertson Stephens to act as its exclusive financial advisor in connection with the merger. In connection with Robertson Stephens' engagement, C-bridge requested that Robertson Stephens evaluate the fairness, from a financial point of view, of the exchange ratio provided for in the merger to holders of C-bridge common stock, other than eXcelon or any of its affiliates or any dissenting stockholders.

    On May 22, 2001, the C-bridge board of directors met to review the proposed merger. During this meeting, Robertson Stephens reviewed with C-bridge's board certain financial analyses, as described below. Also at the meeting on May 22, 2001, Robertson Stephens rendered to C-bridge's board its oral opinion, subsequently confirmed in writing, that, as of May 22, 2001, based upon and subject to the various considerations set forth in the Robertson Stephens opinion, the exchange ratio in the merger was fair, from a financial point of view, to holders of C-bridge common stock, other than eXcelon or any of its affiliates or any dissenting stockholders. The exchange ratio was determined through negotiations between the managements of C-bridge and eXcelon. Although Robertson Stephens assisted C-bridge in the negotiations leading to an agreement on the principal structural terms of the merger, it was not asked to and it did not recommend to C-bridge that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

    The full text of the Robertson Stephens opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Robertson Stephens in rendering its opinion is attached as Annex B and is incorporated in this proxy statement/prospectus by reference. We urge C-bridge stockholders to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of C-bridge's board in connection with its evaluation of the merger and does not constitute a recommendation to stockholders of C-bridge as to how they should vote, or take any other action, with respect to the merger.

    The Robertson Stephens opinion does not address:

    - the relative merits of the merger and the other business strategies that C-bridge's board has considered or may be considering; or

    - the underlying business decision of C-bridge's board to proceed with the merger.

    The summary of the Robertson Stephens opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

    In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

    - reviewed selected publicly available financial statements and other business and financial information of C-bridge and eXcelon, respectively;

    - reviewed selected internal financial statements and other financial and operating data, including financial forecasts and other forward-looking information, concerning C-bridge prepared by the management of C-bridge;

    - reviewed selected internal financial statements and other financial and operating data, including financial forecasts and other forward-looking information, concerning eXcelon prepared by the management of eXcelon;

    - reviewed with C-bridge and eXcelon selected publicly available estimates of research analysts relating to C-bridge;

    - reviewed with C-bridge and eXcelon selected publicly available estimates of research analysts relating to eXcelon;

    - held discussions with the respective managements of C-bridge and eXcelon concerning the businesses, past and current operations, financial condition and future prospects of both C-bridge and eXcelon, independently and combined, including discussions with the managements of C-bridge and eXcelon concerning their views regarding the strategic rationale for the merger;

    - reviewed the financial terms and conditions set forth in the draft of the merger agreement dated May 22, 2001;


    - reviewed the stock price and trading history of the C-bridge common stock and the eXcelon common stock;


    - compared the financial performance of C-bridge and the prices and trading activity of C-bridge common stock with that of other publicly traded companies it deemed comparable with C-bridge;

    - compared the financial performance of eXcelon and the prices and trading activity of eXcelon common stock with that of other publicly traded companies it deemed comparable with eXcelon;

    - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant;

    - prepared an analysis of the relative contributions of C-bridge and eXcelon to the combined company;

    - participated in discussions and negotiations among representatives of C-bridge and eXcelon and their financial and legal advisors; and

    - made other studies and inquiries, and reviewed other data, as it deemed relevant.

    In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of C-bridge and eXcelon) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of this information. Robertson Stephens relied upon the assurances of C-bridge's and eXcelon's management that they were not aware of any facts that would make this information inaccurate or misleading. Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of C-bridge or eXcelon, nor was Robertson Stephens furnished with any such evaluation or appraisal.

    With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of C-bridge and eXcelon that Robertson Stephens reviewed, Robertson Stephens assumed that the forecasts and projections:

    - had been reasonably prepared in good faith on the basis of reasonable assumptions;

    - reflected the best available estimates and judgments as to the future financial condition and performance of C-bridge and eXcelon, respectively; and

    - will be realized in the amounts and in the time periods estimated.

    In addition, Robertson Stephens assumed that:

    - the merger will be consummated upon the terms set forth in the merger agreement without material alteration, including, among other things, that the merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles;

    - the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

    - the historical financial statements of each of C-bridge and eXcelon reviewed by it had been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

    Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens opinion. C-bridge stockholders should understand that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to holders of shares of C-bridge common stock (other than eXcelon or any of its affiliates or any dissenting stockholders). Robertson Stephens does not express any opinion as to:

    - the value of any employee agreement or other arrangement entered into in connection with the merger;

    - any tax or other consequences that might result from the merger; or


    - what the value of the eXcelon common stock will be when issued to C-bridge's stockholders in the merger or the price at which the shares of eXcelon common stock that are issued in the merger may be traded in the future.

    The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Some of the information in this section is presented in a tabular form. For purposes of the financial analyses prepared in advance of and reviewed with C-bridge's board at the May 22, 2001 meeting, Robertson Stephens assumed that the exchange ratio would be 1.260. The exchange ratio set forth in the merger agreement of 1.2517 was agreed to by C-bridge after the close of trading on May 22, 2001 based on the closing prices of C-bridge common stock and eXcelon common stock on May 18, 2001. C-bridge stockholders should be aware that the exchange ratio set forth in the merger agreement of 1.2517 differs slightly from the assumed exchange ratio of 1.260 that was used in the following analyses. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE ROBERTSON STEPHENS OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY ROBERTSON STEPHENS AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE.

    RELATIVE CONTRIBUTION ANALYSIS. Based upon C-bridge management's estimates for C-bridge and financial analysts' estimates for eXcelon, Robertson Stephens analyzed the respective contributions of the revenues and cash balance as of March 31, 2001 of C-bridge and eXcelon to the estimated pro forma revenues and cash balance as of March 31, 2001 of the combined company. The following table summarizes the results of this analysis:

                                                             C-BRIDGE   EXCELON
                                                             --------   --------
REVENUES
Calendar year 2000 revenues................................   54.1%      45.9%
Calendar year 2001 estimated revenues......................   46.3%      53.7%

CASH
As of March 31, 2001.......................................   80.2%      19.8%

    EXCHANGE RATIO ANALYSIS. Robertson Stephens compared the average of the daily ratios of the closing price of C-bridge common stock to the closing price of eXcelon common stock over various periods ending May 18, 2001. The following table sets forth the average of the daily ratios of the closing prices of C-bridge common stock compared to eXcelon common stock for the various periods ending May 18, 2001:

                                                  AVERAGE OF DAILY RATIOS OF THE CLOSING
                                 PERIOD ENDING        PRICE OF C-BRIDGE COMMON STOCK
                                 MAY 18, 2001        COMPARED TO EXCELON COMMON STOCK
                                 ------------     --------------------------------------
                               1 trading day                   0.776x
                               5 trading days                  0.867x
                               10 trading days                 1.122x
                               20 trading days                 1.236x
                               30 trading days                 1.198x
                               60 trading days                 1.080x
                               90 trading days                 1.200x
                               Last 12 months                  1.720x

    COMPARABLE COMPANIES ANALYSIS--C-BRIDGE. Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of C-bridge and selected publicly traded companies in the Internet professional services industry, including:

    - Agency.com;

    - Braun Consulting;

    - Cysive;

    - Lante;

    - Razorfish; and

    - Viant

Multiples compared by Robertson Stephens included enterprise value (market equity value plus book value of total debt less cash and equivalents) to calendar year 2000 revenues, last quarter revenues (on an annualized basis) and estimates of calendar year 2001 revenues. All multiples were based on closing stock prices as of May 18, 2001.

    Using the ranges of multiples set forth in the table below that Robertson Stephens derived from the multiples for comparable companies, the following C-bridge equity values, price per share, exchange ratios, and the resulting ownership of C-bridge stockholders in the combined company were implied based upon C-bridge's calendar year 2000 revenues, last quarter revenues (on an annualized basis) and estimates of calendar year 2001 revenues:

                                                                 MULTIPLE RANGE       IMPLIED EXCHANGE RATIO
                                                              ---------------------   -----------------------
Calendar year 2000 revenues.................................          0.07x - 0.26x           0.820x - 1.054x
Last quarter revenues (on an annualized basis)..............          0.08x - 0.36x           0.819x - 1.119x
Calendar year 2001 estimated revenues.......................          0.10x - 0.30x           0.824x - 1.004x

    COMPARABLE COMPANIES ANALYSIS--EXCELON. Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of eXcelon and selected publicly traded companies in the application integration and business to business infrastructure industries, including:

APPLICATION INTEGRATION                BUSINESS TO BUSINESS INFRASTRUCTURE
- SeeBeyond                            - Documentum
- TIBCO Software                       - iManage
- Vitria Technology                    - Mercator Software
- webMethods

    Multiples compared by Robertson Stephens included enterprise value to calendar year 2000 revenues, last quarter revenues (on an annualized basis) and estimates of calendar year 2001 revenues. All multiples were based on closing stock prices as of May 18, 2001.

    Using the ranges of multiples set forth in the table below that Robertson Stephens derived from the multiples for comparable companies, the following eXcelon equity values, price per share, exchange ratios and the resulting ownership of eXcelon stockholders in the combined company were implied based upon eXcelon's calendar year 2000 revenues, last quarter revenues (on an annualized basis) and estimates of calendar year 2001 revenues:

                                                                MULTIPLE RANGE      IMPLIED EXCHANGE RATIO
                                                              -------------------   -----------------------
Calendar year 2000 revenues.................................         0.5x - 2.8x            1.388x - 0.320x
Last quarter revenues (on an annualized basis)..............         0.6x - 2.7x            1.356x - 0.381x
Calendar year 2001 estimated revenues.......................         0.5x - 2.2x            1.391x - 0.404x

    PREMIUMS PAID ANALYSIS. Using publicly available information, Robertson Stephens analyzed the consideration offered and the premiums paid or proposed to be paid in merger of equals transactions between $50 million and $1.0 billion in value for the period from January 1, 1997 to May 18, 2001 in which stockholders of the targets received approximately 40% to 60% of the combined entities resulting from the transactions while the acquirors obtained the remaining percentage.

    In analyzing these precedent transactions, Robertson Stephens calculated the premium paid by the acquirors for shares of the targets and considered the percentage of shares acquired by stockholders of the targets and acquirors in the combined entities resulting from the transactions. The following table summarizes the results of that analysis:

                                                               ONE DAY PRIOR    ONE MONTH PRIOR
                                                              TO ANNOUNCEMENT   TO ANNOUNCEMENT
                                                              ---------------   ---------------
Average Premium Paid........................................           -0.3%         3.7%

    No company, business or transaction compared in the comparable companies analysis or the premiums paid analysis is identical to C-bridge or eXcelon or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

    OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Robertson Stephens considered other factors and conducted other comparative analyses, including, among other things, a review of:

    - the history of trading prices and volume for C-bridge common stock for the period from May 18, 2000 to May 18, 2001;

    - the history of trading prices and volume for eXcelon common stock for the period from May 18, 2000 to May 18, 2001;

    - the stock price performance of C-bridge common stock compared to the performance of an index comprised of C-bridge comparable companies and to the Nasdaq Composite Index over the period from November 17, 2000 to May 18, 2001;

    - the stock price performance of eXcelon common stock compared to the performance of an index comprised of eXcelon comparable companies and to the Nasdaq Composite Index over the period from November 17, 2000 to May 18, 2001;


    - the third and fourth quarter 2001 estimates of the cash flow from operations for each of C-bridge, eXcelon and, on a pro forma basis, the combined company; and


    - selected published analysts' reports on C-bridge and eXcelon.

    While the foregoing summary describes selected analyses and factors that Robertson Stephens deemed material in its presentation to C-bridge's board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, as a result, a fairness opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens gives no opinion as to the value or merit standing alone of any one or more parts of the analysis that it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of C-bridge and eXcelon.

The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. No opinion is being expressed as to the prices at which shares of C-bridge common stock or eXcelon common stock may be traded at any future time.

    The engagement letter between Robertson Stephens and C-bridge provides that Robertson Stephens is entitled to receive a fee for its services, a substantial portion of which is contingent upon the consummation of the merger. C-bridge has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to C-bridge. If the merger is not consummated and eXcelon pays C-bridge the termination fee, the Robertson Stephens engagement letter requires C-bridge to pay Robertson Stephens the lesser of 50% of the termination fee or 50% of the fees that would have been paid to Robertson Stephens if the merger had been consummated. The terms of the fee arrangement with Robertson Stephens, which C-bridge and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between C-bridge and Robertson Stephens, and C-bridge's board was aware of these fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. In the past, Robertson Stephens has provided certain investment banking services to C-bridge for which it has been paid fees, including acting as the lead underwriter in the initial public offering of C-bridge common stock in December of 1999. Robertson Stephens maintains a market in the shares of C-bridge common stock. In the ordinary course of its business, Robertson Stephens may trade in C-bridge's securities and eXcelon's securities for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in C-bridge's securities or eXcelon's securities.

    Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with C-bridge.

    Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF C-BRIDGE'S MANAGEMENT AND CERTAIN STOCKHOLDERS IN THE MERGER

    In considering the recommendation of C-bridge's board of directors with respect to the proposed merger, C-bridge stockholders should note that some of C-bridge's stockholders, directors and officers have interests in the merger that are different from, or in addition to, their interests solely as C-bridge stockholders. These interests may create potential conflicts of interest. The boards of directors of eXcelon and C-bridge were aware of these interests and took these interests into account in approving the proposed merger and the transactions contemplated by the merger documents.

    VOTING AGREEMENTS. The directors, executive officers and several stockholders of C-bridge have entered into irrevocable proxy and voting agreements with eXcelon, which authorize eXcelon to vote their shares in favor of approval of the merger, the adjournment proposal and any actions recommended by C-bridge's board of directors that are required to accomplish the merger and related transactions.

    ELECTION OF DIRECTORS. Under the terms of the merger agreement, eXcelon will cause Joseph L. Badaracco, Jr., Joseph M. Bellini, Jeffrey Horing and Raymond J. Lane to be elected to eXcelon's board of directors.


    C-BRIDGE STOCK OPTIONS. The options owned by each of C-bridge's directors and officers will be assumed in the merger and become exercisable, in accordance with their terms, for shares of eXcelon common stock. C-bridge anticipates that, immediately before the merger, it will grant options to purchase an aggregate of
1.2 million shares of C-bridge common stock to executive officers and other employees of C-bridge in amounts that will be determined by the compensation committee of the C-bridge board of directors. These options are in addition to the options that C-bridge will grant to Mr. Bellini, which are described below. eXcelon will assume all of these options in the merger.


    ELECTION OF OFFICERS. eXcelon has agreed to elect the following officers of C-bridge to the offices opposite their names:

NAME                                   OFFICE
----                                   ------
Joseph M. Bellini....................  Chief Executive Officer
Mark A. Cosway.......................  President
Richard C. Putz......................  Chief Marketing Officer
Clifford B. Thompson.................  Secretary and General Counsel


    EMPLOYMENT AGREEMENT. eXcelon has entered into an employment agreement with Joseph M. Bellini, the Chairman, Chief Executive Officer and Chief Operating Officer of C-bridge. The employment agreement will become effective upon the consummation of the merger and will replace Mr. Bellini's existing employment agreement. Under the terms of the agreement, eXcelon will employ Mr. Bellini as its Chief Executive Officer and, immediately before the merger, Mr. Bellini will receive options to purchase 798,931 shares of C-bridge common stock. eXcelon will assume these options in the merger, and they will convert into options to purchase approximately 1,000,000 shares of eXcelon common stock. For more information about this agreement and these options, see "Related Agreements--Employment agreements."


    REGISTRATION RIGHTS. eXcelon has entered into an investor rights agreement with InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, L.P. and InSight Capital Partners III Co-Investors, L.P. granting these entities certain registration rights with respect to the eXcelon common stock they will acquire in the merger. For more information about this agreement see "Related Agreements--Investor rights agreement."

    INDEMNIFICATION; INSURANCE. eXcelon will indemnify all persons who were officers, directors, employees or other indemnitees of C-bridge before the merger to the same extent those persons were indemnified under C-bridge's certificate of incorporation or by-laws in effect on the date of the merger agreement.

    eXcelon will, to the full extent permitted by Delaware law, indemnify and advance expenses to all persons who were officers or directors of C-bridge immediately before the merger for all actions, claims, damages, costs, expenses, liabilities or judgments or settlements arising out of the fact that the person is or was a director or officer of C-bridge.

    For a period of six years after the completion of the merger, eXcelon will use reasonable efforts to maintain in effect officers' and directors' liability insurance for each individual covered under C-bridge's policy on the date of the merger agreement on terms comparable to the insurance provided to eXcelon's offers and directors. However, if eXcelon's annual premium payments for the insurance policy exceeds 200% of the annual premium paid by C-bridge as of the date of the merger agreement, eXcelon will not be obligated to continue the policy and may substitute a policy with the greatest coverage available at a cost not exceeding that amount.

OWNERSHIP OF EXCELON COMMON STOCK FOLLOWING THE MERGER


    As a result of the merger, holders of C-bridge common stock will become eXcelon stockholders. Assuming that no options to purchase C-bridge common stock are exercised before the closing of the merger, eXcelon will issue approximately 27,115,856 shares of eXcelon common stock to C-bridge stockholders in the merger. Following the merger, existing eXcelon stockholders will own approximately 52.2%, and former C-bridge stockholders will own approximately 47.8%, of the combined company. Our calculation of the percentage ownership of eXcelon common stock following the merger is based on each company's outstanding common stock as of August 2, 2001. eXcelon will reserve an additional
12,884,079 shares of eXcelon common stock which may be issued upon the exercise of options to purchase shares of C-bridge common stock, which will be assumed by eXcelon and converted to options to purchase shares of eXcelon common stock.


MANAGEMENT OF EXCELON FOLLOWING THE MERGER

    BOARD OF DIRECTORS. If the eXcelon stockholders approve the proposals presented at the eXcelon annual meeting, after the merger, eXcelon's board of directors will consist of eight directors, four of whom are current directors of eXcelon and four of whom are designated by C-bridge and include three current directors of C-bridge. The following individuals will serve in the classes indicated:

NAME                                                         CLASS     TERM EXPIRES
----                                                        --------   ------------
Robert N. Goldman.........................................   II            2004
Joseph M. Bellini.........................................   II            2004
Jeffrey Horing............................................   II            2004
Robert M. Agate...........................................    I            2003
Joseph L. Badaracco, Jr...................................    I            2003
Gerald B. Bay.............................................    I            2003
Kevin J. Burns............................................   III           2002
Raymond J. Lane...........................................   III           2002

    Robert M. Agate, Gerald B. Bay, Kevin J. Burns and Robert N. Goldman currently serve as directors of eXcelon and Joseph L. Badaracco, Jr., Joseph M. Bellini and Raymond J. Lane currently serve as directors of C-bridge. Jeffrey Horing has been nominated by the C-bridge board of directors to serve on the new board of directors of the combined company. If any of these individuals becomes unavailable before the completion of the merger to serve on the eXcelon board, the boards of eXcelon and C-bridge, respectively, will select another person to serve in that individual's place. The eXcelon board will determine the members of eXcelon's audit and compensation committees following the merger.

    EXECUTIVE OFFICERS. At the time of the merger, the board of directors of eXcelon will elect the following officers of eXcelon:


NAME                                   OFFICE
----                                   ------
Robert N. Goldman....................  Chairman of the Board
Joseph M. Bellini....................  Chief Executive Officer
Mark A. Cosway.......................  President
Satish Maripuri......................  Chief Operating Officer and Chairman
                                       of the Leadership Council
Lacey P. Brandt......................  Chief Financial Officer
Richard C. Putz......................  Chief Marketing Officer
Philip B. Lee........................  President, Object Design Division
Clifford B. Thompson.................  Secretary and General Counsel


    Except as described above, key staff positions to be held by eXcelon management and C-bridge management have not yet been finally determined. Before completion of the merger, final decisions may be made with respect to the management and operations of eXcelon, including the selection of additional executive officers, if any, and other senior management.

    eXcelon's corporate headquarters will remain in Burlington, Massachusetts.

RESTRICTIONS ON RESALES OF EXCELON COMMON STOCK BY AFFILIATES

    eXcelon has registered under the Securities Act the shares of eXcelon common stock to be issued to holders of C-bridge common stock in connection with the merger. These shares will be freely transferable under the Securities Act, except for shares of eXcelon common stock issued to any person who is an affiliate of either eXcelon or C-bridge. A person may be deemed to be an affiliate of eXcelon or C-bridge if the person controls, is controlled by, or is under common control with eXcelon or C-bridge, respectively. Affiliates include the directors and executive officers and some of the principal stockholders of eXcelon and C-bridge. Affiliates may not sell shares of eXcelon common stock acquired in the merger except under:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - the exemption provided by Rule 145(d) under the Securities Act; or

    - any other applicable exemption under the Securities Act.

DELISTING AND DEREGISTRATION OF C-BRIDGE COMMON STOCK AFTER THE MERGER

    If we complete the merger, the C-bridge common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

ACCOUNTING TREATMENT


    eXcelon intends to account for the merger as a purchase transaction under generally accepted accounting principles. After the merger, eXcelon will include the results of operations of C-bridge in eXcelon's consolidated financial statements. eXcelon will allocate the purchase price, which is equal to the value of the aggregate merger consideration and related transaction costs at the date of the closing, based on the fair values of the C-bridge assets acquired and the C-bridge liabilities assumed. The amount of the purchase price in excess of the fair value of the net tangible and identifiable intangible assets of C-bridge acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles in accordance with SFAS No. 142. These allocations will be made based upon valuations and other studies that have not yet been finalized.


REGULATORY COMPLIANCE

    eXcelon and C-bridge have agreed to take all reasonable actions to comply promptly with all legal requirements that may be imposed on them in connection with the merger and related transactions. The parties may need to obtain consents, approvals, orders or authorizations from governmental agencies, and may need to make filings, declarations or registrations with governmental agencies.

    Neither eXcelon nor C-bridge is aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware.

    If any additional actions are required in connection with the merger or related transactions, we intend to take those actions as promptly as possible, but we may be unable to obtain all necessary consents, approvals, orders or authorizations.

    Federal, state or foreign regulatory authorities or private parties could seek to challenge the merger on antitrust or similar grounds. If a challenge is made, we may not prevail. Under the merger agreement, neither party is obligated to complete the merger if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing completion of the merger is in effect.

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement. You are urged to read the full text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

GENERAL


    The merger agreement provides for the acquisition of C-bridge by eXcelon through the merger of Comet Acquisition Corp., a wholly owned subsidiary of eXcelon, into C-bridge. C-bridge will be the surviving corporation in the merger. When the merger is effective, each outstanding share of C-bridge common stock will be converted automatically into 1.2517 shares of eXcelon common stock. No fractional shares of eXcelon common stock will be issued. In lieu of a fractional share, eXcelon will pay in cash, rounded to the nearest whole cent, an amount equal to the fraction multiplied by the average closing price of one share of eXcelon common stock on the Nasdaq National Market for the ten trading days before the closing of the merger.


CONVERSION OF C-BRIDGE COMMON STOCK


    At the effective time of the merger, the following will occur:


    - each share of C-bridge common stock owned by C-bridge as treasury stock and each share of C-bridge common stock owned by eXcelon or any wholly owned subsidiary of eXcelon or C-bridge will be canceled; and

    - each share of C-bridge common stock issued and outstanding when the merger is closed which has not been canceled will be converted into the right to receive 1.2517 shares of eXcelon common stock and a cash payment in lieu of fractional shares, if any.

TREATMENT OF C-BRIDGE STOCK OPTIONS

    eXcelon will assume each option to purchase C-bridge common stock that is outstanding and unexercised when the merger becomes effective. eXcelon will assume each option plan under which any assumed option was granted, and each such assumed option will continue to be governed by the option plan under which it was granted. Each option will entitle the holder to purchase a number of shares of eXcelon common stock equal to the number of shares of C-bridge common stock subject to the option multiplied by the exchange ratio of 1.2517, rounded down to the nearest whole share. The exercise price of each option will equal the exercise price per share of C-bridge common stock at which the option was exercisable immediately before the closing of the merger divided by the exchange ratio of 1.2517, rounded up to the nearest whole cent. For example, if a person holds an unexercised option to purchase 100 shares of C-bridge common stock for $1.00 per share, as of the closing of the merger eXcelon will assume that option, and it will become an option to purchase 125 shares of eXcelon common stock for $0.80 per share. The other terms of the option, such as its expiration date, will be unchanged. After the closing of the merger, eXcelon will issue to each holder of assumed C-bridge options a document confirming its assumption of the option. However, eXcelon will not issue any confirmation, nor will eXcelon issue any shares of eXcelon common stock upon exercise of an assumed option, until the shares of eXcelon common stock issuable upon exercise of the assumed options are:

    - registered with the SEC on Form S-8, which eXcelon has agreed to file with the SEC within ten business days after the closing of the merger;

    - listed as additional shares for inclusion on the Nasdaq National Market;
      and

    - authorized for sale by any appropriate state securities regulators, if necessary.

TREATMENT OF RIGHTS UNDER C-BRIDGE EMPLOYEE STOCK PURCHASE PLAN


    At the effective time of the merger, all rights to purchase shares of C-bridge common stock under C-bridge's 1999 Employee Stock Purchase Plan will be converted into rights to purchase shares of eXcelon common stock in accordance with the terms of the stock purchase plan.


EXCHANGE OF C-BRIDGE CERTIFICATES

    Promptly after the closing of the merger, eXcelon will cause the exchange agent, EquiServe, to send to each C-bridge stockholder a letter of transmittal and instructions for use in exchanging C-bridge stock certificates for certificates representing shares of eXcelon common stock and, if applicable, for a check for the fractional share amount to which the stockholder is entitled.

    Each C-bridge stockholder must surrender to the exchange agent all of his or her C-bridge stock certificates along with a properly executed and completed letter of transmittal before he or she can receive certificates representing shares of eXcelon common stock and a cash payment for fractional shares, if any. Until surrendered, outstanding C-bridge stock certificates will be treated for all corporate purposes, other than payment of dividends, as evidence of ownership of shares of eXcelon common stock into which the shares of C-bridge common stock have been automatically converted. If after May 22, 2001, the date of the merger agreement, eXcelon declares or makes any dividends or other distributions on its common stock with a record date after the date of the closing of the merger, then any holder of record of C-bridge common stock will not be paid these dividends or other distributions until he or she surrenders his or her C-bridge stock certificate along with a properly executed and completed letter of transmittal. When the stockholder surrenders his or her C-bridge stock certificates, eXcelon will pay the dividends or other distributions, without interest, to the record holder. No transfer of shares of C-bridge common stock will be made on the stock transfer books of C-bridge after the closing of the merger.


    C-BRIDGE STOCKHOLDERS SHOULD NOT SURRENDER THEIR C-BRIDGE STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT. However, C-bridge stockholders are urged to notify EquiServe immediately if their C-bridge stock certificates are lost, stolen, destroyed or not properly registered, in order to begin the process of obtaining replacement C-bridge stock certificates. EquiServe can be reached at 150 Royall Street, Canton, Massachusetts 02021, (781) 575-2000.



    None of eXcelon, Comet Acquisition Corp., C-bridge, and the exchange agent will be liable to any C-bridge stockholder or eXcelon stockholder for any undistributed shares of eXcelon common stock or cash amounts that are delivered to a public official under applicable abandoned property or similar laws.


REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of C-bridge and eXcelon relating to, among other things:

    - corporate organization, authority and qualification;

    - capital structure;

    - obligations with respect to capital stock;

    - authority to execute and validity of the merger agreement;

    - absence of conflicts, violations and defaults as a result of the merger;

    - consents and approvals required for the merger;

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    - SEC filings and financial statements;

    - absence of specified changes or events;

    - taxes;

    - restrictions on business activities;

    - absence of liens and encumbrances;

    - intellectual property;

    - agreements, contracts and commitments;

    - absence of defaults;

    - permits;

    - absence of litigation;

    - environmental matters;

    - brokers and finders fees;

    - labor matters;

    - employee benefit plans;

    - compliance with laws;

    - change of control payments;

    - information supplied in connection with this proxy statement/prospectus and the registration statement in which this proxy statement/prospectus is included;

    - board approval of the merger;

    - fairness opinion;

    - no existing discussions with respect to competing acquisition proposals;

    - inapplicability of anti-takeover laws;

    - qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code;

    - absence of undisclosed liabilities;

    - insurance;

    - in the case of C-bridge, absence of dissenters' rights; and

    - in the case of eXcelon, matters regarding Comet Acquisition Corp.

    The merger agreement provides that these representations and warranties will not survive, or continue in effect, after the closing date of the merger.

COVENANTS

    Each of C-bridge and eXcelon has agreed that, until the closing of the merger or the termination of the merger agreement, it will generally:

    - conduct its business in the ordinary course of business and consistent with past practice;

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    - not accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options, or authorize cash payments for options;

    - not grant severance or termination pay to employees except in connection with termination of non-executive officer employees consistent with past practices and as disclosed, or pursuant to written agreements;

    - not transfer or license or otherwise extend, amend or modify any rights to its intellectual property or enter into grants to future patent rights, other than licenses in connection with the sale of goods or services entered into in the ordinary course of business and consistent with past practice;

    - not commence any litigation other than for the routine collection of bills, software piracy, or if the failure to commence suit would result in the material impairment of a valuable aspect of its business;

    - not declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities for shares of its capital stock;

    - not repurchase or otherwise acquire any shares of its capital stock except in specified circumstances;

    - not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any class or securities convertible into shares of its capital stock, except in connection with stock options or an employee stock purchase plan, as specified;

    - not amend its organizational documents;

    - not acquire or agree to acquire any business or assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or purchase any distributors;

    - not sell, lease, encumber or otherwise dispose of any rights to its material properties or assets, except in the ordinary course of business consistent with past practice or, in the case of eXcelon, under a specified credit facility;

    - not incur or guarantee any indebtedness, other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business or, in the case of eXcelon, additional credit facilities in an aggregate principal amount up to $5,000,000;


    - not adopt or amend (except to the extent required to conform to applicable laws) any employee benefit, stock purchase or option plan, or enter into any employment contract, pay any annual bonus or annual remuneration to any director or employee, or increase the salaries or wage rates of its employees other than in the ordinary course of business, consistent with past practice;


    - not revalue any of its assets;

    - not pay in excess of $100,000 in any one case or $250,000 in the aggregate for any claim, liability or obligation other than the payment in the ordinary course of business of liabilities of the type reflected or reserved against in its financial statements;

    - not make any material tax election, change any accounting method for taxes, file any material tax return or any amendment, settle any tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

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    - not take any action with the knowledge that the action would, or is reasonably likely to, prevent the merger from qualifying as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and

    - not take any action reasonably likely to cause any of the conditions to the merger not to be satisfied.

NO SOLICITATION OF COMPETING ACQUISITION PROPOSALS


    In general, each of C-bridge and eXcelon has agreed that until the closing of the merger it will not, directly or indirectly, solicit or encourage the submission of any inquiries, proposals or offers by any third party, or participate in any discussions or negotiations with any third party, or disclose or make available any information concerning itself to any third party, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any third party, in connection with any acquisition proposal by such third party. C-bridge and eXcelon each agreed, upon signing the merger agreement, to immediately cease any and all existing activities, discussions or negotiations with any third parties with respect to any of the foregoing. Each of C-bridge and eXcelon has also agreed that it will not, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any acquisition proposal by any third party.



    Notwithstanding the foregoing, if either C-bridge or eXcelon receives in writing a BONA FIDE, unsolicited acquisition proposal or indication of interest in making an acquisition proposal, and its board of directors determines, in good faith, after consultation with outside legal counsel, that to do so would be consistent with the board's fiduciary duties under applicable law and would be reasonably likely to lead to an acquisition proposal that, in the board's good faith determination after consultation with its independent financial advisors, would be more favorable to its stockholders from a financial point of view (a "superior proposal"), is reasonably capable of being financed and is likely to be consummated, such party may participate in discussions or negotiations with, or furnish information to, the third party from which it received the acquisition proposal or indication of interest. If C-bridge or eXcelon receives a BONA FIDE, unsolicited acquisition proposal as to which financing is not committed and such party's board of directors determines in good faith that such acquisition proposal would, but for the question of the financial capability of the proposed acquirer, constitute a superior proposal, then such party may conduct such limited inquiries of the proposed acquirer as are necessary for the sole purpose of ascertaining whether the proposed transaction is reasonably capable of being consummated so as to constitute a superior proposal.



    Any party receiving an acquisition proposal or inquiry must immediately notify the other party of the proposal or inquiry, communicate to the other party the terms and conditions of the acquisition proposal or inquiry and the identity of the third party who made the acquisition proposal or inquiry. Before disclosing any information to any third party that has made an acquisition proposal or inquiry, the party that received the proposal must notify the other party of the information proposed to be disclosed, and the receiving party may disclose the information to the third party only under appropriate confidentiality arrangements.


    Either party's board of directors may approve a superior proposal or recommend it to its stockholders if the board determines in good faith, after consultation with outside legal counsel, that the action is consistent with its fiduciary duties under applicable law, and in that case, the board may amend or withdraw its recommendation of the merger. However, neither party's board of directors may take any of the foregoing actions until the fifth business day after it has notified the other party that the board is prepared to recommend a superior proposal to its stockholders, specifying the terms and conditions of the superior proposal and identifying the person making the superior proposal. During this five business day period, the other party may make a counterproposal to the superior proposal, and the party receiving the superior proposal is obligated, subject to the fiduciary duties of its board of

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directors, to negotiate with the other party with respect to the counterproposal for a reasonable period of time.

CONDITIONS TO THE MERGER

    The obligations of C-bridge and eXcelon to complete the merger depend upon the satisfaction or waiver of a number of conditions, including the following:

    - the approval and adoption of the merger agreement by the holders of a majority of the outstanding C-bridge common stock and the approval by eXcelon's stockholders of the issuance of the eXcelon common stock in connection with the merger and the assumed C-bridge stock options, option plans and employee stock purchase plan;

    - the effectiveness of, and the absence of stop order proceedings with respect to, the registration statement that includes this proxy statement/prospectus;

    - the receipt by eXcelon of all federal or state securities permits and other authorizations necessary to issue the eXcelon common stock in connection with the merger and the assumed C-bridge stock options and employee stock purchase plan;

    - the absence of stop orders, injunctions or other legal or regulatory restraints prohibiting the merger;


    - the receipt by eXcelon from its counsel, Foley, Hoag & Eliot LLP, and the receipt by C-bridge from its counsel, Gibson, Dunn & Crutcher LLP, of written opinions that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and


    - the listing on the Nasdaq National Market of the shares of eXcelon common stock to be issued to the C-bridge stockholders and the other shares required to be reserved for issuance in connection with the merger.

    The obligation of C-bridge to complete the merger also depends on the satisfaction or waiver of the following conditions:

    - the representations and warranties of eXcelon and its wholly owned subsidiary in the merger agreement must be true and correct in all material respects;

    - eXcelon and its wholly owned subsidiary must perform and comply in all material respects with all of their agreements and covenants under the merger agreement;

    - eXcelon must obtain all required consents, approvals and waivers;


    - C-bridge must receive a legal opinion from Foley, Hoag & Eliot LLP, counsel to eXcelon; and


    - there must have been no material adverse change in eXcelon.

    The obligation of eXcelon and its subsidiary to complete the merger also depends on the satisfaction or waiver of the following conditions:


    - the representations and warranties of C-bridge in the merger agreement must be true and correct in all material respects;


    - C-bridge must perform and comply in all material respects with all of its agreements and covenants under the merger agreement;

    - C-bridge must obtain all required consents, approvals and waivers;

    - eXcelon must receive a legal opinion from Gibson, Dunn & Crutcher LLP, counsel to C-bridge;

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    - there must have been no material adverse change in C-bridge; and

    - Joseph M. Bellini must have entered into an employment agreement with eXcelon, and such employment agreement must be in full force and effect.

EXPENSES AND TERMINATION FEE

    Generally, all fees and expenses incurred by either party will be paid by the party incurring the expenses, whether the merger is consummated or not, except that eXcelon and C-bridge will share equally all fees and expenses (other than attorneys', accountants' and financial advisors' fees) incurred in connection with the printing and filing of this proxy statement/prospectus and the registration statement in which it is included.

    If the merger agreement is terminated by either party because either party's board of directors accepts or approves a superior proposal or recommends a superior proposal to its stockholders, then the party accepting, approving or recommending the superior proposal will pay the other party for all its reasonable out-of-pocket expenses incurred since March 1, 2001 in connection with the merger, up to a maximum of $1,750,000. If the merger agreement is terminated by either party because the other party's board of directors amends, withholds or withdraws its recommendation of the merger and if the terminating party is not then in material breach of the terms of the merger agreement, then such other party will pay the terminating party for all of its reasonable out-of-pocket expenses incurred since March 1, 2001 in connection with the merger, up to a maximum of $1,750,000.

    If the merger agreement is terminated by either party because either party's board of directors accepts or approves a superior proposal or recommends a superior proposal to its stockholders, then the party accepting, approving or recommending the superior proposal will pay the other party a termination fee of $3,000,000. If the merger agreement is terminated by either party because the other party's board of directors amends, withholds or withdraws its recommendation of the merger and if the terminating party is not then in material breach of the terms of the merger agreement, then such other party will pay the terminating party a termination fee of $3,000,000.

TERMINATION

    The merger agreement may be terminated, and the merger may be abandoned, at any time before C-bridge and eXcelon complete the merger:

    - by C-bridge's and eXcelon's mutual written consent;

    - by either party if the other party has breached any representation, warranty, covenant or agreement in the merger agreement and the breach has not been cured within five business days after written notice by the non-breaching party. The merger agreement may not be terminated due to another party's breach if the terminating party is in material breach of the terms of the merger agreement. Also, no cure period is required for a breach which by its nature cannot be cured;

    - by either party if the other party's board of directors amends, withholds or withdraws its recommendation of the merger, provided that the terminating party is not in material breach of the terms of the merger agreement;

    - by either party if there is a final, non-appealable order of a federal or state court in effect preventing consummation of the merger;

    - by either party if there is any final action taken, or any statute, rule, regulation or order enacted by any governmental entity which would make consummation of the merger illegal, prohibit eXcelon's ownership or operation of all or a material portion of C-bridge's business or compel

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      eXcelon to dispose of or hold separate all or a material portion of
      eXcelon's or C-bridge's business or assets as a result of the merger;

    - by either party if C-bridge's stockholders do not approve and adopt the merger and the merger agreement, provided that C-bridge may not terminate the merger agreement in these circumstances if it is in material breach of the merger agreement;

    - by either party if eXcelon's stockholders do not approve the merger and the other transactions contemplated by the merger agreement, provided that eXcelon may not terminate the merger agreement in these circumstances if it is in material breach of the merger agreement;

    - by either party if the merger is not consummated by October 31, 2001. The right to terminate the merger agreement in this circumstance is not available to any party whose willful failure to fulfill any material obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be completed on or before that date; and

    - by either party if eXcelon's or C-bridge's board of directors accepts or approves a superior proposal, or recommends a superior proposal to its stockholders.

AMENDMENT

    The parties may amend the merger agreement at any time in writing.

WAIVER AND EXTENSION

    Either party may waive any obligation of the other party under the merger agreement or give the other party additional time to comply with the obligation. Any waiver or extension must be in writing and must be signed by the party giving the waiver or extension.

CLOSING AND EFFECTIVE TIME

    Unless eXcelon and C-bridge agree to another date, the closing date for the merger will occur on or before the second business day after all of the conditions to the merger have been satisfied or waived, but not later than October 31, 2001. Upon the closing of the merger, the parties will file a certificate of merger with the Secretary of State of Delaware. The merger will become effective at the time this filing is made.

                               RELATED AGREEMENTS

VOTING AGREEMENTS


    In connection with the signing of the merger agreement, eXcelon and C-bridge each requested that the directors and executive officers, and in the case of C-bridge certain principal stockholders, of the other party sign irrevocable proxy and voting agreements with respect to the merger-related proposals to be presented at the parties' respective stockholder meetings. Other than as described below under "--Investor rights agreement," these directors, officers and stockholders did not receive any additional consideration for signing these agreements. eXcelon entered into voting agreements with the following directors, executive officers and stockholders of C-bridge: Lawrence Alston, Donald W. Amaya, Joseph L. Badaracco, Jr., Joseph M. Bellini, Paul R. Charron, Mark A. Cosway, Hamilton Trust Company Ltd., Field Nominees Ltd., InSight Capital Partners III, L.P., InSight Capital Partners (Cayman) III, L.P., InSight Capital Partners III Co-Investors, L.P., Internet Business Capital Company Ltd., Gerard
F. King, II, Raymond J. Lane, Richard C. Putz, Ramanan Raghavendran, R. Jeffrey Spurrier and Clifford B. Thompson. C-bridge entered into voting agreements with the following directors, executive officers and stockholders of eXcelon: Robert
M. Agate, Gerald B. Bay, Lacey P. Brandt, Kevin J. Burns, Robert N. Goldman, Philip Lee and Satish Maripuri.


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    Each person who signed an irrevocable proxy and voting agreement agreed that he or she would vote all of the shares over which he or she has voting power, including after-acquired shares and shares resulting from the exercise of stock options, as follows:

    - in favor of approval of the merger and the merger agreement;

    - in favor of any action recommended by the board of directors and required to accomplish the merger and related transactions, except that C-bridge signatories are not required to vote in favor of any proposal that would reduce the exchange ratio, and that eXcelon signatories are not required to vote in favor of any proposal that would increase the exchange ratio;

    - in favor of the adjournment proposal;

    - against any proposal to authorize any action that would result in a breach of any representation, warranty, covenant, agreement or obligation under the merger agreement or that would prevent the consummation of the merger;

    - against any proposal to enter or consent to any "third-party acquisition," which the irrevocable proxies and voting agreements define as: the acquisition of the company by any third party, including in any superior proposal; the acquisition by any third party of 5% or more of the assets of the company, other than in the ordinary course of business and consistent with past practice; the acquisition by any third party of 5% or more of the company's shares of common stock; the adoption by the company of a plan of liquidation or dissolution or the declaration of an extraordinary dividend; the acquisition, or any group of related acquisitions, of a direct or indirect ownership interest or investment in any one or more businesses whose annual revenue, net income or assets is equal to or greater than 5% of the assets of the company;

    - against any change in the individuals who, as of the date of the irrevocable proxy and voting agreement, constitute the board of directors of the company, except as contemplated by the merger agreement;

    - against any extraordinary corporate transaction, such as merger, consolidation or other business combination involving the company and any third party, other than the merger;

    - against a sale, lease, transfer or disposition of all or substantially all of the company's business outside the ordinary course of business, or of any assets that are material to the company's business, whether or not in the ordinary course of business, or a reorganization, recapitalization, dissolution or liquidation of the company;

    - against any amendment of the company's certificate of incorporation or bylaws, except as contemplated by the merger agreement; and

    - against any other action that might adversely affect the merger or any related transactions.

    Each director or executive officer of eXcelon who signed a voting agreement also granted an irrevocable proxy in favor of C-bridge, and each director, executive officer or stockholder of C-bridge who signed a voting agreement also granted an irrevocable proxy in favor of eXcelon. Each proxy entitles the receiving party to vote the shares covered by the proxy in accordance with the voting agreement without the consent or cooperation of the person who gave the proxy. Neither the voting agreements nor the proxies granted under them entitle the receiving party to vote on the other proposals described in this proxy statement/prospectus.

    Except in the case of the voting agreements entered into by Hamilton Trust Company, Field Nominees Ltd. and Internet Business Capital Company Ltd., each voting agreement generally provides that the stockholder will not transfer, sell, pledge or otherwise dispose of any shares over which the stockholder has voting power or in which the stockholder has any interest, and will not exercise any options to purchase shares. Each agreement also generally provides that the stockholder will cease

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existing discussions or negotiations with respect to any acquisition of C-bridge or eXcelon, as the case may be, by any third party, and will not initiate, solicit or knowingly encourage or facilitate any acquisition proposals or inquiries by any third party. Each stockholder also agreed to notify the other party of any proposals or inquiries received by the stockholder or of which the stockholder has knowledge relating to a potential acquisition by a third party.


    The voting agreements terminate upon the earlier of the closing of the merger or termination of the merger agreement. In the case of Hamilton
Nominees Ltd., Field Nominees Ltd., and Internet Business Capital
Company, Ltd., there is an additional provision that provides for termination on September 20, 2001. The voting agreement of InSight Capital Partners will also terminate upon amendment or modification of the merger agreement that could adversely affect the rights of InSight, or upon termination of the InSight investor rights agreement.



    As of August 2, 2001, the directors and executive officers of eXcelon who signed voting agreements beneficially owned an aggregate of 1,356,599 outstanding shares of eXcelon common stock, which represented approximately 4.6% of the shares of eXcelon common stock outstanding on that date.



    As of August 2, 2001, the directors, officers and stockholders of C-bridge who signed voting agreements beneficially owned an aggregate of 10,299,666 outstanding shares of C-bridge common stock, which represented approximately 47.5% of the shares of C-bridge common stock outstanding on that date.


INVESTOR RIGHTS AGREEMENT

    On October 7, 1999, C-bridge entered into an investor rights agreement with InSight Capital Partners, III, L.P., InSight Capital Partners (Cayman)
III, L.P. and InSight Capital Partners III Co-Investors, L.P., which we refer to as the "InSight Capital entities." Under the investor rights agreement, the Insight Capital entities were entitled to require C-bridge to register with the SEC for resale in a public offering the shares of capital stock of C-bridge held by them, and were also entitled to participate as selling stockholders in registered public offerings initiated by C-bridge. To induce the InSight Capital entities to execute the voting agreement, eXcelon entered into a new investor rights agreement with the InSight Capital entities, in which eXcelon granted to the InSight Capital entities registration rights with respect to the eXcelon common stock to be acquired by them in the merger that are substantially equivalent to those granted by C-bridge in the original investor rights agreement. The original investor rights agreement will be terminated at the effective time of the merger.


    Ramanan Raghavendran, a director of C-bridge, is Special Partner, Asia, for InSight Capital Partners and formerly was affiliated with the InSight Capital entities. Jeffrey Horing, a nominee for election as a director of the combined company, is a general partner of InSight Capital Partners. The InSight Capital entities, as of August 2, 2001, held an aggregate of 2,050,000 shares of C-bridge common stock, which will represent, after the merger, approximately 2,566,000 shares of eXcelon common stock. All of these shares will be eligible for registration pursuant to eXcelon's new investor rights agreement with the InSight Capital entities.


EMPLOYMENT AGREEMENTS

    Robert N. Goldman, Joseph M. Bellini, Satish Maripuri and Lacey P. Brandt have each signed employment agreements with eXcelon that will become effective upon the closing of the merger. In addition, each of these individuals has signed or will sign a non-competition, non-solicitation, non-disclosure and developments agreement with eXcelon.

    The following is a summary of these employment agreements.

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    ROBERT N. GOLDMAN.  Robert N. Goldman, eXcelon's Chairman and Chief
Executive Officer, signed a new employment agreement that, upon the closing of the merger, will replace his existing employment agreement with eXcelon. Following the merger, eXcelon will employ Mr. Goldman as its Chairman of the Board. The employment agreement has a term of two years, commencing on the closing of the merger.

    Under the new agreement, eXcelon will pay Mr. Goldman an annual salary of $250,000, as well as a cash bonus of $500,000 payable upon the closing of the merger. Mr. Goldman is also entitled to receive the benefits that eXcelon generally provides from time to time to its senior executives.

    The agreement provides that, upon a change of control of eXcelon, all of Mr. Goldman's options to purchase eXcelon common stock will immediately vest and become fully exercisable. If within 12 months after a change of control either eXcelon terminates Mr. Goldman's employment without cause or Mr. Goldman terminates his employment within 90 days after a constructive termination, then Mr. Goldman may exercise his options at any time in the one-year period following his termination. eXcelon and Mr. Goldman agreed that a constructive termination means any of the following: the relocation of Mr. Goldman's principal workplace to a location more than 50 miles from his current location; the assignment to him of duties and responsibilities inappropriate for eXcelon's Chairman of the Board; a failure to appoint him to eXcelon's board of directors; or a reduction in his compensation or benefits.

    The agreement provides that Mr. Goldman's employment will terminate or may be terminated as follows:

    - upon Mr. Goldman's death;

    - by eXcelon, if Mr. Goldman suffers a disability, which is a mental or physical condition that prevents him from substantially performing his duties as Chairman of the Board for a period of three consecutive months or more;

    - voluntarily by Mr. Goldman, at any time upon written notice to eXcelon;

    - voluntarily by Mr. Goldman, within 90 days after a constructive termination;

    - by eXcelon for cause; and

    - by eXcelon without cause.

    eXcelon and Mr. Goldman agreed that cause includes the following: his conviction of a felony offense; his commission of fraud or embezzlement with respect to funds of eXcelon; negligence in the performance of his duties which results in a material detriment to eXcelon; his failure to comply with lawful instructions by the board or his material failure to comply with reasonable policies, directives, standards and regulations adopted by eXcelon, but only if he does not cure the failure within 30 days after written notice; his breach of eXcelon's non-competition, non-solicitation, non-disclosure and developments agreement; and his commission of any intentional act that would reasonably be expected to have, and that does have, a material adverse effect on the goodwill or reputation of eXcelon or on its relationships with its customers or employees.

    The agreement includes provisions regarding the payment of severance and benefits upon termination of employment. If Mr. Goldman voluntarily terminates his employment or if eXcelon terminates his employment for cause, he will not be entitled to any severance payment. If eXcelon terminates Mr. Goldman's employment without cause, or if Mr. Goldman voluntarily terminates his employment after a constructive termination, he will receive severance that includes payment of his salary and benefits until the end of the original employment term of two years. If eXcelon terminates his employment for disability, Mr. Goldman will be entitled to the benefits that are payable under eXcelon's disability insurance policies and disability plans.

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    The agreement also provides that eXcelon will indemnify Mr. Goldman, to the fullest extent permitted by law and eXcelon's charter and bylaws, against all liabilities and costs resulting from any claim which relates to his serving in the capacity of a director, officer or employee of eXcelon.

    JOSEPH M. BELLINI. Joseph M. Bellini, C-bridge's Chairman, Chief Executive Officer and Chief Operating Officer, signed an employment agreement that, upon the closing of the merger, will replace his existing employment agreement with C-bridge. Following the merger, eXcelon will employ Mr. Bellini as its Chief Executive Officer. The employment agreement has an initial term of two years, commencing with the closing of the merger. The agreement will automatically renew for additional one-year periods unless eXcelon notifies Mr. Bellini at least 90 days before the end of the then-current term that it does not wish to extend the agreement.

    Under the agreement, eXcelon will pay Mr. Bellini an annual salary of $300,000. At the end of each year of employment, eXcelon will adjust his salary to reflect changes in the cost of living index. Mr. Bellini may receive an annual performance bonus of up to $300,000, depending on achievement of goals to be determined between him and eXcelon. The board or the compensation committee will review his compensation annually and may increase his salary or bonus at its discretion. Mr. Bellini is also entitled to receive the benefits that eXcelon generally provides from time to time to its senior executives, as well as four weeks of paid vacation each year.


    The agreement provides that at the closing of the merger Mr. Bellini will receive options to purchase 1,000,000 shares of eXcelon common stock at an exercise price equal to fair market value on the date of grant. eXcelon and C-bridge have arranged to satisfy this obligation by having C-bridge grant
Mr. Bellini options to purchase 798,931 shares of C-bridge common stock, which will be assumed by eXcelon in the merger and will convert into options to purchase approximately 1,000,000 shares of eXcelon common stock. The options will have a term of ten years and will vest in eight equal semi-annual installments, beginning six months after the date of the grant. The options will vest in full upon Mr. Bellini's death, disability or termination by eXcelon without cause, and will remain exercisable until the later of their original expiration date or one year after termination of Mr. Bellini's employment. Under the agreement, these options, as well as any other options to purchase eXcelon common stock held by Mr. Bellini immediately following the closing of the merger, will vest immediately if eXcelon is sold or if there is a change of control of eXcelon.


    The agreement provides that Mr. Bellini's employment will terminate or may be terminated as follows:

    - upon Mr. Bellini's death;

    - by eXcelon, if Mr. Bellini suffers a disability, which is a mental or physical condition that prevents him from substantially performing his duties as Chief Executive Officer for a period of three consecutive months or more;

    - voluntarily by Mr. Bellini, at any time upon 90-days' written notice to eXcelon;

    - voluntarily by Mr. Bellini, within 180 days after a constructive termination;

    - by eXcelon for cause; and

    - by eXcelon without cause.

    eXcelon and Mr. Bellini agreed that cause means his conviction of a felony offense and that a constructive termination means any of the following: the relocation of Mr. Bellini's principal workplace to a location more than 20 miles from his current location; the assignment to him of duties and responsibilities inconsistent with his position or inappropriate for eXcelon's Chief Executive Officer; a failure to appoint him to eXcelon's board of directors or a requirement that he report to anyone other than the board of directors; a reduction in his compensation or benefits; or delivery of a notice by eXcelon that it does not wish to extend the agreement.

    The agreement includes provisions regarding payment of severance and benefits upon termination of employment. If Mr. Bellini voluntarily terminates his employment or if eXcelon terminates his employment for cause, he will not entitled to any severance payment. If eXcelon terminates Mr. Bellini's employment without cause or as a result of his death or disability, or if Mr. Bellini voluntarily terminates his employment within 180 days after a constructive termination, he will receive severance that includes payment of his salary and benefits for a period of 12 months, plus 100% of the amount of the maximum performance bonus in effect for the year in which the termination occurs.

    The agreement also provides that eXcelon will indemnify Mr. Bellini, to the fullest extent permitted by law and eXcelon's charter and bylaws, against all liabilities and costs resulting from any claim which relates to his serving in the capacity of a director, officer or employee of eXcelon.

    SATISH MARIPURI AND LACEY P. BRANDT. Each of Satish Maripuri and Lacey P. Brandt signed an employment agreement that, upon the closing of the merger, will replace his or her existing severance agreement with eXcelon. Following the merger, eXcelon will employ Mr. Maripuri as its Chief Operating Officer and the Chairman of the Leadership Council, and eXcelon will employ Ms. Brandt as its Chief Financial Officer. The employment agreements with Mr. Maripuri and
Ms. Brandt are otherwise identical. Each employment agreement has a term of one year, commencing with the closing of the merger. The agreement will automatically renew for additional one-year periods unless eXcelon notifies the employee at least 90 days before the end of the then-current term that it does not wish to extend the agreement.

    The termination provisions of the employment agreements with Mr. Maripuri and Ms. Brandt are substantially similar to those of the new employment agreement with Mr. Goldman, except that:

    - The severance payment is equal to the employee's monthly salary multiplied by 12, plus the maximum performance bonus which the employee could have earned for the year in which the employee's employment was terminated;

    - The employee must give eXcelon 90-days' written notice to voluntarily terminate employment; and

    - A constructive termination means any of the following: the relocation of the employee's principal workplace to a location more than 50 miles from the employee's current location; any material diminution in the employee's authority or responsibilities or the assignment to the employee of duties and responsibilities inappropriate for the employee's position; any change in the employee's reporting relationship such that the employee reports to any officer other than eXcelon's Chief Executive Officer; or a reduction in the employee's compensation or benefits.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences generally applicable to you, as a stockholder of C-bridge, if you are a "United States person" as defined for United States federal income tax purposes and you hold your shares of C-bridge common stock as a capital asset.

    For United States federal income tax purposes, a "United States person" is:

    - a United States citizen or resident alien as determined under the Internal Revenue Code, or the tax code;

    - a corporation or partnership, as defined by the tax code, that is organized under the laws of the United States or any state;

    - an estate, the income of which is subject to United States federal income taxation regardless of its source; and


    - a trust, if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions.



    This summary is based on the tax code, existing and proposed Treasury Regulations and judicial and administrative determinations, as each is in effect as of the date of this proxy statement/prospectus.

All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. The statements in this proxy statement/prospectus and the opinions of counsel that are described herein are not binding on the IRS or any court. As a result, neither C-bridge, eXcelon, nor Comet Acquisition Corp. can assure you that the tax considerations or opinions described here will not be challenged by the IRS or sustained by a court if so challenged.



    This summary does not address aspects of United States taxation other than United States federal income taxation. Furthermore, it does not address all aspects of United States federal income taxation that may apply to you if you are subject to special rules under the tax code, including, without limitation, rules that apply to persons who acquired shares of C-bridge common stock as a result of the exercise of employee stock options, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a "functional currency" other than the United States dollar, persons who hold their shares of C-bridge common stock as part of a straddle, wash sale, hedging or conversion transaction, and some United States expatriates. In addition, this summary and the opinions described here do not addressed the state, local or foreign tax consequences of the merger.


    Each C-bridge stockholder is urged to consult and rely on his or her tax advisors with respect to the United States federal, state and local, and foreign tax consequences of the merger based upon the stockholder's particular circumstances.

THE MERGER AS REORGANIZATION


    It is a condition of the obligations of each of eXcelon, Comet Acquisition Corp. and C-bridge to effect the merger that eXcelon and C-bridge shall each have received substantially identical written opinions from their counsel, Foley, Hoag & Eliot LLP and Gibson, Dunn & Crutcher LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the merger will constitute a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code. eXcelon, Comet Acquisition Corp. and C-bridge have agreed to make reasonable representations as requested by counsel for the purpose of rendering these opinions.


    As a consequence of reorganization treatment, the following United States federal income consequences will result:

    - you, as a C-bridge stockholder, will recognize no gain or loss upon the conversion of your shares of common stock into shares of eXcelon common stock, except with respect to cash received in lieu of a fractional share of eXcelon common stock;

    - cash payments that you, as a C-bridge stockholder, receive in lieu of a fractional share of eXcelon common stock will be treated as if you had received the fractional share of eXcelon common stock in the merger and then eXcelon had repurchased the fractional share. Consequently, you will generally recognize gain or loss equal to the difference between your basis in the fractional share and the amount of cash that you receive;


    - your aggregate tax basis in the shares of eXcelon common stock that you receive in the merger in exchange for your shares of C-bridge common stock will be the same as your aggregate tax basis in your shares of C-bridge common stock, excluding the basis allocated to any fractional share for which you are entitled to receive cash;


    - your holding period for the shares of eXcelon common stock that you receive in the merger in exchange for your shares of C-bridge common stock will include your holding period for your shares of C-bridge common stock; and

    - none of eXcelon, Comet Acquisition Corp., C-bridge, or any stockholder of eXcelon, will recognize any gain or loss as a result of the merger.

                COMPARISON OF THE RIGHTS OF EXCELON STOCKHOLDERS
                           AND C-BRIDGE STOCKHOLDERS

    Upon completion of the merger, stockholders of C-bridge will become stockholders of eXcelon. As eXcelon stockholders, the rights of former C-bridge stockholders will be governed by eXcelon's amended and restated by-laws and amended and restated certificate of incorporation. The rights of eXcelon stockholders differ in some material respects from the rights of C-bridge's stockholders under C-bridge's amended and restated by-laws and second amended and restated certificate of incorporation. Each of C-bridge and eXcelon is organized under the laws of the State of Delaware; as a result, the rights of C-bridge stockholders who become eXcelon stockholders will continue to be governed by the Delaware General Corporation Law.

    The following is a summary comparison of the material differences between the rights of the C-bridge stockholders and the eXcelon stockholders. This section does not contain a complete description of the specific rights of the C-bridge stockholders and the eXcelon stockholders, nor does it contain a complete description of the differences among the respective rights of C-bridge stockholders and eXcelon stockholders. In addition, this discussion is not intended to indicate that other differences in the respective rights of C-bridge and eXcelon stockholders do not exist. eXcelon's amended and restated by-laws and amended and restated certificate of incorporation and the specific provisions of these documents, and not this summary, determine the rights and obligations of the parties. You should read these documents and the other documents we refer to carefully for a more complete understanding of the differences between eXcelon common stock and C-bridge common stock. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 1.

AUTHORIZED CAPITAL STOCK

    The C-bridge charter authorizes the issuance of up to 55,000,000 shares of all classes of C-bridge capital stock, consisting of 50,000,000 shares of C-bridge common stock, $0.01 par value per share, and 5,000,000 shares of C-bridge preferred stock, $0.01 par value per share.

    The eXcelon charter authorizes the issuance of up to 205,000,000 shares of eXcelon capital stock, consisting of 200,000,000 shares of eXcelon common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.01 par value per share.

VOTING RIGHTS

    Both C-bridge's and eXcelon's respective certificates of incorporation provide that each share of common stock entitles the holder to one vote on all matters to be voted on by the stockholders. In addition, both certificates of incorporation provide that the preferred stock will have such voting rights as the respective boards of directors may determine by resolution.

NUMBER OF DIRECTORS

    The number of directors on the C-bridge board is established by board resolution. C-bridge's charter requires that the number of directors be three or more.

    The number of directors on the eXcelon board is established by board resolution. eXcelon's by-laws require that the number of directors be not less than two nor more than nine.

ELECTION OF DIRECTORS

    Election of both the C-bridge and eXcelon boards of directors occurs at the annual meeting of stockholders. The nominees receiving the highest number of votes cast for the number of director positions to be filled are elected. Neither C-bridge's nor eXcelon's certificate of incorporation or by-laws provide for cumulative voting.

    The eXcelon board of directors, unlike the C-bridge board, is a classified board. This means that only a designated number of directors is elected each year. eXcelon's board is divided into three classes of directors, with each director elected to a three-year term, and only one class of directors stands for election each year.

REMOVAL OF DIRECTORS

    Both C-bridge's and eXcelon's by-laws provide that directors may only be removed for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock issued and outstanding and entitled to vote for the election of directors.

VACANCIES

    Vacancies and newly created directorships on the boards of C-bridge and eXcelon may be filled by a majority of the remaining directors, even if not a quorum, or by the sole remaining director. A director elected to fill a vacancy on either the C-bridge or eXcelon board will be elected for the unexpired term of his predecessor in office. A director chosen to fill a position resulting from an increase in the number of C-bridge directors will hold office until the next election of directors. A director chosen to fill a position resulting from an increase in the number of eXcelon directors will hold office until the next election of the class for which the director has been chosen.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    C-bridge's charter provides for indemnification of its directors and officers in accordance with and to the fullest extent permitted by the Delaware General Corporation Law, as it currently exists and as it may be amended. In addition, the C-bridge charter specifically provides that C-bridge will indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of C-bridge and, with respect to any criminal proceedings, actions that the director or officer had no reasonable cause to believe were unlawful. If an action is brought by or on behalf of C-bridge, and the indemnified officer or director is adjudged to be liable to C-bridge, then no indemnification will be made, unless the Delaware Court of Chancery determines that the person is fairly and reasonably entitled to indemnification. The C-bridge charter also authorizes advancement of expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

    eXcelon's charter provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law. In general, the Delaware General Corporation Law provides that a corporation may indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceedings, for actions they had no reasonable cause to believe were unlawful. In addition, the Delaware General Corporation Law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

LIMITATION OF DIRECTOR LIABILITY

    The C-bridge and eXcelon charters limit the liability of their respective directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as it currently exists and as it may be amended. Generally, the Delaware General Corporation Law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liabilities of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

    - a breach of the duty of loyalty to the corporation or its stockholders;

    - acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law;

    - payment of a dividend or the repurchase or redemption of stock in violation of the Delaware General Corporation Law; or

    - any transaction from which the director derived any personal benefit.

SPECIAL MEETING OF STOCKHOLDERS

    Special meetings of C-bridge's stockholders may be called at any time by the Chairman of the Board of Directors, the President, or the board of directors.

    Special meetings of eXcelon's stockholders may be called by the President, and shall be called by the President or Secretary at the request in writing of a majority of the eXcelon board.

ACTION BY WRITTEN CONSENT

    C-bridge's and eXcelon's by-laws both provide that stockholders may not act by written consent in lieu of a stockholder meeting.

AMENDMENTS TO CHARTER

    Both the C-bridge and eXcelon charters reserve for each company the right to amend the charter pursuant to the Delaware General Corporation Law. Under the Delaware General Corporation Law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. Certain provisions of each company's charter can only be amended with the affirmative vote of the holders of 75% of the shares of such company's capital stock issued and outstanding.

    In addition, the C-bridge charter requires the affirmative vote of the holders of 75% of the shares of C-bridge capital stock issued and outstanding to repeal, amend or adopt any provision of the charter relating to the number of directors, election of directors, terms of office, quorum requirements, removal of directors, vacancies on the board of directors or stockholder nominations of directors. The eXcelon charter does not contain similar requirements.

AMENDMENTS TO BY-LAWS

    Amendment of C-bridge's or eXcelon's by-laws may be made at a regular or special meeting of their respective boards or stockholders. Board action to amend either company's by-laws requires the affirmative vote of a majority of the board of directors at a meeting at which a quorum is present.

    Stockholder action to amend C-bridge's by-laws requires that notice of the proposed amendment be given along with notice of the meeting, as well as the affirmative vote of the holders of a majority of the stock issued and outstanding and entitled to vote for the election of directors. The C-bridge by-laws also require the affirmative vote of the holders of 75% of the stock issued and outstanding and entitled to vote for the election of directors to amend several sections and articles of C-bridge's by-laws related to special meetings of the stockholders, nomination of directors, notice of business at the annual meeting, prohibition on action by the written consent of stockholders, the organization of stockholder meetings, requirements for amending the by-laws, and provisions relating to the directors of C-bridge.

    Stockholder action to amend eXcelon's by-laws also requires that notice of the proposed amendment be given along with notice of the meeting. However, the affirmative vote of 75% of the stock issued and outstanding and entitled to vote is required for any amendment to the by-laws by stockholder action.

                                 PROPOSAL TWO--
                   ADJOURNMENT OF THE EXCELON ANNUAL MEETING
                        AND THE C-BRIDGE SPECIAL MEETING

    If at the C-bridge special meeting the number of shares of C-bridge common stock voting in favor of the adoption of the merger agreement is insufficient to approve the merger under Delaware law, C-bridge's management intends to move to adjourn the special meeting in order to enable the C-bridge board of directors to solicit additional proxies in favor of the merger. In that event, C-bridge will ask its stockholders to vote only upon the adjournment proposal, and not upon the merger proposal.

    Similarly, if at the eXcelon annual meeting the number of shares of eXcelon common stock voting in favor of the issuance of the eXcelon common stock in the merger and the other transactions contemplated by the merger agreement is insufficient to approve the proposal under Delaware law, eXcelon's management intends to move to adjourn the annual meeting in order to enable the eXcelon board of directors to solicit additional proxies in favor of the proposal. In that event, eXcelon will ask its stockholders to vote only upon the adjournment proposal, and not upon the other proposals described in this proxy statement/prospectus.


    In the adjournment proposal, C-bridge and eXcelon are asking their respective stockholders to authorize the holder of any proxy solicited by the eXcelon board of directors or the C-bridge board of directors to vote in favor of granting management the discretionary authority to adjourn the eXcelon annual meeting or the C-bridge special meeting, as the case may be, and any later adjournments of those meetings, in each case to a date or dates not later than October 19, 2001, in order to enable the eXcelon board of directors or the C-bridge board of directors, or both, as the case may be, to solicit additional proxies in favor of the merger and the proposal to approve the merger and the other transactions contemplated by the merger agreement.



    If the stockholders of either company approve the adjournment proposal, management could adjourn the meeting and any adjourned session of the meeting to a date or dates not later than October 19, 2001 and use the additional time to solicit additional proxies in favor of the merger or the proposal to approve the merger and the transactions contemplated by the merger agreement, as the case may be, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal. Among other things, approval of the adjournment proposals could mean that, even if eXcelon or C-bridge have received proxies representing a sufficient number of votes against the merger-related proposals to defeat them, eXcelon's management or C-bridge's management, or both, as the case may be, could adjourn the eXcelon annual meeting or the C-bridge special meeting, or both, as the case may be, without a vote on the merger proposals for up to 29 days and seek during that period to convince the holders of those shares to change their votes to votes in favor of the proposals.


    Under C-bridge's bylaws, the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of C-bridge common stock present in person or represented by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Under eXcelon's bylaws, the adjournment proposal will require the affirmative vote of a majority of the shares of eXcelon common stock cast at the meeting. Abstentions and broker non-votes will not count as votes cast for or against the proposal and, accordingly, will not affect the outcome of the vote on the proposal.

    The C-bridge board of directors believes that if the number of shares of C-bridge common stock voting in favor of the adoption of the merger agreement is insufficient to approve the merger, it is in the best interests of the C-bridge stockholders to enable the C-bridge board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to approve it.


    THE C-BRIDGE BOARD OF DIRECTORS RECOMMENDS THAT C-BRIDGE STOCKHOLDERS VOTE FOR THE PROPOSAL TO GRANT MANAGEMENT THE DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING TO A DATE OR DATES NOT LATER THAN OCTOBER 19, 2001.



    The eXcelon board of directors believes that if the number of shares of eXcelon common stock voting in favor of the issuance of the eXcelon common stock in the merger and the other transactions contemplated by the merger agreement is insufficient to approve the proposal it is in the best interests of the eXcelon stockholders to enable the eXcelon board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal to approve it.



    THE EXCELON BOARD OF DIRECTORS RECOMMENDS THAT EXCELON STOCKHOLDERS VOTE FOR THE PROPOSAL TO GRANT MANAGEMENT THE DISCRETIONARY AUTHORITY TO ADJOURN THE ANNUAL MEETING TO A DATE OR DATES NOT LATER THAN OCTOBER 19, 2001.

               EXCELON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    eXcelon develops, sells and supports two major product lines: its business-to-business, or B2B, line of eXtensible Markup Language, or XML-based, software products and its Object Design line of object data management software products. Using eXcelon's B2B products, companies are able to create self-service applications running on the Internet or an intranet that can be targeted to customers, suppliers, channel partners and employees, and that enable companies to transact business more efficiently and effectively, improve customer service and responsiveness and lower transaction costs. eXcelon's Object Design products have been used extensively for over 12 years by companies in the telecommunications and finance industries, and by independent software vendors, and for over five years in electronic business, or e-business, applications with demanding requirements for high-performance and scalable data management solutions. Until 1999, eXcelon derived 100% of its revenues from its Object Design line of database management software products. However, during 1999 and 2000, revenues from eXcelon's B2B software products line grew rapidly. During 2000 and the six months ended June 30, 2001, sales of B2B products and services accounted for approximately 28.4% and 29.3%, respectively, of eXcelon's total revenues, up from less than 5% in 1999.


    eXcelon's B2B product line was introduced in 1999. Despite a significant investment in and a rapid expansion of its B2B line of software products over the past two years, the Object Design product line continues to contribute the majority of eXcelon's revenues. eXcelon's Object Design product line generated more than 70% of its revenues in 2000 and more than 90% of its revenues in 1999.

    eXcelon's revenues are derived from sales of licenses of its B2B and Object Design software products, professional services and maintenance. eXcelon generally licenses its software products on a perpetual basis. Maintenance is generally billed annually in advance. eXcelon offers its eXcelon eSolutions and its implementation and other professional services primarily on a time-and-materials basis. eXcelon offers training on a fixed fee basis.

    eXcelon recognizes revenue in accordance with the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition." Revenue from software license fees is recognized when there is evidence of an arrangement, the product has been delivered, fees are fixed or determinable, and collection of the related receivable is deemed probable by management. Revenue from sales through distributors is recorded net of distributor commissions. Maintenance revenue, including maintenance revenue bundled with the initial license fee, is deferred and recognized ratably over the service period, generally one year. Consulting and training service revenue is recognized as the services are performed.

    eXcelon's cost of software revenues primarily includes royalties to third parties for software used in eXcelon's software.

    eXcelon's cost of services revenues primarily includes salaries and related expenses of its consulting and technical support personnel, and an allocation of overhead and recruitment costs.


    In January 2001, eXcelon reorganized its operations by reducing its workforce by 45 employees, for which it incurred a restructuring charge of $745,000. The entire amount of the charge related to severance payments to the employees terminated as a result of the restructuring. At June 30, 2001, $66,000 of the severance had yet to be paid. eXcelon expects to pay this amount in full by December 31, 2001.



    In July 2001, eXcelon announced a restructuring plan in which it reduced its workforce by another 51 employees. As a result, eXcelon expects to incur a restructuring charge of approximately $364,000. The entire amount of the charge related to severance payments to the employees terminated as a result of the restructuring.

    On May 21 2001, eXcelon and C-bridge signed an OEM agreement in which eXcelon granted C-bridge the right to resell eXcelon products to C-bridge's customers. Under this agreement, C-bridge agreed to pay eXcelon $1.1 million in cash, which eXcelon received during the three months ended June 30, 2001. Because of the expected merger, eXcelon is deferring any revenue related to this agreement until C-bridge resells products to an end-user customer. As of June 30, 2001, approximately $1.1 million was classified as deferred revenue as a result of this transaction.


RESULTS OF OPERATIONS


    The following table shows eXcelon's consolidated financial data as a percentage of its total revenues for the six months ended June 30, 2000 and 2001.



                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                2000             2001
                                                              --------         --------
Revenues:
  Software..................................................     61%              52%
  Services..................................................     39               48
                                                                ---              ---
    Total revenues..........................................    100              100
                                                                ---              ---
Cost of revenues:
  Software..................................................      4                3
  Services..................................................     23               29
                                                                ---              ---
    Total cost of revenues..................................     27               32
                                                                ---              ---
Gross profit................................................     73               68
Operating expenses:
  Selling and marketing.....................................     53               80
  Research and development..................................     18               29
  General and administrative................................      9               15
  Restructuring charge......................................     --                3
                                                                ---              ---
    Total operating expenses................................     80              127
                                                                ---              ---
Operating loss..............................................     (7)             (59)
Other income, net...........................................      2                2
                                                                ---              ---
Net loss....................................................     (5)%            (57)%
                                                                ===              ===



COMPARISON OF SIX MONTHS ENDED JUNE 30, 2001 AND 2000



    TOTAL REVENUES. For the six months ended June 30, 2001, total revenues decreased 32.3% to $24.4 million from $36.1 million for the six months ended June 30, 2000. For the six months ended June 30, 2001, revenues from eXcelon's B2B product line decreased by 20.6% to $7.2 million compared to $9.0 million for the same period in 2000. This decrease from the prior period is the result of lower software license sales. For the six months ended June 30, 2001, revenues from eXcelon's Object Design product line decreased by 36.2% to $17.3 million compared to $27.0 million for the same period in 2000. This decrease from the prior period is the result primarily of decreased software license sales and reduced consulting engagements. eXcelon believes these decreases are due to the ongoing weakness in the global economy.



    SOFTWARE REVENUES. For the six months ended June 30, 2001, software revenues decreased 41.6% to $12.8 million from $22.0 million for the six months ended June 30, 2000. For the six months ended June 30, 2001, B2B software revenues decreased by 46.5% to $3.3 million compared to $6.1 million for the same period in 2000. For the six months ended June 30, 2001, Object Design software revenues


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

decreased by 39.9% to $9.6 million compared to $15.9 million for the same period in 2000. The decreases in software revenues for both product lines can primarily be attributed to generally smaller purchases per sales engagement as a result of uncertain economic conditions.



    SERVICES REVENUES. For the six months ended June 30, 2001, services revenues decreased 17.7% to $11.6 million from $14.1 million for the six months ended June 30, 2000. For the six months ended June 30, 2001, B2B services revenues increased by 29.7% to $3.9 million compared to $3.0 million for the same period in 2000. This increase is due to a slightly higher demand for eXcelon's consulting services during the first quarter related to new B2B customer deployments and to higher maintenance revenues, reflecting growth in eXcelon's installed base. For the six months ended June 30, 2001, Object Design services revenues decreased by 31.2% to $7.7 million compared to $11.2 million for the same period in 2000. This decrease results mainly from a decline in eXcelon's consulting services, due primarily to a slowdown in data management customer deployments in the United States. The decrease also resulted in part from a decline in Object Design maintenance revenues, which was a result of fewer new customers and a slightly smaller installed base.



    REVENUES FROM INTERNATIONAL OPERATIONS. Revenues from international operations as a percentage of total revenues for the six months ended June 30, 2001 and 2000 were 57.5% and 45.1%, respectively. This overall shift in revenues to eXcelon's international subsidiaries is largely attributed to a greater weakness in the United States economy when compared to the international economy.



    COST OF SOFTWARE. For the six months ended June 30, 2001, cost of software decreased 48.0% to $631,000 from $1,214,000 for the six months ended June 30, 2000, and decreased as a percentage of software revenues to 4.9% from 5.5% for the six months ended June 30, 2001 and June 30, 2000, respectively. The decrease in both absolute dollars and as a percentage of revenues is a direct result of lower software sales and lower amortization costs on software purchased from third-party vendors, primarily in the B2B product line. In the year 2000, eXcelon wrote off approximately $800,000 of purchased technologies as a result of its decision to discontinue the use of this technology.



    COST OF SERVICES. For the six months ended June 30, 2001, cost of services decreased 15.5% to $7.1 million from $8.4 million for the six months ended
June 30, 2000 and increased as a percentage of services revenues to 61.2% from 59.6% for the six months ended June 30, 2001 and June 30, 2000, respectively. The decrease in cost of services is attributable to the reduction in the number of eXcelon's consulting personnel and related expenses as a result of eXcelon's restructuring in the three months ended March 31, 2001. The increase in cost of services as a percentage of services revenues reflects lower utilization of eXcelon's remaining consulting personnel, partially offset by an overall increase in maintenance revenue.



    SELLING AND MARKETING. Selling and marketing expenses increased 1.2% to $19.5 million for the six months ended June 30, 2001 from $19.3 million for the six months ended June 30, 2000 and increased to 79.8% from 53.4% of total revenues for the six months ended June 30, 2001 and June 30, 2000, respectively. The increase in absolute dollars was primarily due to a non-cash charge for amortization of unearned compensation relating to the acceleration of vesting of certain employee stock options in the amount of approximately $705,000 taken in the quarter ending March 31, 2001, as well as continued investment in the sales distribution channels and marketing programs relating both to eXcelon's B2B product line and, to a lesser extent, to eXcelon's Object Design product line, offset by a decrease in commissions. The increase in costs as a percentage of revenues was due to the sharp decline in revenues.



    RESEARCH AND DEVELOPMENT. Research and development expenses increased 11.9% to $7.1 million for the six months ended June 30, 2001 from $6.3 million for the six months ended June 30, 2000 and increased to 28.9% from 17.5% of total revenues for the six months ended June 30, 2001 and June 30, 2000, respectively. The increase in absolute dollars for the six months ended June 30, 2001 was due to


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

a non-cash charge for amortization of unearned compensation relating to the acceleration of vesting of certain employee stock options in the amount of approximately $422,000, as well as an increase in headcount for the six months ended June 30, 2001 as compared to the six months ended June 30, 2000. The increase in costs as a percentage of revenues was due mainly to the sharp decline in revenue.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 13.4% to $3.8 million for the six months ended June 30, 2001 from $3.3 million for the six months ended June 30, 2000 and increased to 15.5% from 9.3% of total revenues for the six months ended June 30, 2001 and June 30, 2000, respectively. This increase in the six-month period in absolute dollar terms is primarily due to increased compensation costs associated with a reorganization of eXcelon's various general and administrative groups. The increase in costs as a percentage of revenues was due mainly to the decline in revenue. eXcelon expects general and administrative expenses to decrease in absolute dollars in the third quarter of 2001, and then stay at a consistent level for the remainder of 2001.



    RESTRUCTURING CHARGE. In January 2001, eXcelon reorganized its operations by reducing its workforce by 45 employees, or approximately 11%. As a result, eXcelon recorded a restructuring charge in the amount of $745,000 in the three months ended March 31, 2001. All of the charge relates to severance payments to employees whose employment was terminated in the restructuring. At June 30, 2001, $66,000 of the severance has yet to be paid, but is expected to be fully paid by December 31, 2001. As a result of the restructuring, eXcelon expects savings of approximately $1.3 million per quarter of total expenses.



    In July 2001, eXcelon announced a restructuring plan in which it reduced its workforce by 51 employees. As a result, eXcelon expects to incur a restructuring charge of approximately $364,000 in the third quarter. All of the expected charge relates to employee severance payments to the employees terminated as a result of the restructuring. As a result of this restructuring, eXcelon expects a savings of approximately $1.4 million per quarter of total expenses.



    OTHER INCOME. Other income decreased 30.4% to $485,000 for the six months ended June 30, 2001 from $697,000 for the six months ended June 30, 2000. The decrease was largely the result of lower cash and investments balances.



    PROVISION FOR INCOME TAXES. No income taxes were provided during the six months ended June 30, 2001 and 2000 due to the net losses eXcelon incurred in those periods.



LIQUIDITY AND CAPITAL RESOURCES



    At June 30, 2001, eXcelon's principal sources of liquidity included
$10.0 million of cash, cash equivalents and short-term marketable securities and $667,000 of long-term marketable securities. $175,000 of cash and cash equivalents is restricted and is being held in a certificate of deposit with Silicon Valley Bank as collateral for a security deposit on leased office space in eXcelon's Burlington, Massachusetts location. At July 31, 2001, eXcelon approximated that it had a working capital deficit of $1.4 million.



    Net cash used by eXcelon's operating activities was $5.7 million for the six months ended June 30, 2001, as compared to $2.2 million used by operating activities for the same period in 2000. The increase in cash used was primarily due to a net loss that was greater by $12.1 million, which was mainly offset by an increase in receivable collections.



    eXcelon's investing activities provided $5.3 million of cash for the six months ended June 30, 2001, as compared with cash used by investing activities of $4.5 million for the same period in 2000. The increase of $9.8 million in cash provided was primarily attributable to the conversion of $8.4 million of marketable securities into cash as well as a reduction of capital expenditures by approximately $1.4 million.


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

    eXcelon's financing activities provided net cash of $143,000 for the six months ended June 30, 2001, as compared to $1.5 million of cash provided by financing activities in the same period in 2000. The decrease in cash provided was primarily due to $1.4 million less in cash from stock option exercises during the six months ended June 30, 2001 compared to the same period in 2000.



    In connection with the proposed merger, eXcelon expects to incur costs related to the merger principally in the quarter in which the merger is consummated. These costs, which are currently estimated to be approximately $2.7 million, will consist primarily of fees to investment bankers, legal counsel and independent accountants, and printing and other fees and expenses relating to preparing this proxy statement/prospectus. However, additional, unanticipated expenses may be incurred in connection with the merger.



    Through June 30, 2001, eXcelon has incurred approximately $1.4 million in costs directly related to the merger. These costs are being capitalized and will be part of the capitalized purchase price on the consummation of the merger. As of June 30, 2001, none of these costs has been paid.



    eXcelon believes that its current cash, cash equivalents, marketable securities and funds generated from operations, if any, will provide adequate liquidity to meet its capital and operating requirements for the next twelve months. While eXcelon believes that its cash and securities balance at June 30, 2001 is sufficient to meet its needs, the failure to generate sufficient revenues or, in the absence of sufficient revenues, the failure to obtain additional capital, whether through the proposed merger with C-bridge or otherwise, or reduce certain discretionary spending could have a material adverse effect on eXcelon's ability to continue as a going concern and achieve its business objectives.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



    eXcelon faces exposure to market risks, primarily adverse movements in foreign currency exchange rates and changes in interest rates. eXcelon has not invested in derivative instruments or derivative commodity instruments. eXcelon believes that the fair value of other financial instruments reflected in its consolidated balance sheets does not represent a significant market risk due to the nature of these instruments and their short-term maturities. eXcelon also does not believe that its future earnings, fair values and/or cash flows are subject to risk of material near-term loss due to changes in market rates or prices that eXcelon considers to be reasonably possible in the near term. However, eXcelon's exposure to market risk may change over time as its business practices evolve, and could in the future materially adversely affect eXcelon's financial condition and results of operations. eXcelon's primary exposure to market risk has been related to local currency revenue and operating expenses in Europe and the Asia/ Pacific region.


    FINANCIAL RISK MANAGEMENT. The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value at the balance sheet date due to the short maturities of these instruments.


    eXcelon's exposure to market rate risk for changes in interest rates relates primarily to its investment portfolio. eXcelon has not used derivative financial instruments in its investment portfolio. Information about eXcelon's investment portfolio is set forth in Note C of Notes to the Consolidated Financial Statements included in eXcelon's annual report to stockholders and is incorporated into this proxy statement/prospectus by reference.



    eXcelon maintains investment portfolio holdings of various issuers, types, and maturities. These securities are classified as available for sale, and consequently, are recorded on the balance sheet at fair value with unrealized gains or losses included in stockholders' equity. Through June 30, 2001, eXcelon has not experienced material losses on its investments. eXcelon places its investments with high quality issuers and, by policy, limits the amount of credit exposure to any one issuer. Given the short maturities and investment grade quality of the portfolio holdings at June 30, 2001, a sharp rise in interest rates should not have a material adverse impact on the fair value of eXcelon's investment portfolio.


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

    FOREIGN CURRENCY RISK. Fluctuations in exchange rates can adversely affect eXcelon's results of operations and financial position. The financial statements of eXcelon's international subsidiaries, all of whose functional currencies are the local currency, are translated using exchange rates in effect at the end of the period for assets and liabilities and average exchange rates during the period for results of operations. Foreign currency translation adjustments are recorded as a separate component of stockholders' equity, and also are included in reporting comprehensive income. eXcelon also engages in transactions denominated in foreign currencies. Gains and losses from these transactions, which as of June 30, 2001 have been immaterial, are reflected in the results of operations. The impact of future exchange rate fluctuations on eXcelon's results of operations and financial condition cannot accurately be predicted. eXcelon does not currently engage in foreign currency hedging activities.


                            EXCELON PROPOSAL THREE--
                             ELECTION OF DIRECTORS


NOMINEES FOR ELECTION AS DIRECTORS OF eXCELON



    As an integral part of the merger agreement, eXcelon and C-bridge agreed that, following the merger, the board of directors of eXcelon would consist of eight members, four of whom are currently members of eXcelon's board of directors, three of whom are currently members of C-bridge's board of directors, and one of whom, Jeffrey Horing, is a nominee of the C-bridge board of directors. eXcelon and C-bridge also agreed to the following classification of the eight directors among the three classes of directors:


NAME                                                     AGE       CLASS     TERM EXPIRES
----                                                   --------   --------   ------------
Robert N. Goldman....................................     52       II            2004
Joseph M. Bellini....................................     41       II            2004
Jeffrey Horing.......................................     37       II            2004
Robert M. Agate......................................     65        I            2003
Joseph L. Badaracco, Jr..............................     52        I            2003
Gerald B. Bay........................................     61        I            2003
Kevin J. Burns.......................................     51       III           2002
Raymond J. Lane......................................     53       III           2002

NOMINEES OF eXCELON

    MR. GOLDMAN has been Chairman of the Board of Directors and Chief Executive Officer of eXcelon since 1995. He also served as President of eXcelon from 1995 to January 1999 and from September 1999 to December 2000. Mr. Goldman is a member of the board of directors of Citrix Systems, Inc., NetGenesis Corp. and Parametric Technology Corporation.

    MR. AGATE has been a director of eXcelon since April 2000. From 1992 until his retirement in 1996, Mr. Agate was Senior Executive Vice President and Chief Financial Officer of Colgate-Palmolive Company. Mr. Agate is a member of the board of directors of Timberland Company and Allied Waste Industries, Inc.

    MR. BAY has been a director of eXcelon since 1988. Since 1980, Mr. Bay has been a managing partner of The Vista Group. Mr. Bay served as interim President of eXcelon from August to November 1995.

    MR. BURNS has been a director of eXcelon since 1997. Mr. Burns has been managing principal of Lazard Technology Partners since 1998. From 1990 until 1998, Mr. Burns was Chairman of the Board of directors of INTERSOLV, Inc.

NOMINEES OF C-BRIDGE

    MR. BELLINI joined C-bridge in February 1999 as President and Chief Operating Officer and was named Chief Executive Officer in May 1999. He has been a director of C-bridge since September 1998. Before joining C-bridge, Mr. Bellini served in various capacities at i2 Technologies, Inc. from June 1995 to February 1999; immediately before joining C-bridge, he was i2's Executive Vice President, Worldwide Automotive and Industrial Business Unit. From April 1993 to June 1995, Mr. Bellini served as Senior Practice Director at Oracle Corporation. Mr. Bellini received a B.S. in both Mechanical Engineering and Applied Mathematics and Statistics from the University of Massachusetts at Amherst and is an alumnus of the Harvard Business School.

    PROF. BADARACCO has been a director of C-bridge since 1999. He is currently the John Shad Professor of Business Ethics at Harvard Business School, where he has taught since February 1981. He is a graduate of St. Louis University, Oxford University, where he was a Rhodes Scholar, and Harvard Business School.


    MR. HORING has been a partner at InSight Capital Partners, a venture capital firm, since January 1995. As of August 2, 2001, entities affiliated with InSight Capital Partners hold approximately 9.5% of the outstanding shares of C-bridge common stock. From February 1990 to August 1994, Mr. Horing served as a senior investment professional at E.M. Warburg Pincus funds. Mr. Horing received an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology, and a B.S./B.S.F. from the Wharton School and School of Engineering at the University of Pennsylvania. Mr. Horing serves on the board of directors of SLMsoft.com, Inc., a maker of electronic commerce software for financial institutions, I-many, Inc., a provider of e-commerce solutions, and several privately-held companies.


    MR. LANE has been a director of C-bridge since 1999. He has also been a General Partner of Kleiner Perkins Caufield & Byers since September 2000. From January 1997 to July 2000, Mr. Lane was President and Chief Operating Officer of Oracle Corporation. Between June 1992 and January 1997, Mr. Lane served in various capacities at Oracle Corporation, including Executive Vice President and President of Worldwide Operations. Before joining Oracle, Mr. Lane was a Senior Vice President of Booz-Allen & Hamilton, where he led their worldwide consulting practice targeted to information technology investments from July 1986 to May 1992. Mr. Lane also serves on the board of directors of Oracle Corporation, See Beyond Technology Corporation, Free Markets, Inc. and Marimba Inc., and is a member of the board of trustees of Carnegie Mellon University. Mr. Lane received a B.S. in Mathematics from West Virginia University.

PROPOSAL TO ELECT A NEW BOARD OF DIRECTORS OF THE COMBINED COMPANY


    In this proposal, eXcelon is asking its stockholders to elect as directors of eXcelon Robert M. Agate, Gerald B. Bay, Kevin J. Burns and Robert N. Goldman, each of whom is currently a director of eXcelon, Joseph L. Badaracco, Jr., Joseph M. Bellini, and Raymond J. Lane, each of whom is currently a director of C-bridge, and Jeffrey Horing, who is a nominee of the C-bridge board of directors. This proposal is an integral part of the plan of merger. The election of the eight directors as eXcelon's new, combined board of directors will be subject to the condition that the election will not become effective unless the merger becomes effective under Delaware law on or before October 31, 2001.


    THE eXCELON BOARD OF DIRECTORS RECOMMENDS THAT EXCELON STOCKHOLDERS VOTE FOR THE PROPOSAL TO ELECT ROBERT M. AGATE, GERALD B. BAY, KEVIN J. BURNS, ROBERT N. GOLDMAN, JOSEPH L. BADARACCO, JR., JOSEPH M. BELLINI, JEFFREY HORING AND RAYMOND
J. LANE AS DIRECTORS OF EXCELON IN THE CLASSES DESCRIBED ABOVE UPON THE CONDITIONS DESCRIBED ABOVE.

    This proposal is subject to the approval by the eXcelon stockholders of the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement. If the eXcelon stockholders do not approve the merger and the other transactions contemplated by the merger agreement, the eXcelon board will not present this proposal for a vote by the eXcelon stockholders. Furthermore, if this proposal is presented to the eXcelon stockholders and approved by them, the election of the new board of directors of the combined company will only become effective if the merger is completed on or before October 31, 2001.

    To facilitate the transition to the new board, each current director of eXcelon has tendered a resignation that will become effective at the time of the merger if and only if the following conditions are met:

    - the C-bridge stockholders approve and adopt the merger agreement;

    - the eXcelon stockholders approve the issuance of eXcelon common stock in the merger and the other transactions contemplated by the merger agreement;

    - the eXcelon stockholders approve this proposal to elect a new board of directors of the combined company; and

    - the merger becomes effective on or before October 31, 2001.

    If the stockholders of either company fail to approve the merger, or if the merger does not become effective on or before October 31, 2001, the resignations of eXcelon's current directors will not become effective. In that case, three of the four current directors of eXcelon, Gerald B. Bay, Kevin J. Burns and Robert
N. Goldman, will continue to serve as directors of eXcelon after the annual meeting because their terms of office continue after the meeting. The term of Robert M. Agate, eXcelon's sole current Class II director, will expire at the eXcelon annual meeting, and eXcelon will schedule another stockholder meeting to elect a Class II director. Robert M. Agate will nonetheless continue to serve as a director until his successor has been duly elected and qualified. If the merger becomes effective after October 31, 2001, the eXcelon board intends to take appropriate action to increase the number of directors to eight, elect the four C-bridge designees named above as directors of eXcelon and adjust the composition of the classes of directors to correspond to the allocation described above.


    If the eXcelon stockholders approve this proposal and the merger becomes effective on or before October 31, 2001, then beginning on the effective date of the merger Kevin J. Burns and Raymond J. Lane will serve as Class III directors and their terms will expire at the annual meeting of eXcelon stockholders in 2002, Robert M. Agate, Joseph L. Badaracco, Jr. and Gerald B. Bay will serve as Class I directors and their terms will expire at the annual meeting of eXcelon stockholders in 2003, and Robert N. Goldman, Joseph M. Bellini and Jeffrey Horing will serve as Class II directors and their terms will expire at the annual meeting of eXcelon stockholders in 2004. Each director will also serve until his successor has been duly elected and qualified.


    Each of these individuals has agreed to serve if elected, and eXcelon has no reason to believe that any of them will be unable to serve. If any of these individuals is unable or declines to serve as a director at or before the time of the annual meeting, proxies will be voted for such other nominee as is then designated by eXcelon's board of directors and C-bridge's board of directors.

INTERIM COMPOSITION OF THE eXCELON BOARD


    As a result of the contingent nature of the foregoing proposal to elect a new board of directors of the combined company, the election will not become effective unless the merger is completed on or before October 31, 2001. Until the merger is completed, the current directors of eXcelon will continue to serve, in their respective current classes, as the members of eXcelon's board of directors.

                             MANAGEMENT OF EXCELON

EXECUTIVE OFFICERS


    The following table provides the name, age and position of each of eXcelon's executive officers as of August 2, 2001. For information regarding eXcelon's directors, see "Election of Directors--Proposal to elect a new board of directors of the combined company."



NAME                                       AGE                   POSITION BEFORE THE MERGER
----                                     --------                --------------------------
Robert N. Goldman......................     52      Chairman of the Board and Chief Executive Officer

Satish Maripuri........................     35      President and Chief Operating Officer

Lacey P. Brandt........................     43      Chief Financial Officer and Treasurer

Philip B. Lee..........................     46      President, Object Design Division

Alan E. Gold...........................     44      Executive Vice President and Chief Marketing Officer


    The following table provides the name, age and prospective position of each individual who has been chosen to become an executive officer of eXcelon upon completion of the merger:


NAME                                       AGE                    POSITION AFTER THE MERGER
----                                     --------                 -------------------------
Robert N. Goldman......................     52      Chairman of the Board

Joseph M. Bellini......................     41      Chief Executive Officer

Mark A. Cosway.........................     43      President

Satish Maripuri........................     35      Chief Operating Officer

Lacey P. Brandt........................     43      Chief Financial Officer

Richard C. Putz........................     52      Chief Marketing Officer

Philip B. Lee..........................     46      President, Object Design Division

Clifford B. Thompson...................     41      Vice President and General Counsel


    MR. GOLDMAN'S and MR. BELLINI'S business experience is listed under "Election of Directors--Nominees for election as directors of eXcelon." MR. COSWAY'S, MR. PUTZ'S and MR. THOMPSON'S business experience is listed under "Management of C-bridge--Executive officers."

    MR. MARIPURI was elected President and Chief Operating Officer of eXcelon in December 2000. Mr. Maripuri had previously served as Vice President, Worldwide Services for eXcelon since September 1999, as Vice President, Services and e-Solutions from September 1998 to September 1999 and as Director, Professional Services from 1996 to September 1998.

    MS. BRANDT has been the Chief Financial Officer of eXcelon since 1996. Before joining eXcelon, Ms. Brandt served as Director of Finance, Controller and Treasurer of International Integration Incorporated from 1995 to 1996.


    MR. LEE has been the President of eXcelon's Object Design division since
May 2001. Before joining eXcelon, Mr. Lee served as President and Chief Executive Officer of Domain Pharma Corporation, now Clinsoft Corporation, a provider of clinical software solutions, from October 1997 to January 2001.
Mr. Lee previously served as Vice President, Worldwide Sales and Services of BBN Software Products Corp., a research and development subsidiary of Bolt, Beranek & Neumann, from September 1994 to October 1997.

    MR. GOLD has served as eXcelon's Chief Marketing Officer since April 2000, and was elected to the additional office of Executive Vice President of eXcelon in January 2001. Before joining eXcelon, Mr. Gold served as Vice President, Marketing and Strategic Partnering as well as Vice President of Sales of MarketMax, Inc. from 1997 to April 2000. Mr. Gold was the Senior Vice President of Sales and Marketing for AT/Comm from 1996 to 1997.


CLASSIFIED BOARD

    eXcelon's board of directors is divided into three classes. The members of a different class of directors are elected each year at the annual meeting of stockholders for a three-year term of office. Each director holds office until the date of the third annual meeting following his or her election and until his or her successor is elected and qualified or until he or she sooner dies, resigns, is removed, or becomes disqualified.

COMMITTEES AND MEETINGS OF THE BOARD

    During 2000, eXcelon's board of directors met six times and acted by unanimous written consent eight times. No director attended fewer than 75% of the total number of meetings held by the board of directors and committees of the board of directors on which he served.

    eXcelon has a compensation committee and an audit committee but does not have a nominating committee or other committee performing similar functions. The current members of the compensation committee are Messrs. Bay and Burns. The compensation committee held five meetings during 2000 and acted twenty-one times by unanimous written consent during that year. The current members of the audit committee are Messrs. Bay, Burns and Agate. The audit committee met five times during 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    eXcelon's compensation committee is currently composed of two non-employee directors, Messrs. Bay and Burns. In 2000, no officer or employee of eXcelon participated in deliberations of the compensation committee concerning the compensation of eXcelon's executive officers. No executive officer of eXcelon served during 2000 on the board of directors or compensation committee of any company that had an executive officer who served on the board of directors or compensation committee of eXcelon.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

    Each non-employee director of eXcelon receives $2,500 for each board meeting attended and $500 for each committee meeting attended. Each non-employee director is reimbursed, upon request, for expenses incurred in attending meetings. Directors who are employees of eXcelon are not paid any separate fees for serving as directors.

    Under the provisions of eXcelon's 1996 Incentive and Nonqualified Stock Option Plan, each new non-employee director elected to the eXcelon board of directors, including three of the four new C-bridge representatives on the board of directors of the combined company, will automatically receive a grant, upon his or her initial election, of a fully-vested nonqualified option to purchase 15,000 shares of eXcelon common stock. In addition, immediately following each annual meeting of stockholders of eXcelon or special meeting in lieu of the annual meeting, each non-employee director re-elected at or remaining in office after the meeting will automatically receive a grant of a fully-vested nonqualified option to purchase 5,000 shares of eXcelon common stock. Each nonqualified option granted to a non-employee director under this provision of the stock option plan will expire on the tenth anniversary of the date of grant. The exercise price of the nonqualified stock option will be equal to the fair market value of the eXcelon common stock on the date of grant.

EXECUTIVE COMPENSATION


    SUMMARY COMPENSATION TABLE. The following table provides information for 2000, 1999 and 1998 concerning compensation paid to or accrued for eXcelon's Chief Executive Officer and the four other most highly compensated executive officers who were in office on December 31, 2000 and whose total annual salary and bonus for 2000 exceeded $100,000. We refer to these officers as eXcelon's named executive officers.


    Other annual compensation in the form of perquisites and other personal benefits has been omitted because in each case the aggregate amount of perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive's annual salary and bonus.

                           SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                            ------------
                                                    ANNUAL COMPENSATION      SECURITIES
                                                   ----------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR     SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION ($)
---------------------------             --------   ----------   ---------   ------------   ----------------
Robert N. Goldman.....................    2000      $250,000    $175,000       600,000              --
  Chairman of the Board of Directors,     1999       210,000     200,000       550,000              --
  and Chief Executive Officer             1998       210,000          --       300,000              --

Satish Maripuri (1)...................    2000       263,454      14,000       500,000              --
  President and Chief Operating           1999       197,088      55,000       310,000              --
  Officer                                 1998            --          --            --              --

Brian W. Otis (2).....................    2000       195,000      63,000            --              --
  Former Senior Vice President,           1999       171,200      40,385       400,000              --
  Operations                              1998       174,004          --       120,000              --

Daniel E. O'Connor (3)................    2000       180,000      56,000            --              --
  Former Senior Vice President,           1999        97,404      47,500       280,000         $10,580
  Business Development                    1998            --          --            --              --

Ross A. Hinchcliffe (4)...............    2000       310,597       9,000            --              --
  Former Vice President,                  1999       279,382      20,544       450,000              --
  Worldwide Sales                         1998            --          --            --              --


------------------------

(1) Mr. Maripuri was elected as an executive officer of eXcelon in September 1999. Mr. Maripuri's salary for 2000 and 1999 includes $68,454 and $48,755 of sales-based commissions, respectively.

(2) Mr. Otis resigned as an executive officer of eXcelon effective March 30, 2001. Mr. Otis' salary for 1998 includes sales-based commissions of $36,087.

(3) Mr. O'Connor resigned as an executive officer of eXcelon effective January 22, 2001. Mr. O'Connor's salary for 1999 includes $10,417 of sales-based commissions. All other compensation for 1999 consisted of $10,580 of relocation reimbursements.

(4) Mr. Hinchcliffe resigned as an executive officer of eXcelon effective
    April 17, 2001. Mr. Hinchcliffe's salary for 2000 and 1999 includes $130,597 and $153,055 of sales-based commissions, respectively.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table provides information concerning stock options granted by eXcelon during 2000 to each of its named executive officers.

    The options described in the following table have been granted under eXcelon's 1996 Incentive and Nonqualified Stock Option Plan and eXcelon's 1997 Nonqualified Stock Option Plan. Each option vests as follows: 25% of the total number of shares subject to the option vests one year after the date of grant, and an additional 6.25% vests at the end of each three-month period thereafter until the option is fully vested. All options were granted at fair market value as determined by the compensation committee on the date of grant. In 2000, eXcelon granted to employees options to purchase an aggregate of 4,383,050 shares of eXcelon common stock. The dollar amounts in the last two columns are the result of calculations at the 5% and 10% appreciation rates prescribed by the SEC and are not intended to predict possible future appreciation, if any, in the price of the eXcelon common stock. Any gain to the optionees will result only from an increase in the price of the eXcelon common stock after the date of grant, which will benefit all stockholders proportionately.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                             POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                ---------------------------------------------------------       ANNUAL RATE OF
                                 NUMBER OF     PERCENT OF                                         STOCK PRICE
                                SECURITIES    TOTAL OPTIONS                                      APPRECIATION
                                UNDERLYING     GRANTED TO     EXERCISE                          FOR OPTION TERM
                                  OPTIONS     EMPLOYEES IN      PRICE                       -----------------------
NAME                            GRANTED (#)    FISCAL YEAR    ($/SHARE)   EXPIRATION DATE     5% ($)      10% ($)
----                            -----------   -------------   ---------   ---------------   ----------   ----------
Robert N. Goldman.............    300,000          6.84%       $13.13        1/10/2010      $2,477,216   $6,277,752
                                  300,000          6.84%         4.44        12/1/2010         837,688    2,122,865
Satish Maripuri...............    500,000         11.41%         4.44        12/1/2010       1,396,146    3,538,108
Brian W. Otis.................         --            --            --               --              --           --
Daniel E. O'Connor............         --            --            --               --              --           --
Ross A. Hinchcliffe...........         --            --            --               --              --           --


    OPTION EXERCISES AND FISCAL YEAR-END VALUES. The following table provides information concerning stock options exercised during 2000 and stock options held as of December 31, 2000 by each of eXcelon's named executive officers.

    The value realized upon exercise is based on the difference between the fair market value of the eXcelon common stock on the date of exercise and the exercise price. These values may never be realized. Value at fiscal year-end is based on $1.50 per share, the last sale price of the eXcelon common stock on December 29, 2000, the last trading day of fiscal 2000, as reported on the Nasdaq National Market, less the applicable exercise price. These values were not realized at the end of fiscal 2001 and may never be realized. Actual gains, if any, on exercise will depend on the value of the eXcelon common stock on the date of the sale of shares issued upon exercise of the options. At December 31, 2000, only Mr. Otis held any unexercised in-the-money stock options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                          SHARES                            FISCAL YEAR-END (#)              FISCAL YEAR-END ($)
                        ACQUIRED ON       VALUE       -------------------------------   -----------------------------
        NAME           EXERCISE (#)    REALIZED ($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------  -------------   ------------   -------------   ---------------   ------------   --------------
Robert N. Goldman....         --               --        653,126          796,874              --            --
Satish Maripuri......     25,600         $511,000        333,557          528,293              --            --
Brian W. Otis........         --               --        553,147          114,686         $32,633            --
Daniel E. O'Connor...     20,000          405,036        135,000          125,000              --            --
Ross A.
  Hinchcliffe........         --               --        446,875           53,125              --            --

EXISTING EMPLOYMENT AND SEVERANCE AGREEMENTS

    This section summarizes eXcelon's employment and severance agreements with its officers that were in effect before the proposed merger. In the case of Robert N. Goldman, Satish Maripuri and Lacey P. Brandt, the agreements summarized below will be replaced by new employment agreements effective upon the consummation of the merger. For more information about Mr. Goldman's new employment agreement, as well as agreements for Mr. Maripuri and Ms. Brandt, see "Related Agreements--Employment agreements."

    In November 1995, eXcelon executed an employment agreement with Robert N. Goldman. eXcelon agreed to employ Mr. Goldman as President and Chief Executive Officer at an annual salary of at least $190,000. Under this agreement, if Mr. Goldman's employment was terminated by eXcelon for any reason other than just cause, death or permanent disability, the agreement required eXcelon to continue to pay Mr. Goldman's salary for a period of twelve months after termination, offset by any amounts received by Mr. Goldman from subsequent employment during that period.


    In November 1998, the employment agreement with Mr. Goldman was amended. The amended agreement provides that if Mr. Goldman's employment is terminated by eXcelon for any reason other than just cause or following a change in control, each as defined in the employment agreement, eXcelon will pay his salary and medical benefits for twelve months and 100% of his target bonus for the year in which the termination occurs. The amended agreement also provides that in the event of termination following a change in control, as defined in the agreement, eXcelon will pay Mr. Goldman twenty-four months' salary and medical benefits, and 100% of his target bonus for the year in which the termination occurs multiplied by two, and any outstanding options held by Mr. Goldman will become fully vested.


    eXcelon has also entered into agreements with Messrs. O'Connor, Otis, Hinchcliffe and Maripuri and with Ms. Brandt which provide, in the event of termination following a change in control, for payment of twelve months' salary and medical benefits and 100% of target bonus for the year in which the termination occurs, and full vesting of any outstanding options held by such individuals.

    In connection with their employment by eXcelon, these officers executed eXcelon's standard non-competition, non-disclosure and developments agreement. These agreements contain covenants prohibiting the improper disclosure of confidential information at any time, as well as provisions assigning to eXcelon all inventions made or conceived by the officer during his employment with eXcelon. Each officer agreed with eXcelon that, with some exceptions, until one year after the termination of his employment with eXcelon, he would not participate in any capacity in any business activities competitive with those of eXcelon. Each officer further agreed not to participate in any capacity in soliciting the business of any customers or the services of any employees of eXcelon during that one-year period.


    eXcelon has entered into severance agreements with Messrs. O'Connor, Otis and Hinchcliffe. Mr. O'Connor resigned as Senior Vice President, Business Development and as an executive officer of eXcelon effective January 22, 2001. Under the terms of the agreement entered into in connection with his resignation from eXcelon, Mr. O'Connor will receive $115,269 of severance payable in installments over a period of seven and one-half months. Mr. Otis resigned as Senior Vice President, Operations and as an executive officer of eXcelon effective March 30, 2001. Under the terms of the agreement entered into in connection with his resignation from eXcelon, Mr. Otis will receive $236,250 of severance compensation, of which $90,000 was paid on March 30, 2001 and $146,250 is payable in twenty-four equal monthly installments, beginning April 1, 2001. Mr. Hinchcliffe resigned as Vice President, Worldwide Sales and as an executive officer of eXcelon effective April 17, 2001. Under the terms of the agreement entered into in connection with his resignation from eXcelon, Mr. Hinchcliffe will receive $233,333 of severance compensation, of which $14,207 was paid on April 30, 2001 and $219,126 is payable in twenty-four semi-monthly payments, beginning April 30, 2001.

LOAN TO EXECUTIVE OFFICER


    In 1996, eXcelon loaned Robert N. Goldman, the Chairman of the Board and the Chief Executive Officer of eXcelon, $572,700 in connection with the exercise of stock options granted to him under eXcelon's 1995 Nonqualified Stock Option Plan to purchase 2,300,000 shares of eXcelon common stock. The loan to Mr. Goldman was at a simple interest rate of 7.0% per annum and was made in accordance with the terms of a full recourse promissory note due upon the earlier of April 1, 2001 or the date Mr. Goldman's employment with eXcelon terminates for any reason. The loan was originally secured by a pledge to eXcelon of all the shares of eXcelon common stock acquired upon exercise of the option. On January 29, 1997, eXcelon released 2,048,950 shares from Mr. Goldman's pledge, leaving 251,050 shares pledged to secure the outstanding amount of principal and interest of the loan to Mr. Goldman. On March 28, 2001, the eXcelon board of directors voted to amend Mr. Goldman's promissory note in order to extend its due date to the earlier of April 1, 2002 or the date Mr. Goldman's employment with eXcelon terminates for any reason. eXcelon's board of directors has voted to forgive, upon consummation of the merger, the total outstanding principal and accrued interest owing under the note, which will be approximately $787,024, and to pay approximately $600,000 in tax liabilities incurred by Mr. Goldman as a result of the loan forgiveness. See "The Merger--Interests of eXcelon's management and certain stockholders in the merger--Additional compensation to Robert N. Goldman."


                     REPORT OF THE EXCELON AUDIT COMMITTEE

    The eXcelon board of directors has appointed an audit committee to monitor eXcelon's corporate financial reporting and its internal and external audits, to approve certain expenditures by eXcelon, to approve policies relating to internal controls, to report the results of its examinations to the board and make related recommendations, to outline for the board improvements to eXcelon's internal accounting controls, to nominate independent auditors and otherwise to provide guidance to the board regarding significant financial matters. The audit committee also makes recommendations to the board regarding other matters that the board may assign to the committee. The audit committee is governed by a written charter adopted by the board of directors. A copy of the charter is attached to this proxy statement as Annex D.

    The audit committee currently consists of three non-employee directors. Each member of the audit committee is "independent" and is "financially sophisticated" within the meaning of the Nasdaq Stock Market's marketplace rules.

    eXcelon's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles. eXcelon's independent auditors are responsible for auditing those financial statements. The responsibility of the audit committee is to monitor and review these processes. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. The audit committee has relied, without independent verification, on the information provided to it and on the representations made by eXcelon's management and independent auditors.

    In fulfilling its oversight responsibilities, the audit committee discussed with representatives of PricewaterhouseCoopers LLP, eXcelon's independent auditors for 2000, the overall scope and plans for their audit of eXcelon's financial statements for 2000. The audit committee met with them, with and without eXcelon's management present, to discuss the results of their examinations and their evaluations of eXcelon's internal controls and the overall quality of eXcelon's financial reporting.

    The audit committee reviewed and discussed the audited financial statements for fiscal 2000 with management and the independent auditors.

    The audit committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, including a discussion of their judgments as to the quality, not just the acceptability, of eXcelon's accounting principles and the other matters required to be discussed with audit committees under generally accepted auditing standards.

    In addition, the audit committee received from the independent auditors a letter containing the written disclosures required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, and discussed the disclosures with them, as well as other matters relevant to their independence from management and eXcelon. In evaluating the independence of eXcelon's auditors, the audit committee considered whether the services the auditors provided to eXcelon beyond their audit and review of eXcelon's financial statements was compatible with maintaining their independence. The audit committee also considered the amount of fees they received for audit and non-audit services.

    Based on the audit committee's review and these meetings, discussions and reports, and subject to the limitations on the audit committee's role and responsibilities referred to above and in the audit committee charter, the eXcelon audit committee recommended to the board of directors that eXcelon's audited financial statements for 2000 be included in eXcelon's annual report on Form 10-K. The audit committee also recommended to the board of directors that PricewaterhouseCoopers LLP be selected as eXcelon's independent auditors for 2001.

                                          The Audit Committee

                                          Gerald B. Bay
                                          Kevin J. Burns
                                          Robert M. Agate

                  REPORT OF THE EXCELON COMPENSATION COMMITTEE

    The compensation committee of eXcelon's board of directors determines the remuneration and benefits of eXcelon's executive officers and other senior management, administers eXcelon's stock option plans and employee stock purchase plan, and acts in an advisory capacity to the board of directors concerning other compensation issues.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    COMPENSATION POLICY. The compensation committee's policy with respect to compensation of eXcelon's Chief Executive Officer and other executive officers includes several elements:

    - the payment of competitive base salaries to attract and retain highly qualified personnel;

    - the use of incentive compensation in the form of cash bonuses to reward the achievement of eXcelon's financial objectives, such as achievement of budgeted expense and profitability levels, as well as technical and market development goals;

    - in appropriate instances, the payment of sales-based commissions to reward contributions to revenue growth;

    - the granting of stock options to maintain competitive levels of total compensation, to assist eXcelon in recruiting and retaining personnel, as well as to align management's interests with those of stockholders and to motivate executives to pursue eXcelon's long-term success; and

    - the use of executive employment agreements containing provisions intended to attract and retain highly qualified personnel.

    The committee intends that eXcelon's executive compensation policies be straightforward, easily communicated to and understood by employees and stockholders, and structured so that the achievement of company and individual goals can be readily measured.

    BASE SALARIES. The compensation committee establishes competitive base salaries by relying on published industry surveys and targeted peer company surveys that examine the compensation practices of other companies in the software industry, as well as other high technology companies in the relevant geographic area that might compete with eXcelon in hiring or retaining strong performers. The committee, using the collected data and applying the members' collective experience in recruiting and managing in a technical environment, seeks to establish base salaries that take into account not only competitive factors but also the breadth of experience and recent individual performance of the executive. The committee's objective is not to determine compensation levels, in general or for specific positions, by seeking to achieve a specific percentile rank in comparison to competitors or peers, but rather to fix compensation levels on a case-by-case basis guided by management's recommendations and the committee members' experience and judgment. eXcelon's Chief Executive Officer, Robert N. Goldman, was paid a base salary of $250,000 in 2000 and $210,000 in 1999.


    INCENTIVE COMPENSATION. In establishing executive bonus levels, the compensation committee begins by reviewing management's annual strategic and financial plan, as approved by the board of directors at the beginning of the year, including eXcelon's financial goals and individual performance goals proposed by eXcelon's Chief Executive Officer. The committee establishes at that time the maximum bonus for which executive officers, other than the Chief Executive Officer, are eligible. The maximum bonus is expressed as a percentage of the officer's annual base salary and generally ranges from 0% to 50%. The committee then determines the percentage of this amount, if any, to be paid to the executive officer as a bonus at the end of the year based on the performance of both eXcelon and the executive. The compensation committee determines the Chief Executive Officer's bonus based on the attainment of goals jointly developed and agreed upon between the committee and the Chief Executive Officer. The Chief Executive Officer's bonus is not fixed as a specific percentage of his base salary. After the end of the year, the Chief Executive Officer presents to the committee an analysis of the performance of the individual executives against eXcelon's overall corporate financial goals and the personal goals of the executives, together with his recommendations concerning specific management bonuses. After reviewing these recommendations, the committee determines whether, and in what amounts, to award bonuses to the Chief Executive Officer and the other executive officers.


    During 2000, Mr. Goldman received cash bonuses of $175,000; Mr. Otis received cash bonuses of $63,000; Mr. Hinchcliffe received cash bonuses of $9,000; Mr. Maripuri received cash bonuses of $14,000; and Mr. O'Connor received cash bonuses of $56,000.

    STOCK OPTIONS. The compensation committee believes that stock options are an important element of eXcelon's executive compensation program, not only to enable eXcelon to compete effectively in recruiting and retaining employees, but also in order to align the interests of management with those of eXcelon's stockholders. In granting options, the committee considers, among other factors, competitive conditions, the executive's experience, responsibilities and performance, the sizes of other individual grants and the total number of options outstanding. Option grants are awarded to all executive officers at the time they are hired, and additional options may be granted during the term of employment based upon specific individual or corporate achievements.

    For 2000, Mr. Goldman was granted 300,000 options at an exercise price of $13.13 per share and 300,000 options at an exercise price of $4.44 per share; Mr. Maripuri was granted 500,000 options at an exercise price of $4.44 per share.

POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Section 162(m) of the Internal Revenue Code limits eXcelon's ability to deduct on its federal income tax return compensation in excess of $1.0 million paid to its Chief Executive Officer and its four other most highly compensated officers in any fiscal year, unless the compensation qualifies as "performance-based compensation." The compensation committee's policy with respect of Section 162(m) is to make every reasonable effort to cause compensation to be deductible by eXcelon while simultaneously providing eXcelon's executive officers with appropriate rewards for their performance. The base salaries and bonuses of eXcelon's individual executive officers have not historically exceeded, the $1.0 million limit, and options received by executive officers under eXcelon's 1996 stock option plan are intended to qualify as performance-based compensation. Though options granted under eXcelon's 1997 stock option plan do not qualify as performance-based compensation, the compensation committee, as a matter of policy, does not grant options under that plan to officers of eXcelon.

                                          The Compensation Committee

                                          Gerald B. Bay
                                          Kevin J. Burns

PERFORMANCE GRAPH

    The following performance graph compares the performance of eXcelon's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and a published industry index, the J.P. Morgan H&Q Technology Index, formerly known as the Hambrecht & Quist Technology Index. The cumulative stockholder returns for shares of eXcelon common stock and for the market and industry indices are calculated assuming $100 was invested on July 23, 1996, the date on which the eXcelon common stock commenced trading on the Nasdaq National Market, and assuming shares of eXcelon common stock were purchased at the initial public offering price. eXcelon paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return, or dividend reinvested, basis.

                 COMPARISON OF 53-MONTH CUMULATIVE TOTAL RETURN
        AMONG EXCELON CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE J.P. MORGAN H&Q TECHNOLOGY INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                              RETURNS (IN DOLLARS) BY DATE
                                                   7/23/96  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
EXCELON CORP.                                         $100      $157      $112       $88      $193       $20
NASDAQ STOCK MARKET (U.S.)                            $100      $123      $151      $212      $394      $238
J.P. MORGAN H & Q TECHNOLOGY                          $100      $137      $160      $249      $557      $360

* $100 INVESTED ON 7-23-96 IN STOCK OR INDEX--
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.


                            EXCELON PROPOSAL FOUR--
                            AMENDMENT TO THE EXCELON
                       1996 EMPLOYEE STOCK PURCHASE PLAN


    This proposal may only be voted upon by eXcelon stockholders. C-bridge stockholders are not entitled to vote on this proposal.


    On June 8, 2001, eXcelon's board voted to amend eXcelon's 1996 Employee Stock Purchase Plan to increase the number of shares that may be issued under the plan from 700,000 shares to 2,200,000 shares and to submit that amendment to eXcelon's stockholders for their approval.


    THE EXCELON BOARD OF DIRECTORS RECOMMENDS THAT EXCELON STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN.

BACKGROUND

    In 1996, eXcelon's board of directors adopted, and its stockholders approved, the eXcelon 1996 Employee Stock Purchase Plan. The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 and to provide employees of eXcelon with an opportunity to increase their ownership interest in eXcelon through the purchase of shares of eXcelon common stock.


    The stock purchase plan, as initially approved by the stockholders of eXcelon on May 23, 1996, included 300,000 shares of eXcelon common stock. The board increased the number of shares included in the plan to 500,000 on February 23, 1999 and 700,000 on February 29, 2000. On each occasion, eXcelon's stockholders subsequently approved the increase. As of August 2, 2001, there were only 160,378 shares of eXcelon common stock that remained available for purchase under the plan.


PROPOSED AMENDMENT OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

    On June 8, 2001, eXcelon's board voted to amend the plan to increase the number of shares included in the plan from 700,000 shares to 2,200,000 shares and to submit that amendment to eXcelon's stockholders for their approval.


    eXcelon believes that the availability of an employee stock purchase plan is important to the combined Company's ability to recruit and retain qualified employees. In 1999, eXcelon issued 157,267 shares of common stock under the plan, and in 2000, it issued 89,208 shares under the plan. As of August 2, 2001, only 160,378 shares of common stock were available for purchase under the plan. The eXcelon board believes that this number of shares is insufficient to accommodate either its current employees or the substantial number of new employees that are expected to join eXcelon in connection with the proposed merger with C-bridge. The board of directors believes that, in the current competitive environment for highly skilled employees, the proposed amendment is necessary to enable eXcelon to provide appropriate long-term incentives to its employees and to recruit and retain additional highly skilled employees to support the growth of eXcelon's business, including the new employees that are expected to join eXcelon in connection with the proposed merger with C-bridge.


    THE EXCELON BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT EXCELON STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE STOCK PURCHASE PLAN.

DESCRIPTION OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

    The stock purchase plan is administered by the compensation committee of the board of directors. Under the plan, up to 700,000 shares of eXcelon common stock may be purchased at 85% of the lower of the fair market value of the eXcelon common stock on the first day or the last day of each six-month offering period. Employees may elect to have up to 6% of their base pay withheld and applied toward the purchase of shares in each offering.


    Participation in the stock purchase plan is voluntary. Participation in one or more offerings under the plan neither limits nor requires participation in any other offering. Generally, each employee of eXcelon is eligible to participate in the plan on the first offering commencement date that follows the completion of six months of continuous service with eXcelon. As of August 2, 2001, approximately 254 employees of eXcelon and its subsidiaries were eligible to participate in the plan.

    An employee will not be granted an option under the stock purchase plan if, immediately after the grant, the employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of eXcelon or any subsidiary of eXcelon, as determined under rules established under
Section 424(d) of the Internal Revenue Code. In addition, an employee will not be granted an option under the plan which permits the employee's rights to purchase stock under all Section 423 employee stock purchase plans of eXcelon and its subsidiaries to exceed $25,000 of the fair market value of the eXcelon common stock for each calendar year in which the option is outstanding, as determined under rules established under Section 423(b)(8) of the Internal Revenue Code. For purposes of this test, fair market value is determined at the time the option is granted.

    Any eligible employee may become a participant by completing a payroll deduction authorization form provided by eXcelon and filing it with eXcelon's Treasurer 20 days before the applicable offering commencement date, as determined by the compensation committee. When a participant files the authorization form, he or she elects to have deductions made from his or her pay on each payday during any offering in which he or she is a participant, at a specified percentage of his or her compensation as determined on the applicable offering commencement date. Each employee's specified percentage must be in increments of 1% and may not exceed 6%. A participant's payroll deductions begin on the offering commencement date when the applicable authorization for a payroll deduction becomes effective and end on the offering termination date of the offering to which the authorization applies, unless sooner terminated by the participant. All of a participant's payroll deductions are credited to his or her account under the stock purchase plan. A participant may not make any separate cash payment into his or her account. No interest will be paid or allowed on any money paid into the plan or credited to the account of any participant.

    Any participant may withdraw from the stock purchase plan at any time during the applicable offering period. A participant may withdraw the payroll deductions credited to his or her account under the stock purchase plan for the offering by giving written notice to the Treasurer of eXcelon. All of the participant's payroll deductions credited to his or her account will be paid, without interest, to the participant promptly after receipt of notice of withdrawal, and no future payroll deductions will be made from his or her pay during that offering. eXcelon will treat any attempt by a participant to borrow on the security of accumulated payroll deductions as an election to withdraw those deductions. A participant's election not to participate in, or withdrawal from, any offering will not have any effect upon his or her eligibility to participate in any subsequent offering or in any similar plan adopted by eXcelon.

    If a participant's employment is terminated for any reason other than death, the payroll deductions credited to his or her account will be returned to the participant. If a participant dies, his or her beneficiary may elect either to withdraw all of the payroll deductions credited to the participant's account under the plan or to exercise the participant's option under the plan. To make this election, the beneficiary must give written notice of the election to eXcelon's Treasurer within 90 days of the death of the participant. If the beneficiary elects to exercise the participant's option under the plan, the beneficiary will be able to purchase, on the offering termination date next following the participant's death, the number of shares of common stock which the accumulated payroll deductions in the participant's account at the participant's death will purchase at the applicable option price, and any excess in the account will be returned to the beneficiary. If eXcelon's Treasurer does not receive written notice of the election in a timely manner, the beneficiary will be deemed to have elected to withdraw the payroll deductions credited to the participant's account.

    On the offering commencement date of each offering, a participant will be deemed to have been granted an option to purchase a maximum number of shares of common stock. The maximum number equals two multiplied by:

    - the sum of (1) the percentage of the employee's compensation which he or she has elected to have withheld, multiplied by the employee's compensation over the offering period, and (2) any amounts in the employee's account on the offering commencement date that have been carried forward from prior offerings;

    - divided by 85% of the fair market value per share of eXcelon common stock on the applicable offering commencement date.


    The option price of the eXcelon common stock purchased with payroll deductions made during each offering is the lower of 85% of the fair market value of the eXcelon common stock on the offering commencement date or 85% of the fair market value of the eXcelon common stock on the offering termination date. For this purpose, fair market value means the average of the bid and asked prices as reported by Nasdaq in the Wall Street Journal, or, if Nasdaq has designated the stock as a Nasdaq National Market security, the last trading price of the stock as reported on the Nasdaq National Market in the Wall Street Journal, or, if the stock is listed on an exchange, the closing price of the stock on the exchange. If the common stock is not quoted on Nasdaq, not designated as a Nasdaq National Market security and not listed on an exchange, fair market value will be determined by the compensation committee. If the eXcelon common stock is not traded on the offering commencement date or the offering termination date, fair market value will be determined on the next regular trading day for the stock. On August 15, 2001, the last sale price of the eXcelon common stock as reported on the Nasdaq National Market was $0.92.


    On the offering termination date, a participant's option under the plan will be deemed to have been exercised automatically to purchase the number of shares of eXcelon common stock which the accumulated amounts in his or her account at that time will purchase at the applicable option price. A participant may elect otherwise by giving written notice to the Treasurer of eXcelon. If the total number of shares for which options are exercised on any offering termination date exceeds the number of shares available under the plan, eXcelon must allocate the available shares to plan participants in an equitable manner and must return to each participant any balance of payroll deductions credited to the participant's account. The participant will have no interest in the stock covered by his or her option until the option has been exercised.

    If there is any excess in the participant's account after the exercise, the excess will be returned to the participant, except that any amounts in the account which would have been used to purchase fractional shares will be automatically carried forward to the next offering unless the participant elects to have the excess returned to the participant. The participant may make this election only by giving written notice to the Treasurer of eXcelon.

FUTURE AMENDMENTS TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN

    eXcelon's board of directors may amend or terminate the 1996 employee stock purchase plan at any time and from time to time. No amendment may make any change in any option previously granted under the plan that would adversely affect the rights of any participant holding options under the plan. Termination of the plan will not affect options previously granted under the plan.

FEDERAL INCOME TAX CONSEQUENCES TO EXCELON AND THE PARTICIPANTS

    If an employee acquires shares of eXcelon common stock under the stock purchase plan and does not dispose of them within two years after the commencement of the offering in which the shares were acquired, nor within one year after the date on which the shares were acquired, any gain realized upon subsequent disposition will be taxable as a long-term capital gain, except that the portion of the gain equal to the lesser of (a) the excess of the fair market value of the shares on the date of disposition over the amount paid upon purchase of the shares, or (b) the excess of the fair market value of the shares on the offering commencement date over the amount paid upon purchase of the shares, is taxable as ordinary income. eXcelon has no corresponding deduction. If the employee disposes of the shares at a price less than the price that he or she paid for the shares, the employee realizes no ordinary income and has a long-term capital loss measured by the difference between the purchase price and the selling price.

    If an employee disposes of shares acquired under the stock purchase plan within two years after the offering commencement date of the offering in which the shares were acquired, or within one year after the date on which the shares were acquired, the difference between the purchase price and the fair market value of the shares at the time of purchase will be taxable to him or her as ordinary income in the year of disposition. In that event, eXcelon may deduct from its gross income an amount equal to the amount treated as ordinary income to each such employee. Any excess of the selling price over the fair market value at the time the employee purchased the shares will be taxable as long-term or short-term capital gain, depending upon the period for which the shares were held. If any shares are disposed of within either the two-year period or the one-year period at a price less than the fair market value at the time of purchase, the employee will realize ordinary income equal to the difference between the purchase price and the fair market value of the shares at the time of purchase, and the employee will recognize a capital loss equal to the difference between the fair market value of the shares at the time of purchase and the selling price.

    If a participating employee dies while he or she owns shares acquired under the stock purchase plan, ordinary income may be reportable on his or her final income tax return.

    The 1996 stock purchase plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is the plan qualified under
Section 401(a) of the Internal Revenue Code.


    Although the foregoing summarizes the essential features of the stock purchase plan, it is qualified in its entirety by reference to the full text of the stock purchase plan, which is attached to this proxy statement/prospectus as Annex E.


REGISTRATION OF SHARES INCLUDED IN THE 1996 EMPLOYEE STOCK PURCHASE PLAN

    eXcelon has filed registration statements on Form S-8 to register the 700,000 shares of eXcelon common stock included in the stock purchase plan. If the stockholders approve the proposed amendment to the plan, eXcelon intends to file a registration statement on Form S-8 to register the additional 1,500,000 shares so approved. The board of directors has not determined what action it will take if the stockholders do not approve the proposal.

SHARES PURCHASED TO DATE


    The following table provides information concerning shares issued under the plan from its inception through August 2, 2001 to:


    - each named executive officer;

    - all current executive officers, as a group;

    - all current directors who are not executive officers, as a group;

    - each nominee for election as a director; and

    - all employees who are not executive officers, as a group.

    No person has received or is currently expected to receive five percent or more of the total number of options available for grant under the plan, and eXcelon is not aware that any associate of any executive officer, director or director-nominee has received shares under the plan. The persons and groups listed in the following table may receive additional shares under the plan.

                            SHARES PURCHASED TO DATE
                       1996 EMPLOYEE STOCK PURCHASE PLAN


                                                                                                         NUMBER OF
NAME AND POSITION                                                                                     SHARES PURCHASED
-----------------                                                                                     ----------------
Robert N. Goldman...................................................................................           --
  Chairman of the Board of Directors and Chief Executive Officer
Satish Maripuri.....................................................................................           --
  President and Chief Operating Officer
Brian W. Otis.......................................................................................       10,538
  Former Senior Vice President, Operations
Daniel E. O'Connor..................................................................................           --
  Former Senior Vice President, Business Development
Ross A. Hinchcliffe.................................................................................        1,384
  Former Vice President, Worldwide Sales
All current executive officers, as a group (5 persons)..............................................       10,355
All current directors who are not executive officers, as a group (3 persons)........................           --
Director-nominees...................................................................................           --
All employees who are not executive officers, as a group............................................      505,130



                            EXCELON PROPOSAL FIVE--
                         AMENDMENT TO THE EXCELON 1996
                           INCENTIVE AND NONQUALIFIED
                               STOCK OPTION PLAN


    This proposal may only be voted upon by eXcelon stockholders. C-bridge stockholders are not entitled to vote on this proposal.


    On June 8, 2001, eXcelon's board voted to amend eXcelon's 1996 Incentive and Nonqualified Stock Option Plan to increase the number of shares included in the plan from 4,700,000 shares to 7,700,000 shares and to submit that amendment to eXcelon's stockholders for their approval.


    THE eXCELON BOARD OF DIRECTORS RECOMMENDS THAT eXCELON STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN.

BACKGROUND

    In 1996, eXcelon's board of directors adopted, and its stockholders approved, the eXcelon 1996 Incentive and Nonqualified Stock Option Plan. The plan authorizes the grant of both incentive options and nonqualified options. Incentive options are options to purchase eXcelon common stock intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. Nonqualified options are any options that do not meet the qualifications of that section. The purpose of the plan is to provide a performance incentive for officers and employees of eXcelon or its subsidiaries and for certain other individuals providing services to or acting as directors of eXcelon or its subsidiaries by enabling them to increase their ownership interest in eXcelon.


    The stock option plan, as initially approved by the stockholders of eXcelon on May 23, 1996, included 1,200,000 shares of eXcelon common stock. The plan provided that the number of shares included in the plan would be automatically increased by 300,000 shares on each of the first five anniversaries of the date of the initial stockholder approval, with the result that, as of August 2, 2001, the plan included 2,700,000 shares.



    eXcelon's board increased the number of shares included in the stock option plan by 1,000,000 shares on April 2, 1998 and by another 1,000,000 shares on February 29, 2000. On each occasion, eXcelon's stockholders subsequently approved the increase. As a result of these amendments, as of August 2, 2001, the plan included 4,700,000 shares. As of August 2, 2001, eXcelon had issued 201,150 shares of common stock under the plan and had reserved 4,060,852 shares for issuance upon the exercise of options outstanding under the plan. On that date, there were only 437,998 shares of eXcelon common stock that remained available for the grant of options under the plan. As of August 2, 2001, option prices and expiration dates for outstanding options granted under the plan ranged from $1.96 to $13.13 per share and from June 24, 2006 to May 14, 2011, respectively.


    In addition to the eXcelon 1996 Incentive and Nonqualified Stock Option Plan, eXcelon's board of directors adopted the eXcelon 1997 Nonqualified Stock Option Plan on April 22, 1997. The 1997 plan only authorizes the grant of nonqualified options and includes 7,500,000 shares of eXcelon common stock. The 1997 plan was not submitted to eXcelon's stockholders for approval. Since the adoption of the 1997 plan, the policy of eXcelon's compensation committee has been to use the 1996 plan primarily to grant incentive and nonqualified stock options to officers of eXcelon and to use the 1997 plan primarily to grant options to employees who are not officers of eXcelon. The 1996 plan also provides for automatic formula grants of nonqualified options to eXcelon's outside directors.

PROPOSED AMENDMENT OF THE 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

    On June 8, 2001, eXcelon's board voted to amend the 1996 plan to increase the number of shares included in the plan by 3,000,000 shares to 7,700,000 and to submit that amendment to eXcelon's stockholders for their approval. The eXcelon board believes this increase is necessary not only to accommodate future option grants to its existing employees, but also to provide for future option grants to the substantial number of new employees that are expected to join eXcelon in connection with the proposed merger with C-bridge.


    As stated above, long-term, equity-based compensation in the form of stock options is a key element of eXcelon's executive compensation policy. In addition, eXcelon believes that the availability of incentive options is important to eXcelon's ability to recruit and retain qualified executives. As of August 2, 2001, only 437,998 shares of eXcelon common stock were available for the grant of options to officers and directors of eXcelon under the 1996 plan. The provisions of the 1996 plan providing for automatic annual increases in the number of shares included in the plan expired on May 23, 2001. In the current competitive environment for senior executives, the eXcelon board believes that the proposed amendment of the 1996 plan is necessary to enable eXcelon to provide appropriate long-term incentives to members of its senior management and to recruit and retain additional executives to support the growth of eXcelon's business.



    In addition, the eXcelon board believes that, in many cases, the stock options currently held by its employees are not providing adequate incentive to those employees to pursue the best interests of eXcelon and its stockholders. As of August 2, 2001, a substantial number of eXcelon's outstanding stock options were "underwater," meaning that the fair market value of the eXcelon common stock was below the exercise prices of those options.



    The following chart provides information regarding the number of eXcelon stock options outstanding on August 2, 2001 and their exercise prices. This chart does not include any outstanding options held by employees whose employment had terminated as of August 2, 2001.

                       OUTSTANDING eXCELON STOCK OPTIONS


         RANGE OF                        NUMBER OF
      EXERCISE PRICE                OUTSTANDING OPTIONS
---------------------------         -------------------
             $0.01 - $ 1.00                 398,007
              1.31 -   6.13               6,110,645
              6.19 -  22.63               2,984,450
                                         ----------
                                          9,493,102



    In the merger, eXcelon will assume all outstanding options to purchase C-bridge common stock. Based on the number of C-bridge stock options outstanding on August 2, 2001 and the exchange ratio of 1.2517 shares of eXcelon common stock for each share of C-bridge common stock, eXcelon expects that it will assume options to purchase 12,884,079 shares of eXcelon common stock. A substantial number of these options are currently underwater and will likely be underwater when they are assumed by eXcelon in the merger, based on the exercise prices that these options will have following their assumption by eXcelon in the merger.



    The following chart provides information regarding the number of C-bridge stock options outstanding on August 2, 2001 and their exercise prices, in each case adjusted to reflect the conversion of those options into options to purchase eXcelon common stock. This chart does not include any outstanding options held by employees whose employment had terminated as of August 2, 2001.


                       OUTSTANDING C-BRIDGE STOCK OPTIONS


         RANGE OF                       NUMBER OF
      EXERCISE PRICE               OUTSTANDING OPTIONS
--------------------------         -------------------
            $0.01 - $ 1.08               3,746,192
             1.32 -   6.79               6,057,785
             8.49 -  45.54               2,950,313
                                        ----------
                                        12,754,290



    On August 2, 2001, the closing price of the eXcelon common stock on the Nasdaq National Market was $1.15. Accordingly, as of that date, outstanding eXcelon and C-bridge options to purchase 18,103,193 shares of eXcelon common stock were underwater, and outstanding eXcelon and C-bridge options to purchase only 4,144,199 shares of eXcelon common stock were in the money. As a result, the eXcelon board believes that, in order to provide appropriate incentive compensation to its current employees and other service providers, as well as the new employees expected to join eXcelon as a result of the merger with C-bridge, it will be necessary for the board and eXcelon's compensation committee to have additional options available for grant to those employees and service providers.


    THE eXCELON BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT eXCELON STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE 1996 STOCK OPTION PLAN.

DESCRIPTION OF THE 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

    The 1996 stock option plan is currently administered by the compensation committee of the board of directors. The plan may be administered by any committee of the board of directors consisting of two or more outside directors. Under the plan, an outside director is any director who:

    - is not an employee of eXcelon or of any affiliate of eXcelon;

    - is not a former employee of eXcelon or any affiliate of eXcelon who is receiving compensation for prior services during the taxable year of eXcelon or the affiliate, other than benefits under a tax-qualified retirement plan;

    - has not been an officer of eXcelon or any affiliate of eXcelon; and

    - does not receive remuneration from eXcelon or any affiliate of eXcelon, either directly or indirectly, in any capacity other than as a director.

    For this purpose, an affiliate is any company that is a member of an "affiliated group" that includes eXcelon, as that term is defined in
Section 1504(a) of the Internal Revenue Code.

    Except for the non-discretionary grant of options to directors who are not employees, as described above under "Compensation of directors and executive officers," the compensation committee selects the individuals who will receive options under the plan and determines the exercise price and other terms of each option, subject to the provisions of the plan. The compensation committee also has the power to make changes to outstanding options under the plan, including the power to reduce the exercise price, accelerate the vesting schedule and extend the expiration date of any option.


    Under the plan, incentive options may be granted only to employees of eXcelon or its subsidiaries, including officers and directors who are also employees. Under the plan, nonqualified options may be granted to employees, as well as officers and directors of eXcelon or a subsidiary, whether or not they are employees of eXcelon or a subsidiary, and to consultants and other individuals who provide services to eXcelon or a subsidiary. As of August 2, 2001, approximately 285 employees and 3 directors were eligible to participate in the plan. As described above, the current policy of the compensation committee is to use the 1996 plan primarily to grant incentive and nonqualified stock options to officers of eXcelon.


    The maximum term of options granted under the 1996 plan is ten years from the date of grant, or five years from the date of grant in the case of incentive options granted to employees or officers holding 10% or more of the total combined voting power of all classes of stock of eXcelon or any subsidiary or parent. For incentive options, the exercise price may not be less than the fair market value of the eXcelon common stock on the date of grant, or 110% of fair market value in the case of a greater-than-ten-percent-stockholder. The aggregate fair market value of shares issuable under incentive options which first become exercisable by an employee or officer in any calendar year may not exceed $100,000. For this purpose, fair market value is determined at the time of grant. No person may be granted options to purchase more than 500,000 shares of eXcelon common stock in any calendar year, including options that are subsequently forfeited, canceled or otherwise terminated. For this purpose, the repricing of any option is deemed the grant of a new option.

    Options are non-transferable except by will or by the laws of descent or distribution, and during the lifetime of the holder are exercisable only by the holder. Options generally may not be exercised after the earliest of:

    - expiration of the option;

    - termination of the optionee's employment or services for cause;

    - termination of the optionee's employment or services voluntary by the optionee;

    - thirty days after termination of the optionee's employment or services upon retirement or by eXcelon without cause; or

    - one year after termination of the optionee's employment or services as a result of disability or death.

    An optionee may pay the exercise price to purchase shares under any option granted under the 1996 plan by delivering to eXcelon:

    - cash, check, bank draft, or money order for an amount equal to the exercise price for such shares;

    - shares of eXcelon common stock having a fair market value equal to the exercise price, but if the shares to be surrendered were acquired from eXcelon upon the exercise of an option, those shares must have been outstanding for at least six months;

    - an unconditional and irrevocable undertaking by a broker to deliver promptly to eXcelon sufficient funds to pay the exercise price;

    - if so permitted by the option agreement or, in the case of a nonqualified option, if permitted by the compensation committee, a promissory note of the optionee to eXcelon, payable on such terms as the compensation committee may specify; or

    - any combination of the permissible forms of payment.

    If the optionee chooses to surrender shares of eXcelon common stock to pay the exercise price of any option, the compensation committee may provide that the optionee be granted an additional option to purchase the number of shares surrendered at an exercise price equal to the fair market value of the eXcelon common stock on the date of surrender.

    The 1996 stock option plan terminates in October 2006, subject to earlier termination by eXcelon's board of directors or the earlier issuance of all shares issuable under the plan. After the termination of the plan, eXcelon may not grant options under the plan, but options that are outstanding on the date of termination will not be affected by the termination.

FUTURE AMENDMENTS TO THE 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

    eXcelon's board of directors may amend or terminate the 1996 stock option plan at any time and from time to time, but no amendment or termination will affect the rights and obligations under any option granted before the amendment or termination unless the option holder agrees. If an amendment would increase the number of shares of eXcelon common stock that may be issued under the plan or would change the provisions regarding eligibility to receive incentive options under the plan, the amendment will not be effective unless approved by eXcelon's stockholders within 12 months before or after the adoption of the amendment.

FEDERAL INCOME TAX CONSEQUENCES TO eXCELON AND THE OPTIONEES

    The recipient of a nonqualified option recognizes no income for federal income tax purposes upon the grant of the option. On the exercise of a nonqualified option, the difference between the fair market value of the underlying shares of eXcelon common stock on the date of exercise and the option exercise price is treated as compensation to the holder of the option, taxable as ordinary income in the year of exercise. For computing any capital gain or loss upon disposition of the shares, the holder's tax basis in the shares will equal that fair market value. The amount treated as capital gains will be long-term capital gain if the shares are held for more than 12 months after exercise of the option.

    The recipient of an incentive option recognizes no income for federal income tax purposes upon the grant of the option. Except as provided below with respect to the alternative minimum tax, the holder of an incentive option recognizes no income for federal income tax purposes upon the exercise of the option.

    If the holder does not dispose of the shares acquired upon exercise of the incentive option within two years from the date of the grant of the option or within one year after exercise of the option, any gain realized by the holder on the subsequent sale of those shares will be treated, for federal income tax purposes, as long-term capital gain. If the holder sells the shares before the expiration of these two-year and one-year periods, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive option is treated as compensation to the holder, taxable as ordinary income, and the excess gain, if any, is treated as capital gain. The amount treated as capital gain will be long-term capital gain if the shares are held for more than 12 months after exercise of the option.

    For purposes of the alternative minimum tax, the excess of the fair market value of the underlying shares over the option price at the time of exercise of an incentive option will constitute an item of tax preference. Taxpayers who incur the alternative minimum tax are allowed a credit which may be carried forward indefinitely to be used as a credit against the taxpayer's regular tax liability in a later year. However, the alternative minimum tax credit cannot reduce the regular tax below the alternative minimum tax for that carryover year.

    Generally, subject to limitations, eXcelon may deduct on its corporate income tax returns an amount equal to the amount recognized as ordinary income by an optionee in the year in which the optionee recognizes ordinary income upon the exercise of a nonqualified option or upon the failure to meet the two-year and one-year requirements described above for incentive options.

    The 1996 stock option plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is the plan qualified under
Section 401(a) of the Internal Revenue Code.


    Although the foregoing summarizes the essential features of the 1996 stock option plan, it is qualified in its entirety by reference to the full text of the plan, which is attached to this proxy statement/prospectus as Annex F.


REGISTRATION OF SHARES INCLUDED IN THE 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

    eXcelon has filed registration statements on Form S-8 register the 4,700,000 shares of eXcelon common stock included in the 1996 stock option plan. If the stockholders approve the proposed amendment to the plan, eXcelon intends to file a registration statement on Form S-8 to register the additional 3,000,000 shares so approved. The board of directors has not determined what action it will take if the stockholders do not approve the proposal.

OPTION GRANTS TO DATE


    The following table provides information concerning options granted under the plan from its inception through August 2, 2001 to:


    - each person who has received or is currently expected to receive five percent or more of the total number of options available for grant under the plan;

    - each named executive officer;

    - all current executive officers, as a group;

    - all current directors who are not executive officers, as a group;

    - each nominee for election as a director; and

    - all employees who are not executive officers, as a group.

    C-bridge has nominated Joseph L. Badaracco, Joseph M. Bellini, Jeffrey Horing and Raymond J. Lane for election as directors of eXcelon. None of these individuals has been granted options under the plan. eXcelon is not aware that any associate of any executive officer, director or director-nominee has received options under the plan. Because the grant of options under the plan is discretionary, the persons and groups listed in the following table may receive additional options under the plan.

                             OPTION GRANTS TO DATE
               1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN


                                                                                                           NUMBER OF
                                                                                                          SECURITIES
                                                                                                          UNDERLYING
NAME AND POSITION                                                                                     OPTIONS GRANTED(#)
-----------------                                                                                     -------------------
Robert N. Goldman...................................................................................       1,400,000
  Chairman of the Board of Directors and Chief Executive Officer
Satish Maripuri.....................................................................................         761,350
  President and Chief Operating Officer
Lacey P. Brandt.....................................................................................         210,000
  Chief Financial Officer
Brian W. Otis.......................................................................................         495,000
  Former Senior Vice President, Operations
Daniel E. O'Connor..................................................................................          30,000
  Former Senior Vice President, Business Development
Ross A. Hinchcliffe.................................................................................         350,000
  Former Vice President, Worldwide Sales
All current executive officers, as a group (5 persons)..............................................       2,821,350
All current directors who are not executive officers, as a group (3 persons)........................         112,000
Robert M. Agate, director-nominee...................................................................          25,000
Gerald B. Bay, director-nominee.....................................................................          43,500
Kevin J. Burns, director-nominee....................................................................          43,500
Justin Perreault....................................................................................         550,000
Kirk Bowman.........................................................................................         500,000
Philip Lee..........................................................................................         300,000
Vittorio Viarengo...................................................................................         140,000
All employees who are not executive officers, as a group............................................       2,675,600

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                      MANAGEMENT AND DIRECTORS OF EXCELON


    The following table provides information regarding the beneficial ownership of eXcelon's common stock as of August 2, 2001 by:


    - each person known by eXcelon to be the beneficial owner of more than 5% of its common stock;

    - eXcelon's named executive officers;

    - each director of eXcelon, including directors nominated for re-election;
      and

    - all current executive officers and directors of eXcelon as a group.


    Beneficial ownership is determined according to the rules of the Securities and Exchange Commission. Subject to community property laws, where applicable, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The "right to acquire" column reflects beneficial ownership of:



    - shares subject to options that may be exercised within 60 days after August 2, 2001 that eXcelon would not have the right to repurchase; and



    - shares subject to warrants that may be exercised within 60 days after August 2, 2001.



    The percentage beneficially owned by each person is based upon 29,659,057 shares of eXcelon common stock outstanding as of August 2, 2001. The shares that a person has the right to acquire are deemed to be outstanding solely for purposes of calculating that person's percentage ownership.


    The current directors and executive officers of eXcelon have entered into irrevocable proxy and voting agreements with C-bridge, which authorize C-bridge to vote their shares in favor of approval of the merger, the adjournment proposal and any actions recommended by eXcelon's board of directors that are required to accomplish the merger and related transactions.

    C-bridge has nominated Joseph L. Badaracco, Jr., Joseph M. Bellini, Jeffrey Horing and Raymond J. Lane for election as directors of eXcelon. None of these individuals beneficially owns any shares of eXcelon common stock. For information about their beneficial ownership of C-bridge common stock, see "Security Ownership of Principal Stockholders, Management and Directors of C-bridge."

    Unless otherwise noted below, the address of each person listed in the table is c/o eXcelon Corporation, 25 Mall Road, Burlington, Massachusetts 01803.


                                                   NUMBER OF SHARES BENEFICIALLY OWNED        PERCENTAGE
                                                ------------------------------------------   BENEFICIALLY
NAME OF BENEFICIAL OWNER                        OUTSTANDING   RIGHT TO ACQUIRE     TOTAL        OWNED
------------------------                        -----------   ----------------   ---------   ------------
Robert N. Goldman.............................   1,100,000          867,188      1,967,188        6.4%
The Clark Estates, Inc. (1)...................   1,851,800               --      1,851,800        6.2%
Palo Alto Investors, LLC (2)..................   1,673,728               --      1,673,728        5.6%
Rockefeller Financial Services, Inc. (3)......   1,526,124               --      1,526,124        5.1%
Brian W. Otis.................................       2,705          599,084        601,789        2.0%
Ross A. Hinchcliffe...........................       1,384          448,125        449,509        1.5%
Satish Maripuri...............................       4,250          345,600        349,850        1.2%
Gerald B. Bay.................................     228,394           35,167        263,561          *
Daniel E. O'Connor............................          --               --             --          *
Kevin J. Burns................................          --           36,000         36,000          *
Robert M. Agate...............................       2,100           17,500         19,600          *
All current directors and officers as a group
  (8 persons).................................   1,356,599        1,598,330      2,954,929        9.5%


------------------------

*   Represents beneficial ownership of less than 1%.


(1) Based on information provided by the stockholder to eXcelon. The address of Clark Estates, Inc. is One Rockefeller Plaza, 31st Floor, New York, New York 10020.



(2) Based on information provided by the stockholder to eXcelon. Represents shares over which Palo Alto Investors, LLC holds shared voting power. The address of Palo Alto Investors, LLC is 470 University Avenue, Palo Alto, California 94310.



(3) Based on information provided to eXcelon and information contained in a Form 13F for the quarter ended June 30, 2001 filed by Rockefeller Financial Services, Inc. and its wholly owned subsidiary, Rockefeller & Co., Inc. on July 13, 2001. Represents shares over which the reporting persons have shared-defined investment discretion and sole voting power. The address is 30 Rockefeller Plaza, New York, New York 10112.


                     DESCRIPTION OF EXCELON'S CAPITAL STOCK

    eXcelon is authorized to issue 200,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock. The following is a summary description of eXcelon's capital stock.

eXCELON COMMON STOCK

    Holders of eXcelon common stock are entitled to one vote per share on all matters to be voted upon by the eXcelon stockholders. Holders of eXcelon common stock are entitled to receive their proportionate share of dividends, if any, declared from time to time by the eXcelon board of directors out of funds legally available for that purpose, after taking into consideration the dividend rights of any eXcelon preferred stock then outstanding. In the event of eXcelon's liquidation, dissolution or winding up, holders of eXcelon common stock are entitled to their proportionate share of all assets remaining after payment of liabilities, after taking into consideration the prior distribution rights of any eXcelon preferred stock then outstanding. The eXcelon common stock has no cumulative voting, preemptive, redemption or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the eXcelon common stock. All outstanding shares of eXcelon common stock are fully paid and nonassessable, and the shares of eXcelon common stock to be issued in connection with the merger will be fully paid and nonassessable upon the completion of the merger.

eXCELON PREFERRED STOCK

    The eXcelon board of directors is authorized, without stockholder approval, to issue from time to time up to 5,000,000 shares of eXcelon preferred stock in one or more series. Each series will have whatever rights and preferences the board may specify. These rights and preferences may include voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The board of directors may increase or decrease the number of shares of any series without stockholder approval, but not above the total number of authorized shares of eXcelon preferred stock or below the number of outstanding shares of that series. The rights of the holders of eXcelon common stock may be adversely affected by the rights of holders of any eXcelon preferred stock that eXcelon may issue in the future. The issuance of eXcelon preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of eXcelon's outstanding voting stock. eXcelon has no current plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN PROVISIONS OF eXCELON'S CHARTER AND BY-LAWS

    Provisions of Delaware law and eXcelon's certificate of incorporation and by-laws could make it more difficult to acquire eXcelon by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are intended to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of eXcelon to first negotiate with eXcelon's management. eXcelon believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure eXcelon outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

    eXcelon must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An interested stockholder includes a person who, together with affiliates and associates, owns, or did own within three years before the determination of the person's status as an interested stockholder, 15% or more of the corporation's voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for shares of eXcelon common stock held by stockholders. Section 203 of the Delaware General Corporation Law will not apply to the merger because the merger has been approved by the board of directors of eXcelon.

    eXcelon's certificate of incorporation and by-laws require that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. In addition, special meetings of eXcelon's stockholders may be called only by the board of directors or eXcelon's President. Under eXcelon's by-laws, in order for any stockholder proposal to be properly brought before a meeting, the stockholder must comply with specified advance notice requirements. These provisions may discourage another person or entity from making a tender offer for eXcelon's stock because that person or entity, even if it acquired a majority of eXcelon's outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholder meeting. eXcelon's certificate of incorporation and by-laws also provide that its board of directors will be divided into three classes, with each class serving staggered, three-year terms. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of eXcelon.

    In general, the Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. eXcelon's by-laws may be amended, repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the directors or by require the affirmative vote of the holders of at least 75% of the shares of its capital stock issued and outstanding and entitled to vote.


    eXcelon's certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in some circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. eXcelon's certificate of incorporation and by-laws also contain provisions providing for the indemnification of eXcelon's directors and officers to the fullest extent permitted by the Delaware General Corporation Law. eXcelon believes that these provisions will assist it in attracting and retaining qualified individuals to serve as directors.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the eXcelon common stock is EquiServe.

LISTING

    The eXcelon common stock is listed on the Nasdaq National Market under the symbol "EXLN."

        EXCELON SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires eXcelon's executive officers and directors, as well as persons who beneficially own more than ten percent of the eXcelon common stock, to file reports of ownership and changes in ownership with the SEC. Regulations of the SEC require these executive officers, directors and stockholders to furnish eXcelon with copies of all Section 16(a) forms they file.

    Based solely upon a review of the Forms 3, 4 and 5 and amendments to these forms furnished to eXcelon with respect to changes in beneficial ownership of eXcelon's securities in 2000, or written representations that the executive officer, director or stockholder was not required to file a Form 5 for 2000, eXcelon believes that all Section 16(a) filings requirements applicable to its executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

                         EXCELON STOCKHOLDER PROPOSALS


    If an eXcelon stockholder would like to make a proposal at eXcelon's 2002 annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the notice requirements in Section 3 of eXcelon's by-laws. To make such a proposal, the stockholder must give eXcelon written notice describing the proposal not less than sixty days before the scheduled date of the annual meeting. For the 2002 annual meeting of stockholders, the stockholder must deliver the required written notice of the proposal to the Secretary of eXcelon no later than March 22, 2002.



    In addition, if an eXcelon stockholder would like to include a proposal in eXcelon's proxy materials relating to its 2002 annual meeting or special meeting in lieu thereof, eXcelon must receive the written proposal at its executive offices no later than December 18, 2001, which eXcelon believes is a reasonable time before it expects to begin printing and mailing its proxy materials. If eXcelon moves the date of the annual meeting or special meeting in lieu thereof by more than 30 days, eXcelon must receive the written proposal a reasonable time before it begins to print and mail its proxy materials for the meeting.


                       EXCELON'S INDEPENDENT ACCOUNTANTS

    The eXcelon board of directors has selected PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of eXcelon for the fiscal year ending December 31, 2001.

FEES FOR PROFESSIONAL SERVICES

    The following table sets forth the fees eXcelon paid to PricewaterhouseCoopers LLP for professional services rendered for fiscal 2000. Audit fees consist of fees for services rendered by PricewaterhouseCoopers LLP in connection with their audit of eXcelon's annual financial statements and their review of eXcelon's interim financial statements included in eXcelon's quarterly reports on Form 10-Q for fiscal 2000.

Audit fees..................................................  $214,815
Financial information systems design and implementation
  fees......................................................        --
All other fees..............................................  $201,333

ATTENDANCE AT eXCELON ANNUAL MEETING

    eXcelon expects that representatives of PricewaterhouseCoopers LLP will be present at the eXcelon annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

                              BUSINESS OF C-BRIDGE

    C-bridge is a full service provider of business and technical architecture solutions designed to help companies conduct eBusiness. C-bridge adds value to its clients by incorporating its expertise in business issue diagnosis and resolution, and business and technology strategy development in the context of advanced Internet applications and eBusiness solutions. Additionally, C-bridge offers clients executive education services on topics relevant to senior executives' efforts to successfully develop and implement Internet technologies and eBusiness strategies.

    While C-bridge will continue to design, build and implement end-to-end Internet-based solutions tailored to individual client specifications, C-bridge is concentrating its efforts on enhancing the skills and developing the products to offer its services to clients as a vertical solutions provider. Many companies want to leverage the significant investments they have made in applications developed by scale providers like Oracle and SAP. As a vertical solutions provider, C-bridge will offer these companies workflows and products customized for their industry that will add functionality to, and can be seamlessly integrated with, their existing business procedures and application architectures.

    C-bridge has reorganized its strategy, delivery, industry marketing and sales personnel into three business units that correspond to the main types of businesses for which C-bridge will customize vertical products and solutions: asset intensive, material intensive, and service intensive. Each business unit will develop workflows and products for the corresponding industry type. Professionals from each business unit will integrate the products chosen by a client with the client's existing solution.

INDUSTRY BACKGROUND AND MARKET OPPORTUNITY

    Over the past several years, acceptance of the Internet as a platform to conduct business has continued at a rapid pace. Internet standards have been incorporated into almost all modern software applications. Companies in a broad spectrum of industries are now using efficient and low-cost Internet technologies to replace or enhance legacy systems and to develop new methods of streamlining operations and serving customers.

    Despite the widespread acceptance of the Internet as a channel through which companies can interact with their customers and with other businesses, demand for the services of eBusiness solutions providers decreased significantly in the second half of 2000. C-bridge believes this decline is the result of several factors, including:

    - A general slowdown in overall technology spending.

    - A shift by businesses away from completely customized solutions towards greater use of solutions built upon pre-packaged software components. Initially, Internet-based systems were typically customized software applications that required thousands of hours of custom coding. As acceptance of Internet standards has grown, so has the use and sophistication of pre-packaged software components, reducing the need to custom make many elements of a typical Internet-based solution.

    - Increasing competition. Although demand for eBusiness services declined, new competitors, both domestically and internationally, continued to enter the market, resulting in more service providers competing to serve decreasing demand.

    - Demise of "dot.com" clients. Internet companies represented a significant portion of the demand for eBusiness services. As more and more Internet companies go out of business, the demand for eBusiness services declines accordingly.

    The result of these factors was a marked decline in the pace of growth of demand for C-bridge's services in the second half of the year.


    In response to these changes, C-bridge has identified new market opportunities created by the growing acceptance of pre-packaged software components. C-bridge expects future eBusiness solution development efforts will be characterized by the integration of pre-packaged software components into coherent systems. C-bridge believes there is strong market demand for eBusiness solution providers with subject matter experience in particular vertical industry segments and expertise in working with the dominant software component packages used in that vertical industry segment. C-bridge refers to such providers as "vertical solution providers" or "VSPs."


THE C-BRIDGE iSOLUTION

    C-bridge designs and implements sophisticated eBusiness solutions to help its clients develop intelligent business strategies, drive incremental sales volume, reduce costs and accelerate business transactions, both internally with employees and externally with vendors, suppliers and customers. The complement of eBusiness services that C-bridge offers is called "iSolutions." An iSolution is a combination of a business strategy, a workflow template and a technical architecture. The key elements of C-bridge's iSolutions are:

    - INTEGRATED INTERNET STRATEGY, TECHNOLOGY AND SYSTEMS ARCHITECTURE DESIGN. C-bridge provides a comprehensive set of integrated services designed to implement sophisticated eBusiness solutions. These services include strategic consulting, design of systems architectures and end-user interfaces, and creation and customization of software. C-bridge works with its clients to analyze their business needs, design an appropriate technology and systems architecture and implement an effective eBusiness solution. C-bridge's services help its clients evaluate their strategies and transform their businesses to take advantage of the Internet. C-bridge's integrated approach also reduces miscommunications and delays that can occur when the design, customization and implementation of a solution are handled by multiple service providers.

    - HIGH VALUE-ADDED EBUSINESS SOLUTIONS WHICH CAN BE QUICKLY DEVELOPED AND DEPLOYED. C-bridge's goal is to enable its clients to improve their overall business practices by providing robust eBusiness solutions that can increase sales, improve operational efficiencies and create or enhance business identities. C-bridge's application assembly, development services and systems integration services employ the latest in Internet technologies. C-bridge's clients benefit not only from time and cost savings, but also from robust and scalable solutions that can be implemented quickly and seamlessly. C-bridge's completed iSolutions are used as benchmarks during both the diagnosis and delivery development stages of future iSolutions, improving both the speed of delivery and quality of the solutions.

    - eBUSINESS SOLUTIONS THAT COMBINE STRATEGIC INDUSTRY AND BUSINESS DOMAIN EXPERTISE. Through C-bridge's experience designing, developing, implementing and managing eBusiness solutions for its clients, it has developed valuable intellectual capital and expertise in specific industries. This experience helps C-bridge to better understand the business processes and competitive positions of its clients and to create iSolutions that are best suited to their needs. This industry-specific expertise will form the basis for C-bridge's vertical solutions.

    - eBUSINESS SOLUTIONS THAT PLACE A PREMIUM ON FLEXIBILITY. Because each of the components of an iSolution continues to evolve over time, an iSolution by definition is an environment rather than a traditional application. An iSolution is designed to be flexible so it can adapt as competition dictates moves in strategy, as new ideas emerge around best-in-class workflows and as new products and technologies are introduced. An iSolution is also capable of being integrated with all of a client's existing systems as, in most cases, a strategic Internet solution must be integrated with legacy systems.

STRATEGY

    C-bridge's goal is to become the leading provider of eBusiness services to Global 2000 companies. To achieve this objective, C-bridge is pursuing the following strategies:

    - CONTINUE TO DEVELOP AS A VERTICAL SOLUTION PROVIDER. As a vertical solution provider, C-bridge will offer a combination of workflows (iSolutions), XML business services, message-based architectures and third-party components that function as an integrated solution.

    - CONTINUE TO DEVELOP WORKFLOWS (ISOLUTIONS) AS VERTICAL PRODUCTS. In response to the shift in market demand away from completely customized solutions towards greater use of solutions built upon pre-packaged software components, C-bridge is concentrating its efforts on developing its iSolutions services into vertical products that can be integrated with software components developed by others and that will enhance its clients' existing applications.

    - DEVELOP AND EXPAND CLIENT RELATIONSHIPS. C-bridge has established strong ties with its clients' senior management by assisting them in addressing their strategic business challenges. By educating executives on the value of Internet strategies for their businesses, C-bridge hopes to expand the scope and length of current projects and to enter into additional projects, including additional Internet strategy consulting, design, systems engineering and application development services.

    - CAPTURE AND DISSEMINATE REUSABLE KNOWLEDGE AND BEST PRACTICES. C-bridge's employees have developed a broad base of knowledge and best practices. C-bridge intends to continue to capture this knowledge and these best practices in forms that can be disseminated throughout its business, and to expand these capabilities where appropriate through acquisitions and external hiring. C-bridge has established a library of reusable software objects, templates and horizontal business solutions from previous client engagements which grows as projects are completed. Using reusable solution components reduces the learning curve on new engagements, improves efficiency of implementation and reduces project delivery times.

    C-bridge plans to productize iSolutions that address the challenges faced by three main types of businesses: asset intensive, material intensive, and service intensive.

    - ASSET INTENSIVE: C-bridge characterizes companies that deal in commodities such as food, textiles, oil and gas, pharmaceuticals and metals as "asset intensive" companies. Asset intensive companies typically derive the most benefit from eBusiness solutions that analyze market demand and provide the ability to increase asset utilization rates.

    - MATERIAL INTENSIVE: Material intensive companies that deal in high tech, automotive and industrial products are primarily concerned with coordinating assembly production schedules to meet changing levels of demand and reducing material costs. Material intensive companies require eBusiness solutions that give them the ability to manage assembly coordination and integrate demand requirements with material and production capacity planning.

    - SERVICE INTENSIVE: Service intensive companies in the finance, insurance, and healthcare industries generally seek efficient ways to handle customer relationship management, transaction processing, and changing compliance and regulatory environments.

METHODOLOGY AND SERVICES

    C-bridge has developed a fully integrated services methodology, Profit Life Cycle Management, to assist companies in the ongoing process of expanding and improving their businesses through technology. This methodology enables a business to create value as it progresses from each development phase to the next, assisting the company in becoming a leader in its business and creating a workable business design that enhances its bottom line. The Profit Life Cycle Management methodology provides companies with eBusiness solutions and services that enable the different parts of an organization to synchronize their efforts in order to realize benefits for the organization as a whole, to focus on global rather than local performance, to understand the patterns and frameworks that help managers succeed and to use the Internet to achieve the company's goals.

    PROGRAM MANAGEMENT

    C-bridge's program management services include a set of planned activities conducted over the duration of its engagement and associated deliverables. The primary focus of program management is on the successful implementation of an iSolution and resulting realization of business value. Throughout an engagement, C-bridge works with a team of key representatives from the client to ensure a smooth implementation process. A client engagement team identifies the benefits of an iSolution, assesses the project risks, assesses communication and training needs and develops a rollout schedule for the iSolution. These activities are accomplished using a set of customizable tools tailored to the client's specific situation. Working with the client, C-bridge synthesizes all of this information into a program management plan. This plan details C-bridge's comprehensive approach to adding value to the client's business and is used throughout the diagnosis and delivery development phases of an iSolution.

    EDUCATION

    Through its C-bridge Institute, C-bridge offers executive education classes and workshops to its clients' executives, managers and staff throughout the life cycle of a client relationship. C-bridge offers a broad selection of programs ranging from executive education programs addressing business strategy and technology to management education programs on business processes, best practices, technology transfer and employee Internet skills. Through these educational services, C-bridge empowers its client base to drive the organizational, business process and technological changes required to succeed in a highly competitive marketplace.

    In 1999 and 2000, C-bridge presented executive education seminars jointly with Cambridge Executive Enterprises, or CEE, pursuant to an outsourcing agreement. On April 13, 2001, C-bridge and

CEE agreed to terminate the outsourcing agreement and, as a result, executive education seminars are likely to play a less significant role in lead generation in the future. C-bridge intends to fill the lead generation function formerly served by the CEE seminars with seminars provided by Dr. Eli Goldratt.

    STRATEGY

    C-bridge's diagnosis services improve clients' understanding of the power and potential of eBusiness solutions. Clients can choose a combination of the following services based on their particular needs.

    - INTERNET STRATEGY ANALYSIS. Internet strategy analysis is a two-to-four week engagement in which C-bridge works with a client to determine how to best incorporate Internet technologies into the client's business strategies in four different areas: business to business, business to consumer, device to device and marketing and branding.

    - BUSINESS VALUE ANALYSIS. Business value analysis is a two-to-four week engagement in which C-bridge helps a client identify and quantify prominent business opportunities where the client can use the Internet to gain a competitive advantage and realize business value.

    - INTERNET ARCHITECTURE ASSESSMENT. An Internet architecture assessment is a three-to-five week engagement in which C-bridge helps a client evaluate its current architecture capabilities.

    - INTERNET VISIONING SESSION. Throughout the diagnosis phase, C-bridge works with its clients to explore and create a vision of how each client's Internet strategy will result in measurable business value. By using Internet-standard prototyping tools and methods, C-bridge can quickly assemble an Internet vision application suitable for executive presentation. The Internet vision application serves as a shared vision of what a client can achieve using Internet technologies and increases the client's confidence in moving forward.

    DELIVERY

    C-bridge uses a proven methodology, standard design patterns and reusable software components to assemble its solutions, increase reliability and product quality, reduce costs and deliver solutions with functionality and scalability. C-bridge's processes are designed to be integrated with all of a client's existing or legacy systems, including systems that include components which are not based on Internet standards. C-bridge combines legacy systems and commercial off-the-shelf software within a robust application framework that responds easily to changing business and technological requirements and can be delivered to the client quickly. Application development efforts are based on well-defined specifications and release schedules are aligned with business priorities.

    - THE DEFINE PHASE. During the define phase, C-bridge works with the client to identify the business requirements and processes to be supported by the new application, which are laid out in the initial specification and scope of work. C-bridge uses object-oriented analysis techniques and intensive workshop sessions to help gather input and ensure effective interaction with client project personnel.

    - THE DESIGN PHASE. During the design phase, C-bridge creates the technical blueprint for the new application in order to avoid costly defects during programming. C-bridge delivers object models, technical design specifications, a detailed user interface design, working components that demonstrate the viability of the new systems infrastructure, a systems test plan and a refined project plan to the client.

    - THE DEVELOPMENT PHASE. During the development phase, C-bridge codes, assembles and tests the application. C-bridge uses established software engineering techniques, team-based development tools, frequent checkpoints and traditional code reviews to ensure effective collaboration among the team members and the high quality of the application.

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    - THE DEPLOYMENT PHASE. During the deployment phase, C-bridge implements the application in areas such as education, documentation, release management and systems administration. C-bridge's goal during this phase is to provide whatever support is necessary to allow clients to start realizing tangible business benefits from the new application quickly and efficiently.

    - SUBSEQUENT RELEASES AND ENHANCEMENTS. Project plans often provide for incremental application releases to provide clients with an early return on their investment and lessen the burden of change management associated with implementing the new applications. The project team completes multiple delivery cycles until the overall goals of the client engagement are achieved.

    RISK MANAGEMENT

    The objective of C-bridge's risk management practice is to provide an independent view of a project's actual progress in terms of schedule, staffing and deliverables, and to identify those constraints, issues or risks which could threaten a project's success. A risk management team is assigned to major projects and acts independently of the project delivery team. The risk management team makes recommendations for issue resolution or risk mitigation. Additionally, risk management checks provide an opportunity to channel input, or escalate issues, to several of C-bridge's work groups, such as senior management, development and account management.

    TECHNOLOGY TRANSFER

    C-bridge's technology transfer services focus on transferring the requisite Internet know-how to the client. It typically takes up to one year to educate a client's internal staff of information technology professionals about the latest Internet technologies, standards, platforms and methods. By combining the development of a iSolution with this service, C-bridge is usually able to complete a technology transfer to the client's in-house information technology organization within six months. As part of this service, C-bridge licenses the client the design patterns and frameworks associated with the client's iSolution.

    SYSTEMS MANAGEMENT

    Once an iSolution has been deployed, in many cases C-bridge provides the client with additional support in managing the new environment as it completes the technology transfer program. A client may also elect to have C-bridge manage the entire system, allowing the client to focus on its core competencies.

SALES AND MARKETING


    As of August 2, 2001, C-bridge employed 67 sales and marketing professionals. C-bridge's sales and marketing professionals are located in its headquarters in Boston, Massachusetts, at its domestic locations in Atlanta, Chicago, Dallas/Ft. Worth, Detroit, Los Angeles, New York and San Francisco, and its international locations in Toronto, Canada; London, England; Stockholm, Sweden; and Melbourne, Australia. C-bridge believes that regional sales offices allow it to develop a strong market presence and strengthen customer loyalty. C-bridge's sales professionals evaluate prospective clients, target qualified prospects and secure new client engagements.


    C-bridge creates demand for its solutions and services through its domestic and international sales force and through relationships developed with existing clients. C-bridge's marketing strategy is to demonstrate to its potential clients, through programs at the C-bridge Institute and otherwise, the competitive advantages that can be gained by using Internet technologies and strategies, and C-bridge's expertise and success in developing, implementing and managing iSolutions. C-bridge has retained an outside public relations and advertising firm to assist with its marketing efforts on a company-wide basis.

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CLIENTS

    C-bridge markets its services primarily to Global 2000 companies from a range of industries that C-bridge believes can benefit from Internet technologies and strategies, including retail and distribution, banking, finance, insurance, manufacturing, utilities and telecommunications. Set forth below is a partial list of the clients to whom C-bridge provided services in 2000 and that C-bridge believes is representative of its overall client base:

    - ASSET INTENSIVE: Air Liquide, Chevron, CIENA Corporation, Firmenich;

    - MATERIAL INTENSIVE: Agilent, Seagate;

    - SERVICES INTENSIVE: Companion Technologies, Economical Insurance Group, Frost Bank, GMAC.

    Three of C-bridge's professional services clients, Chevron, Seagate and Firmenich accounted for 15%, 15% and 11%, respectively, of its total net revenues for 2000. In 1999, professional services clients Chevron, Allmerica and USWest accounted for 23%, 12% and 10%, respectively, of C-bridge's total net revenues and one educational services client, CEE, accounted for 17% of total net revenues. In 1998, professional services clients Chevron, Johnstone Supply and Toyota accounted for 25%, 16% and 10%, respectively, of C-bridge's total net revenues.

COMPETITION

    The market for Internet professional services matured in 2000 as many new competitors entered the market and the traditional large consulting companies increased their participation in the market. The market is characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by C-bridge. In many cases, C-bridge also competes with the in-house technical staff of prospective clients. C-bridge believes that competition will intensify in the foreseeable future.


    C-bridge competes on the basis of a number of factors, including:


    - integrated strategy, technology and architectural design services;

    - architectural design and systems engineering expertise;

    - technological innovation;

    - quality, pricing and speed of service delivery;

    - understanding of clients' strategies and needs;

    - client references; and

    - vertical industry knowledge.

EMPLOYEES


    As of August 2, 2001, C-bridge had a total of 355 employees, of which 220 were assigned to professional and educational services, 67 were assigned to sales and marketing and 68 were assigned to general and administrative.


    Generally, C-bridge's employees are retained on an at-will basis. None of C-bridge's employees is represented by a labor union, nor has C-bridge ever experienced any work stoppages. C-bridge considers its relations with its employees to be good. All C-bridge employees are required to sign confidentiality and assignment of inventions agreements. Key employees are also required to sign non-competition and non-solicitation agreements.

PROPERTIES

    C-bridge's headquarters are located in Boston, Massachusetts, and consist of 19,682 square feet of leased space, the lease for which expires in July 2007. C-bridge also leases office space under long-term leases (more than one year) in Los Angeles and San Francisco, California; Southfield, Michigan; New

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York City, New York; Melbourne, Australia; Oslo, Norway; and London, United
Kingdom. C-bridge also leases office space on a temporary basis (under one year) as required. C-bridge does not own any real property. C-bridge does not consider any specific leased location to be material to its operations and believes that equally suitable alternative locations are available in all areas where it currently does business.

                C-BRIDGE'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the information contained in C-bridge's consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. C-bridge's actual results may differ materially from the results discussed in the forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Information."

OVERVIEW

    C-bridge is a full service provider of business and technical architecture solutions designed to help companies conduct eBusiness.


    C-bridge derives revenues primarily from providing Internet professional services, and C-bridge anticipates that revenues will be determined primarily by the number and scope of client engagements. In 2000, C-bridge earned professional services revenues from 44 clients. During the first six months of 2001, C-bridge earned professional services revenues from 43 clients and, in that period, seven professional service clients accounted for approximately 67% of C-bridge's total net revenues. During 2000, three professional services clients accounted for approximately 41% of C-bridge's total net revenues, while during 1999, three professional services clients accounted for approximately 45% of its total net revenues. Revenues from any given client will vary from period to period; however, C-bridge expects that significant customer concentration will continue for the foreseeable future. To the extent that any significant client uses less of C-bridge's services or terminates its relationship with C-bridge, C-bridge's revenues could decline substantially. In addition, the loss of any significant client could materially and adversely affect C-bridge's business and results of operations.



    C-bridge also generates revenues from providing educational services. Historically, a material portion of sales leads and revenues have come through C-bridge's executive education seminars. In May 1999, C-bridge entered into an outsourcing agreement with one of its sales lead sources, Cambridge Executive Enterprises, to provide the operational aspects of CEE's executive education seminars. During 2000, revenues under the CEE contract were $6.0 million and equaled approximately 7% of total net revenues, while during 1999 revenues under the CEE contract were $3.9 million and equaled approximately 17% of total net revenues. On April 13, 2001, C-bridge and CEE agreed to terminate the CEE contract. As a result, C-bridge's revenues from educational services will be significantly lower, and executive education seminars are likely to play a less significant role in lead generation in the future. C-bridge intends to fill the lead generation function formerly served by the CEE seminars with seminars provided by Dr. Eli Goldratt. Further discussion of C-bridge's relationship with CEE can be found in footnote 11 to C-bridge's historical consolidated financial statements included elsewhere in this proxy statement/prospectus.



    Revenues and earnings may fluctuate from quarter to quarter based on factors within and outside C-bridge's control, including the variability in market demand for Internet-related services and products and for Internet professional services, the length of the sales cycle associated with service offerings, the number and scope of projects, seasonal factors and the efficiency of utilizing professional services employees.



    For the six months ended June 30, 2001, approximately 90% of total net revenues were generated pursuant to time-and-materials contracts, while for the six months ended June 30, 2000, approximately


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79% of revenues were derived from time-and-materials contracts. For the year ended December 31, 2000, approximately 94% of C-bridge's professional services revenues were generated under time-and-materials contracts, while for the year ended December 31, 1999, approximately 70% of revenues were derived from time-and-materials contracts. Revenues from time-and-materials contracts are generally recognized as services are provided. Revenues generated pursuant to fixed-fee contracts are generally recognized as services are rendered using the percentage-of-completion method of accounting. Revenues exclude reimbursable expenses charged to clients.



    C-bridge has not been profitable and expects to continue to incur net losses. C-bridge's results since June 30, 2001 indicate a decline in revenues from previous quarters, which will adversely impact C-bridge's cash, net current assets and stockholders' equity. Net losses may not decrease proportionately with any future increase in revenues primarily because C-bridge may have increased expenses relating to hiring additional employees, expanding the number of its offices, increasing investment in knowledge management, methodologies and operations infrastructure, and increasing marketing and sales efforts. To the extent that future revenues do not increase significantly in the same periods in which operating expenses increase, operating results would be adversely affected.



    The largest portions of C-bridge's costs result from employee compensation and the related overhead and facilities costs. Accordingly, if revenues do not increase at a rate equal to expenses, C-bridge's business, financial condition and results of operations could be materially and adversely affected. In addition, liquidity may also be adversely affected if revenues do not increase at a rate equal to these additional expenses.



    Client engagements currently average three to six months in duration. If a client engagement ends earlier than expected, professional service employees must be re-deployed and any resulting non-billable time will adversely affect professional services margins. C-bridge expects per capita professional services costs to increase over time due to wage increases and inflation. Professional services margins are affected by trends in hiring and in professional services employee utilization, and, as such, will vary in the future. Any significant inability on C-bridge's part to increase billable rates, a decline in billable rates or time billed to clients or the loss of a significant client would materially adversely affect C-bridge's professional services margins.



RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000



    PROFESSIONAL SERVICES REVENUES. Professional services revenues decreased 4% to $26.2 million for the six months ended June 30, 2001 from $27.4 million for the six months ended June 30, 2000. The decrease reflects declining market demand for Internet professional services. For the six months ended June 30, 2001, professional services revenues from seven clients totaled 67% of total net revenues, reflecting continued concentration of revenues from a small number of clients, while professional services revenues from two clients totaled 31% of total net revenues for the six months ended June 30, 2000.



    EDUCATIONAL SERVICES REVENUES. Educational services revenues decreased 47% to $1.9 million for the six months ended June 30, 2001 from $3.6 million for the six months ended June 30, 2000. The decrease reflects the termination of C-bridge's outsourcing agreement with CEE. Approximately $1.4 million and $2.8 million of educational services revenues earned in each of the six months ended June 30, 2001 and June 30, 2000, respectively, were earned through C-bridge's outsourcing agreement with CEE. Revenues from this agreement with CEE represented 5% of total net revenues for the six months ended June 30, 2001 and 9% of total net revenues for the six months ended June 30, 2000.



    DIRECT COSTS OF PROFESSIONAL SERVICES. Direct costs of professional services consist primarily of the compensation, benefits and related expenses of employees engaged in the delivery of professional services and of non-reimbursable project expenses related to client projects. Direct costs of professional services margins reflect revenues less professional services expenses, whether or not the employees'


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time is billed to a client. Direct costs of professional services increased 40%
to $19.3 million for the six months ended June 30, 2001 from $13.7 million for the six months ended June 30, 2000. This increase was primarily due to higher payroll and benefits-related costs, which were partially offset by reductions in travel-related expenditures and subcontracting costs. Direct costs of professional services represented 69% of total net revenues for the six months ended June 30, 2001 and 44% of total net revenues for the six months ended
June 30, 2000.



    DIRECT COSTS OF EDUCATIONAL SERVICES. Direct costs of educational services consist of the compensation, benefits and related expenses of personnel engaged in the delivery of educational services. It also includes the direct expenses of delivering educational services. Direct costs of educational services decreased 3% to $1.4 million for the six months ended June 30, 2001 from $1.5 million for the six months ended June 30, 2000. Direct costs of educational services represented 5% of total net revenues for the six months ended June 30, 2001 and 5% of total net revenues for the six months ended June 30, 2000.



    SELLING AND MARKETING EXPENSES. Selling and marketing expenses consist of salaries, bonuses, commissions, benefits and related expenses for personnel engaged in sales and marketing activities. It also includes public relations, trade shows, promotional expenses and other expenses directly related to sales and marketing. Selling and marketing expenses increased 16% to $8.9 million for the six months ended June 30, 2001 from $7.7 million for the six months ended June 30, 2000. This increase was primarily due to an increase in payroll and benefits-related costs offset by reductions in travel-related expenses and subcontracting costs. Selling and marketing expenses represented 32% of total net revenues for the six months ended June 30, 2001 and 25% of total net revenues for the six months ended June 30, 2000.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of compensation, benefits and related expenses for personnel engaged in executive and general management, recruiting, human resources, information technology, finance, administration and development and maintenance of C-bridge's service methodologies. It also includes expenses for recruiting, training, leasing and maintaining office space, professional fees and all other general corporate expenses. General and administrative expenses increased 46% to $15.3 million for the six months ended June 30, 2001 from $10.5 million for the six months ended June 30, 2000. This increase was due primarily to increases in facilities-related costs, depreciation and amortization, the expansion of international operations, rent and professional fees. The increase was partially offset by a reduction in recruiting expenses. General and administrative expenses represented 54% of total net revenues for the six months ended
June 30, 2001 and 34% of total net revenues for the six months ended June 30, 2000.



    RESTRUCTURING COSTS. Restructuring costs consist of charges related to restructuring C-bridge's professional services operations in response to changing market conditions. During the six months ended June 30, 2001, C-bridge incurred restructuring costs of $4.4 million in connection with the termination of the employment of 290 employees in the following areas: professional services
(232); sales and marketing (17), and general and administrative (41). Restructuring costs also include the write-off of certain assets no longer required in operations and costs related to closing several offices. The total cash impact of the restructuring was approximately $2.72 million, of which $2.66 million was paid during the six months ended June 30, 2001, and the balance of approximately $60,000 will be paid in the third quarter of fiscal year 2001.



    MERGER COSTS. Merger costs include transaction and professional services fees totaling $797,000 incurred during the six months ended June 30, 2001.



    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets represents the amortization of goodwill recorded in connection with C-bridge's acquisition of Open Enterprise Corporation. During 2000, C-bridge recorded approximately $9.3 million of goodwill related to this acquisition. This goodwill


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is being amortized over five years and resulted in an expense of approximately
$928,000 in the six months ended June 30, 2001.



    COMPENSATION EXPENSE RELATED TO STOCK OPTIONS AND WARRANTS. Compensation expense related to stock options and warrants consists of the non-cash compensation expense related to the granting of stock options and warrants with exercise prices below the deemed fair market value of the C-bridge common stock at the time of grant. C-bridge previously recorded deferred compensation expense of $9.5 million related to certain stock option grants. This deferred compensation expense is being recognized based on the vesting of these stock options. The total deferred compensation expense was approximately $822,000 for the six months ended June 30, 2001 and $1.0 million for the six months ended June 30, 2000.



    INTEREST AND OTHER INCOME. Net interest and other income declined to $1.0 million for the six months ended June 30, 2001 from $2.2 million for the six months ended June 30, 2000. This change was primarily due to a reduction in interest income generated on C-bridge's cash and cash equivalents balances and a reduction in other income due to litigation settlements received during the six months ended June 30, 2000.



    PROVISION FOR INCOME TAXES. C-bridge has not recognized any potential tax benefits, consisting primarily of net operating loss carryforwards, as it is more likely than not that those benefits will not be realizable in future years' tax returns.


COMPARISON OF THE FISCAL YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

    TOTAL NET REVENUES. C-bridge's total net revenues increased 266% from $22.7 million for the year ended December 31, 1999 to $83.0 million for the year ended December 31, 2000.

    PROFESSIONAL SERVICES REVENUES. Professional services revenues increased 308% from $18.6 million for the year ended December 31, 1999 to $75.7 million for the year ended December 31, 2000. The increase reflected growing demand for Internet professional services and increases in both the size and number of client engagements. For the year ended December 31, 1999, professional services revenues from three clients totaled 45% of total net revenues, while professional services revenues from three clients totaled 41% of total net revenues for the year ended December 31, 2000, reflecting continued concentration of revenues from a small number of clients.

    EDUCATIONAL SERVICES REVENUES. C-bridge began providing educational services in May 1999. Educational services revenues increased 77% from $4.1 million for the year ended December 31, 1999 to $7.2 million for the year ended December 31, 2000. Approximately $3.9 million of educational services revenues earned in 1999 and $6.0 million of educational services revenues earned in 2000 were earned through C-bridge's outsourcing agreement with CEE. Revenues from this agreement with CEE represented 17% of total net revenues for the year ended December 31, 1999 and 7% of total net revenues for the year ended
December 31, 2000.

    DIRECT COSTS OF PROFESSIONAL SERVICES. Direct costs of professional services increased 260% from $10.4 million for the year ended December 31, 1999 to $37.6 million for the year ended December 31, 2000. This increase was primarily due to the growth of professional services headcount to respond to C-bridge's growth and a general increase in wages for professional services employees, as well as an increase in direct costs related to delivering professional services. C-bridge increased its professional services headcount from 147 at December 31, 1999 to 463 at December 31, 2000. Direct costs of professional services represented 46% of total net revenues for the year ended December 31, 1999 and 45% of total net revenues for the year ended December 31, 2000.

    DIRECT COSTS OF EDUCATIONAL SERVICES. C-bridge started providing educational services in May 1999. Direct costs of educational services increased 114% from $1.6 million for the year ended December 31, 1999 to $3.5 million for the year ended December 31, 2000. Direct costs of educational services

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represented 7% of total net revenues for the year ended December 31, 1999 and 4%
of total net revenues for the year ended December 31, 2000.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 429% from $3.4 million for the year ended December 31, 1999 to $18.0 million for the year ended December 31, 2000. This increase was primarily due to an increase in selling and marketing headcount, travel-related expenses and an increase in direct expenses related to sales and marketing programs during 2000 for both domestic and international expansion. Selling and marketing expenses represented 15% of total net revenues for the year ended December 31, 1999 and 22% of total net revenues for the year ended December 31, 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 255% from $8.0 million for the year ended December 31, 1999 to $28.5 million for the year ended December 31, 2000. This increase was due primarily to an increase in recruiting, training and office space expenses associated with the increase in the number of employees as part of C-bridge's domestic and international expansion, as well as an increase in general and administrative headcount during 2000. General and administrative expenses represented 35% of total net revenues for the year ended December 31, 1999 and 34% of total net revenues for the year ended December 31, 2000.

    AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS. Amortization of acquired intangible assets represents the amortization of goodwill recorded in connection with C-bridge's acquisition of Open Enterprise Corporation. During 2000, C-bridge recorded approximately $9.3 million of goodwill related to this acquisition. This goodwill is being amortized over five years and resulted in an expense of $928,000 for the year ended December 31, 2000.

    COMPENSATION EXPENSE RELATED TO STOCK OPTIONS AND WARRANTS. C-bridge recorded deferred compensation of $9.5 million related to certain stock option grants through December 31, 1999. During the year ended December 31, 1999, C-bridge recorded approximately $4.3 million of compensation expense related to stock options and warrants. Included in the $4.3 million expense for 1999 was $1.1 million related to the accelerated vesting of a portion of certain options upon the effective date of C-bridge's initial public offering. During the year ended December 31, 2000, C-bridge recorded approximately $2.1 million of compensation expense related to stock options and warrants. This consisted of approximately $2.1 million related to the amortization of deferred compensation expense and approximately $24,000 related to non-qualified options that are accounted for under variable plan accounting. During the year ended
December 31, 2000, C-bridge recorded an additional $512,000 of deferred compensation in connection with certain unvested stock options that were assumed when C-bridge acquired Open Enterprise Corporation. This deferred compensation is recognized as an expense as the stock options vest.

    INTEREST AND OTHER INCOME. Net interest and other income increased from income of $332,000 for the year ended December 31, 1999 to income of $3.8 million for the year ended December 31, 2000. This change was primarily due to interest income related to the proceeds from C-bridge's initial public offering.

    PROVISION FOR INCOME TAXES. C-bridge had a net operating loss carryforward of approximately $3.1 million at December 31, 1999 and $1.1 million at December 31, 2000, which may be used to offset future taxable income, if any. This carryforward is subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code contains provisions that may limit use of the carryforward in the event there are significant changes in ownership of C-bridge. C-bridge has not recognized any potential tax benefits, consisting primarily of the net operating loss carryforward, as it is more likely than not that these benefits will not be realizable in future years' tax returns.

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COMPARISON OF THE FISCAL YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

    TOTAL NET REVENUES. Total net revenues increased 354% from $5.0 million for the year ended December 31, 1998 to $22.7 million for the year ended
December 31, 1999.

    PROFESSIONAL SERVICES REVENUES. Professional services revenues increased 268% from $5.0 million for the year ended December 31, 1998 to $18.6 million for the year ended December 31, 1999. The increase reflected growing demand for Internet professional services and increases in both the size and number of client engagements. For the year ended December 31, 1998, professional services revenues from three clients totaled 51% of total net revenues, while professional services revenues from three clients totaled 45% of total net revenues for the year ended December 31, 1999, reflecting continued concentration of revenues from a small number of clients.

    EDUCATIONAL SERVICES REVENUES. C-bridge began providing educational services in May 1999. Educational services revenues were $4.1 million for the year ended December 31, 1999. Of the $4.1 million of educational services revenues earned in 1999, $3.9 million were earned through the outsourcing agreement with CEE and represented 17% of total net revenues for year ended December 31, 1999.

    DIRECT COSTS OF PROFESSIONAL SERVICES. Direct costs of professional services increased 110% from $5.0 million for the year ended December 31, 1998 to $10.4 million for the year ended December 31, 1999. This increase was primarily due to the growth of professional services headcount to respond to C-bridge's growth and a general increase in wages for professional services employees. C-bridge increased its professional services headcount from 50 at December 31, 1998 to 147 at December 31, 1999. Direct costs of professional services represented 99% of total net revenues for the year ended December 31, 1998 and 46% of total net revenues for the year ended December 31, 1999.

    DIRECT COSTS OF EDUCATIONAL SERVICES. C-bridge started providing educational services in May 1999. Direct costs of educational services were $1.6 million for the year ended December 31, 1999. Direct costs of educational services represented 7% of total net revenues for the year ended December 31, 1999.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased 122% from $1.5 million for the year ended December 31, 1998 to $3.4 million for the year ended December 31, 1999. This increase was primarily due to an increase in selling and marketing headcount, travel-related expenses and an increase in direct expenses related to sales and marketing programs during 1999. Selling and marketing expenses represented 30% of total net revenues for the year ended December 31, 1998 and 15% of total net revenues for the year ended December 31, 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 281% from $2.1 million for the year ended December 31, 1998 to $8.0 million for the year ended December 31, 1999. This increase was due primarily to an increase in recruiting expenses and an increase in general and administrative headcount during 1999. General and administrative expenses represented 42% of total net revenues for the year ended December 31, 1998 and 35% of total net revenues for the year ended December 31, 1999.

    COMPENSATION EXPENSE RELATED TO STOCK OPTIONS AND WARRANTS. C-bridge recorded deferred compensation of $9.5 million related to certain stock option grants through December 31, 1999. This deferred compensation is recognized as an expense as the stock options vest. Of the recorded deferred compensation, $4.3 million was expensed through December 31, 1999. Included in the $4.3 million expense for 1999 was $1.1 million related to the accelerated vesting of a portion of certain options upon the effective date of C-bridge's initial public offering.

    INTEREST AND OTHER INCOME. Net interest and other income changed from an expense of $229,000 for the year ended December 31, 1998 to income of $332,000 for the year ended December 31, 1999. This change was primarily due to a one-time gain of $348,000 related to the termination of a joint-venture agreement with a third party in May 1999 and interest income related to the proceeds from C-bridge's initial public offering.

    PROVISION FOR INCOME TAXES. C-bridge had a net operating loss carryforward of approximately $2.6 million at December 31, 1998 and $3.1 million at December 31, 1999, which may be used to offset future taxable income, if any. This carryforward is subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code contains provisions that may limit use of the carryforward in the event there are significant changes in ownership of C-bridge. We have not recognized any potential tax benefits, consisting primarily of the net operating loss carryforward, as it is more likely than not that these benefits will not be realizable in future years' tax returns.

QUARTERLY RESULTS OF OPERATIONS


    The following table provides certain unaudited quarterly consolidated statements of operations data of C-bridge for the years ended December 31, 1999 and 2000 and the three months ended March 31, 2001 and June 30, 2001. In the opinion of C-bridge's management, this information has been prepared on the same basis as the audited consolidated financial statements of C-bridge appearing elsewhere in this proxy statement/prospectus, and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results when read in conjunction with C-bridge's consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. The results of operations for any quarter are not necessarily indicative of results of operations for any future period.


                                                               THREE MONTHS ENDED
                             ---------------------------------------------------------------------------------------
                             MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                               1999       1999       1999        1999       2000       2000       2000        2000
                             --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net revenues:
  Professional services....   $2,441     $3,764     $ 5,137    $ 7,236    $10,269    $17,137     $24,166    $24,161
  Educational services.....       --      1,029       1,467      1,598      1,904      1,650       1,680      2,003
                              ------     ------     -------    -------    -------    -------     -------    -------
    Total net revenues.....    2,441      4,793       6,604      8,835     12,173     18,787      25,846     26,164
Costs and expenses:
  Direct costs of
    professional
    services(1)............    1,527      2,009       2,921      3,987      5,433      8,331      11,642     12,193
  Direct costs of
    educational
    services(1)............       --        569         573        473        613        870         934      1,038
  Selling and
    marketing(1)...........      413        619         852      1,518      3,148      4,567       5,410      4,873
  General and
    administrative(1)......      685      1,583       2,453      3,313      4,273      6,248       8,451      9,545
  Restructuring costs......       --         --          --         --         --         --          --         --
  Merger costs.............       --         --          --         --         --         --          --         --
  Amortization of acquired
    intangible assets......       --         --          --         --         --         --         464        464
  Compensation expense
    related to stock
    options and warrants...       --        425       2,327      1,593        754        265         578        547
                              ------     ------     -------    -------    -------    -------     -------    -------
    Total operating
      expenses.............    2,625      5,205       9,126     10,884     14,220     20,282      27,478     28,660
                              ------     ------     -------    -------    -------    -------     -------    -------
  Loss from operations.....     (184)      (412)     (2,522)    (2,049)    (2,047)    (1,495)     (1,632)    (2,496)
  Interest and other income
    (expense), net.........      (71)       291         (33)       145      1,057      1,115         868        758
                              ------     ------     -------    -------    -------    -------     -------    -------
  Net loss.................   $ (255)    $ (121)    $(2,555)   $(1,904)   $  (990)   $  (380)    $  (764)   $(1,738)
                              ======     ======     =======    =======    =======    =======     =======    =======

                             THREE MONTHS ENDED
                             -------------------
                             MAR. 31,   JUNE 30,
                               2001       2001
                             --------   --------
                               (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net revenues:
  Professional services....  $16,177    $ 10,008
  Educational services.....    1,868          31
                             --------   --------
    Total net revenues.....   18,045      10,039
Costs and expenses:
  Direct costs of
    professional
    services(1)............   11,243       8,054
  Direct costs of
    educational
    services(1)............    1,126         310
  Selling and
    marketing(1)...........    5,239       3,667
  General and
    administrative(1)......    9,033       6,262
  Restructuring costs......    3,694         660
  Merger costs.............       --         797
  Amortization of acquired
    intangible assets......      464         464
  Compensation expense
    related to stock
    options and warrants...      374         448
                             --------   --------
    Total operating
      expenses.............   31,173      20,662
                             --------   --------
  Loss from operations.....  (13,128)    (10,623)
  Interest and other income
    (expense), net.........      711         337
                             --------   --------
  Net loss.................  $(12,417)  $(10,286)
                             ========   ========


------------------------------

(1) Exclusive of noncash compensation expense related to stock options and warrants presented separately.

    C-bridge has historically experienced significant quarterly fluctuations in revenues and results of operations and C-bridge expects these fluctuations to continue. Factors causing these variations include the number, timing, scope and contractual terms of client projects, delays in the performance of these projects, accuracy of estimates of resources and time required to complete ongoing projects and general economic conditions. In addition, future revenues and results of operations may fluctuate as a result of changes in pricing in response to client demand and competitive pressures, the ratio of fixed-price contracts versus time-and-materials contracts and the timing of collection of accounts receivable. A high percentage of C-bridge's expenses, particularly personnel and rent, is fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of projects or in professional services employee utilization rates may cause significant variations in operating results in any particular quarter, and could result in losses. Any significant shortfall of revenues compared to expectations, any material reduction in utilization rates for professional services employees, the unanticipated termination of significant project or projects, could have a material adverse effect on C-bridge's business, results of operations and financial condition.

    C-bridge's quarterly results of operations are also subject to certain seasonal fluctuations. In the past, C-bridge has hired most new professional services employees in the second and third quarters, and there is typically a delay before these employees become fully billable, i.e., before all of their time is billed under client engagements. Demand for C-bridge's services may be lower in the third and fourth quarters due to reduced client activity during the vacation and holiday seasons and fewer working days for those customers that curtail operations during these periods. These and other seasonal factors may contribute to fluctuations in C-bridge's results of operations from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, C-bridge has funded its operations through the sale of equity securities, bank borrowings and lease financing arrangements.


    At June 30, 2001, C-bridge's cash and cash equivalents were $41.2 million. C-bridge also had an additional $3.2 million of restricted cash at June 30, 2001. Working capital decreased to $39.3 million at June 30, 2001 from $59.6 million at December 31, 2000. During 2000, working capital decreased
$4.1 million from $63.7 million at December 31, 1999 to $59.6 million at December 31, 2000. In January 2000, C-bridge received net proceeds of
$8.9 million from the sale of its common stock to the underwriters upon their exercise of the over-allotment option granted to them in connection with C-bridge's initial public offering in December 1999. Based on C-bridge's current business plan, C-bridge believes that its current cash will be sufficient to meet working capital and capital expenditure requirements at least through the next twelve months. However, there can be no assurance that C-bridge will not require additional financing within this time frame or that any additional financing, if needed, will be available on acceptable terms, if at all.



    Cash used in operating activities was $4.5 million for the six months ended June 30, 2001 and $6.0 million for the six months ended June 30, 2000. Cash used in operating activities was $11.0 million for 2000. Cash provided by operating activities was $546,000 for 1999. Cash used in operating activities was $2.7 million for 1998. For the six months ended June 30, 2000 and 2001, C-bridge had capital expenditures of $3.2 million and $1.4 million, respectively. For 1998, 1999 and 2000, C-bridge had capital expenditures of $191,000, $1.9 million and $10.4 million, respectively.



    Cash provided by the exercise of stock options was $1.6 million for 2000, $732,000 for 1999 and $9,000 for 1998. Cash provided by financing activities decreased to $195,000 for the six months ended June 30, 2001 from $9.3 million for the six months ended June 30, 2000 due to a decline in proceeds received on the issuance of C-bridge common stock as a result of the exercise of the underwriter's overallotment in 2000.



    C-bridge's borrowings at June 30, 2001 and December 31, 2000 consist of approximately $156,000 and $265,000, respectively, due under equipment financing obligations.

RECENT ACCOUNTING PRONOUNCEMENTS



    In July 2001, the Financial Accounting Standards Board (FASB) issued Statement on Financial Accounting Standards (SFAS) No. 141, BUSINESS COMBINATIONS. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The adoption of SFAS No. 141 is not expected to have a material impact on C-bridge's consolidated financial statements.



    In July 2001, the FASB also issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Also under SFAS No. 142, intangible assets acquired in conjunction with a business combination should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquiror's intent to do so. Intangible assets will continue to be amortized over their respective useful lives under SFAS No. 142.



    C-bridge must adopt SFAS No. 141 and SFAS No. 142 on January 1, 2002. Upon adoption, goodwill will no longer be amortized. Rather, C-bridge must reassess impairment of goodwill and record any impairment loss during the three months ended March 31, 2002. Amortization expense during the six months ended June 30, 2001 related to goodwill was approximately $928,000. C-bridge is currently assessing the impact of SFAS No. 142 related to any potential impairment of goodwill.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DERIVATIVE FINANCIAL INSTRUMENTS, OTHER FINANCIAL INSTRUMENTS AND DERIVATIVE COMMODITY INSTRUMENTS


    As of June 30, 2001, C-bridge did not participate in any derivative financial instruments or other financial and commodity instruments for which fair market value disclosure would be required under SFAS No. 133. All of C-bridge's investments are money market accounts or U.S. Treasury Bills with maturities of ninety days or less that are carried on C-bridge's books at amortized cost, which approximates fair market value. Accordingly, C-bridge has no quantitative information concerning the market risk of participating in such instruments.


PRIMARY MARKET RISK EXPOSURES

    C-bridge's primary market risk exposure is in the area of interest rate risk. C-bridge's investment portfolio of cash and cash equivalents is subject to interest rate fluctuations, but C-bridge believes this risk is immaterial due to the short-term nature of the investments.

                             MANAGEMENT OF C-BRIDGE

EXECUTIVE OFFICERS

    In the merger agreement, eXcelon and C-bridge agreed that, following the merger, the board of directors of eXcelon would consist of eight members, four of whom are currently members of eXcelon's board of directors and four of whom are designated by C-bridge, including three current members of C-bridge's board of directors. For information regarding C-bridge's directors who will serve on the board of the combined company, see "Election of Directors--Nominees for election as directors of eXcelon."


    The following table provides the name, age and position of each of C-bridge's executive officers as of August 2, 2001.



NAME                                       AGE                            POSITION
----                                     --------                         --------
Joseph M. Bellini......................     41      Chairman of the Board, Chief Executive Officer and
                                                    Chief Operating Officer

Mark A. Cosway.........................     43      President

Richard C. Putz........................     52      Executive Vice-President, Chief Financial Officer,
                                                      Chief Strategy Officer and Treasurer

R. Jeffrey Spurrier....................     45      Executive Vice President, Worldwide Operations

Donald W. Amaya........................     55      Executive Vice President, Human Resources

Lawrence Alston........................     39      Executive Vice President, Product Management

Gerard F. King, II.....................     44      Vice President, iSolutions

Clifford B. Thompson...................     41      Vice President, General Counsel and Secretary


    MR. BELLINI'S business experience is listed under "Election of Directors--Nominees for election as directors of eXcelon."

    MR. COSWAY joined C-bridge in April 1999 as Executive Vice President, Sales and Marketing. He was promoted to President of C-bridge in April 2001. Before joining C-bridge, Mr. Cosway was Director, Global Accounts for i2
Technologies, Inc. from July 1994 to April 1999. From January 1989 to
April 1994, Mr. Cosway served as Regional Sales Manager at Enterprise Planning Systems. Mr. Cosway received an Honors Bachelor of Commerce in Marketing and Information Systems from Carleton University, Ottawa, Canada.

    MR. PUTZ joined C-bridge in July 1999 as Executive Vice President and Chief Strategy Officer. He became C-bridge's Chief Financial Officer in January 2001. Before joining C-bridge, Mr. Putz served as Senior Director, and then Regional Vice President, of Industrial Strategy at Oracle Corporation from August 1998 to July 1999. From October 1995 to July 1998, Mr. Putz was the President and Chief Executive Officer of Security Federal Bank. From July 1994 to October 1995,
Mr. Putz was a Senior Practice Director for Oracle Corporation. Mr. Putz received a B.A. from St. Meinrad College and is a Masters candidate at the St. Meinrad School of Theology at the University of Notre Dame.

    MR. SPURRIER joined C-bridge in October 1998 as Executive Vice President, Worldwide Operations. Before joining C-bridge, Mr. Spurrier served as Senior Director, Oracle Services at Oracle Corporation, where he was employed since July 1993. Mr. Spurrier received a B.S. in Mathematics and Physics from the University of Florida, an M.S. in Electrical Engineering from Rice University and an M.B.A. from Stanford University.

    MR. AMAYA joined C-bridge in November 1999 as Executive Vice President, Human Resources. Before joining C-bridge, Mr. Amaya was Vice President, Staffing and Education, for EMC Corporation from September 1997 through October 1999. From January 1996 to September 1997, Mr. Amaya was a consultant providing human resources services to a number of mid-size IT professional services and software companies. From May 1984 through December 1995, Mr. Amaya was the Vice President, Human Resources at Keane, Inc. Mr. Amaya received a B.A. from Wheaton College, Wheaton, Illinois.

    MR. ALSTON joined C-bridge in February 2001 as Executive Vice President, Product Management. Before joining C-bridge, Mr. Alston served as the Chief Technology Officer and Vice President of Product Strategy at eXcelon from April 2000 to January 2001. From May 1998 to April 2000 he served as Vice President of Marketing at eXcelon and from November 1996 to May 1998 he was Director of Product Management at eXcelon. From November 1993 to November 1996 Mr. Alston was Product Manager at eXcelon. Before joining eXcelon, Mr. Alston was a Senior Consultant at The DMR Group. Mr. Alston received a B.S. in Computer Science from the University of Massachusetts at Amherst and an M.B.A. from Northeastern University.

    MR. KING joined C-bridge in July 1997 as Vice President, Consulting Services. He was named Vice President, iSolutions in January 2000. He became Vice President, Financial Services Sales in January 2001. Mr. King has been a director of C-bridge since 1998. Before joining C-bridge, Mr. King was a Director of Professional Services at Sybase, Inc. from April 1994 to June 1997. Mr. King received a B.A. in History and German from Tufts University and a M.S. in Computer Information Systems from Bentley College.

    MR. THOMPSON was promoted to Vice President and General Counsel of C-bridge in February 2000. Mr. Thompson joined C-bridge in May 1999 as Managing Director, Compliance. Before joining C-bridge, Mr. Thompson served as a Senior Technology Negotiator at BankBoston from October 1998 to May 1999. From May 1996 to
July 1998, Mr. Thompson served as Director of Licensing at Avicenna Systems Corp. From August 1993 to May 1996, Mr. Thompson served as Manager of Information Content Supplies at Individual, Inc. Mr. Thompson received a B.A. in Psychology from the University of Massachusetts at Amherst and a J.D. from the University of Houston Law School.

DIRECTOR COMPENSATION

    All of C-bridge's directors are reimbursed for expenses incurred to attend board of directors and committee meetings.

    Under the C-bridge 1999 Director Stock Option Plan, each non-employee director of C-bridge is granted an option to purchase 15,000 shares of C-bridge common stock on the date of each C-bridge annual meeting, provided that the non-employee director is still serving as a director following the annual meeting. In addition, the option plan provides that new non-employee directors will receive an option to purchase 30,000 shares of C-bridge common stock when they first become members of the board.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE. The following table provides information for 2000, 1999 and 1998 concerning compensation paid to or accrued for C-bridge's Chief Executive Officer and the four other most highly compensated executive officers who were in office on December 31, 2000 and whose total annual salary and bonus for 2000 exceeded $100,000. We refer to these officers as C-bridge's named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                  AWARDS
                                                                               ------------
                                                       ANNUAL COMPENSATION      SECURITIES
                                                      ----------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION($)
---------------------------                --------   ----------   ---------   ------------   ---------------
Joseph M. Bellini (1)....................    2000      $250,000    $115,626       250,000         $108,943(6)
  Chief Executive Officer                    1999       237,447      82,500     1,550,000           68,265(7)
                                             1998            --          --        30,000               --

Mark Cosway (2)..........................    2000       200,000     119,993       150,000           60,820(8)
  President                                  1999       106,348      37,497       500,000           29,916(9)

R. Jeffrey Spurrier (3)..................    2000       200,000      68,750       150,000            4,975(10)
  Executive Vice President, Worldwide        1999       150,000     103,125            --            1,265(11)
  Operations                                 1998        31,250      28,125       419,727               --

Gerard F. King, II (4)...................    2000       159,000      76,331       100,000               --
  Vice President, iSolutions                 1999       150,000      60,897            --            1,125(11)
                                             1998       150,000      25,000       327,850            2,531(11)

Richard C. Putz (5)......................    2000       200,000      86,750       150,000            2,150(11)
  Chief Financial Officer and Treasurer      1999        56,846      15,000       210,000              412(11)

------------------------

(1) Mr. Bellini joined C-bridge in February 1999 as President and Chief Operating Officer and was named Chief Executive Officer in May 1999. He has a current salary of $250,000. Before that, he was a director of C-bridge beginning in September 1998.

(2) Mr. Cosway joined C-bridge in April 1999 as Executive Vice President, Sales and Marketing. He was named President in March 2000.

(3) Mr. Spurrier joined C-bridge in October 1998.

(4) Mr. King joined C-bridge in July 1997.

(5) Mr. Putz joined C-bridge in July 1999.

(6) This amount consists of $1,172 to match employee contributions under C-bridge's 401(k) plan and $107,771 as relocation payments.

(7) This amount consists of $563 to match employee contributions under C-bridge's 401(k) plan and $67,702 as relocation payments.

(8) This amount consists of $1,084 to match employee contributions under C-bridge's 401(k) plan, $3,000 as relocation payments, $49,536 in commissions and $7,200 as an automobile allowance.

(9) This amount consists of $25,116 as relocation payments and $4,800 as an automobile allowance.

(10) This amount consists of $1,375 to match employee contributions under C-bridge's 401(k) plan and $3,600 as automobile allowance.

(11) This amount represents payments to match employee contributions under C-bridge's 401(k) plan.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table provides information concerning stock options granted by C-bridge during 2000 to each of its named executive officers.

    The options described in the following table were granted under C-bridge's 2000 Stock Incentive Plan. Each option vests at a rate of 25% annually over four years from the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                ---------------------------------------------------------       ANNUAL RATES OF
                                 NUMBER OF     PERCENT OF                                         STOCK PRICE
                                SECURITIES    TOTAL OPTIONS                                      APPRECIATION
                                UNDERLYING     GRANTED TO     EXERCISE                          FOR OPTION TERM
                                  OPTIONS     EMPLOYEES IN      PRICE                       -----------------------
NAME                            GRANTED (#)    FISCAL YEAR    ($/SHARE)   EXPIRATION DATE     5% ($)      10% ($)
----                            -----------   -------------   ---------   ---------------   ----------   ----------
Joseph M. Bellini.............    250,000          7%          $10.63       10/10/2010      $1,671,287   $4,235,371
Mark Cosway...................    150,000          4%           10.63       10/10/2010       1,002,772    2,541,222
R. Jeffrey Spurrier...........    150,000          4%           10.63       10/10/2010       1,002,772    2,541,222
Gerard F. King, II............    100,000          3%           10.63       10/10/2010         668,515    1,694,148
Richard C. Putz...............    150,000          4%           10.63       10/10/2010       1,002,772    2,541,222

    OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES. The following table provides information concerning stock options exercised during 2000 and stock options held as of December 31, 2000 by each of C-bridge's named executive officers.

    The value realized upon exercise is based on the difference between the fair market value of the C-bridge common stock on the date of exercise and the exercise price. Value at fiscal year-end is calculated based on a price of $3.91 per share, the last sale price of the C-bridge common stock on December 29, 2000, the last trading day of fiscal 2000, as reported on the Nasdaq National Market, less the applicable exercise price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                              SHARES                           FISCAL YEAR-END (#)             FISCAL YEAR-END ($)
                           ACQUIRED ON       VALUE       -------------------------------   ---------------------------
NAME                       EXERCISE (#)   REALIZED ($)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                       ------------   ------------   --------------   --------------   -----------   -------------
Joseph M. Bellini........    115,000       $2,774,950        861,251          652,500      $3,105,843     $1,451,496
Mark Cosway..............    110,000        2,021,800        108,750          275,000         316,049        363,275
R. Jeffrey Spurrier......     34,977          585,865         34,978          289,909         126,138        504,540
Gerard F. King, II.......         --               --        129,214          174,330         469,357        269,872
Richard C. Putz..........         --               --         92,500          267,500         232,496        232,496

401(k) PLAN

    C-bridge has a 401(k) plan covering all of its employees who meet the plan's requirements. Under the terms of the 401(k) plan, the employees may elect to make tax-deferred contributions, and C-bridge may match 25% of the first 6% of employee contributions as determined by the C-bridge board of directors and may make other discretionary contributions to the 401(k) plan. During 2000, C-bridge contributed approximately $479,500 to the 401(k) plan.

EXISTING EMPLOYMENT AGREEMENT

    This section summarizes C-bridge's employment agreement with Joseph M. Bellini, its Chief Executive Officer, that was in effect before the proposed merger. The employment agreement summarized below will be replaced by a new employment agreement between Mr. Bellini and eXcelon effective upon the completion of the merger. For more information about
Mr. Bellini's new employment agreement, see "Related Agreements--Employment agreements."

    Under the existing employment agreement between C-bridge and Joseph M. Bellini which became effective on February 4, 1999, C-bridge agreed to employ Mr. Bellini as its President and Chief Operating Officer. The agreement does not contain a stated termination date, but provides that either Mr. Bellini or C-bridge may terminate the employment relationship at any time and for any reason without notice. The agreement provides for an annual base salary of $250,000 and bonuses based on the achievement of certain goals to be determined by Mr. Bellini and C-bridge. The agreement further provides that Mr. Bellini will be eligible to participate in all employee benefit plans and programs made available generally to employees of C-bridge or to executive employees of C-bridge. In addition, the agreement provided that Mr. Bellini would be granted options to purchase 1,550,000 shares of C-bridge common stock effective upon his employment.

    Under the employment agreement, if Mr. Bellini's employment is terminated by C-bridge without cause, as defined in the agreement, the portion of his stock options which would have vested at the end of the semi-annual vesting period in which he was terminated will vest immediately. The options which have vested as of the date of termination will remain exercisable until 90 days after termination, and after that date the options expire. If Mr. Bellini's employment is terminated by C-bridge for cause, as defined in the agreement, or if he voluntarily leaves C-bridge, the options will terminate immediately.

LOAN TO EXECUTIVE OFFICER

    On April 6, 2001, C-bridge made a full recourse loan to Mark A. Cosway, C-bridge's President, in the principal amount of $1,000,000, and accepted from Mr. Cosway a secured promissory note dated March 13, 2001. The principal amount outstanding under the note and all accrued but unpaid interest will become due on the earlier of March 13, 2003 or the occurrence of an event of default, as defined in the note. Interest accrues at a rate of 5.11% per year, compounded semi-annually. The note is secured by a pledge of 156,600 shares of C-bridge common stock owned by Mr. Cosway.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                      MANAGEMENT AND DIRECTORS OF C-BRIDGE


    The following table provides information regarding the beneficial ownership of C-bridge common stock as of August 2, 2001 by:


    - each person known by C-bridge to be the beneficial owner of more than 5% of its common stock;

    - C-bridge's named executive officers;

    - each director of C-bridge, including directors nominated for election as directors of eXcelon;

    - Jeffrey Horing, whom C-bridge has nominated for election as a director of eXcelon but who is not currently a director of C-bridge; and

    - all current executive officers and directors of C-bridge as a group.

    Beneficial ownership is determined according to the rules of the Securities and Exchange Commission. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The "right to acquire" column reflects beneficial ownership of:


    - shares subject to options that may be exercised within 60 days after August 2, 2001 that C-bridge would not have the right to repurchase; and



    - shares subject to warrants that may be exercised within 60 days after August 2, 2001.

    The percentage beneficially owned by each person is based upon 21,663,223 shares of C-bridge common stock outstanding as of August 2, 2001. The shares that a person has the right to acquire are deemed to be outstanding solely for purposes of calculating that person's percentage ownership.


    The current directors and executive officers of C-bridge and some of its stockholders have entered into irrevocable proxy and voting agreements with eXcelon, which authorize eXcelon to vote their shares in favor of approval of the merger, the adjournment proposal and any actions recommended by eXcelon's board of directors that are required to accomplish the merger and related transactions.

    Unless otherwise indicated, the address of each beneficial owner listed below is c/o C-bridge Internet Solutions, Inc., 125 Summer Street, 19th Floor, Boston, Massachusetts 02110.


                                                   NUMBER OF SHARES BENEFICIALLY OWNED        PERCENTAGE
                                               -------------------------------------------   BENEFICIALLY
NAME OF BENEFICIAL OWNER                       OUTSTANDING   RIGHTS TO ACQUIRE     TOTAL        OWNED
------------------------                       -----------   -----------------   ---------   ------------
Hamilton Nominees Ltd. (1)...................   2,880,280               --       2,880,280       13.3%
Field Nominees Ltd. (2)......................   2,290,750               --       2,290,750       10.6%
Internet Business Capital Corporation Ltd.
  (3)........................................   2,160,750               --       2,160,750       10.0%
Ramanan Raghavendran (4).....................   2,050,000           20,000       2,070,000        9.6%
Jeffrey Horing (5)...........................   2,050,000               --       2,050,000        9.5%
InSight Capital Partners and affiliates
  (6)........................................   2,050,000               --       2,050,000        9.5%
RS Investment Management Co. LLC (7).........   1,585,950               --       1,585,950        7.3%
Joseph M. Bellini............................     201,249        1,140,625       1,341,874        5.9%
Mark A. Cosway...............................     156,600          246,250         402,850        1.8%
Raymond J. Lane (8)..........................     333,833           20,000         353,833        1.6%
Gerard F. King, II...........................     110,773          212,144         322,917        1.5%
R. Jeffrey Spurrier..........................     104,931          107,454         212,385           *
Richard C. Putz (9)..........................          --          179,375         179,375           *
Clifford B. Thompson.........................       5,000           34,998          39,998           *
Paul R. Charron (10).........................       5,000           20,000          25,000           *
Joseph L. Badaracco (11).....................         500           20,500          21,000           *
Lawrence E. Alston...........................          --               --              --           *
Donald W. Amaya..............................          --           81,250          81,250           *
All directors and executive officers as a
  group (12 persons).........................   2,967,886        2,102,596       5,070,982       21.3%


------------------------

*   Represents beneficial ownership of less than 1%

(1) Consists of 2,880,280 shares held by The Hamilton Trust Company Ltd. in its capacity as trustee under the Willingdon Trust. The address of Hamilton Nominees Ltd. is c/o The Hamilton Trust Company Limited, The Vallis Building, P.O. Box HM247, Hamilton HM AX, Bermuda.

(2) The address of Field Nominees Ltd. is P.O. Box HM 195, Hamilton HM AX, Bermuda.

(3) The stockholders of Internet Business Capital Corporation Ltd. include trusts for the benefit of the children of Professor John J. Donovan, the key lecturer for CEE Educational Seminars, and their respective issue. The address of Internet Business Capital Corporation is c/o ASK Services Ltd., Cedar House, 41 Cedar Avenue, Hamilton HM EX, Bermuda.

(4) These shares include 1,467,617 shares held by InSight Capital Partners III, L.P., 218,829 shares held by InSight Capital Partners III Co-Investors, L.P. and 363,554 shares held by InSight Capital Partners (Cayman) III, L.P. Until January 2000, Mr. Raghavendran was a General Partner of InSight Capital Partners III, L.P. and a Limited Partner of InSight Capital Partners III Co-Investors, L.P. and InSight Capital Partners (Cayman) III, L.P. He is currently Special Partner,

    Asia, for InSight Capital Partners. Mr. Raghavendran disclaims all but his pecuniary interest in these shares. The address for Mr. Raghavendran is c/o Insight Capital Partners III, L.P., 527 Madison Avenue, 10th Floor, New York, New York 10022.

(5) These shares include 1,467,617 shares held by InSight Capital Partners III, L.P., 218,829 shares held by InSight Capital Partners III Co-Investors, L.P. and 363,554 shares held by InSight Capital Partners (Cayman) III, L.P.
    Mr. Horing is a partner at Insight Capital Partners. Mr. Horing disclaims all but his pecuniary interest in these shares. The address for Mr. Horing is c/o Insight Capital Partners, 527 Madison Avenue, 10th Floor, New York, New York 10022.

(6) These shares include 1,467,617 shares held by InSight Capital Partners III, L.P., 218,829 shares held by InSight Capital Partners III Co-Investors, L.P. and 363,554 shares held by InSight Capital Partners (Cayman) III, L.P. The address of InSight Capital Partners III, L.P. and InSight Capital Partners III Co-Investors, L.P. is 527 Madison Avenue, 10th Floor, New York, New York 10022. The address of InSight Capital Partners (Cayman) III, L.P. is c/o W.S. Walker & Company, Walker House, P.O. Box 265GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

(7) Based on a Schedule 13G filed jointly with RS Investment Management, L.P. on June 11, 2001, RS Investment Management Co. LLC reported shared voting and dispositive power over 1,585,950 shares. No address was disclosed for either RS Investment Management Co. LLC or RS Investment Management, L.P.

(8) The address of Mr. Lane is c/o Kleiner, Perkins, Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.

(9) Mr. Putz became Chief Financial Officer of C-bridge in March 2001.

(10) The address of Mr. Charron is c/o Liz Claiborne, Inc., 1441 Broadway, New York, New York 10018.

(11) The address of Professor Badaracco is c/o Harvard Business School, Soldier's Field Road, Morgan 475, Boston, Massachusetts 02163.

                                 LEGAL MATTERS


    Foley, Hoag & Eliot LLP, Boston, Massachusetts is acting as counsel for eXcelon in connection with legal matters relating to the merger and will pass upon the validity of the eXcelon common stock to be issued in the merger. Gibson, Dunn & Crutcher LLP, Washington, D.C. is acting as counsel for C-bridge in connection with legal matters relating to the merger.


                                    EXPERTS

    The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the annual report on Form 10-K of eXcelon for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The audited consolidated financial statements of C-bridge Internet Solutions, Inc. included in this Form S-4 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS:

Introduction................................................    FS-2
Unaudited pro forma combined condensed balance sheet as of
  June 30, 2001.............................................    FS-3
Unaudited pro forma combined condensed statement of
  operations for the six months ended June 30, 2001.........    FS-4
Unaudited pro forma combined condensed statement of
  operations for the year ended December 31, 2000...........    FS-5
Notes to unaudited pro forma combined condensed financial
  statements................................................    FS-6

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF EXCELON:

Consolidated balance sheets as of June 30, 2001 (unaudited)
  and December 31, 2000.....................................    FS-8
Consolidated statements of operations for the six months
  ended June 30, 2001 and 2000 (unaudited)..................    FS-9
Consolidated statements of cash flows for the six months
  ended June 30, 2001 and 2000 (unaudited)..................   FS-10
Notes to consolidated financial statements..................   FS-11

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF C-BRIDGE:

Report of independent public accountants....................   FS-14
Consolidated balance sheets as of December 31, 1999 and 2000
  and June 30, 2001 (unaudited).............................   FS-15
Consolidated statements of operations for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................   FS-16
Consolidated statements of stockholders' (deficit) equity
  for the years ended December 31, 1998, 1999 and 2000 and
  the six months ended June 30, 2001 (unaudited)............   FS-17
Consolidated statements of cash flows for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................   FS-18
Notes to consolidated financial statements..................   FS-19

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

INTRODUCTION


    On May 22, 2001, eXcelon entered into an agreement to acquire all of the outstanding capital stock of C-bridge by merging a wholly owned subsidiary of eXcelon into C-bridge. The merger is intended to qualify as a tax-free, stock-for-stock exchange and will be accounted for using the purchase method of accounting in accordance with SFAS No. 142. Based on the number of shares of C-bridge common stock outstanding on August 2, 2001 and on an exchange ratio of
1.2517 shares of eXcelon common stock for each share of C-bridge common stock, eXcelon expects to issue approximately 27,115,856 shares of its common stock in exchange for all of the outstanding capital stock of C-bridge. In connection with the merger, eXcelon will assume all outstanding options to purchase C-bridge common stock and, based on the number of C-bridge stock options outstanding on August 2, 2001 and the foregoing exchange ratio of 1.2517, eXcelon expects that the assumed C-bridge options will represent options to purchase approximately 12,884,079 shares of eXcelon common stock.



    The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and the related notes of eXcelon and C-bridge which are included or incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on June 30, 2001 and includes all material pro forma adjustments necessary for this purpose. The unaudited pro forma combined condensed statements of operations combine eXcelon's operating results with C-bridge's operating results for the periods presented, give effect to the merger as if it had occurred on the first day of the period presented and include all material pro forma adjustments necessary for this purpose, but do not assume any benefits from cost savings on synergies of operations of the combined company.



    eXcelon and C-bridge expect to incur costs related to the merger principally in the quarter in which the acquisition is consummated. These costs, which are currently estimated to be approximately $2.7 million and $1.9 million, respectively, will primarily consist of fees to investment bankers, legal counsel and independent accountants, and printing and other fees and expenses relating to preparing this proxy statement/prospectus. However, additional, unanticipated expenses may be incurred in connection with the merger. The unaudited pro forma combined condensed financial statements reflect eXcelon's estimated transaction costs as a component of the purchase price. C-bridge's costs related to the transaction will be charged to operations as they are incurred. These costs have been reflected in the combined condensed pro forma balance sheet.


    The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results or financial position of the combined company.

                          UNAUDITED PRO FORMA COMBINED
                  CONDENSED BALANCE SHEET AS OF JUNE 30, 2001
                             (AMOUNTS IN THOUSANDS)



                                                   EXCELON    C-BRIDGE   ADJUSTMENTS      COMBINED
                                                   --------   --------   -----------      --------
ASSETS
Current assets:
  Cash and cash equivalents and short-term
    investments..................................  $ 10,007   $ 41,160    $  (3,983)(1)   $ 46,084
                                                                             (1,100)(2)         --
  Accounts receivable -- net.....................     6,458      8,555                      15,013
  Prepaid expenses and other current assets......     3,343      1,410           --          4,753
                                                   --------   --------    ---------       --------
      Total current assets.......................    19,808     51,125       (5,083)        65,850

Property and equipment...........................     5,031      8,905                      13,936
Other assets.....................................     2,439     13,488         (214)(2)
                                                                             (1,126)(10)
                                                                             (7,422)(4)
                                                         --         --       23,822 (3)     30,987
                                                   --------   --------    ---------       --------
      Total assets...............................  $ 27,278   $ 73,518    $   9,977       $110,773
                                                   --------   --------    ---------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligation....        --        150                         150
  Accounts payable and accrued expenses..........     9,420      6,700       (1,477)(5)
                                                                               (210)(1)     14,433
  Accrued compensation...........................     1,455         --        1,477 (5)      2,932
  Deferred revenue...............................     7,905      4,995       (1,116)(10)    11,784
                                                   --------   --------    ---------       --------
      Total current liabilities..................    18,780     11,845       (1,326)        29,299

Obligation under capital lease (net of current
  portion).......................................        --          6           --              6
                                                   --------   --------    ---------       --------
      Total liabilities..........................    18,780     11,851       (1,326)        29,305

Stockholders' equity:
  Common stock...................................        30        221         (221)(6)
                                                                                 27 (3)         57
  Additional paid-in capital.....................    71,072     98,919      (98,919)(6)
                                                                             78,040 (3)
                                                                             (2,665)(1)    146,447
  Deferred compensation..........................        --       (579)         579 (6)         --
  Accumulated deficit............................   (59,988)   (36,786)      (1,887)(2)
                                                                             (1,108)(1)
                                                                                (10)(10)
                                                                             36,786 (6)    (62,993)
  Accumulated other comprehensive (loss)
    income.......................................    (2,043)        45          (45)(6)     (2,043)
  Treasury stock.................................        --       (153)         153 (6)         --
  Advances to stockholders.......................      (573)        --          573 (2)         --
                                                   --------   --------    ---------       --------
      Total stockholder's equity.................     8,498     61,667       11,303         81,468
                                                   --------   --------    ---------       --------
      Total liabilities and stockholders'
        equity...................................  $ 27,278   $ 73,518    $   9,977       $110,773
                                                   --------   --------    ---------       --------


   See accompanying notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                      EXCELON    C-BRIDGE   ADJUSTMENTS   COMBINED
                                                      --------   --------   -----------   --------
Revenues............................................  $ 24,431   $ 28,084                 $ 52,515
Cost of revenues....................................     7,740     20,734        432 (7)    28,906
                                                      --------   --------      -----      --------
      Gross profit..................................    16,691      7,350       (432)       23,609
                                                      --------   --------      -----      --------
Operating expenses:
  Selling and marketing.............................    19,496      8,906         12 (7)    28,414
  Research and development..........................     7,067         --                    7,067
  General and administrative........................     3,791     15,295        378 (7)    19,464
  Restructuring charges.............................       745      4,354                    5,099
  Merger Costs......................................        --        797       (797)(11)        0
  Amortization of goodwill..........................        --        928      1,454 (8)     2,382
  Equity-related compensation.......................        --        822       (822)(7)        --
                                                      --------   --------      -----      --------
      Total operating expenses......................    31,099     31,102        225        62,426
                                                      --------   --------      -----      --------
Operating loss......................................   (14,408)   (23,752)      (657)      (38,817)

Other income (net)..................................       485      1,049         --         1,534
                                                      --------   --------      -----      --------
Net loss............................................  $(13,923)  $(22,703)     $(657)     $(37,283)
                                                      --------   --------      -----      --------
Loss per share:
  Basic.............................................  $  (0.47)  $  (1.06)                $  (0.66)
                                                      ========   ========                 ========
  Diluted...........................................  $  (0.47)  $  (1.06)                $  (0.66)
                                                      ========   ========                 ========

Weighted average number of shares: (9)
  Basic.............................................    29,599     21,477                   56,715
                                                      ========   ========                 ========
  Diluted...........................................    29,599     21,477                   56,715
                                                      ========   ========                 ========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    EXCELON    C-BRIDGE   ADJUSTMENTS      COMBINED
                                                    -------    --------   -----------      --------
Revenues..........................................  $ 70,347   $82,970                     $153,317
Cost of revenues..................................    20,980    41,052        1,175 (7)      63,207
                                                    --------   -------      -------        --------
    Gross profit..................................    49,367    41,918       (1,175)         90,110
                                                    --------   -------      -------        --------

Operating expenses:
  Selling and marketing...........................    41,730    17,998          949 (7)      60,677
  Research and development........................    12,859        --                       12,859
  General and administrative......................     7,157    28,517           21 (7)      35,695
  Amortization of goodwill........................        --       928        3,836 (8)       4,764
  Equity-related compensation.....................        --     2,145       (2,145)(7)          --
                                                    --------   -------      -------        --------
    Total operating expenses......................    61,746    49,588        2,661         113,995
                                                    --------   -------      -------        --------

Operating loss....................................   (12,379)   (7,670)      (3,836)        (23,885)

Other income (net)................................     1,368     3,798           --           5,166
                                                    --------   -------      -------        --------

Net loss..........................................  $(11,011)  $(3,872)     $(3,836)       $(18,719)
                                                    --------   -------      -------        --------

Loss per share:
  Basic...........................................  $  (0.38)  $ (0.19)                    $  (0.33)
                                                    ========   =======                     ========
  Diluted.........................................  $  (0.38)  $ (0.19)                    $  (0.33)
                                                    ========   =======                     ========

Weighted average number of shares: (9)
  Basic...........................................    29,348    20,308                       56,464
                                                    ========   =======                     ========
  Diluted.........................................    29,348    20,308                       56,464
                                                    ========   =======                     ========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Basis of Presentation:


    On May 22, 2001, eXcelon entered into an agreement to acquire all of the outstanding capital stock of C-bridge by merging a wholly owned subsidiary of eXcelon into C-bridge. The merger is intended to qualify as a tax-free, stock-for-stock exchange and will be accounted for using the purchase method of accounting in accordance with SFAS No. 142. Based on the number of shares of C-bridge common stock outstanding on August 2, 2001 and on an exchange ratio of
1.2517 shares of eXcelon common stock for each share of C-bridge common stock, eXcelon expects to issue approximately 27,115,856 shares of its common stock in exchange for all of the outstanding capital stock of C-bridge. In connection with the merger, eXcelon will assume all outstanding options to purchase C-bridge common stock and, based on the number of C-bridge stock options outstanding on August 2, 2001 and the foregoing exchange ratio of 1.2517, eXcelon expects that the assumed C-bridge options will represent options to purchase approximately 12,884,079 shares of eXcelon common stock.



    The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and the related notes of eXcelon and C-bridge which are included or incorporated by reference in this proxy statement/prospectus. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on June 30, 2001 and includes all material pro forma adjustments necessary for this purpose. The unaudited pro forma combined condensed statements of operations combine eXcelon's operating results with C-bridge's operating results for the periods presented, give effect to the merger as if it had occurred on the first day of the period presented and include all material pro forma adjustments necessary for this purpose, but do not assume any benefits from cost savings on synergies of operations of the combined company.



    eXcelon and C-bridge expect to incur costs related to the merger principally in the quarter in which the acquisition is consummated. These costs, which are currently estimated to be approximately $2.7 million and $1.9 million, respectively, will primarily consist of fees to investment bankers, legal counsel and independent accountants, and printing and other fees and expenses relating to preparing this proxy statement/prospectus. However, additional, unanticipated expenses may be incurred in connection with the merger. The unaudited pro forma combined condensed financial statements reflect eXcelon's estimated transaction costs as a component of the purchase price. C-bridge's costs related to the transaction will be charged to operations as they are incurred. These costs have been reflected in the combined condensed pro forma balance sheet.


    The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results or financial position of the combined company.

Explanation of adjustments to the pro forma combined condensed financial statements:


    1. Represents eXcelon and C-bridge estimated costs directly related to the merger, including payments to investment bankers, legal counsel, independent accountants, and other costs such as printing, postage and filing fees not paid as of June 30, 2001.



    2. Represents the effect of loan forgiveness of approximately $787,000 to an eXcelon shareholder as well as a cash compensation payment of $500,000 to the same stockholder. In addition, the amount includes tax payments of approximately $600,000 that will be made by eXcelon on behalf of one stockholder. These costs will be charged to operations in the quarter in which the acquisition is consummated. These costs have been reflected in the combined condensed pro forma balance sheet but have not been included in the combined condensed statements of operations due to their non-recurring nature.

3.  eXcelon estimates the purchase price for C-bridge to be approximately
    $78.0 million, based on the consideration expected to be paid to C-bridge stockholders, including the issuance of common stock, the assumption of options and acquisition costs. For purpose of measuring the value of the transaction, the value of the eXcelon common stock to be issued in the merger was based upon the average closing price of the eXcelon common stock for a period before and after May 22, 2001, the date on which the parties executed the merger agreement. The value of the options to be assumed in connection with the merger was estimated using the Black-Scholes valuation model. As of the date of this proxy statement/prospectus, eXcelon was in the process of performing a full assessment of the fair value of the net assets to be acquired. For the purpose of preparing the pro forma combined condensed financial information, eXcelon allocated approximately
    $54.2 million of the purchase price to tangible assets acquired and liabilities assumed, based on the book values of those items as of June 30, 2001. The remaining $23.8 million has been allocated to intangible assets, with an estimated life of five years. Upon completion of the merger, these assets are expected to include customer lists and trademarks along with other intangibles. For purposes of these pro forma financial statements, eXcelon is assuming that all intangible assets will be amortizable in accordance with SFAS No. 142. In addition, eXcelon will measure the intrinsic value of the unvested options issued to C-bridge employees and will allocate this value to deferred compensation. eXcelon also expects to incur restructuring costs in connection with the merger. These costs have not yet been estimated, but are expected to include expenses associated with the elimination of excess facilities and employee severance. These costs have not been reflected in either the purchase price or in the unaudited pro forma combined condensed financial statements. The allocation of the purchase price to tangible and intangible assets, as well as any related amortization expense, may change materially as a result of the completion of eXcelon's evaluation of the fair value of the net assets acquired. The increases in stockholders' equity result from the issuance of approximately 27,115,856 shares of eXcelon common stock in the merger.


4.  Elimination of C-bridge goodwill related to a previous acquisition.

5. Certain accrued compensation expenses of C-bridge were reclassified, to be in conformity with eXcelon's balance sheet classification.

6.  Elimination of the C-bridge equity accounts.

7. Certain equity compensation expenses of C-bridge were reclassified, to be in conformity with the expense classification policies of eXcelon.


8. Represents amortization expense associated with approximately $23.8 million of purchased intangibles, based on an estimated useful life of five years, for the six months ended June 30, 2001 and for the twelve months ended December 31, 2000.



9. The unaudited pro forma combined per share amounts are based on the weighted average number of eXcelon common shares outstanding for the period presented plus the 27,115,856 shares expected to be issued as a result of the merger as if the merger occurred on the first day of each period presented.



10. Elimination of a deferred revenue transaction between eXcelon and C-bridge.



11. Elimination of one time non-recurring expenses incurred by C-bridge relating to the merger.

                              eXCELON CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               JUNE 30,     DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $  6,716       $  7,048
  Short-term investments....................................      3,291          9,012
  Accounts receivable, net..................................      6,458         13,767
  Prepaid expenses and other current assets.................      3,343          1,826
                                                               --------       --------
Total current assets........................................     19,808         31,653

Property and equipment, net.................................      5,031          6,233
Marketable securities.......................................        667            610
Purchased software, net.....................................        761          1,118
Other assets................................................      1,011          1,132
                                                               --------       --------
Total assets................................................   $ 27,278       $ 40,746
                                                               ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  6,882       $  4,418
  Accrued expenses..........................................      2,538          3,006
  Accrued compensation......................................      1,455          3,511
  Deferred revenue..........................................      7,905          8,511
                                                               --------       --------
Total current liabilities...................................     18,780         19,446

Stockholders' equity:
  Preferred stock, $.01 par value; authorized 5,000,000
    shares; no shares issued or outstanding.................         --             --
  Common stock, $.001 par value; authorized 200,000,000
    shares; 29,659,000 and 29,551,000 shares issued and
    outstanding, respectively...............................         30             30
  Additional paid-in capital................................     71,072         70,929
  Unearned compensation.....................................         --         (1,127)
  Accumulated deficit.......................................    (59,988)       (46,065)
  Accumulated other comprehensive loss......................     (2,043)        (1,894)
  Advances to stockholders..................................       (573)          (573)
                                                               --------       --------
Total stockholders' equity..................................      8,498         21,300
                                                               --------       --------
Total liabilities and stockholders' equity..................   $ 27,278       $ 40,746
                                                               ========       ========


   The accompanying notes are an integral part of the consolidated financial statements.

                              eXCELON CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenues:
  Software..................................................  $ 12,813   $ 21,952
  Services..................................................    11,618     14,121
                                                              --------   --------
    Total revenues..........................................    24,431     36,073
Cost of revenues:
  Cost of software..........................................       631      1,214
  Cost of services..........................................     7,109      8,413
                                                              --------   --------
    Total cost of revenues..................................     7,740      9,627

Gross profit................................................    16,691     26,446
                                                              --------   --------
Operating expenses:
  Selling and marketing.....................................    19,496     19,268
  Research and development..................................     7,067      6,314
  General and administrative................................     3,791      3,342
  Restructuring costs.......................................       745         --
                                                              --------   --------
    Total operating expenses................................    31,099     28,924

Operating loss..............................................   (14,408)    (2,478)
Other income, net...........................................       485        697
                                                              --------   --------
Net loss....................................................  $(13,923)  $ (1,781)
                                                              ========   ========

Loss per share:
  Basic.....................................................  $  (0.47)  $  (0.06)
                                                              ========   ========
  Diluted...................................................  $  (0.47)  $  (0.06)
                                                              ========   ========

Weighted average shares outstanding:
  Basic.....................................................    29,599     29,225
                                                              ========   ========
  Diluted...................................................    29,599     29,225
                                                              ========   ========


   The accompanying notes are an integral part of the consolidated financial statements.

                              eXCELON CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED
                                 (IN THOUSANDS)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(13,923)  $ (1,781)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................     1,811      1,938
    Amortization of deferred compensation...................     1,127        216
    Bad debt expense........................................       511        160
    Other...................................................         1         23
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     6,441     (4,673)
    Prepaid expenses and other current assets...............    (1,571)      (429)
    Other assets............................................        18       (111)
    Accounts payable and accrued expenses...................       499      1,039
    Deferred revenue and customer deposits..................      (583)     1,399
                                                              --------   --------
Net cash used for operating activities......................    (5,669)    (2,219)
                                                              --------   --------

Cash flows from investing activities:
  Capital expenditures......................................      (362)    (1,442)
  Purchased software........................................        --       (325)
  Purchases of marketable securities........................    (1,399)   (19,991)
  Proceeds from maturities and sales of marketable
    securities..............................................     7,081     17,292
                                                              --------   --------
Net cash provided by (used for) investing activities........     5,320     (4,466)
                                                              --------   --------

Cash flows from financing activities:
  Proceeds from exercise of stock options...................       143      1,566
  Repayments of capital lease obligations...................        --        (17)
                                                              --------   --------
Net cash provided by financing activities...................       143      1,549
                                                              --------   --------

Effect of exchange rate changes on cash.....................      (126)       795
                                                              --------   --------

Net change in cash and cash equivalents.....................      (332)    (4,341)

Cash and cash equivalents, beginning of period..............     7,048     13,847
                                                              --------   --------
Cash and cash equivalents, end of period....................  $  6,716   $  9,506
                                                              ========   ========


   The accompanying notes are an integral part of the consolidated financial statements.

                              eXCELON CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A. BASIS OF PRESENTATION


    The consolidated financial statements include the accounts of eXcelon Corporation and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of eXcelon's financial position, results of operations, and cash flows at the dates and for the periods indicated. While eXcelon believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the consolidated financial statements and related notes included in eXcelon's Annual Report on Form 10-K (as amended) for the year ended December 31, 2000. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Securities and Exchange Commission rules and regulations. Certain reclassifications have been made for consistent presentation.


B. NET LOSS PER SHARE


    Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of common shares outstanding for the period plus the number of common shares issuable upon the assumed exercise of all dilutive securities, such as stock options. The following is a calculation of earnings per share ("EPS") for the six months ended June 30, 2001 and 2000 respectively (in thousands, except per share amounts):



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net loss....................................................  $(13,923)  $ (1,781)
                                                              ========   ========

Weighted average shares outstanding:........................   29,599      29,225
Stock options (dilutive)....................................       --          --
                                                              --------   --------
Diluted shares..............................................   29,599      29,225
                                                              ========   ========

Basic EPS...................................................  $ (0.47)   $  (0.06)
Diluted EPS.................................................  $ (0.47)   $  (0.06)



    Options to purchase 10,338,377 and 3,938,203 shares of common stock were outstanding for the six months ended June 30, 2001 and 2000, respectively, but were excluded from the calculation of diluted net loss per share as the effect of their inclusion would have been anti-dilutive due to the net loss incurred in both periods presented. For the six months ended June 30, 2001 and 2000, options to purchase 254,803 and 3,819,544 shares, respectively, of common stock had an exercise price that was below the average market value per share of eXcelon common stock during such respective periods.

C. COMPREHENSIVE LOSS


    The table below sets forth comprehensive loss for the six months ended June 30, 2001 and 2000 (in thousands):



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net loss....................................................  $(13,923)  $ (1,781)
Accumulated other comprehensive loss, net of tax:
  Foreign currency translation adjustments..................     (180)       (250)
  Net unrealized gain on marketable securities..............       31           6
                                                              --------   --------
Total other comprehensive income (loss).....................     (149)       (244)
                                                              --------   --------
Comprehensive loss..........................................  $(14,072)  $ (2,025)
                                                              ========   ========



D. SEGMENT INFORMATION



    eXcelon operates within a single industry segment--computer software and related services. eXcelon has two major product categories within that one segment: (1) its B2B product line of XML-based software and (2) its Object Design product line of database management software.



    On January 8, 2001, the chief operating decision-making group elected to divide eXcelon's business operations into two separate operating units: the B2B division and the Object Design division. Effective January 1, 2001, results of operations are being presented as two separate business units. Common corporate expenses are allocated between the two business units mainly based on headcounts of the two business units. The prior period has been restated to reflect the results of the two operating units.



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
REVENUES
  B2B product line..........................................  $ 7,161    $  9,025
  Object Design product line................................   17,270      27,048
                                                              --------   --------
    Total revenues..........................................  $24,431    $ 36,073
                                                              ========   ========

OPERATING LOSS
  B2B product line..........................................  (13,777)     (5,641)
  Object Design product line................................      114       3,163
  Restructuring.............................................     (745)         --
                                                              --------   --------
    Total operating loss....................................  $(14,408)  $ (2,478)


E. RESTRUCTURING CHARGE


    In January 2001, eXcelon reorganized its operations by reducing its workforce by 45 employees, for which eXcelon incurred a restructuring charge of $745,000. All of the charges related to employee severance payments to the employees terminated as a result of the restructuring. At June 30, 2001, $66,000 of the severance had yet to be paid. This amount is expected to be fully paid by December 31, 2001. As a result of this restructuring, eXcelon expects a savings of approximately $1.3 million per quarter.

F. NEW ACCOUNTING PRONOUNCEMENTS



    In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001, and will thus be adopted by eXcelon, as required, in fiscal 2002. eXcelon has not yet assessed the impact of the adoption of SFAS No. 141 and SFAS No. 142 on its financial statements.



G. MERGER AGREEMENT



    On May 22, 2001, eXcelon entered into an agreement to acquire all of the outstanding capital stock of C-bridge Internet Solutions, Inc., by merging a wholly owned subsidiary of eXcelon into C-bridge. The merger is intended to qualify as a tax-free, stock for stock exchange and will be accounted for using the purchase method of accounting in accordance with SFAS No. 142. Based on the number of shares of C-bridge outstanding on August 2, 2001 and on an exchange ratio of 1.2517 shares of eXcelon common stock for each share of C-bridge common stock, eXcelon expects to issue approximately 27,115,856 shares of its common stock in exchange for all of the outstanding capital stock of C-bridge. In connection with the merger, eXcelon will assume all outstanding options to purchase C-bridge common stock and, based on the number of C-bridge stock options outstanding on August 2, 2001 and the foregoing exchange ratio of 1.2517, eXcelon expects that the assumed C-bridge options will represent options to purchase approximately 12,884,079 shares of eXcelon common stock.



    eXcelon expects to incur costs related to the merger principally in the quarter in which the acquisition is consummated. These costs, which are currently estimated to be approximately $2.7 million, will primarily consist of fees to investment bankers, legal counsel and independent accountants, and printing and other fees and expenses relating to preparing the necessary proxy statement/prospectus. However, additional, unanticipated expenses may be incurred in connection with the merger.



    Through June 30, 2001, eXcelon has incurred approximately $1.4 million in costs directly relating to the merger. These costs are being capitalized and will be part of the capitalized purchase price on the consummation of the merger. As of June 30, 2001, none of these costs has been paid.



    On May 21, 2001, eXcelon signed an OEM agreement with C-bridge granting C-bridge the right to resell eXcelon products to C-bridge's customers. Because of the expected merger, revenue is recognized on a sell through basis. eXcelon is deferring any revenue related to this agreement until C-bridge resells products to an end-user customer. As of June 30, 2001, approximately
$1.1 million was classified as deferred revenue relating to such transaction. C-bridge made full payment to eXcelon according to the terms of the agreement by June 30, 2001.



H. SUBSEQUENT EVENTS:



    In July 2001, eXcelon announced a restructuring plan in which eXcelon reduced its workforce by 51 employees. As a result, eXcelon expects to incur a restructuring charge of approximately $364,000 in the third quarter. All of the expected charges relate to employee severance payments to those employees terminated as a result of the restructuring. As a result of this restructuring, eXcelon expects a savings of approximately $1.4 million per quarter of total expenses.



    These charges are in addition to any restructuring charges resulting from the expected merger (as described in footnote G, above) with C-bridge.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To C-bridge Internet Solutions, Inc.:


We have audited the accompanying consolidated balance sheets of C-bridge Internet Solutions, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C-bridge Internet
Solutions, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 22, 2001

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                             DECEMBER 31,
                                                      ---------------------------     JUNE 30,
                                                          1999           2000           2001
                                                      ------------   ------------   ------------
                                                                                    (UNAUDITED)
ASSETS

Current Assets:
  Cash and cash equivalents.........................  $ 65,312,334   $ 48,999,076   $ 41,160,255
  Accounts receivable, net of allowance of $100,027,
    $844,913 and $555,124, respectively.............     3,499,356     16,838,654      5,383,822
  Unbilled receivables..............................     1,792,133      7,508,262      3,171,391
  Other current assets..............................       584,794      1,512,668      1,409,661
                                                      ------------   ------------   ------------
      Total current assets..........................    71,188,617     74,858,660     51,125,129

Property and Equipment, net.........................     2,343,718     10,423,068      8,904,943

Restricted Cash Equivalents.........................            --      3,166,386      3,166,386

Goodwill and Other Assets, net......................     1,361,326     10,012,318     10,321,259
                                                      ------------   ------------   ------------
      Total assets..................................  $ 74,893,661   $ 98,460,432   $ 73,517,717
                                                      ============   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of equipment loans and capital
    lease obligations...............................  $    191,206   $    220,438   $    149,621
  Accounts payable..................................     2,018,741      5,521,718      2,425,311
  Accrued liabilities...............................     3,431,285      4,874,301      4,275,033
  Deferred revenue..................................     1,877,628      4,598,415      4,995,447
                                                      ------------   ------------   ------------
      Total current liabilities.....................     7,518,860     15,214,872     11,845,412
                                                      ------------   ------------   ------------

Equipment Loans and Capital Lease Obligations,
  net of current portion............................       263,100         44,089          6,052
                                                      ------------   ------------   ------------

Commitments and Contingencies (Note 6)

Stockholders' Equity:
  Preferred stock, $0.01 par value--
    Authorized -- 5,000,000 shares
    Issued and outstanding -- None..................            --             --             --
  Common stock, $0.01 par value--
    Authorized -- 50,000,000 shares
    Issued -- 18,906,258, 21,688,167 and 22,068,276
      shares, respectively..........................       189,063        216,883        220,683
  Additional paid-in capital........................    82,394,326    100,889,335     98,918,555
  Deferred compensation.............................    (5,107,259)    (3,668,495)      (579,249)
  Cumulative translation adjustment.................            --             --         45,658
  Accumulated deficit...............................   (10,211,429)   (14,083,252)   (36,786,394)
  Treasury stock, at cost -- 510,000, 512,708 and
    512,708 shares, respectively....................      (153,000)      (153,000)      (153,000)
                                                      ------------   ------------   ------------
      Total stockholders' equity....................    67,111,701     83,201,471     61,666,253
                                                      ------------   ------------   ------------
      Total liabilities and stockholders' equity....  $ 74,893,661   $ 98,460,432   $ 73,517,717
                                                      ============   ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                             FOR THE SIX MONTHS
                                  FOR THE YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                               ---------------------------------------   --------------------------
                                  1998          1999          2000          2000           2001
                               -----------   -----------   -----------   -----------   ------------
                                                                                (UNAUDITED)
Net Revenues:
  Professional services......  $ 5,047,474   $18,578,766   $75,732,446   $27,405,960   $ 26,185,322
  Educational services.......           --     4,094,044     7,237,140     3,554,276      1,898,539
                               -----------   -----------   -----------   -----------   ------------
      Total net revenues.....    5,047,474    22,672,810    82,969,586    30,960,236     28,083,861
                               -----------   -----------   -----------   -----------   ------------

Costs and Expenses:
  Direct costs of
    professional
    services(1)..............    4,974,586    10,443,351    37,599,099    13,764,256     19,297,354
  Direct costs of educational
    services(1)..............           --     1,615,523     3,453,673     1,482,688      1,436,263
  Selling and marketing(1)...    1,530,140     3,402,669    17,997,830     7,714,875      8,905,803
  General and
    administrative(1)........    2,108,663     8,033,547    28,516,917    10,521,065     15,294,908
  Restructuring costs........           --            --            --            --      4,353,749
  Merger costs...............           --            --            --            --        797,304
  Compensation expense
    related to stock options
    and warrants.............       74,068     4,345,096     2,144,533     1,019,294        821,956
  Amortization of intangible
    assets...................           --            --       927,701            --        927,702
                               -----------   -----------   -----------   -----------   ------------

      Total operating
        expenses.............    8,687,457    27,840,186    90,639,753    34,502,178     51,835,039
                               -----------   -----------   -----------   -----------   ------------

      Loss from operations...   (3,639,983)   (5,167,376)   (7,670,167)   (3,541,942)   (23,751,178)

Interest Expense.............     (244,370)     (189,506)      (24,489)           --        (30,147)
Interest Income..............        2,433       162,415     3,434,125     1,809,735      1,006,302
Other Income, net............       12,964       359,167       388,708       362,032         71,881
                               -----------   -----------   -----------   -----------   ------------

      Net loss...............  $(3,868,956)  $(4,835,300)  $(3,871,823)  $(1,370,175)  $(22,703,142)
                               ===========   ===========   ===========   ===========   ============

Basic and Diluted Net Loss
  per Share (Note 2(j))......       $(0.39)       $(0.43)       $(0.19)       $(0.07)        $(1.06)
                               ===========   ===========   ===========   ===========   ============

Basic and Diluted Weighted
  Average Shares
  Outstanding................    9,991,529    11,338,305    20,307,555    19,696,401     21,476,683
                               ===========   ===========   ===========   ===========   ============
-------------------
(1) Excludes noncash stock-
   based compensation
   presented separately as
   follows:
   Direct costs of
    professional services....  $        --   $ 1,409,244   $   993,043   $   461,416   $    362,066
   Direct costs of
    educational services.....           --       370,572       181,884        90,942         70,234
   Selling and marketing.....           --        12,031        20,625        10,312         11,875
   General and
   administrative............       74,068     2,553,249       948,981       456,624        377,781
                               -----------   -----------   -----------   -----------   ------------
                               $    74,068   $ 4,345,096   $ 2,144,533   $ 1,019,294   $    821,956
                               ===========   ===========   ===========   ===========   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                                          COMMON STOCK
                                     ----------------------    ADDITIONAL    NOTES RECEIVABLE                  CUMULATIVE
                                     NUMBER OF    $0.01 PAR     PAID-IN      FOR ISSUANCE OF      DEFERRED     TRANSLATION
                                       SHARES       VALUE       CAPITAL        COMMON STOCK     COMPENSATION   ADJUSTMENT
                                     ----------   ---------   ------------   ----------------   ------------   -----------
Balance, December 31, 1997.........  10,000,000   $100,000    $     32,054       $    --        $        --     $     --
  Issuance of common stock for
    notes receivable...............     280,000      2,800          81,200       (84,000)                --           --
  Compensation expense associated
    with issuance of common stock
    for notes receivable...........          --         --          43,098            --                 --           --
  Issuance of common stock for
    services rendered..............      45,000        450          13,050            --                 --           --
  Exercise of stock options........     193,038      1,931           6,814            --                 --           --
  Purchase of treasury stock.......          --         --              --            --                 --           --
  Issuance of common stock on
    conversion of bridge
    financing......................     201,931      2,019          58,560            --                 --           --
  Issuance of warrants for
    financing......................          --         --          99,018            --                 --           --
  Issuance of a warrant in
    connection with joint
    venture........................          --         --          22,703            --                 --           --
  Issuance of stock options to
    nonemployees...................          --         --          17,470            --                 --           --
  Forgiveness of debt to
    affiliates.....................          --         --       2,311,366            --                 --           --
  Net loss.........................          --         --              --            --                 --           --
                                     ----------   --------    ------------       -------        -----------     --------

Balance, December 31, 1998.........  10,719,969    107,200       2,685,333       (84,000)                --           --
  Sale of common stock.............     333,333      3,333       1,996,667            --                 --           --
  Initial public offering of common
    stock, net of issuance costs of
    $6,181,512.....................   4,000,000     40,000      57,778,488            --                 --           --
  Conversion of Series A redeemable
    convertible preferred stock,
    net of issuance costs of
    $85,005........................   1,645,555     16,456       9,771,869            --                 --           --
  Issuance of common stock upon
    exercise of warrants, net of
    shares forfeited...............     195,126      1,951          (1,951)           --                 --           --
  Repayment of notes receivable....          --         --              --        84,000                 --           --
  Exercise of stock options........   2,012,275     20,123         711,565            --                 --           --
  Deferred compensation related to
    the issuance of stock options
    to employees and
    nonemployees...................          --         --       9,452,355            --         (9,452,355)          --
  Amortization of deferred
    compensation...................          --         --              --            --          4,345,096           --
  Net loss.........................          --         --              --            --                 --           --
                                     ----------   --------    ------------       -------        -----------     --------

Balance, December 31, 1999.........  18,906,258    189,063      82,394,326            --         (5,107,259)          --
  Sale of common stock, net of
    issuance costs of $672,000 in
    connection with exercise of
    underwriter's overallotment
    option.........................     600,000      6,000       8,922,000            --                 --           --
  Return of shares from settlement
    of lawsuit.....................          --         --              --            --                 --           --
  Issuance of common stock and
    stock options in conjunction
    with acquisition of Open
    Enterprise Corporation.........     398,724      3,987       7,628,671            --           (511,981)          --
  Issuance of common stock upon
    exercise of warrants, net of
    shares forfeited...............     462,058      4,621          (4,621)           --                 --           --
  Issuance of common stock under
    employee stock purchase plan...      11,183        112         165,061            --                 --           --
  Exercise of stock options........   1,309,944     13,100       1,590,110            --                 --           --
  Compensation related to the
    issuance of stock options to
    employees and nonemployees.....          --         --         193,788            --           (169,452)          --
  Amortization of deferred
    compensation...................          --         --              --            --          2,120,197           --
  Net loss.........................          --         --              --            --                 --           --
                                     ----------   --------    ------------       -------        -----------     --------

Balance, December 31, 2000.........  21,688,167    216,883     100,889,335            --         (3,668,495)          --
  Issuance of common stock under
    employee stock purchase plan
    (unaudited)....................      54,174        542         179,317            --                 --           --
  Exercise of stock options
    (unaudited)....................     325,935      3,258         117,193            --                 --           --
  Compensation related to the
    issuance of stock options to
    employees and nonemployees
    (unaudited)....................          --         --        (114,197)           --             70,206           --
  Amortization of deferred
    compensation (unaudited).......          --         --              --            --            865,947           --
  Deferred compensation related to
    stock option cancellations
    (unaudited)....................          --         --      (2,153,093)           --          2,153,093           --
  Cumulative translation adjustment
    (unaudited)....................          --         --              --            --                 --       45,658
  Net loss (unaudited).............          --         --              --            --                 --           --
                                     ----------   --------    ------------       -------        -----------     --------

Balance, June 30, 2001
  (unaudited)......................  22,068,276   $220,683    $ 98,918,555       $    --        $  (579,249)    $ 45,658
                                     ==========   ========    ============       =======        ===========     ========

                                                       TREASURY STOCK
                                                    ---------------------        TOTAL
                                     ACCUMULATED    NUMBER OF                STOCKHOLDERS'
                                       DEFICIT       SHARES      AMOUNT     (DEFICIT) EQUITY
                                     ------------   ---------   ---------   ----------------
Balance, December 31, 1997.........  $ (1,507,173)        --    $      --     $ (1,375,119)
  Issuance of common stock for
    notes receivable...............            --         --           --               --
  Compensation expense associated
    with issuance of common stock
    for notes receivable...........            --         --           --           43,098
  Issuance of common stock for
    services rendered..............            --         --           --           13,500
  Exercise of stock options........            --         --           --            8,745
  Purchase of treasury stock.......            --    510,000     (153,000)        (153,000)
  Issuance of common stock on
    conversion of bridge
    financing......................            --         --           --           60,579
  Issuance of warrants for
    financing......................            --         --           --           99,018
  Issuance of a warrant in
    connection with joint
    venture........................            --         --           --           22,703
  Issuance of stock options to
    nonemployees...................            --         --           --           17,470
  Forgiveness of debt to
    affiliates.....................            --         --           --        2,311,366
  Net loss.........................    (3,868,956)        --           --       (3,868,956)
                                     ------------   --------    ---------     ------------
Balance, December 31, 1998.........    (5,376,129)   510,000     (153,000)      (2,820,596)
  Sale of common stock.............            --         --           --        2,000,000
  Initial public offering of common
    stock, net of issuance costs of
    $6,181,512.....................            --         --           --       57,818,488
  Conversion of Series A redeemable
    convertible preferred stock,
    net of issuance costs of
    $85,005........................            --         --           --        9,788,325
  Issuance of common stock upon
    exercise of warrants, net of
    shares forfeited...............            --         --           --               --
  Repayment of notes receivable....            --         --           --           84,000
  Exercise of stock options........            --         --           --          731,688
  Deferred compensation related to
    the issuance of stock options
    to employees and
    nonemployees...................            --         --           --               --
  Amortization of deferred
    compensation...................            --         --           --        4,345,096
  Net loss.........................    (4,835,300)        --           --       (4,835,300)
                                     ------------   --------    ---------     ------------
Balance, December 31, 1999.........   (10,211,429)   510,000     (153,000)      67,111,701
  Sale of common stock, net of
    issuance costs of $672,000 in
    connection with exercise of
    underwriter's overallotment
    option.........................            --         --           --        8,928,000
  Return of shares from settlement
    of lawsuit.....................            --      2,708           --               --
  Issuance of common stock and
    stock options in conjunction
    with acquisition of Open
    Enterprise Corporation.........            --         --           --        7,120,677
  Issuance of common stock upon
    exercise of warrants, net of
    shares forfeited...............            --         --           --               --
  Issuance of common stock under
    employee stock purchase plan...            --         --           --          165,173
  Exercise of stock options........            --         --           --        1,603,210
  Compensation related to the
    issuance of stock options to
    employees and nonemployees.....            --         --           --           24,336
  Amortization of deferred
    compensation...................            --         --           --        2,120,197
  Net loss.........................    (3,871,823)        --           --       (3,871,823)
                                     ------------   --------    ---------     ------------
Balance, December 31, 2000.........   (14,083,252)  (512,708)    (153,000)      83,201,471
  Issuance of common stock under
    employee stock purchase plan
    (unaudited)....................            --         --           --          179,859
  Exercise of stock options
    (unaudited)....................            --         --           --          120,451
  Compensation related to the
    issuance of stock options to
    employees and nonemployees
    (unaudited)....................            --         --           --          (43,991)
  Amortization of deferred
    compensation (unaudited).......            --         --           --          865,947
  Deferred compensation related to
    stock option cancellations
    (unaudited)....................            --         --           --               --
  Cumulative translation adjustment
    (unaudited)....................            --         --           --           45,658
  Net loss (unaudited).............   (22,703,142)        --           --      (22,703,142)
                                     ------------   --------    ---------     ------------
Balance, June 30, 2001
  (unaudited)......................  $(36,786,394)  (512,708)   $(153,000)    $ 61,666,253
                                     ============   ========    =========     ============


  The accompanying notes are an integral part of these consolidated financial statements.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                           FOR THE SIX MONTHS
                                                                FOR THE YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                                                            ----------------------------------------   --------------------------
                                                               1998          1999           2000          2000           2001
                                                            -----------   -----------   ------------   -----------   ------------
                                                                                                              (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss................................................  $(3,868,956)  $(4,835,300)  $ (3,871,823)  $(1,370,175)  $(22,703,142)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities--
    Depreciation and amortization.........................      249,738       456,518      3,218,536       753,689      3,035,162
    Noncash stock-based compensation......................       74,068     4,345,096      2,144,533     1,019,294        821,956
    Noncash interest expense related to warrants..........      121,721            --             --            --             --
    Noncash portion of restructuring costs................           --            --             --            --      1,630,251
    Repayment of debt by third party......................           --      (348,000)            --            --             --
    Changes in current assets and liabilities, net of
      acquisition--
      Accounts receivable.................................      139,067    (2,766,591)   (13,293,803)   (3,348,678)    11,303,618
      Unbilled receivables................................     (234,077)   (1,340,547)    (5,716,129)   (4,254,446)     4,336,871
      Other current assets................................      154,502      (571,061)      (907,093)   (1,904,035)        78,402
      Accounts payable....................................     (101,797)    1,653,268      3,491,743      (537,598)    (3,046,163)
      Accrued liabilities.................................      598,649     2,451,948      1,243,016     1,160,889       (352,003)
      Deferred revenue....................................      184,148     1,500,521      2,712,787     2,504,610        397,032
                                                            -----------   -----------   ------------   -----------   ------------
        Net cash (used in) provided by operating
          activities......................................   (2,682,937)      545,852    (10,978,233)   (5,976,450)    (4,498,016)
                                                            -----------   -----------   ------------   -----------   ------------
Cash Flows from Investing Activities:
  Purchases of property and equipment.....................     (191,400)   (1,924,122)   (10,348,184)   (3,223,501)    (1,396,982)
  Cash paid for acquisition of Open Enterprise
    Corporation,
    net of cash acquired..................................           --            --     (2,074,089)           --             --
  Increase in other assets................................           --    (1,361,326)      (236,677)     (699,600)    (2,094,423)
                                                            -----------   -----------   ------------   -----------   ------------
        Net cash used in investing activities.............     (191,400)   (3,285,448)   (12,658,950)   (3,923,101)    (3,491,405)
                                                            -----------   -----------   ------------   -----------   ------------
Cash Flows from Financing Activities:
  Net proceeds from (repayments of) debt..................    2,615,539    (2,204,317)       (66,668)           --             --
  Proceeds from issuance of bridge loans..................      248,600            --             --            --             --
  Payments of bridge loans................................     (193,750)           --             --            --             --
  Increase in due to affiliates...........................    1,214,586            --             --            --             --
  Repayment of due to affiliates..........................     (988,000)     (245,007)            --            --             --
  Proceeds from sale lease back transaction...............      337,036            --             --            --             --
  Payments on capital lease obligations, net..............      (55,709)     (111,656)      (139,404)     (100,979)      (105,569)
  Purchase of restricted cash equivalents.................           --            --     (3,166,386)           --             --
  Loan to employee........................................     (153,000)           --             --            --             --
  Proceeds from sale of common stock, net of issuance
    costs.................................................           --    59,818,488      9,093,173     8,928,009        179,859
  Proceeds from the sale of Series A redeemable
    convertible preferred stock, net of issuance costs....           --     9,788,325             --            --             --
  Proceeds from repayment of notes receivable.............           --        84,000             --            --             --
  Proceeds from exercise of stock options.................        8,745       731,688      1,603,210       468,010        120,451
                                                            -----------   -----------   ------------   -----------   ------------
        Net cash provided by financing activities.........    3,034,047    67,861,521      7,323,925     9,295,040        194,741
                                                            -----------   -----------   ------------   -----------   ------------
Effect of exchange rate changes on cash and cash
  equivalents.............................................           --            --             --            --        (44,141)
                                                            -----------   -----------   ------------   -----------   ------------
Net Increase (Decrease) in Cash and Cash Equivalents......      159,710    65,121,925    (16,313,258)     (604,511)    (7,838,821)
Cash and Cash Equivalents, beginning of period............       30,699       190,409     65,312,334    65,312,334     48,999,076
                                                            -----------   -----------   ------------   -----------   ------------
Cash and Cash Equivalents, end of period..................  $   190,409   $65,312,334   $ 48,999,076   $64,707,823   $ 41,160,255
                                                            ===========   ===========   ============   ===========   ============
Supplemental Disclosure of Noncash Financing Activities:
  Conversion of Series A redeemable convertible preferred
    stock into common stock...............................  $        --   $ 9,788,325   $         --   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
  Issuance of common stock for notes receivable...........  $    84,000   $        --   $         --   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
  Assets acquired under capital lease.....................  $        --   $    99,449   $     16,293   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
  Assets acquired in connection with outsourcing
    agreement.............................................  $        --   $   233,397   $         --   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
  Purchase of treasury stock by forgiving loan to
    employee..............................................  $   153,000   $        --   $         --   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
  Conversion of bridge financing and related interest to
    common stock..........................................  $    60,579   $        --   $         --   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
  Forgiveness of debt due to affiliates...................  $ 2,311,366   $        --   $         --   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
  Noncash exercise of warrants............................  $        --   $     1,951   $      4,621   $        --   $         --
                                                            ===========   ===========   ============   ===========   ============
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest..................................  $    93,095   $   186,351   $     59,560   $    30,995   $     30,147
                                                            ===========   ===========   ============   ===========   ============
  Cash paid for taxes.....................................  $        --   $        --   $         --   $     2,294   $     28,997
                                                            ===========   ===========   ============   ===========   ============
Open Enterprise Corporation Acquisition:
  Cash paid...............................................                              $  2,580,021
  Common stock issued.....................................                                 7,053,428
  Fair market value of assets acquired....................                                  (659,215)
  Fair value of vested options issued.....................                                    67,249
  Liabilities assumed.....................................                                   235,527
                                                                                        ------------
        Goodwill..........................................                              $  9,277,010
                                                                                        ============


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS


    C-bridge Internet Solutions, Inc. and its Subsidiaries (the Company) is a full-service provider of business and technical architecture solutions designed to help companies conduct eBusiness. In May 1999, the Company began offering eBusiness educational services.


    The Company is subject to risks common to rapidly growing technology-based service companies, including a limited operating history, the need to attract and retain key personnel, management of growth, the need to adapt to rapid technological change, competition from larger service providers, and the need for successful development and marketing of services.


    The Company entered into a merger agreement with eXcelon Corporation dated as of May 22, 2001. Under the terms of the merger agreement, each outstanding share of the Company's common stock will be exchanged for 1.2517 shares of eXcelon Corporation common stock. The merger is contingent upon satisfaction of certain conditions, including approval of the merger transactions by the stockholders of the Company and eXcelon Corporation. The Company incurred approximately $797,000 of merger-related costs during the six months ended June 30, 2001, which has been charged to operations.



    On May 21, 2001, the Company entered into a non-exclusive, non-transferable licensing agreement with eXcelon Corporation. Under the terms of the agreement, the Company obtained a license to market, distribute, operate and sublicense certain software programs in exchange for licensing and maintenance fees. The Company paid approximately $1,126,000 in prepaid royalty and maintenance fees under this agreement as of June 30, 2001.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements reflect the application of the following significant accounting policies, as discussed below and elsewhere in the notes to the consolidated financial statements.

    (A) USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B) PRINCIPLES OF CONSOLIDATION

       The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

    (C) UNAUDITED INTERIM FINANCIAL INFORMATION


       The financial statements as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 are unaudited. These unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position,

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)


       results of operations and cash flows for the interim periods presented. The results of operations for the interim period ended June 30, 2001 are not necessarily indicative of results to be expected for the entire fiscal year or any future periods.


    (D) REVENUE RECOGNITION


       The Company generates revenue from eBusiness consulting and education services. Revenues from consulting contracts are recognized on a time-and-materials or percentage-of-completion basis depending upon the contract with the customer. Revenues related to time-and-material consulting contracts are recognized when the services are performed. Revenues related to fixed-price consulting contracts are recognized based on the percent of the cost incurred compared to the total estimated cost to complete the project. The cumulative impact of any revisions in estimates are reflected in the period in which they become known. If a consulting contract is estimated to result in a loss, the loss is recorded immediately. Net revenues exclude reimbursable expenses charged to customers.


       Revenues from educational services are recognized based upon the management and performance of educational services. Included in revenues from educational services are revenues recognized based upon the performance of services under a five-year outsourcing agreement with a third party. In accordance with the outsourcing agreement, the Company manages and performs executive education in exchange for a monthly fee. The Company records such fee as revenue ratably over the term of the contract. Costs incurred in performing such services are expensed as incurred. Effective May 1, 2001, the outsourcing agreement was canceled (see Note 11).

       Unbilled receivables represent services that have been performed but have not yet been billed. Unbilled receivables also include reimbursable expenses. Deferred revenues represent amounts billed or paid in advance of revenues recognized.

    (E) FOREIGN CURRENCY TRANSLATION


       The accounts of the Company's foreign subsidiaries are translated in accordance with Statement of Financial Accounting Standard (SFAS)
       No. 52, FOREIGN CURRENCY TRANSLATION. The functional currency of each subsidiary is the local currency and translation adjustments are recorded as a component of stockholders' equity. Realized transaction gains and losses recorded in the statement of operations were not material for each year presented.


    (F) CASH AND CASH EQUIVALENTS

       The Company accounts for investments under SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. At December 31, 1999 and 2000, cash equivalents consisted primarily of money market funds and treasury bills. All cash equivalents are classified as held-to-maturity and are recorded at their amortized cost, which approximates market value.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

    (G) PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost and consist of the following:


                                               DECEMBER 31,
                                         ------------------------    JUNE 30,
                                            1999         2000          2001
                                         ----------   -----------   -----------
Computer equipment.....................  $1,812,637   $ 6,693,561   $ 7,121,773
Furniture and fixtures.................     208,003     2,840,046     2,559,494
Computer software......................     965,433     1,986,525     2,454,303
Leasehold improvements.................      40,181     1,876,307     1,144,195
                                         ----------   -----------   -----------
                                          3,026,254    13,396,439    13,279,765

Less -- Accumulated depreciation and
  amortization.........................     682,536     2,973,371     4,374,822
                                         ----------   -----------   -----------
                                         $2,343,718   $10,423,068   $ 8,904,943
                                         ==========   ===========   ===========


    (H) DEPRECIATION AND AMORTIZATION

       The Company provides for depreciation and amortization using the straight-line method, by charges to operations in amounts estimated to allocate the cost of property and equipment over their estimated useful lives, as follows:

                                                          ESTIMATED
ASSET CLASSIFICATION                                     USEFUL LIFE
--------------------                                     -----------
Computer equipment....................................  3 years
Furniture and fixtures................................  3 years
Computer software.....................................  3 years
Leasehold improvements................................  Life of lease

       The Company has assets under capital leases of $421,626 and $437,919 as of December 31, 1999 and 2000, respectively. Accumulated depreciation related to these assets is $165,278 and $281,944 as of December 31, 1999 and 2000, respectively.

    (I) CONCENTRATIONS OF CREDIT RISK

       Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains the majority of its cash balances principally with domestic financial institutions of high credit standing. Concentrations of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company operates in two industry segments and derives substantially all of its revenues from domestic customers.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)


       The following table summarizes the number of customers that individually comprise greater than 10% of total net revenues and accounts receivable for the periods presented:



                                                    YEARS ENDED              SIX MONTHS ENDED
                                                    DECEMBER 31,                 JUNE 30,
                                           ------------------------------   -------------------
                                             1998       1999       2000       2000       2001
                                           --------   --------   --------   --------   --------
       Net revenues--
         Customer A......................   10  %       *          *          *          *
         Customer B......................   25         23  %      15  %      16  %       *
         Customer C......................   16          *          *          *          *
         Customer D......................    *         12          *          *          *
         Customer E......................    *         10          *          *          *
         Customer F......................    *          *         11         15         12  %
         Customer G......................    *          *         15          *         17
         Customer H......................    *         17          *          *          *

       Accounts Receivable--
         Customer B......................    *         23  %      20  %      10  %       *
         Customer C......................   29  %       *          *          *          *
         Customer D......................   16          *          *          *          *
         Customer F......................    *          *          *         13         21  %
         Customer G......................    *          *         40          *          *
         Customer I......................   33          *          *          *          *
         Customer J......................    *         16          *          *          *
         Customer K......................    *          *          *          *         22


       * LESS THAN 10%.

    (J) NET LOSS PER SHARE


       Basic net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is the same as basic net loss per common share, since the effects of the Company's potentially dilutive securities are antidilutive. Antidilutive securities, which consist of options and warrants to purchase common stock that are not included in diluted net loss per share, were 8,308,138, 8,018,400, 8,870,665, 7,478,613 and
       10,401,330 as of December 31, 1998, 1999 and 2000 and June 30, 2000 and
       2001, respectively.


    (K) STOCK-BASED COMPENSATION FOR EMPLOYEES

       The Company accounts for stock-based compensation in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 defines a fair-value-based method of accounting for employee stock options and other stock-based compensation. Compensation expense related to employee stock-based compensation arising from this method of accounting can be reflected in the financial statements or, alternatively, the pro forma net loss and loss per share effect of the fair-value-based accounting can be disclosed in the financial footnotes. The Company follows the disclosure-only alternative (see Note 8(e)).

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

    (L) COMPREHENSIVE INCOME


       SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires companies to report comprehensive income as a measure of overall performance. Comprehensive income includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. For the years ended December 31, 1998, 1999 and 2000, the Company's comprehensive loss is the same as its reported net loss. For the six-month period ending June 30, 2001, the Company's comprehensive loss is as follows:



                                                               SIX MONTHS ENDED
                                                                JUNE 30, 2001
                                                               ----------------
       Net Loss..............................................    $(22,703,142)
       Cumulative translation adjustment.....................          45,658
                                                                 ------------
       Comprehensive loss....................................    $(22,657,484)
                                                                 ============


    (M) FAIR VALUE OF FINANCIAL INSTRUMENTS

       Financial instruments consist principally of cash, accounts receivable, accounts payable and debt. The estimated fair value of these instruments approximates their carrying value.

    (N) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


       In July 2001, the Financial Accounting and Standards Board (FASB) issued SFAS No. 141, BUSINESS COMBINATIONS. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The adoption of SFAS No. 141 is not expected to have a material impact on the Company's consolidated financial statements.



       In July 2001, the FASB also issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Also under SFAS No. 142, intangible assets acquired in conjunction with a business combination should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. Intangible assets will continue to be amortized over their respective useful lives under SFAS No. 142.



       The Company must adopt SFAS No. 141 and SFAS No. 142 on January 1, 2002. Upon adoption, goodwill will no longer be amortized. Amortization expense during the six months ended June 30, 2001 related to goodwill was approximately $928,000. Rather, the Company must reassess impairment of goodwill and record any impairment loss during the three months ended March 31, 2002. The Company is currently assessing the impact of SFAS
       No. 142 related to any potential impairment of goodwill.


(3) ACQUISITION

    On July 5, 2000, the Company completed the acquisition of Open Enterprise Corporation (OEC). In connection with the acquisition, the Company issued 398,724 shares of common stock and paid approximately $2.2 million in net cash in exchange for all of the outstanding common stock of

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

    OEC. The acquisition of OEC has been accounted for as a purchase transaction in accordance with Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, and accordingly, the consolidated financial statements for the period subsequent to July 5, 2000 reflect the operations of OEC. OEC's operations prior to the acquisition were not material to the Company's and pro forma information is not presented.

    The components of the $9.7 million purchase price and direct acquisition costs is summarized as follows:

Cash paid for OEC...........................................  $2,483,565
Common stock issued for OEC.................................   7,053,428
Fair value of vested stock options exchanged for OEC
  options...................................................      67,249
Acquisition costs...........................................      96,456
                                                              ----------
    Total consideration and acquisition costs...............  $9,700,698
                                                              ==========

    The allocation of the purchase price is as follows:

Current assets..............................................  $  572,209
Property and equipment......................................      22,000
Other assets................................................      65,006
Liabilities assumed.........................................    (235,527)
Goodwill....................................................   9,277,010
                                                              ----------
                                                              $9,700,698
                                                              ==========


    The Company is amortizing goodwill over its estimated life, which is five years. Amortization expense during 2000 and accumulated amortization as of December 31, 2000 was $927,701. Amortization expense during the six months ended June 30, 2001 was $927,701 and accumulated amortization as of June 30, 2001 was $1,855,402. In addition to the consideration recorded, the Company recorded approximately $512,000 of deferred compensation for unvested stock options assumed in connection with the acquisition, which is being amortized to compensation expense over the vesting period of the stock options. Compensation expense during 2000 related to these options was approximately $70,000.


(4) ACCRUED LIABILITIES

    Accrued liabilities consist of the following:


                                                DECEMBER 31,
                                           -----------------------    JUNE 30,
                                              1999         2000         2001
                                           ----------   ----------   ----------
Accrued commissions and bonus............  $1,025,027   $1,632,256   $  940,360
Accrued financing costs..................     500,000           --           --
Other accrued liabilities................   1,906,258    3,242,045    3,334,673
                                           ----------   ----------   ----------
                                           $3,431,285   $4,874,301   $4,275,033
                                           ==========   ==========   ==========

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

(5) INCOME TAXES

    The Company follows the liability method of accounting for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES, whereby a deferred tax asset or liability is measured by enacted tax rates.

    The approximate tax effect of each type of temporary difference and carryforward as of December 31, 1999 and 2000, respectively, is as follows:

                                                            DECEMBER 31,
                                                        ---------------------
                                                           1999        2000
                                                        ----------   --------
Net operating loss carryforwards......................  $1,240,477   $456,062
Allowance for doubtful accounts.......................      37,521    335,794
Depreciation and amortization.........................     (52,655)  (194,526)
Other.................................................      18,796    106,317
                                                        ----------   --------
                                                         1,244,139    703,647

Less -- Valuation allowance...........................  (1,244,139)  (703,647)
                                                        ----------   --------
                                                        $       --   $     --
                                                        ==========   ========

    The Company has not given recognition to any of its potential tax benefits, consisting primarily of its net operating loss carryforwards, in the accompanying consolidated financial statements, as it is more likely than not that these benefits will not be realizable in future years' tax returns.

    At December 31, 1999 and 2000, the Company had available a net operating loss carryforward of approximately $3,080,000 and $1,133,000, respectively, which expires through 2020. This carryforward is subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code (IRC) contains provisions that may limit the Company's use of the carryforward in the event that there are significant changes in the ownership of the Company, as defined in Section 382 of the IRC.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

(6) COMMITMENTS AND CONTINGENCIES

    (A) OPERATING LEASES

       From October 1996 to April 1999, the Company leased certain office space and equipment from a related party, Cambridge Technology Group, under month-to-month operating lease agreements. Included in the accompanying consolidated statements of operations for the years ended December 31, 1998 and 1999 is rent expense of approximately $251,000 and $156,000, respectively, related to this lease.

       On May 1, 1999, the Company entered into a five-year operating lease agreement for its principal office space from Property Management Partners, Inc. (PMP), a corporation controlled by a former employee of Cambridge Technology Group. Aside from the monthly base rent, a one-time sum of $1,375,000 was paid to the lessor in November 1999. This amount is to be used for certain capital improvements or material repairs as needed. The Company is amortizing this one-time payment to operations over the lease term. Concurrent with the operating lease, the Company entered into a five-year facilities management agreement with PMP. Monthly payments of $23,333 are paid for the management, operations and maintenance of the leased facilities. The Company believes these transactions were at arm's length.


       The Company has operating leases in domestic and international locations. In connection with certain of the leases, the Company maintains letters of credit totaling $3,166,386 as a condition to these leases. These letters of credit have been fully collateralized by investments in short-term certificates of deposits and treasury bills. These short-term investments have been classified as restricted cash equivalents in the accompanying consolidated balance sheets.


       In connection with the restructuring discussed in Note 15, the Company terminated its lease with PMP and wrote off $848,000, the unamortized portion of the one-time payment discussed above.


       The approximate future minimum rental commitments under these operating leases as of June 30, 2001 are as follows:



       PERIOD ENDING
       DECEMBER 31,                                                   TOTAL
       -------------                                               -----------
       2001 (six months).........................................  $ 1,582,000
       2002......................................................    3,087,000
       2003......................................................    3,109,000
       2004......................................................    3,154,000
       2005......................................................    2,787,000
       Thereafter................................................    3,856,000
                                                                   -----------
                                                                   $17,575,000
                                                                   ===========



       Rent expense for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2000 and 2001 was approximately $251,000, $908,000 $4,732,000, $526,000 and $1,151,000, respectively.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

    (B) LITIGATION

       In the ordinary course of business, the Company is party to various types of litigation. The Company believes it has meritorious defenses to all claims and, in its opinion, all litigation currently pending or threatening will not have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.

(7) DEBT OBLIGATIONS

    (A) DUE TO AFFILIATES

       During 1998, the Company was financed by advances from parties affiliated with the Company. These affiliates consist of Cambridge Technology Group and trusts that are significant stockholders of the Company. During March and May of 1998, the Company entered into agreements with the affiliated parties to formally forgive $2,311,366 of the amounts due. The Company recorded the forgiveness as a capital contribution, as reflected in the accompanying consolidated financial statements.

    (B) LINE OF CREDIT

       The Company had a $3,500,000 line of credit with a bank that expired on December 31, 1999. Of the total amount available under the line of credit, $1,000,000 was collateralized by assets of the Company and $2,500,000 was guaranteed by a major stockholder of the Company and a trust for the benefit of a major stockholder of the Company. A warrant to purchase 65,000 shares of common stock was issued to the bank in connection with the line of credit (see Note 8(f)). Borrowings under the line of credit bore interest at prime (8.50% at December 31, 1999) plus 1%. The Company and the guarantors were subject to certain restrictive covenants in connection with the line of credit.

    (C) TERM LOAN AND CAPITAL LEASES

       The Company has a term loan pursuant to an equipment line of credit. Borrowings are repayable monthly through December 2002 and bear interest at prime (9.50% at December 31, 2000) plus 1.5%. At December 31, 1999 and 2000, $172,222 and $105,555, respectively, was owed under the term loan.

       In July 1998, the Company entered into a sale/leaseback transaction, whereby the Company sold existing fixed assets (primarily computer equipment) with a net book value of approximately $250,000 to a leasing company for $350,000. The Company then leased the fixed assets from the leasing company under a three-year capital lease arrangement. The gain of approximately $100,000 was deferred and is being amortized to other income over the term of the lease.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

       As of December 31, 2000, payments due pursuant to the term loan and capital lease obligations are as follows:

                                                                      CAPITAL LEASE
                                                          TERM LOAN    OBLIGATIONS
                                                          ---------   -------------
       2001.............................................  $ 66,667      $159,862
       2002.............................................    38,888         5,201
                                                          --------      --------
           Total payments...............................  $105,555       165,063
                                                          ========
       Less -- Amount representing interest.............                   6,091
                                                                        --------
           Present value of minimum lease payments......                $158,972
                                                                        ========

(8) STOCKHOLDERS' EQUITY

    (A) INITIAL PUBLIC OFFERING

       On December 17, 1999, the Company completed an initial public offering
       (IPO) of 4,000,000 shares of its common stock at a price of $16.00 per share, resulting in net proceeds to the Company of approximately $57,800,000. In January 2000, the underwriters of the Company's IPO exercised their over-allotment option and purchased 600,000 shares of the Company's common stock at $16.00 per share, resulting in net proceeds to the Company of approximately $8,928,000.

    (B) PREFERRED STOCK

       The Company's Board of Directors is authorized to issue, without further stockholder approval, up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series. The Company's Board of Directors designated a series of preferred stock as Series A redeemable convertible preferred stock (the Series A Preferred Stock) and reserved 1,850,000 shares of authorized preferred stock as shares of Series A Preferred Stock. Each series of preferred stock designated by the Board of Directors shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

       In October 1999, the Company sold 1,645,555 shares of Series A Preferred Stock at a purchase price of $6.00 per share, resulting in net proceeds to the Company of approximately $9.8 million. As of December 31, 1999 and 2000, there was no preferred stock outstanding. Concurrent with the sale of the Series A Preferred Stock, two significant stockholders of the Company sold an aggregate of 819,445 shares of common stock to certain of the Series A Preferred Stock investors at a purchase price per share of $6.00, resulting in proceeds to the stockholders of approximately
       $4.9 million. In conjunction with the sale of the Series A Preferred Stock, the Company amended its Certificate of Incorporation to change the par value of the Company's common stock to $0.01 per share. The Company's par value of common stock has been retroactively adjusted for this amendment. The Series A Preferred Stock automatically converted into common stock upon completion of the Company's IPO.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

    (C) RESERVED COMMON STOCK

       The Company has reserved 13,923,560 shares of common stock to be issued upon exercise of stock options and for issuance under the Company's employee stock purchase plan as of December 31, 2000.

    (D) NOTES RECEIVABLE FOR ISSUANCE OF COMMON STOCK

       In May 1998, in connection with the employment of an employee, the Company issued 280,000 shares of common stock to a party related to the employee in exchange for a note receivable in the amount of $84,000. The Company accounted for this transaction as a variable stock award and recorded a compensation charge of $43,098 in the accompanying consolidated statement of operations for the year ended December 31, 1998. On January 1, 1999, the Company received full recourse rights for this note receivable, thereby fixing the measurement date and no additional compensation was required to be recorded. This note was due on May 20, 2002 and bore interest at 5.7%. In addition to full recourse rights, the loan was collateralized by the 280,000 shares of common stock. The note was paid in full in November 1999.

    (E) STOCK OPTION PLANS

        1997 STOCK INCENTIVE PLAN

       In 1997, the Company implemented a Stock Incentive Plan (the 1997 Plan), pursuant to which 4,000,000 shares of common stock were reserved for issuance in connection with stock options, stock grants and other stock-based awards. Options issued under the 1997 Plan generally expire 10 years from issue date. Under the 1997 Plan, the Company may grant both incentive stock options and nonstatutory options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants, prices and vesting periods are determined by the Board of Directors. All options issued prior to March 1998 generally vest monthly. All options issued after March 1998 generally vest semiannually. However, certain option grants contain provisions to accelerate vesting upon defined events. Full vesting of all options occurs four years after date of issuance. As of December 31, 2000, there are 295,842 shares available for future grant under the 1997 Plan.

        1999 STOCK INCENTIVE PLAN

       In February 1999, the Board of Directors approved the 1999 Stock Incentive Plan (the 1999 Plan), pursuant to which 6,000,000 shares of common stock were reserved for issuance in connection with stock options, stock grants and other stock-based awards. The number of shares of common stock made available and reserved shall automatically increase by 500,000 shares effective on the first day of every calendar year for the next
       10 years. Options issued under the 1999 Plan generally expire 10 years from issue date. Under the 1999 Plan, the Company may grant both incentive stock options and nonstatutory options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants, prices and vesting are determined by the Board of Directors. Options generally vest semiannually from date of grant. However, certain option grants contain provisions to accelerate vesting upon defined events. Full vesting of all options occurs four years after date

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

       of issuance. As of December 31, 2000, there are 275,111 shares available for future grant under the 1999 Plan.

        2000 STOCK INCENTIVE PLAN

       In July 2000, the Board of Directors approved the 2000 Stock Incentive Plan (the 2000 Plan), pursuant to which 6,000,000 shares of common stock were reserved for issuance in connection with stock options, stock grants and other stock-based awards. Options issued under the 2000 Plan generally expire 10 years from issue date. Under the 2000 Plan, the Company may grant both incentive stock options and nonstatutory options, as well as award or sell shares of common stock to employees, directors or consultants of the Company. All option grants, prices and vesting are determined by the Board of Directors. Options generally vest semiannually from date of grant. However, certain option grants contain provisions to accelerate vesting upon defined events. Full vesting of all options occurs four years after date of issuance. As of December 31, 2000, there are 3,543,125 shares available for future grant under the 2000 Plan.

        1999 DIRECTOR STOCK OPTION PLAN

       In November 1999, the Board of Directors approved the 1999 Director Stock Option Plan (the Director Plan), pursuant to which 200,000 shares of common stock have been reserved for issuance in connection with stock option awards. The Director Plan allows for eligible directors to receive options to purchase 30,000 shares upon election to the Board of Directors, which vest in three equal installments beginning on the first anniversary of the grant date. In addition, eligible directors are entitled to options to purchase 15,000 shares annually on the date of each annual stockholders meeting. These options are 100% vested upon grant. Option grants under the Director Plan are at not less than fair market value on the date of grant. As of December 31, 2000, there are 200,000 shares available for future grant under the Director Plan.

        1999 EMPLOYEE STOCK PURCHASE PLAN

       In November 1999, the Board of Directors approved the 1999 Employee Stock Purchase Plan (the ESPP), in compliance with Section 423 of the IRC. Employees who have completed three consecutive months of employment with the Company and who are employed with the Company on the first day of the applicable plan period are eligible to participate in the ESPP. The ESPP allows participants to purchase common stock of the Company at 85% of the fair market value, as defined. The Company may issue up to 750,000 shares under the ESPP. As of December 31, 2000, there are 738,817 shares available for future grant under the ESPP.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

       Stock option activity under the 1997 Plan, the 1999 Plan, the 2000 Plan and the Director Plan is summarized as follows:


                                                           RANGE OF         WEIGHTED AVERAGE
                                                        EXERCISE PRICE       EXERCISE PRICE
                                   NUMBER OF SHARES       PER SHARES           PER SHARE
                                   ----------------   -------------------   ----------------
Outstanding December 31, 1997....      1,608,010      $        0.01- 0.30        $0.20
  Granted........................      3,212,128                     0.30         0.30
  Exercised......................       (193,038)              0.01- 0.30         0.05
  Canceled.......................     (1,101,739)              0.01- 0.30         0.27
                                      ----------      -------------------        -----

Outstanding, December 31, 1998...      3,525,361               0.01- 0.30         0.28
  Granted........................      6,255,092               0.30-48.63         3.84
  Exercised......................     (2,012,275)              0.01- 1.00         0.36
  Canceled.......................       (329,222)              0.01- 6.00         1.56
                                      ----------      -------------------        -----

Outstanding, December 31, 1999...      7,438,956               0.01-48.63         3.23
  Granted........................      3,485,387               0.92-57.00        18.41
  Exercised......................     (1,309,944)              0.01-12.50         1.22
  Canceled.......................       (743,734)              0.01-57.00        10.65
                                      ----------      -------------------        -----

Outstanding, December 31, 2000...      8,870,665               0.01-57.00         8.85
  Granted........................      3,772,342               1.65- 4.13         4.01
  Exercised......................       (325,935)              0.01-12.50         0.38
  Canceled.......................     (1,915,742)              0.01-57.00        12.19
                                      ----------      -------------------        -----

Outstanding, June 30, 2001.......     10,401,330      $        0.01-57.00        $6.73
                                      ==========      ===================        =====

Exercisable, June 30, 2001.......      3,141,002      $        0.01-57.00        $4.58
                                      ==========      ===================        =====

Exercisable, December 31, 2000...      2,389,744      $        0.01-57.00        $3.41
                                      ==========      ===================        =====

Exercisable, December 31, 1999...      1,508,576      $        0.01- 8.50        $0.43
                                      ==========      ===================        =====

Exercisable, December 31, 1998...        671,842      $        0.01- 0.30        $0.25
                                      ==========      ===================        =====

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

       The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 2000.

                                      OUTSTANDING                                     EXERCISABLE
            ----------------------------------------------------------------   --------------------------
                                                 WEIGHTED
                                                  AVERAGE
                                                 REMAINING
                                                CONTRACTUAL      WEIGHTED                     WEIGHTED
                                    NUMBER OF      LIFE          AVERAGE       NUMBER OF      AVERAGE
               EXERCISE PRICES       SHARES     (IN YEARS)    EXERCISE PRICE    SHARES     EXERCISE PRICE
            ---------------------   ---------   -----------   --------------   ---------   --------------
             $         0.01-0.30    2,589,791       7.82          $ 0.29       1,439,025       $ 0.29
                       0.92-2.36      955,889       8.52            1.05         393,741         1.00
                       3.91-8.50    1,963,500       8.95            6.91         384,521         7.50
                     10.63-19.19    2,745,757       9.62           13.53          99,390        13.94
                     21.50-52.63      358,516       9.27           32.11          40,532        29.76
                     55.19-57.00      257,212       9.19           56.34          32,535        56.35
                                    ---------       ----          ------       ---------       ------
                                    8,870,665       8.80          $ 8.85       2,389,744       $ 3.41
                                    =========       ====          ======       =========       ======


       During the year ended December 31, 1998, 1999 and 2000, the Company issued options to purchase 104,000, 408,842 and 10,000 shares, respectively, of common stock to nonemployees in exchange for services. The Company recorded these transactions at fair value, which was $17,470, $881,592 and $32,328 for the years ended December 31, 1998, 1999 and 2000, respectively. Certain options granted to purchase common stock to nonemployees have been issued with various vesting periods ranging from immediate vesting to a four-year vesting period. The compensation expense related to these stock options is recorded over the related vesting period and is subject to variable accounting treatment whereby the Company remeasures the fair value of the options at the end of each reporting period. Compensation expense (income) related to these options was $74,068, $176,733, $(6,808), $(3,774) and $(114,197) during the year ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2000 and 2001, respectively.



       During the year ended December 31, 1999, the Company issued options to purchase approximately 1,577,000 shares of common stock to employees at an exercise price deemed to be below market value. In accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the Company has recorded the difference between the exercise price and fair value as deferred compensation and is amortizing such deferred compensation to operations over the vesting periods of the options. The Company recorded $4,168,364, $2,046,136, $1,023,068 and $865,947 of compensation expense for these options in the year ended December 31, 1999 and 2000 and the six months ended June 30, 2000 and 2001, respectively.


       In August 2000, the Company accelerated vesting of 1,875 options granted to an employee and recorded compensation expense of $31,144 due to the acceleration.


       The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted to employees using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and the weighted average information for the years

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)


       ended December 31, 1998, 1999 and 2000, and the six months ended June 30, 2000 and 2001 are as follows:



                                                  YEARS ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                    -----------------------------------------------------   ---------------------------
                                           1998                  1999             2000          2000           2001
                                    -------------------   ------------------   ----------   ------------   ------------
            Risk-free interest
              rates...............      4.39-5.59%            4.88-6.06%         6.24%         6.57%          4.89%
            Expected dividend
              yield...............          --                    --               --           --             --
            Expected life.........        5 years              5 years          5 years       5 years        5 years
            Expected volatility...          60%                  60%              156%          73%            85%
            Weighted average fair
              value per share of
              options granted.....         $0.07                $2.45            $17.28       $14.08          $2.86
            Weighted average
              remaining
              contractual life of
              options
              outstanding.........      9.39 years            9.23 years       8.80 years   8.90 years     8.71 years


       Had compensation expense from the Company's stock option plan been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:


                                                                                  SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                    JUNE 30,
                                   ---------------------------------------   --------------------------
                                      1998          1999          2000          2000           2001
                                   -----------   -----------   -----------   -----------   ------------
            Net loss--
              As reported........  $(3,868,956)  $(4,835,300)  $(3,871,823)  $(1,370,175)  $(22,703,142)
              Pro forma..........   (3,990,032)   (7,283,758)  (13,700,973)   (2,228,972)   (27,464,683)
            Basic and diluted net
              loss per share--
              As reported........  $     (0.39)  $     (0.43)  $     (0.19)  $     (0.07)  $      (1.06)
              Pro forma..........        (0.40)        (0.64)        (0.67)        (0.11)         (1.28)


    (F) WARRANTS

       In September 1997, the Company issued a warrant to purchase 45,000 shares of common stock at an exercise price of $1.00 per share to a bank in connection with borrowings of a related party, Cambridge Technology Group, that were used to fund the Company's operations. In
       December 1999, the bank exercised the warrant through a cashless exercise by forfeiting warrants to purchase 989 shares of the 45,000 shares for a net exercise of 44,011 shares.

       In connection with a 1998 bridge financing, the Company issued warrants to purchase 444,444 shares of common stock at an exercise price of $0.30 per share. The Company ascribed a value of $52,844 to these warrants and recorded it as interest expense in 1998. In October 1999, warrants to purchase 133,333 shares of common stock were exercised through a cashless exercise by forfeiting warrants to purchase 6,667 of the 133,333 shares for a net exercise of 126,666 shares. In April 2000, warrants to purchase 266,666 shares of common stock were exercised through a cashless exercise by forfeiting warrants to purchase 1,860 of the 266,666 shares for a net exercise of 264,806 shares. In August 2000, warrants to purchase

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

       44,445 shares of common stock were exercised through a cashless exercise by forfeiting warrants to purchase 663 shares of common stock for a net exercise of 43,782 shares.

       In May 1998, the Company issued a warrant to a customer to purchase 110,000 shares of common stock at an exercise price of $1.00 based upon achievement of certain revenue milestones by May 2000; accordingly, the accounting measurement date was unknown. In September 1999, the Company amended the warrant agreement to fully vest the warrant. In conjunction with the amendment, the Company recorded the value of this warrant as a charge to operations of $660,000 in the year ended December 31, 1999. The warrant expired unexercised in May 2000.

       In June 1998, the Company issued a warrant to purchase 25,000 shares of common stock at an exercise price of $1.00 per share in connection with a line of credit entered into with a bank. The Company ascribed a value of $2,519 to the warrants and recorded it as a charge to interest expense in 1998. In December 1999, the bank exercised the warrant through a cashless exercise by forfeiting the option to purchase 551 shares of the 25,000 shares for a net exercise of 24,449 shares.

       In connection with a capital lease in July 1998, the Company issued a warrant to the lessor to purchase 93,333 shares of common stock at an exercise price of $0.30 per share. The Company ascribed a value of $15,850 to this warrant and recorded the value to interest expense over the life of the lease. In May 2000, the lessor exercised the warrant through a cashless exercise by forfeiting the option to purchase 996 shares of the 93,333 shares for a net exercise of 92,337 shares.


       In August 1998, in connection with the guarantee of a line of credit for the joint venture discussed in Note 9, a warrant was issued to the third-party partner in the joint venture to purchase 4,000,000 shares of common stock of the Company's wholly owned subsidiary, C-bridge Packaged Solutions, Inc. (CPS), at an exercise price of $0.01 per share. The Company recorded the issuance of this warrant at fair value, which totaled $22,703, as interest expense. As discussed in Note 9, the joint venture was terminated and the warrant was canceled.


       In September 1998, the Company issued a warrant to purchase 65,000 shares of common stock at an exercise price of $1.00 per share to a bank in connection with a line of credit. The Company ascribed a value of $5,159 to this warrant and recorded a charge to interest expense in 1998. In June 2000, the bank exercised the warrant through a cashless exercise by forfeiting 3,867 shares of the 65,000 shares for a net exercise of 61,133 shares.

    (G) TREASURY STOCK

       In April 1998, the Company reacquired 510,000 shares of its common stock in satisfaction of a loan previously made to a former officer in the amount of $153,000 in connection with his severance agreement. Severance in the amount of approximately $56,000 was also owed to the former officer, as per the severance agreement, and was paid in full during 1998.

       In January 2000, the Company received 2,708 shares of its common stock, acquired pursuant to option exercises by former employees, in conjunction with the settlement of a lawsuit by the Company against the former employees.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

(9) SUBSIDIARY AND JOINT VENTURE

    In connection with the formation of CPS, the Company and CPS entered into a joint venture with a third-party provider of packaged solution software. The joint venture engaged CPS as the vehicle to develop and implement Web-based solutions and services. Under the agreement of the joint venture, CPS issued a warrant (see Note 8(f)) to the third-party provider to purchase up to 40% of CPS on a fully diluted basis in exchange for a letter of credit guarantee on CPS' line of credit.


    In May 1999, the Company, CPS and the third party that formed the joint venture terminated the arrangement and dissolved the joint venture. In connection with the dissolution of the joint venture, the third party and the Company paid down approximately $239,000 and $310,000, respectively, of the outstanding line of credit and terminated the line-of-credit arrangement. The warrants issued to the third party were also canceled. Additionally, approximately $70,000 owed by CPS to the third party was forgiven. The Company has recorded the debt forgiveness by the third party as other income in the accompanying consolidated statement of operations during the year ended December 31, 1999.


(10) EMPLOYEE BENEFIT PLAN


    The Company has a 401(k) plan (the 401(k) Plan) covering substantially all employees of the Company who meet certain defined requirements. Under the terms of the 401(k) Plan, employees may elect to make tax-deferred contributions and the Company may match 25% of the first 6% of employee contributions as determined by the Board of Directors and may make other discretionary contributions to the 401(k) Plan. During the year ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2000 and 2001, the Company recorded and expense of approximately $46,400, $88,600, $479,500, $177,500 and $284,600 respectively, related to the 401(k) Plan.


(11) RELATED PARTY TRANSACTIONS

    On April 30, 1999, the Company entered into a five-year contract with a third party, CEE, Inc. (CEE), whereby CEE outsourced the management and performance of executive education seminars to the Company in exchange for a monthly fee of approximately $479,000 per month. In accordance with the outsourcing agreement, the Company agreed to issue options to purchase 190,000 shares of the Company's common stock to designees of CEE and is committed to issue options to purchase an additional 50,000 shares of the Company's common stock at fair value the date the options are issued to CEE's designees each year that the outsourcing agreement is in place. A sister company of CEE named Cambridge Executive Enterprises, Inc. (Enterprises) previously provided these services. Simultaneous with signing the outsourcing arrangement, the Company hired substantially all of Enterprises' employees, assumed Enterprises' real estate lease and acquired all of Enterprises' tangible assets (primarily furniture, computers and leasehold improvements) for $234,000.


    On May 1, 1999, the Company granted to designees of CEE options to purchase 189,500 shares of common stock at an exercise price of $1.00 per share, 71,500 of which were granted to employees of CEE that remained in the employment of CEE. In accordance with SFAS No. 123 and Emerging Issues Task Force Issue 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, the Company recorded a charge to operations of $199,000 related to this grant. As a result of the outsourcing

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)


    agreement, certain employees of CEE became employees of the Company on May 1, 1999. These employees represent the remaining CEE designees. The Company granted these employees options to purchase 118,000 shares of common stock at an exercise price of $1.00 per share, which was deemed to be less than fair market value on the date of grant. In accordance with APB Opinion No. 25, the Company recorded deferred compensation of $590,000, which is being amortized to operations over the vesting period of the employees' options.


    In November 2000, the Company granted options to purchase 28,000 shares of common stock of the 50,000 share annual commitment to CEE options and recorded $137,125 of deferred compensation related to the grant.

    Upon the issuance of options to purchase the additional 50,000 shares of the Company's common stock to CEE designees each year, the Company records a charge to operations in accordance with SFAS No. 123.

    The Company, CEE and Enterprises have a historical business relationship through Cambridge Technology Group (CTG). For more than 10 years prior to September 1998, CTG conducted an executive seminar business. In
    September 1998, CTG made an assignment for the benefit of creditors. The sole stockholder, director and officer of CTG is an employee of CEE, and members of his family are beneficiaries of a trust and a holding company that are significant stockholders of the Company.

    In connection with the restructuring discussed in Note 15, the Company and CEE terminated the outsourcing agreement effective April 13, 2001. Included in restructuring costs is $1,433,000 related to the termination of the CEE outsourcing agreement.

    Certain lease, debt and equity transactions involving related parties have been discussed in Note 6, Note 7 and Note 8.

    During 1999, the Company purchased approximately $982,000 of computer software and services from a company whose former President is on the Company's Board of Directors. This Director also purchased 333,333 shares of the Company's common stock in 1999 at $6.00 per share, the fair value of the Company's common stock on the date of purchase. The Company also provided approximately $217,000 of professional services to the same company during 1999. Transactions with this related company have been conducted at arm's length, as if with an unrelated party.


    On April 6, 2001, the Company loaned $1,000,000 to an officer of the Company in exchange for a secured promissory note. The note bears interest at a compounded semiannual rate of 5.11% and is secured by 156,600 shares of the Company's common stock owned by the officer. The term of the note is two years, with certain acceleration provisions in the event of termination of the officer's employment or a material breach by the officer of his obligations under the note.


(12) SEGMENT AND GEOGRAPHIC INFORMATION

    In accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF ANY ENTERPRISE AND RELATED INFORMATION, the Company has historically viewed its operations and managed its business as two segments, strategic and technology consulting services and educational services. The Company's reportable segments are strategic business units that provided distinct services to the end customer. They are managed separately because each business requires different marketing and management strategies. The Company's approach is based on the way that management organized the segments within the Company for making operating decisions and assessing performance.

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)

    The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The Company does not allocate operating expenses between its two reportable segments. Accordingly, the Company's measure of performance for each reportable segment is based on total net revenues and direct costs of services, which are reported separately in the accompanying consolidated statements of operations. Accordingly, no additional disclosure is required. The Company does not identify assets and liabilities by segment. Accordingly, identifiable assets, capital expenditures and depreciation and amortization are not reported by segment.

(13) QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                               YEAR ENDING DECEMBER 31, 1999
                                                    ----------------------------------------------------
                                                     FIRST      SECOND     THIRD      FOURTH     TOTAL
       (IN THOUSANDS)                               --------   --------   --------   --------   --------
       Net revenues...............................  $ 2,441    $ 4,793    $ 6,604    $ 8,835    $22,673
       Loss from operations.......................  $  (184)   $  (412)   $(2,522)   $(2,049)   $(5,167)
       Net loss...................................  $  (255)   $  (121)   $(2,555)   $(1,904)   $(4,835)
       Basic and diluted net loss per share.......  $ (0.03)   $ (0.01)   $ (0.22)   $ (0.15)   $ (0.43)



                                                               YEAR ENDING DECEMBER 31, 2000
                                                    ----------------------------------------------------
                                                     FIRST      SECOND     THIRD      FOURTH     TOTAL
       (IN THOUSANDS)                               --------   --------   --------   --------   --------
       Net revenues...............................  $12,173    $18,787    $25,846    $26,164    $82,970
       Loss from operations.......................  $(2,047)   $(1,495)   $(1,632)   $(2,496)   $(7,670)
       Net loss...................................  $  (990)   $  (380)   $  (764)   $(1,738)   $(3,872)
       Basic and diluted net loss per share.......  $ (0.05)   $ (0.02)   $ (0.04)   $ (0.08)   $ (0.19)


(14) VALUATION AND QUALIFYING ACCOUNTS

                                                              ADDITIONS
                                                       ------------------------
                                         BALANCE AT    CHARGED TO   CHARGED TO                 BALANCE AT
                                        BEGINNING OF   COSTS AND       OTHER                     END OF
                                            YEAR        EXPENSES     ACCOUNTS     DEDUCTIONS      YEAR
                                        ------------   ----------   -----------   ----------   ----------
       December 31, 1998..............    $ 16,726      $ 20,000       $ --         $6,224      $ 30,502
       December 31, 1999..............      30,502        69,525         --             --       100,027
       December 31, 2000..............     100,027       750,286         --          5,400       844,913

(15) RESTRUCTURING


    In fiscal 2001, the Company implemented a restructuring plan to realign its professional services operations in response to changing market conditions. The restructuring costs of $4.4 million related to the elimination of approximately 290 employees across the following functions: professional services (232), sales and marketing (17) and general and administrative
    (41). These costs also include the write-off of certain assets no longer required in operations and costs related to closing several offices. The total cash impact of the restructuring was approximately $2.7 million,

                       C-BRIDGE INTERNET SOLUTIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS) (CONTINUED)


    all but approximately $60,000 of which was paid during the six month period ended June 30, 2001. A summary of restructuring costs is as follows:



Severance-related costs.....................................  $1,555,880
Lease termination costs.....................................     289,369
Asset write-offs............................................   2,508,500
                                                              ----------
    Total restructuring costs...............................  $4,353,749
                                                              ==========

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of May 22, 2001 among eXcelon Corporation, a Delaware corporation ("Parent"), Comet Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and C-bridge Internet Solutions, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

    B. Pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company shall be converted into shares of Common Stock of Parent at the exchange rate determined herein.

    C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    D. For accounting purposes, it is intended that the Merger be accounted for as a purchase under generally accepted accounting principles.

    E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Foley, Hoag & Eliot LLP at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree (the "Closing Date").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BY-LAWS.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, in the form attached as EXHIBIT 1.4(A) hereto, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is C-bridge Internet Solutions, Inc."

        (b) The By-laws of Merger Sub, in the form attached as EXHIBIT 1.4(B) hereto, shall be the By-laws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. Robert N. Goldman and Joseph Bellini shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The following persons shall initially hold the following offices of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified:

Joseph Bellini:                President
Treasurer:                     Lacey Brandt
Secretary:                     Clifford B. Thompson

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

        (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a) and subject to Section 1.6(f) below) will be canceled and extinguished and be converted automatically into the right to receive 1.2517 (the "Exchange Ratio") shares of Common Stock, par value $.001 per share, of Parent (the "Parent Common Stock"), and the amount of cash, if any, in lieu of fractional shares specified in Section 1.6(f) below.

        (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Any shares of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

        (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 2000 Stock Incentive Plan, its 1999 Stock Incentive Plan, its 1999 Director Stock Option Plan and its 1997 Stock Incentive Plan (collectively, the "Company Stock Option Plans") shall be assumed by Parent in accordance with
Section 5.12 hereof. At the Effective Time, in accordance with the terms of the Company's 1999 Employee Stock Purchase Plan (the "Company ESPP"), all rights to purchase shares of Company Common Stock under the Company ESPP shall be converted into rights to purchase a number of shares of Parent Common Stock as provided in the Company ESPP.

        (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value

$.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

        (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

    1.7  DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

        (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, plus cash, if any, in lieu of fractional shares pursuant to Section 1.6(f), in each case without interest thereon.

        (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law.

    1.8  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Equiserve, L.P., or another similar institution selected by Parent, shall act as the exchange agent (the "Exchange Agent") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, and as the Exchange Agent may require, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) (such certificates for Parent Common Stock, together with any dividends or distributions with respect thereto, and such amounts of cash, being referred to as the "Exchange Fund.")

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        (c)  EXCHANGE PROCEDURES.  Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent as specified in such letter of transmittal or to such other agent or agents as may be appointed by Parent and are reasonably acceptable to the Company, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive promptly in exchange therefor a certificate representing the number of whole shares of Parent Common Stock together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(d) and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted, together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.8(d), and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g) DISTRIBUTION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand. Any holders of Company Common Stock who have not theretofore complied with this Section 1.8 shall thereafter look only to Parent for the shares of Parent Common Stock to which they are entitled pursuant to Section 1.6(a), any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.8(d) and any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.6(f).

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        (h)  PAYMENT OF EXCHANGE AGENT EXPENSES.  Parent shall pay all charges and expenses of the Exchange Agent in connection with the exchange of certificates for Parent Common Stock and cash in lieu of fractional shares.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6 or Section 1.8; provided, however, that Parent or Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) be accounted for as a purchase under generally accepted accounting principles.

    1.12 TAKING OF NECESSARY ACTIONS; FURTHER ACTION. If, at any time after the Effective Time, any other action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as set forth below.

    2.1 ORGANIZATION OF THE COMPANY. The Company and, except as set forth in the Company Schedules, each of its material subsidiaries (which material subsidiaries are set forth in the Company Schedules) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below) on the Company. The Company has delivered to Parent a true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary. The Company owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock or other equity interests of each of its subsidiaries. All such shares of capital stock or other equity interests directly or indirectly held by the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Company SEC Reports (as defined below in Section 2.5), the Company does not directly or indirectly

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own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. The Company has delivered or made available to Parent and its counsel a true and correct copy of the Certificate of Incorporation and By-laws of the Company and similar governing instruments of its material subsidiaries, each as amended to date. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (including intangible assets), liabilities, financial condition, or results of operations of a Person (as defined below) and its subsidiaries, taken as a whole. For purposes of this Agreement, "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship or other business organization.

    2.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value, of which 21,520,965 shares were issued and outstanding and 512,708 shares were held in the Company's treasury as of May 4, 2001, and 5,000,000 shares of Preferred Stock, $0.01 par value, all of which are undesignated and none of which is issued or outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are not subject to any preemptive rights (and were not issued in violation of any preemptive rights) and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Each of the outstanding shares of Company Common Stock and outstanding shares of capital stock or other equity interests of the Company's subsidiaries was issued in compliance with all applicable federal and state laws concerning the issuance of securities. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. As of May 21, 2001, the Company had reserved (i) 17,200,000 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Company Stock Option Plans, under which options were outstanding for 10,823,483 shares and 2,553,284 shares remained available for future option grants and (ii) 750,000 shares of Common Stock for issuance pursuant to the Company ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules include a list of all issuances of capital stock by the Company since January 1, 1998 (other than issuances pursuant to options under the Company Stock Option Plans and the Company ESPP) and also list for each outstanding option at May 4, 2001, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have been vested at May 4, 2001 and, if the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. Such list also describes any repricing of options which has taken place since January 1, 1998. The Company Schedules also include a list of all the participants in the Company ESPP and the number of shares of Company Common Stock which will be issuable to the participants therein for the offering period ending June 30, 2001 if all current participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of the Company Common Stock on the first day of the current offering period). Since May 4, 2001, there have been no changes in the capital structure of the Company other than issuances of Company Common Stock (i) upon the exercise of options granted under the Company Stock Option Plans and
(ii) pursuant to the Company ESPP.

    2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2 and except as permitted by Section 4.1(g), there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there

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are no equity securities of any class of any subsidiary of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 or the Company Schedules and except as permitted by Section 4.1(g), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of the Company, except for the Company Stockholder Agreements to be entered into by certain Company stockholders with Parent in connection with the Merger pursuant to Section 5.20, there are no agreements or understandings affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of the shares of capital stock of the Company.

    2.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby to be entered into by it (the "Company Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery on behalf of the Company of this Agreement and each of the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of a majority of the issued and outstanding Company Common Stock pursuant to Delaware Law and the Certificate of Incorporation and bylaws of the Company. (It is assumed, for purposes of the preceding sentence, that neither Parent nor Merger Sub is an "interested stockholder" of the Company, as defined in Section 203 of the Delaware law.). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws affecting creditors' rights generally, and by general principles of equity (whether considered in a proceeding in equity or at law). The execution and delivery of this Agreement and each of the other Company Transaction Documents by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or, in the case of clause (iii) below, result in or require the creation or imposition of, (i) any provision of the Certificate of Incorporation, as amended, or By-laws, as amended, of the Company or similar governing instruments of any of its subsidiaries or (ii) except as disclosed in the Company Schedules, any mortgage, indenture, lease, contract or other agreement or instrument disclosed in the Company Schedules pursuant to
Section 2.11 or of the type referred to in clause (i) or (ii) of Section 2.12, or, other than as provided in the next paragraph below, any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, or (iii) any indebtedness of the Company or any of its subsidiaries, except for any such conflict, violation, or default, in the case of clauses (ii) or (iii), that could not reasonably be expected to have a Material Adverse Effect on the Company or to adversely affect the ability of the parties to consummate the Merger.

    No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any of the other Company Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Form S-4 Registration Statement with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Certificate of

Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement (as defined in Section 2.21) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of a Form 8-K with the SEC, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company or adversely affect the ability of the parties to consummate the Merger. Except as disclosed in the Company Schedules, the execution, delivery and performance of this Agreement and all other documents contemplated hereby will not result in or give rise to any material penalty, forfeiture, right of termination, amendment or cancellation, or restriction on business operations of the Company or any of its subsidiaries. The Company Schedules list all agreements that could reasonably be interpreted to require the consent of any Person not a party to this Agreement with respect to the execution, delivery or performance of this Agreement by the Company and its subsidiaries, where (i) such agreements are material to the operation of the Company and its subsidiaries, taken as a whole or (ii) the failure to obtain such consent could reasonably be expected to have a Material Adverse Effect on the Company or to adversely affect the ability of the parties to consummate the Merger.

    2.5  SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

        (a) The Company has timely filed all forms, reports and documents required to be filed by it with the SEC since December 17, 1999 (the "Company Pre-Signing SEC Documents") and the Company will timely file with the SEC all forms, reports and documents required to be so filed after the date of this Agreement but before the Effective Time (the "Company Post-Signing SEC Documents" and collectively with the Company Pre-Signing SEC Documents, the "Company SEC Reports"). Except as set forth in the Company Schedules, as of their respective dates, the Company SEC Reports (i) were prepared, and in the case of Company Post-Signing SEC Documents, will be prepared, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing), and in the case of Company Post-Signing SEC Documents, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports (the "Company Financials") or that will be contained in the Company Post-Signing SEC Documents, (x) complies or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented or will fairly present, as the case may be, the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not, or will not be expected to be, material in amount. The audited balance sheet of the Company as of December 31, 2000 contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet."

        (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be

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filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, except with respect to the actions contemplated by this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change (as defined below) in the Company, or any development that reasonably would be expected to cause a Material Adverse Change in the Company; (ii) any damage, destruction or loss (whether or not covered by insurance) suffered by the Company or any of its properties having a Material Adverse Effect on the Company; (iii) any material change by the Company in its accounting methods, principles or practices;
(iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement. For purposes of this Agreement, a "Material Adverse Change" shall mean a material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of a Person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, none of the following shall, in and of itself, be deemed to constitute a "Material Adverse Change" for purposes of this Agreement: (a) any change attributable to or arising out of general economic conditions or the operation of the financial markets in general, (b) any change that generally affects the industries in which a Person operates and that is not specifically related to, and does not have a materially disproportionate effect (relative to other industry participants) on, such Person, (c) any change in the market price or trading volume of such Person's common stock, (d) failure of a Person to achieve any particular level of revenues or results of operations for any period commencing after March 31, 2001, or (e) the initiation or threat of initiation of litigation that seeks to enjoin or prevent, or that seeks damages in respect of, the consummation of the Merger.

    2.7  TAXES.

        (a) DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other government charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b)  TAX RETURNS AND AUDITS.

           (i) The Company and each of its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company, and has paid all Taxes shown to be due on such Returns or is contesting them in good faith.

           (ii) Except as is not material to the Company, the Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

           (iii) Except as is not material to the Company, neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the

       Company or any of its subsidiaries executed any waiver of any state of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) Except as is not material to the Company, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) Neither the Company nor any of its subsidiaries has any liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved on the Company Balance Sheet (in conformity with GAAP, consistently applied), whether asserted or unasserted, contingent or otherwise, which is material to the Company.

           (vi) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

           (viii)Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (ix) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of
       Section 897(c)(2) of the Code.

    2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

    2.9 ABSENCE OF LIENS AND ENCUMBRANCES. The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financial Statements or as permitted by Section 4.1(j) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.10  INTELLECTUAL PROPERTY.

        (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in Paragraph (g) below) that are used in or necessary to conduct the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Company Intellectual Property Rights").

        (b) The Company Schedules set forth a complete list of all (i) patents,
(ii) trademarks, (iii) registered copyrights, trademarks, trade names and service marks and (iv) any applications therefor, included in the Company Intellectual Property Rights, and specify, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers, the date of such registration or application, and the names of all registered owners. The Company Schedules also set forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding end-user, VAR and OEM licenses granted to customers in the ordinary course of business ("End-User Licenses") or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

        (c) The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. No claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by the Company infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or
(iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting.

        (d) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company.

        (e) No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements identified as such in the Company Schedules) under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        (f) The Company and its subsidiaries have a practice to secure, and have secured, from all consultants and contractors who contribute or have contributed to the creation or development of Company Intellectual Property Rights valid written assignments by such persons to the Company and its subsidiaries of the rights to such contributions. The Company and its subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of their trade secrets. The Company has required each employee to execute a proprietary information and confidentiality agreement substantially in the Company's standard form, a copy of which is set forth in the Company Schedules.

        (g) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company (or, in the case of Section 3.10, to Parent) pursuant to end-user licenses and which are used in the Company's business (or in Parent's business in the case of Section 3.10) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 3.10) products and related trademarks, technology and know-how.

    2.11 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Company Schedules, neither the Company nor any of its subsidiaries has, nor is it a party to nor is it bound by:

        (a) any collective bargaining agreements,

        (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

        (c) any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by the Company on thirty
(30) days notice without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will,

        (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

        (e) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than such agreements or guarantees between the Company and any of its subsidiaries, officers or directors,

        (f) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any person,

        (g) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $200,000,

        (h) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

        (i) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

        (j) any joint marketing or development agreement (excluding agreements with resellers, value added resellers or independent software vendors entered into in the ordinary course of business that do not permit such resellers or vendors to modify the Company's software products),

        (k) any distribution agreement (identifying any that contain exclusivity provisions),

        (l) any lease of real property involving the payment by the Company of $250,000 per year or more in any individual case,

        (m) any agreement or commitment with any affiliate of the Company, or

        (n) any other agreement, contract or commitment (including personal property leases) which involves payment by the Company of $250,000 or more and is not cancelable without penalty within thirty (30) days or (other than agreements for the provision by the Company of services entered into in the ordinary course of its business) that involves payment to the Company of $250,000 or more in any individual case.

    2.12 NO DEFAULT. Neither the Company nor any of its subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any (i) agreement, contract or commitment that was, is or will be required to be filed as an exhibit to the Company SEC Reports or (ii) any agreement under which the Company or any of its subsidiaries licenses from a third party any Company Intellectual Property Rights included in the Company's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

    Except as set forth in the Company Schedules, all contracts required by Item 601(b)(10) of Regulation S-K to be filed as exhibits to the Company's Pre-Signing SEC Reports have been so filed.

    2.13 GOVERNMENTAL AUTHORIZATION; COMPLIANCE. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the Company's business as currently conducted (the "Company Permits"). The Company is in material compliance with the terms of the Company Permits. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the business of the Company is not being, and has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate are not, and insofar as reasonably can be foreseen, in the future will not be, material to the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

    2.14 LITIGATION. There is no action, suit proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a reasonable basis to expect such notice of assertion against the Company or any of its subsidiaries which, (a) if determined adversely to the Company or any of its subsidiaries reasonably would be expected to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or (b) is or could reasonably be expected to become of a character required to be disclosed pursuant to Item 401(f) of Regulation S-K.

    2.15  ENVIRONMENTAL MATTERS.

        (a) DEFINITION OF HAZARDOUS MATERIAL. The term "Hazardous Material" as used in this Agreement shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. SectionSection 9601, ET SEQ., or deemed as a hazardous waste pursuant to the Solid Waste Disposal Act, as amended, 42 U.S.C. SectionSection 6901, ET SEQ., or deemed as a hazardous material pursuant to the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, G.L. c. 21E, SectionSection 1, ET SEQ. or similar laws of any other state, and the regulations promulgated pursuant to said laws.

        (b) DEFINITION OF HAZARDOUS MATERIALS ACTIVITIES. The term "Hazardous Materials Activities" as used in this Agreement shall mean the transportation, storage, use, sale, manufacture, disposal, release of any Hazardous Material or the exposure of any employee or other person to Hazardous Materials.

        (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, registrations, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

        (d) ENVIRONMENTAL LIABILITIES. Except for such matters as are not reasonably likely to have a Material Adverse Effect on the Company, or as would not otherwise require disclosure under the Securities Act, each of the Company and its subsidiaries has complied with all applicable Environmental Laws. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim, or notice of violation is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material, or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could (i) involve the Company or any of its subsidiaries in any material litigation or otherwise impose upon the Company any material liability relating to any Hazardous Materials Activities, or (ii) reasonably be expected to result in any claims, liability, investigations, costs or restrictions on ownership, use or transfer of any of its properties pursuant to any Environmental Law.

        (e) DEFINITION OF ENVIRONMENTAL LAWS. The term "Environmental Laws" shall mean any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement relating to (a) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, including petroleum and petroleum-based products, formaldehyde, PCBs and asbestos, (b) the handling, use, presence, disposal, release or threatened release of any chemical substance or wastewater or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

    2.16 BROKERS' AND FINDERS' FEES. Except for fees payable to Robertson Stephens, Inc. pursuant to the engagement letter dated April 26, 2001, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

    2.17 LABOR MATTERS. There are no pending material claims against the Company or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. The Company and each of its United States subsidiaries, has complied in all material respects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. Except as is not material to the Company's business and operations, neither the Company nor any of its subsidiaries has given to or received from any current employee of the Company or any of its subsidiaries notice of termination of employment.

    2.18  EMPLOYEE BENEFIT PLANS.

        (a) The Company Schedules contain a compete list of all Benefit Plans (as hereinafter defined) sponsored or maintained by the Company or under which the Company is obligated. The Company has made available to Parent (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. "Benefit Plans" means all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company (or, in the case of Section 3.18, Parent) or present or former beneficiary, dependent or assignee of any such employee or former employee.

        (b) All Benefit Plans of the Company conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or
Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

        (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

        (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 2.18, the term "the Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in
Section 414(m) of the Code) that includes the Company and any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

        (e) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

        (f) The Company has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

        (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") or a pension plan, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code,
(iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

    2.19 COMPLIANCE WITH LAWS. The Company and each of its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state, local or foreign statute, law, regulation, judgment, order or decree with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to be material to the Company.

    2.20 CHANGE OF CONTROL PAYMENTS. Except as set forth in the Company Schedules, the execution and delivery of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to current or former officers, directors or employees of the Company whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

    2.21 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.21) will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and the stockholders of Parent in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") and in connection with the meeting of Parent's stockholders to consider the Merger (the "Parent Stockholders' Meeting") (such joint proxy statement/ prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Parent's stockholders, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or Parent Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

    2.22 BOARD APPROVAL. The Board of Directors of the Company has, on or prior to the date hereof, unanimously approved this Agreement and the Merger, has recommended approval and adoption of this Agreement by the stockholders of the Company and has adopted (and not amended, revoked or rescinded) the resolutions to such effect contained in the Company Schedules.

    2.23 FAIRNESS OPINION. The Company has received a written opinion from Robertson Stephens, Inc. dated as of May 22, 2001, that, as of the date of such opinion, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

    2.24 NO EXISTING DISCUSSIONS. Except for discussions or negotiations relating to the transactions contemplated hereby, as of the date hereof the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Acquisition Proposal (as defined in Section 5.4 hereof).

    2.25 ANTI-TAKEOVER LAWS INAPPLICABLE. No "fair price," "business combination," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulations, including, without limitation,
Section 203 of the Delaware Law or Chapter 110C or 110E of the Massachusetts General Laws, is or will be applicable to the execution, delivery or performance by the Company of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

    2.26 REORGANIZATION. To the knowledge of the Company, neither it nor any of its affiliates has taken any action, failed to take any action or agreed to take any action or is aware of any circumstances that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    2.27 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities or obligations (whether absolute or contingent, matured or unmatured) of the Company or any of its subsidiaries, including but not limited to liabilities for Taxes, of a nature required by GAAP to be reflected, or reserved against, in the Company Balance Sheet and that are not so reflected, or reserved against. Except as described in the Company Schedules or reflected or reserved against in the Financial Statements, since December 31, 2000, neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations (whether absolute or contingent, matured or unmatured), other than liabilities or obligations incurred in the ordinary course of business consistent with past practice which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    2.28 DISSENTERS' RIGHTS. The shares of Company Common Stock are listed on the Nasdaq Stock Market and no stockholder of the Company has or will have any appraisal or dissenters' rights pursuant to the certificate of incorporation of the Company or any law arising from, or in connection with, the consummation of the Merger and the other transactions contemplated hereby.

    2.29 INSURANCE. Each of the Company and its subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting business as conducted by the Company and its subsidiaries. Since January 1, 2001, neither the Company nor any of its subsidiaries has received notice of cancellation or termination with respect to any material insurance policy of the Company or its subsidiaries which has not been cured.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "Parent Schedules") and dated as of the date hereof as follows:

    3.1 ORGANIZATION OF PARENT. Parent and, except as set forth in the Parent Schedules, each of its material subsidiaries (which material subsidiaries are set forth in the Parent Schedules) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has delivered to the Company a true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary. Parent owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock or other equity interests of each of its subsidiaries. All such shares of capital stock or other equity interests directly or indirectly held by Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Parent SEC Reports (as defined in Section 3.5), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Parent has delivered or made available to the Company and its counsel a true and correct copy of the Certificate of Incorporation and By-laws of Parent and similar governing instruments of its material subsidiaries, each as amended to date.

    3.2  PARENT CAPITAL STRUCTURE.

        (a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock of which 29,659,376 shares were issued and outstanding as of May 8, 2001, and 5,000,000 shares of Preferred Stock, $.01 par value, all of which are undesignated and none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value ("Merger Sub Common Stock"), 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are not subject to any preemptive rights (and were not issued in violation of any preemptive rights) and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Each of the outstanding shares of Parent Common Stock and outstanding shares of capital stock or other equity interests of Parent's subsidiaries was issued in compliance with all applicable federal and state laws concerning the issuance of securities. No bonds, debentures, notes or other indebtedness of the Parent having the right to vote on any matters on which stockholders of the Parent may vote are issued or outstanding. As of May 8, 2001, Parent had reserved (i) 4,582,000 shares of Common Stock for issuance to executives, key employees and consultants of Parent or its subsidiaries pursuant to its 1989 Incentive and Nonqualified Stock Option Plan, as amended, under which options were outstanding for 345,736 shares and no shares remained available for future option grants, (ii) 4,000,000 shares of Common Stock for issuance to executives, key employees and consultants of the Company or its subsidiaries pursuant to its 1995 Nonqualified Stock Option Plan, as amended, under which options were outstanding for 66,169 shares and no shares remained available for future option grants, (iii) 4,700,000 shares of Common Stock for issuance to employees, directors and consultants and other individuals providing services to Parent or its subsidiaries pursuant to its 1996 Incentive and Nonqualified Stock Option Plan, as amended, under which options were outstanding for 3,786,602 shares and 412,248 shares remained available for future option grants, (iv) 7,500,000 shares of Common Stock for issuance to employees pursuant to its 1997 Nonqualified Stock Option Plan, as amended, under which options were outstanding for 6,534,379 shares and 530,342 shares remained available for future option grants and (v) 700,000 shares of Common Stock for issuance under its 1996 Employee Stock Purchase Plan, as amended (the "Parent ESPP"). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The Parent Schedules include a list of all issuances of capital stock by Parent since January 1, 1998 (other than issuances pursuant to the option plans and options described in clauses (i) and (ii) above (the "Parent Stock Option Plans") and the Parent ESPP) and also list for each outstanding option at May 8, 2001, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have been vested at May 8, 2001 and, if the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. Such list also describes any repricing of options which has taken place since January 1, 1998. The Parent Schedules also include a list of all the participants in the Parent ESPP and the number of shares of Parent Common Stock which will be issuable to the participants therein for the offering period ending October 31, 2001 if all current participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of the Parent Common Stock on the first day of the current offering period). Since May 8, 2001, there have been no changes in the capital structure of Parent other than issuances of Parent Common Stock (i) upon the exercise of options granted under the Parent Stock Option Plans and (ii) pursuant to the Parent ESPP.

        (b) The shares of Parent Common Stock to be issued pursuant to the Merger, upon exercise of Company Stock Options to be assumed by Parent by reason of the Merger or under the Company ESPP following the Merger will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and will not have been issued in violation of any subscriptive or preemptive rights.

    3.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 3.2 and except as permitted by Section 4.2(g), there are no equity securities of any class of Parent, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Parent, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2 or the Parent Schedules and except as permitted by
Section 4.2(g), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Parent, except for the Parent Stockholder Agreements to be entered into by certain Parent stockholders with the Company in connection with the Merger pursuant to Section 5.20, there are no agreements or understandings affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of the shares of capital stock of the Parent.

    3.4 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby to be entered into by them (the "Parent Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery on behalf of the Parent and Merger Sub of this Agreement and each of the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the approval of the issuance of the shares of Parent Common Stock to be issued in the Merger by the vote of a majority of the issued and outstanding Parent Common Stock present or represented by proxy at the Parent Stockholders' Meeting. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws affecting creditors' rights generally, and by general principles of equity (whether considered in a proceeding of equity or at law). The execution and delivery of this Agreement and each of the other Parent Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or, in the case of clause (iii) below, result in or require the creation or imposition of, (i) any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub or (ii) except as disclosed in the Parent Schedules, any mortgage, indenture, lease, contract or other agreement or instrument disclosed in the Parent Schedules pursuant to Section 3.11 or of the type referred to in clause (i) or (ii) of Section 3.12, or, other than as provided in the next paragraph below, any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, or (iii) any indebtedness of the Parent or any of its subsidiaries; except for any such conflict, violation, or default in the case of clauses (ii) or (iii) that could not reasonably be expected to have a Material Adverse Effect on the Parent.

    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement or any of the other Parent Transaction Documents by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (i) the filing of the Form S-4 Registration Statement with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of a Form 8-K with the SEC, (v) the filing of the registration statement on Form S-8 with the SEC required to be filed pursuant to Section 5.13, (vi) the listing of Parent Common Stock issuable pursuant to the Merger on the Nasdaq Stock Market, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or adversely affect the ability of the parties to consummate the Merger. Except as disclosed in the Parent Schedules, the execution, delivery and performance of this Agreement and all other documents contemplated hereby will not result in or give rise to any material penalty, forfeiture, right of termination, amendment or cancellation, or restriction on business operations of the Parent or any of its subsidiaries (other than the Surviving Corporation). The Parent Schedules list all agreements that could reasonably be interpreted to require the consent of any Person not a party to this Agreement with respect to the execution, delivery or performance of this Agreement by the Parent and its subsidiaries, taken as a whole where (i) such agreements are material to the operation of the Parent and its subsidiaries or
(ii) the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect on the Parent or adversely affect the ability of the parties to consummate the Merger.

    3.5  SEC FILINGS, PARENT FINANCIAL STATEMENTS.

        (a) Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since July 23, 1996 (the "Parent Pre-Signing SEC Documents") and the Parent will timely file with the SEC all forms, reports and documents required to be so filed after the date of this Agreement but before the Effective Time (the "Parent Post-Signing SEC Documents" and, collectively with the

Parent Pre-Signing SEC Documents, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any form, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports (the "Parent Financials") or that will be contained in the Parent Post-Signing SEC Documents, (x) complies or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (z) fairly presented, or will fairly present, as the case may be, the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or will not be expected to be material in amount. The audited balance sheet of Parent as of December 31, 2000 contained in the Parent SEC Reports is hereinafter referred to as the "Parent Balance Sheet."

        (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Parent Balance Sheet, except with respect to the actions contemplated by this Agreement, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Parent, or any development that reasonably would be expected to cause a Material Adverse Change in Parent; (ii) any damage, destruction or loss (whether or not covered by insurance) suffered by Parent or any of its properties having a Material Adverse Effect on Parent; (iii) any material change by Parent in its accounting methods, principles or practices; (iv) any material revaluation by Parent of any of its assets including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) any other action or event that would have required the consent of the Company pursuant to Section 4.2 had such action or event occurred after the date of this Agreement.

    3.7  TAXES.

        (a) Parent and each of its subsidiaries has timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries, except such Returns which are not material to Parent, and has paid all Taxes shown to be due on such Returns, or is contesting them in good faith.

        (b) Except as is not material to Parent, Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (c) Except as is not material to Parent, neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries nor has Parent or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (d) Except as is not material to Parent, no audit or other examination of any Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

        (e) Neither Parent nor any of its subsidiaries has any liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved against on the Parent Balance Sheet (in conformity with GAAP, consistently applied), whether asserted or unasserted, contingent or otherwise, which is material to Parent.

        (f) None of Parent's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

        (g) Except as set forth in the Parent Schedules, there is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

        (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

        (i) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    3.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Parent which has or reasonably would be expected to have the effect of prohibiting or materially impairing any material current business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted or as proposed to be conducted by Parent.

    3.9 ABSENCE OF LIENS AND ENCUMBRANCES. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financial Statements or permitted by Section 4.2(j) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    3.10  INTELLECTUAL PROPERTY.

        (a) Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in or necessary to conduct the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights").

        (b) The Parent Schedules set forth a complete list of all (i) patents,
(ii) trademarks, (iii) registered copyrights, trademarks, trade names and service marks and (iv) any applications therefor, included in the Parent Intellectual Property Rights, and specify, where applicable, the jurisdictions in which each such Parent Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers, the date of such registration or application, and the names of all registered owners. The Parent Schedules also set forth a complete list of all material licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent or any other person is authorized to use any Parent Intellectual Property Right (excluding End-User Licenses) or other trade secret material to Parent, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Parent is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair Parent's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

        (c) Parent is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), Parent Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Parent Intellectual Property Rights are being used. No claims with respect to Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any person, nor are there any valid grounds, to the knowledge of Parent, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent or any of its subsidiaries as now manufactured, sold, licensed or used or proposed for manufacture, sale, licensing or use by Parent infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Parent's business as currently conducted or as proposed to be conducted by Parent, or (iii) challenging the ownership by Parent, validity or effectiveness of any of Parent Intellectual Property Rights. All registered trademarks, service marks and copyrights held by Parent are valid and subsisting.

        (d) To the knowledge of Parent, there is no material unauthorized use, infringement or misappropriation of any Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent.

        (e) No Parent Intellectual Property Right or product of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements identified as such in the Parent Schedules) under which Parent or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        (f) Parent and its subsidiaries have a practice to secure, and have secured, from all consultants and contractors who contribute or have contributed to the creation or development of Parent Intellectual Property Rights valid written assignments by such persons to the Parent and its subsidiaries of the rights to such contributions. The Parent and its subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of their trade secrets. The Parent has required each employee to execute a proprietary information and confidentiality agreement substantially in the Parent's standard form, a copy of which is set forth in the Parent Schedules.

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
    3.11 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Parent Schedules, neither Parent nor any of its subsidiaries has, nor is it a party to nor is it bound by:

        (a) any collective bargaining agreements,

        (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements,

        (c) any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by Parent on thirty
(30) days notice without liability, except to the extent general principles of wrongful termination law may limit Parent's ability to terminate employees at will,

        (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

        (e) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than such agreements or guarantees between Parent and any of its subsidiaries, officers or directors,

        (f) any agreement, contract or commitment containing any covenant limiting the freedom of Parent to engage in any line of business or compete with any person,

        (g) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $200,000,

        (h) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise,

        (i) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

        (j) any joint marketing or development agreement (excluding agreements with resellers, value added resellers or independent software vendors entered into in the ordinary course of business that do not permit such resellers or vendors to modify Parent's software products),

        (k) any distribution agreement (identifying any that contain exclusivity provisions),

        (l) any lease of real property involving the payment by the Parent of $250,000 per year or more in any individual case,

        (m) any agreement or commitment with any affiliate of Parent, or

        (n) any other agreement, contract or commitment (including personal property leases) which involves payment by Parent of $250,000 or more and is not cancelable without penalty within thirty (30) days or (other than agreements for the provision by the Parent of services entered into in the ordinary course of its business) that involves payment to the Parent of $250,000 or more in any individual case.

    3.12 NO DEFAULT. Neither Parent nor any of its subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any (i) agreement, contract or commitment that was, is or will be required to be filed as an exhibit to the Parent SEC Reports or
(ii) any agreement under which Parent or any of its subsidiaries licenses from a third party any Parent Intellectual Property Rights included in Parent's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent pursuant thereto.

    All contracts required by Item 601(b)(10) of Regulation S-K to be filed as exhibits to the Parent's Pre-Signing SEC Reports have been so filed.

    3.13 GOVERNMENTAL AUTHORIZATION; COMPLIANCE. Parent holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of Parent's business as currently conducted (the "Parent Permits"). Parent is in material compliance with the terms of the Parent Permits. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the business of Parent is not being, and has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate are not, and insofar as reasonably can be foreseen, in the future will not be, material to Parent. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

    3.14 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion against Parent or any of its subsidiaries which, (a) if determined adversely to Parent or any of its subsidiaries reasonably would be expected to be material to Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or (b) is or could reasonably be expected to become of a character required to be disclosed pursuant to Item 401(f) of Regulation S-K.

    3.15  ENVIRONMENTAL MATTERS.

        (a) PERMITS. Parent currently holds all Environmental Permits necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

        (b) ENVIRONMENTAL LIABILITIES. Except for such matters as are not reasonably likely to have a Material Adverse Effect on the Parent, or would not otherwise require disclosure under the Securities Act, each of the Parent and its subsidiaries has complied with all applicable Environmental Laws. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim, or notice of violation is pending, or to Parent's knowledge, threatened concerning any Environmental Permit, Hazardous Material, or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could (i) involve Parent or any of its subsidiaries in any material litigation or otherwise impose upon Parent any material liability relating to any Hazardous Materials Activities or
(ii) reasonably be expected to result in any claims, liability, investigations, costs or restrictions on ownership, use or transfer of any of its properties pursuant to any Environmental Law.

    3.16 BROKER'S AND FINDERS' FEES. Except for fees payable to SG Cowen Securities Corporation pursuant to the engagement letter dated July 11, 2000, as amended by a supplemental agreement dated May 7, 2001, copies of which have been provided to the Company, Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

    3.17 LABOR MATTERS. There are no pending material claims against Parent or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Parent and each of its United States subsidiaries, has complied in all material respects with all applicable provisions of COBRA and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder. Except as is not material to Parent's business and operations, neither Parent nor any of its subsidiaries has given to or received from any current employee of Parent or any of its subsidiaries notice of termination of employment.

    3.18  EMPLOYEE BENEFIT PLANS.

        (a) The Parent Schedules contain a compete list of all Benefit Plans sponsored or maintained by Parent or under which Parent is obligated. Parent has made available to the Company (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and
(iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years.

        (b) All Benefit Plans of Parent conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or
Section 406 of ERISA involving any of the Benefit Plans, that could subject Parent to any material penalty or tax imposed under the Code or ERISA.

        (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, Parent has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

        (d) Parent does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Parent does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 3.18, the term "Parent" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes Parent, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with Parent, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes Parent and any other entity required to be aggregated with Parent pursuant to the regulations issued under Section 414(o) of the Code.

        (e) There are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of Parent or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than

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those made in the ordinary operation of such plans), nor is there, to the knowledge of Parent, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of Parent, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the PBGC.

        (f) Parent has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

        (g) With respect to any Benefit Plan that is a Welfare Plan or a pension plan, (i) each Welfare Plan for which contributions are claimed by Parent as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of
Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

    3.19 COMPLIANCE WITH LAWS. Parent and each of its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state, local or foreign statute, law, regulation, judgment, order or decree with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to be material to Parent.

    3.20 CHANGE OF CONTROL PAYMENTS. Except as set forth in the Parent Schedules, the execution and delivery of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to current or former officers, directors or employees of the Parent whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

    3.21 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the information regarding the Company provided by the Company specifically for inclusion in the joint proxy statement and registration statement on Form S-4 (or such other or successor form as shall be appropriate) (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC, such Registration Statement will not, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement included in the Registration Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or Parent Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or Parent Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and

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regulations thereunder. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

    3.22 BOARD APPROVAL. The Boards of Directors of Parent and Merger Sub have, on or prior to the date hereof, unanimously approved this Agreement and the Merger, and the Board of Directors of Parent has recommended approval the stockholders of Parent of the issuance of the shares of Parent Common Stock issuable in connection with the Merger and have adopted (and not amended, revoked or rescinded) resolutions to such effect contained in the Parent Schedules.

    3.23 FAIRNESS OPINION. Parent has received a written opinion from SG Cowen Securities Corporation, dated as of May 22, 2001, that, as of the date of such opinion, the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to the Company a copy of such opinion.

    3.24 NO EXISTING DISCUSSIONS. Except for discussions or negotiations relating to the transactions contemplated hereby, as of the date hereof Parent is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Acquisition Proposal.

    3.25 ANTI-TAKEOVER LAWS INAPPLICABLE. No "fair price," "business combination," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulations, including, without limitation,
Section 203 of the Delaware Law or Chapter 110C or 110E of the Massachusetts General Laws, is or will be applicable to the execution, delivery or performance of this Agreement by the Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby.

    3.26 REORGANIZATION. To the knowledge of the Parent, neither it nor any of its affiliates has taken any action, failed to take any action or agreed to take any action or is aware of any circumstances that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    3.27 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities or obligations (whether absolute or contingent, matured or unmatured) of the Parent or any of its subsidiaries, including but not limited to liabilities for Taxes, of a nature required by GAAP to be reflected, or reserved against, in the Parent Balance Sheet and that are not so reflected, or reserved against. Except as described in the Parent Schedules or reflected or reserved against in the Financial Statements, since December 31, 2000, neither the Parent nor any of its subsidiaries has incurred any material liabilities or obligations (whether absolute or contingent, matured or unmatured), other than liabilities or obligations incurred in the ordinary course of business consistent with past practice which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

    3.28 INSURANCE. Each of the Parent and its subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting business as conducted by the Parent and its subsidiaries. Since January 1, 2001, neither the Parent nor any of its subsidiaries has received notice of cancellation or termination with respect to any material insurance policy of the Parent or its subsidiaries which has not been cured.

    3.29 MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby. Merger Sub has no subsidiaries or assets, liabilities or obligations of any nature other than incident to its formation and incident to this Agreement. There are no shares of capital stock of Merger Sub reserved for issuance and Merger Sub does not have any commitment to authorize, issue or sell any such shares, except pursuant to this Agreement.

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                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 4.1 shall include the Company and each of its subsidiaries) agrees, except as otherwise expressly contemplated by this Agreement, or as described in Section 4.1 of the Company Schedules, and, except to the extent that Parent shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement or disclosed in the Company Schedules, the Company shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent:

        (a) Accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the employee stock plans of the Company or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the Company's prior agreements under similar circumstances;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company's Intellectual Property Rights or enter into grants to future patent rights, other than licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

        (d) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

        (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

        (f) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company;

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
        (g) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement,
(ii) options to purchase shares of Company Common Stock granted to new employees in the ordinary course of business, consistent with past practice or granted to the Company's non-employee directors pursuant to automatic grants under the Company's 1999 Director Stock Option Plan, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii), and
(iv) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms of that plan;

        (h) Cause, permit or propose any amendments to the Company's Certificate of Incorporation or By-laws;

        (i) Except as set forth on the Company Schedules, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances or purchase any distributors;

        (j) Sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

        (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

        (l) Adopt or amend (except to the extent required to conform to applicable law) any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than in the ordinary course of business, consistent with past practice;

        (m) Revalue any of the Company's assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

        (n) Pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financials (or the notes thereto);

        (o) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (p) Take any action with the knowledge that such action would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

        (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.l(a) through (p) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3 not to be satisfied.

    4.2 CONDUCT OF BUSINESS OF PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent (which for the purposes of this Section 4.2 shall include Parent and each of its subsidiaries) agrees, except as otherwise expressly contemplated by this Agreement, or as described in
Section 4.2 of the Parent Schedules, and except to the extent that the Company shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Parent's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Parent, to the end that Parent's goodwill and ongoing businesses be unimpaired at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on Parent. Except as expressly contemplated by this Agreement or disclosed in the Parent Schedules, Parent shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company:

        (a) Accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under the employee stock plans of Parent or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the Company or pursuant to written agreements consistent with Parent's prior agreements under similar circumstances;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Parent's Intellectual Property Rights or enter into grants to future patent rights, other than licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

        (d) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where Parent in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Parent's business, provided that Parent consults with the Company prior to the filing of such a suit;

        (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent;

        (f) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to Parent;

        (g) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Parent Common Stock pursuant to the exercise of Parent stock options or warrants therefor outstanding as of the date of this Agreement,
(ii) options to purchase shares of Parent Common Stock granted to new employees in the ordinary course of business, consistent with past practice or granted to non-employee directors of Parent pursuant to automatic grants pursuant to Parent's stock option plans, (iii) shares of Parent Common Stock issuable upon the exercise of the options referred to in clause (ii), and (iv) shares of Parent Common Stock issuable to participants in the Parent ESPP consistent with the terms of that plan;

        (h) Cause, permit or propose any amendments to Parent's Certificate of Incorporation or By-laws;

        (i) Except as set forth on the Parent Schedules, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, or enter into any joint ventures, strategic partnerships or alliances or purchase any distributors;

        (j) Sell, lease, license, encumber or otherwise dispose of any of Parent's properties or assets which are material, individually or in the aggregate, to the business of Parent, except in the ordinary course of business and except for security interests granted pursuant to the SVB Facility (as defined below);

        (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables, indebtedness pursuant to existing credit facilities in the ordinary course of business, or indebtedness incurred pursuant to additional credit facilities with Silicon Valley Bank or another similar commercial lender in an aggregate principal amount not exceeding $5,000,000 (the "SVB Facility") (and Parent agrees that it will provide the Company with reasonable prior notice of its intention of enter into the SVB Facility and will consult with the Company regarding the terms and conditions of the SVB Facility)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Parent or guarantee any debt securities of others;

        (l) Adopt or (except to the extent necessary to comply with applicable law) amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than in the ordinary course of business, consistent with past practice;

        (m) Revalue any of Parent's assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (n) Pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Parent Financials (or the notes thereto);

        (o) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

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        (p) Take any action with the knowledge that such action would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

        (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (p) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.2 not to be satisfied.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    5.1  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Parent agrees to provide the Company with an opportunity to review and comment on the Registration Statement before filing. Each of Parent and Company shall use its reasonable efforts to have the Registration Statement declared effective as soon thereafter as practicable and to take any action required to be taken under any applicable federal or state securities law in connection with the issuance of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. Each party agrees to provide the other parties promptly with copies of all correspondence from and all responsive correspondence to the SEC regarding the Proxy Statement and the Registration Statement. Each party agrees to notify the other parties promptly of all stop orders or threatened stop orders of which it becomes aware with respect to the Registration Statement. The Proxy Statement shall include the fairness opinions of Robertson Stephens, Inc. and SG Cowen Securities Corporation referred to in Sections 2.23 and 3.23, respectively. The Proxy Statement shall also include the recommendations of (i) the Board of Directors of the Company in favor of the Merger, which shall not be withdrawn, modified or withheld, except as permitted by Section 5.4(d) below and (ii) the Board of Directors of Parent in favor of the Merger, which shall not be withdrawn, modified or withheld except as permitted by Section 5.4(d) below.

        (b) The Company and Parent each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in the Registration Statement; (ii) agrees to use its reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in such Registration Statement; and (iii) agrees to cooperate, and to use its reasonable efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in such Registration Statement.

    5.2 MEETINGS OF STOCKHOLDERS. Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The Company shall consult with Parent and use all reasonable efforts to hold the Company Stockholders' Meeting on the same day as the Parent Stockholders' Meeting. Promptly after the date hereof, Parent shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to convene the Parent Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon the issuance of Parent

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Common Stock pursuant to the Merger. Parent shall consult with the Company and shall use all reasonable efforts to hold the Parent Stockholders' Meeting on the same day as the Company Stockholders' Meeting.

    5.3  ACCESS TO INFORMATION, CONFIDENTIALITY.

        (a) During the period prior to the Effective Time, each party shall afford the other party and its accountants, counsel and other representatives reasonable access, upon reasonable prior notice and during normal business hours, to all information concerning the business, including the status of product development efforts, properties, assets and liabilities and personnel of such party as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        (b) The parties acknowledge that Parent and the Company have previously executed a Mutual Agreement of Confidentiality dated as of April 5, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms notwithstanding any termination or abandonment of this Agreement or the Merger.

    5.4  NO SOLICITATION.

        (a) From and after the date of this Agreement until the Effective Time, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. From and after the date of this Agreement until the Effective Time, Parent and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals or offers by any person, entity or group (other than the Company and its affiliates, agents and representatives), or
(ii) participate in any discussions or negotiations with, or disclose any information concerning Parent or any of its subsidiaries to, or afford any access to the properties, books or records of Parent or any of its subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than the Company and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Parent. For the purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Company or Parent, as the case may be, whether by way of merger, consolidation, business combination, purchase of or tender offer for at least 50% of the capital stock of the Company or Parent, as the case may be, purchase, sale, exchange, transfer or other disposition of at least 50% of the assets of the Company or Parent, as the case may be, or otherwise. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the Effective Time, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to the Company made by any person, entity or group (other than Parent and/or Merger Sub). The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the Effective Time, Parent and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal with respect to Parent made by any person, entity or group (other than the Company). Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (b) Notwithstanding the provisions of paragraph (a) above, if, prior to the approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting, the Board of Directors of the Company (individually or collectively) shall receive in writing a bona fide Acquisition Proposal or indication of interest in making an Acquisition Proposal, and provided that the Company shall not directly or indirectly have solicited or encouraged the submission of such Acquisition Proposal or indication of interest in violation of paragraph (a) above, then in such event the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that to do so would be consistent with the Board's fiduciary duties under applicable law and would be reasonably likely to lead to a Superior Proposal, and subject to the requirements of paragraph (c) below, participate in discussions or negotiations with or, furnish information to, the person, entity or group from which it received such Acquisition Proposal or indication of interest. Notwithstanding the provisions of paragraph (a) above, if, prior to the approval of this Agreement and the Merger by the stockholders of Parent at the Parent Stockholders' Meeting, the Board of Directors of Parent (individually or collectively) shall receive in writing a bona fide Acquisition Proposal or indication of interest in making an Acquisition Proposal, and provided that Parent shall not directly or indirectly have solicited or encouraged the submission of such Acquisition Proposal or indication of interest in violation of paragraph (a) above, then in such event Parent may, to the extent the Board of Directors of Parent determines, in good faith, after consultation with outside legal counsel, that to do so would be consistent with the Board's fiduciary duties under applicable law and would be reasonably likely to lead to a Superior Proposal, and subject to the requirements of paragraph (c) below, participate in discussions or negotiations with, or furnish information to the person, entity or group from which it received such Acquisition Proposal or indication of interest. For purposes of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company or Parent, as the case may be, determines in good faith, after consultation with its independent financial advisors, would result, if consummated, in a transaction more favorable to the stockholders of the Company or Parent, as the case may be, from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated. Notwithstanding the foregoing, if the Board of Directors of the Parent or the Company, as the case may be, shall receive a bona fide, unsolicited Acquisition Proposal as to which financing is not committed and if the Board of Directors shall determine in good faith that such Acquisition Proposal would, but for the question of the financial capability of the proposed acquiror, constitute a Superior Proposal, then in such event the Board of Directors of the Parent or the Company, as the case may be, and its financial advisor may, for the purpose of determining whether such proposal constitutes a Superior Proposal, conduct such limited inquiries of the proponent of such Acquisition Proposal as are necessary for the sole purpose of ascertaining whether the proposed transaction is reasonably capable of being consummated by such proponent so as to constitute a Superior Proposal.

        (c) The Company may furnish information with respect to a Superior Proposal or conduct the limited inquiries contemplated by the last sentence of paragraph (b) above only if the Company (i) first notifies Parent of the information proposed to be disclosed, (ii) first complies with the provisions of paragraph (e) below and (iii) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement. Parent may furnish information with respect to a Superior Proposal or conduct the limited inquiries contemplated by the last sentence of paragraph (b) above only if Parent (i) first notifies the Company of the information proposed to be disclosed, (ii) first complies with the provisions of paragraph (e) below and (iii) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement.

        (d) In the event the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from approving such Superior Proposal or recommending such Superior Proposal to the Company's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is consistent with by its fiduciary duties under applicable law, and in such case, the Board may amend or withdraw its recommendation of the Merger; provided, however, that the Company's Board of Directors may not take any of the foregoing actions until after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company is prepared to recommend a Superior Proposal to the Company's stockholders, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. During this five business day period, Parent may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and, subject to the fiduciary duties of the Company's Board of Directors, the Company shall itself negotiate, and shall cause its financial and legal advisors to negotiate on its behalf, with Parent with respect to the terms and conditions of such counterproposal for a reasonable period of time given the terms and conditions of such counterproposal and such Superior Proposal. Subject to the right of termination set forth in
Section 7.1(f), except to the extent expressly set forth in this Section 5.4, nothing shall relieve the Company from complying with all other terms of this Agreement. In the event Parent receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of Parent from approving such Superior Proposal or recommending such Superior Proposal to Parent's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law, and in such case, the Board may amend or withdraw its recommendation of the Merger; PROVIDED, however, that Parent's Board of Directors may not take any of the foregoing actions until after the fifth business day following the Company's receipt of written notice from Parent advising the Company that the Board of Directors of Parent is prepared to recommend a Superior Proposal to Parent's stockholders, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. During this five business day period, the Company may make, and in such event Parent shall consider, a counterproposal to such Superior Proposal, and, subject to the fiduciary duties of Parent's Board of Directors, Parent shall itself negotiate, and shall cause its financial and legal advisors to negotiate on its behalf, with the Company with respect to the terms and conditions of such counterproposal for a reasonable period of time given the terms and conditions of such counterproposal and such Superior Proposal. Subject to the right of termination set forth in Section 7.1(g), except to the extent expressly set forth in this Section 5.4, nothing shall relieve Parent from complying with all other terms of this Agreement.

        (e) The Company will (i) notify Parent immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to Parent the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror. Parent will (i) notify the Company immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to the Company the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror.

        (f) Nothing contained in this Section 5.4 shall prevent the Company, Parent or their respective Boards of Directors from complying with the provisions of Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act.

        (g) Nothing contained in this Section 5.4 shall prohibit the Company or Parent, as the case may be, from advising any Person making an Acquisition Proposal that it is bound by the terms of this Agreement or from negotiating the confidentiality agreement described in Section 5.4(c) above.

    5.5  EXPENSES.

        (a) Except as set forth in this Section 5.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys', accountants' and financial advisors' fees, incurred in connection with the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) If this Agreement is terminated by Parent pursuant to
Section 7.1(b)(ii) or by any party pursuant to Section 7.1(f), then the Company shall pay Parent for all of its reasonable out-of-pocket expenses, including but not limited to attorney's fees, accounting fees, financial printer expenses, filing fees and fees and expenses of financial advisors incurred since March 1, 2001 in connection with this Agreement and the Merger ("Out of Pocket Expenses"), not to exceed $1,750,000, upon written request therefor. If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or pursuant to Section 7.1(g), then Parent shall pay the Company's Out-of-Pocket Expenses incurred since March 1, 2001, not to exceed $1,750,000, upon written request therefor.

        (c) If this Agreement is terminated by Parent pursuant to
Section 7.1(b)(ii) or by any party pursuant to Section 7.1(f), then the Company shall immediately upon such termination pay to Parent a termination fee of $3,000,000 by wire transfer of immediately available funds to an account designated by Parent. If this Agreement is terminated by the Company pursuant to
Section 7.1(c)(ii) or by any party pursuant to Section 7.1(g), then Parent shall immediately upon such termination pay to the Company a termination fee of $3,000,000 by wire transfer of immediately available funds to an account designated by the Company.

    5.6 PUBLIC DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or regulation or any listing agreement with a national securities exchange or the Nasdaq National Market, and in any event in accordance with the terms of the Confidentiality Agreement.

    5.7 AUDITORS' LETTERS. The Company shall use its reasonable efforts to cause to be delivered to Parent letters of Arthur Andersen LLP, independent auditors to the Company, dated (a) a date within two business days before the date on which the Registration Statement becomes effective, and (b) two business days before the Closing, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Parent shall use its reasonable efforts to be delivered to the Company a letter of PricewaterhouseCoopers LLP, independent auditors to the Parent, dated (a) a date within two business days before the date on which the Registration Statement becomes effective, and (b) two business days before the Closing, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    5.8 FIRPTA. The Company shall deliver to the Internal Revenue Service a notice that the Company Common Stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2).

    5.9 LEGAL REQUIREMENTS. Each of Parent and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

    5.10 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

    5.11 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.12  STOCK OPTIONS.

        (a) Each outstanding option to purchase shares of Company Common Stock (each a "Company Stock Option") under the Company Stock Option Plans, whether vested or unvested, and each Company Stock Option Plan under which any such Company Stock Option was granted, will be assumed by Parent at the Effective Time, and the Company and the Parent shall each take such actions as are necessary or appropriate to effect such assumption. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time, except that (i) such Company Stock Option shall be exercisable (when vested) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Subject to the provisions of the Employment Contracts (as defined below), nothing in this Section 5.12 shall affect the complete acceleration of vesting, in accordance with the terms thereof as in effect on the date hereof, of those Company Stock Options identified in the Company Schedules as subject to such complete acceleration as a result of the transactions contemplated by this Agreement.

        (b) After the Effective Time, Parent or the Surviving Corporation shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

        (c) It is the intention of the parties that the Company Stock Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time.

        (d) The Board of Directors or Compensation Committee of the Company and Parent shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of the Company Common Stock and Company Stock Options, the acquisition in the Merger of Parent Common Stock and the assumption in the Merger of options to purchase Company Common Stock to be exempt from the provisions of Section 16(b) of the Exchange Act.

    5.13 FORM S-8. Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Stock Options and with respect to the Company ESPP. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options and with respect to the Company ESPP no later than ten business days after the Closing Date and to use its reasonable efforts to cause such registration statement to become effective and to remain effective so long as any Company Stock Options remain outstanding.

    5.14 CERTAIN BENEFIT PLANS. Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit program of Parent, or alternative benefit programs substantially comparable to those applicable to employees of Parent on similar terms, as soon as practicable after the Effective Time in accordance with the terms of such programs. To the extent that any benefit plan of Parent (a "Parent Plan") becomes applicable to any employee or former employee of the Company or its subsidiaries, Parent shall grant, or cause to be granted, to such employees or former employees for their service with the Company and its subsidiaries (and any of their predecessors) for the purpose of determining eligibility to participate and nonforfeitability of benefits under such Parent Plan and for purposes of benefit accrual under vacation and severance pay plans (but only to the extent such service was credited under similar plans of the Company and its subsidiaries).

    5.15  INDEMNIFICATION.

        (a) After the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each person who has at any time prior to the Effective Time been an officer, director or employee of the Company or other person entitled to be indemnified by the Company pursuant to its Certificate of Incorporation and By-laws as they are currently in effect on the date hereof to the same extent as provided in such Certificate of Incorporation and By-laws; provided that it is understood that the foregoing undertaking shall not grant to any such officers, directors or employees or other person rights of indemnity against either Parent or Surviving Corporation more extensive than those such persons may currently have against the Company.

        (b) After the Effective Time, Parent and the Surviving Corporation shall indemnify the persons who immediately prior to the Effective Time were directors or officers of the Company against (i) all actions, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company, in each case to the full extent a corporation is permitted under Delaware Law to indemnify its own directors and officers (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such actual proceeding to each indemnified party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145 of the Delaware General Corporation Law). In connection with such indemnification, (x) any counsel retained by the indemnified parties for any period after the Effective Time shall be reasonably satisfactory to the Parent and Surviving Corporation, (y) after the Effective Time, the Surviving Corporation and Parent shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (z) the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent, which consent will not unreasonably be withheld. Neither the Surviving Corporation nor the Parent shall be liable for the fees and expenses of more than one law firm for all the indemnified parties, with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

        (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to use reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) on terms comparable to those applicable to the then current directors and officers of Parent; provided, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage or such coverage as is available for such 200% of the annual premium.

        (d) This Section shall survive the consummation of the Merger, is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of the Parent and Surviving Corporation.

    5.16 TAX-FREE REORGANIZATION. Parent and the Company shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

    5.17 NASDAQ LISTING. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.18 EXECUTIVE OFFICERS OF THE PARENT; BOARD REPRESENTATION. Promptly following the Effective Time of the Merger, the Board of Directors of Parent shall take all necessary and appropriate action to:

        (a) elect the following persons (each of whom will report to the Chief Executive Officer) to the offices of Parent set forth below:

Chief Executive Officer        Joseph Bellini
President                      Mark Cosway
Chief Operating Officer        Satish Maripuri
Chief Financial Officer        Lacey Brandt
Chief Marketing Officer        Richard Putz
Secretary and General Counsel  Clifford B. Thompson; and

        (b) cause the number of directors comprising the full Board of Directors of Parent to be eight (8) persons, and to cause the Board of Directors of Parent to consist of (i) Robert N. Goldman, who shall be a Class II Director and Chairman of the Board, (ii) Gerald B. Bay, who shall be a Class I Director,
(iii) Kevin J. Burns, who shall be a Class III Director, (iv) Robert M. Agate, who shall be a Class I Director, (v) Joseph Bellini, who shall be a Class II Director, (vi) Raymond Lane, who shall be a Class III Director, (vii) Jeffrey Horing, who shall be a Class II Director and
(viii) Joseph Badaracco, who shall be a Class I Director.

    5.19 EMPLOYMENT CONTRACTS. Concurrently with the execution and delivery of this Agreement, Parent shall execute and deliver, in the forms contained in the Parent Schedules, employment contracts for each of Robert N. Goldman, Joseph Bellini, Satish Maripuri and Lacey Brandt (collectively, the "Employment Contracts"). The Employment Contract between Parent and Mr. Bellini will, among other things, provide for the grant by Parent as of the Effective Time of an option or options to purchase a total of 1,000,000 shares of Parent Common Stock.

    5.20 VOTING AGREEMENTS. No later than May 29, 2001, the Company shall cause each of its directors and executive officers, each of Sundar Subramaniam, John Donovan, Raymond Lane and Insight Capital Partners and each affiliate of any of them who holds Company Common Stock to execute and deliver to Parent an Irrevocable Proxy and Voting Agreement in the form applicable to such Person and attached hereto as EXHIBIT 5.20A, pursuant to which such Person agrees to vote all of such Person's shares of Company Common Stock to approve this Agreement and the Merger and against any other Acquisition Proposal, and grants Parent an irrevocable proxy to so vote such Person's shares of Company Common Stock (each a "Company Stockholder Agreement"). Concurrently with the execution and delivery of this Agreement, Parent shall cause each director and executive officer of the Parent, including Robert N. Goldman, to execute and deliver to the Company an Irrevocable Proxy and Voting Agreement in the form attached hereto as
EXHIBIT 5.20B, pursuant to which each such Person agrees to vote all of his or her shares of Parent Common Stock to approve this Agreement and the Merger and against any other Acquisition Proposal, and grants the Company an irrevocable proxy to so vote his or her shares of Parent Common Stock for such purpose (each a "Parent Stockholder Agreement").

    5.21 UPDATE DISCLOSURE. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto in writing, of (a) any representation or warranty made by it in connection with this Agreement becoming untrue or inaccurate in any material respect, (b) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied, or (c) the failure of the Company or Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.22 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice. The Company shall attach to the closing certificate contemplated by Section 6.3(a) below an updated version of the Company Schedules as of the Closing Date solely to reflect events occurring between the date of this Agreement and the Closing Date, or shall notify Parent that no changes to the Company Schedules are required. Parent shall attach to the closing certificate contemplated by Section 6.2(a) below an updated version of the Parent Schedules as of the Closing Date solely to reflect events occurring between the date of this Agreement and the Closing Date, or shall notify the Company that no changes to the Parent Schedules are required.

    5.22 UNAUDITED FINANCIAL INFORMATION. The Company and Parent will each cause to be prepared and will furnish to the other as promptly as practicable an unaudited consolidated balance sheet of the Company and the Parent, as the case may be, as of the last day of each month ending after May 30, 2001 (the "Unaudited Balance Sheets") and the related unaudited consolidated statements of income and cash flows of the Company and the Parent, as the case may be, for the one-month periods then ended (together with the Unaudited Balance Sheets, the "Unaudited Financial Statements"). The

Company and the Parent will ensure that their respective Unaudited Financial Statements are complete and correct in all material respects, have been prepared in accordance with the books and records of the Company and the Parent, as the case may be, and present fairly the respective consolidated financial positions of the Company and the Parent and their respective consolidated results of operations and cash flows as of and for the respective dates and time periods in accordance with GAAP applied on a basis consistent with prior accounting periods, except as noted thereon and subject to normal and recurring year-end adjustments which are not expected to be material in amount.

    5.23 TRANSITIONS PERIOD BENEFITS. For the period ending no sooner than June 30, 2002 (the "Transition Period"), Parent shall, or shall cause the Surviving Corporation to, either maintain the total package of employee benefits received by employees of the Company and its subsidiaries immediately before the Effective Time or replace all or any such programs with a similar aggregate package of employee benefits maintained for similarly situated employees of Parent; provided, that the aggregate level of such similar aggregate package provided during the Transition Period shall be substantially similar to the aggregate level of the total package provided by the Company and its subsidiaries immediately before the Effective Time.

    5.24 AMENDMENT OF COMPANY ESPP. Prior to the Effective Time, the Company shall amend the Company ESPP to provide that all rights to purchase shares of Company Common Stock under the Company ESPP shall be converted at the Effective Time into rights to purchase shares of Parent Common Stock, and to provide further that any offering period under the Company ESPP that is in effect as of the Effective Time shall terminate on the earlier to occur of the usual termination date thereof or the termination date of the Parent ESPP Offering Period then in effect.

    5.25 INCREASE OF PARENT STOCK OPTION POOL. Parent shall take all necessary action to increase by 3,000,000 shares (as adjusted for stock splits, stock dividends, combinations of shares and similar events) the total number of shares of Parent Common Stock available at the Effective Time for issuance pursuant to stock options granted or to be granted under Parent's stock option plans (including, but not limited to, the stock option contemplated by the Employment Contract for Joseph Bellini provided for by Section 5.19).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of each of the Company, Merger Sub and Parent.

        (b) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto. Parent shall have received all other federal or state securities permits and other authorizations necessary to issue the shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and upon exercise of assumed Company Stock Options and with respect to the Company ESPP.

        (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

        (d) TAX OPINIONS. Parent and the Company shall each have received substantially identical written opinions from their counsel, Foley, Hoag & Eliot LLP and Gibson, Dunn & Crutcher LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NASDAQ LISTING. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct when made and on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and the updated Parent Schedules, if any, delivered pursuant to Section 5.21 above shall not disclose any breach, inaccuracy or omission in such representations and warranties, as originally made herein, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which, considered in the aggregate, have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by the President and Chief Financial Officer of Parent.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent.

        (c) THIRD PARTY CONSENTS. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Exhibit A.

        (d) LEGAL OPINION. The Company shall have received a legal opinion from Foley, Hoag & Eliot LLP, counsel to Parent, in substantially the form attached hereto as Exhibit B.

        (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have occurred any Material Adverse Change in Parent.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement as executed shall be true and correct when made and on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and the updated Company Schedules, if any, delivered pursuant to Section 5.21 above shall not disclose any breach, inaccuracy or omission in such representations and warranties, as originally made herein, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which, considered in the aggregate, have neither had nor reasonably could be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company.

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company.

        (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Exhibit C.

        (d) LEGAL OPINION. Parent shall have received a legal opinion from Gibson, Dunn & Crutcher LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit D.

        (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have occurred any Material Adverse Change in the Company.

        (f) BELLINI EMPLOYMENT CONTRACT. The Employment Contract between Parent and Joseph Bellini shall be in full force and effect as of the Effective Time.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) by mutual written consent of the Company and Parent;

        (b) by Parent if:

           (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within five (5) business days after written notice to the Company (provided, that Parent is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or
       Section 6.3(b), as the case may be, will not be satisfied, or

           (ii) the Board of Directors of the Company amends, withholds or withdraws its recommendation of the Merger (provided that Parent is not in material breach of the terms of this Agreement);

        (c) by the Company if:

           (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within five (5) days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied, or

           (ii) the Board of Directors of Parent amends, withholds or withdraws its recommendation of the Merger (provided the Company is not in material breach of the terms of this Agreement);

        (d) by any party hereto if (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company, or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger; (iii) if the Company's stockholders do not approve the Merger and this Agreement at the Company Stockholders' Meeting (provided that the Company may not terminate in these circumstances if it is in material breach of the term of this Agreement); or (iv) if Parent's stockholders do not approve the Merger and this Agreement at the Parent Stockholders' Meeting (provided that Parent may not terminate in these circumstances if it is in material breach of the terms of this Agreement);

        (e) by any party hereto if the Merger shall not have been consummated by October 31, 2001; provided that the right to terminate this Agreement under this
Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (f) by any party hereto if the Board of Directors of the Company accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of the Company pursuant to Section 5.4(d) above;

        (g) by any party hereto if the Board of Directors of Parent accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of Parent pursuant to Section 5.4(d) above.

    Where action is taken to terminate this Agreement pursuant to this
Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

    7.2  EFFECT OF TERMINATION.

        (a) Subject to Section 7.2(b), in the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.3(b),
5.5 and 5.21 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        (b) Any termination of this Agreement by the Company pursuant to section 7.1(f) shall be of no force or effect unless prior to such termination the Company shall have satisfied in full all of its obligations to Parent under clauses (b) and (c) of Section 5.5. Any termination of this Agreement by Parent or Merger Sub pursuant to Section 7.1(g) shall be of no force or effect unless prior to such termination Parent shall have satisfied in full all of its obligations to the Company under clauses (b) and (c) of Section 5.5.

    7.3 NOTICE OF TERMINATION. Subject to Section 7.2(b) hereof, any termination of this Agreement under Section 7.1 hereof will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto.

    7.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent via telecopy (receipt confirmed), or on the first business day after being sent by commercial delivery service, or on the third business day after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

                       eXcelon Corporation
                       25 Mall Road
                       Burlington, Massachusetts 01803
                       Attention: Robert N. Goldman
                       Telecopy No.: (781) 674-5010

           with a copy to:

                       Foley, Hoag & Eliot LLP
                       One Post Office Square
                       Boston, Massachusetts 02109
                       Attention: John D. Patterson, Jr., Esq.
                       Telecopy No.: (617) 832-7000

        (b) if to the Company, to:

                       C-bridge Internet Solutions, Inc.
                       125 Summer Street
                       Boston, MA 02110
                       Attention: Chief Executive Officer
                       Telecopy No.: (617) 342-5450

           with a copy to:

                       Gibson, Dunn & Crutcher LLP
                       1050 Connecticut Avenue, N.W.
                       Washington, D.C. 20036
                       Attention: Stephanie Tsacoumis
                       Telecopy No.: (202) 530-9613

    8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically set forth in Section 5.15.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a parry of any one remedy will not preclude the exercise of any other remedy.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

    8.11 SPECIFIC PERFORMANCE. In addition to any other remedies which any party may have at law or in equity, (a) the Company hereby acknowledges that the Company Common Stock and the Company is unique, and that the harm to Parent resulting from breaches by the Company of its obligations cannot be adequately compensated by damages and (b) Parent and Merger Sub hereby acknowledge that the Parent Common Stock and Parent and Merger Sub are unique, and that the harm to the Company resulting from breaches by Parent or Merger Sub of their respective obligations cannot be adequately compensated by damages. Accordingly, each party agrees that the other parties shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Merger Agreement specifically performed by such party and that the other parties shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

EXCELON CORPORATION                             C-BRIDGE INTERNET SOLUTIONS, INC.

By:  /s/ ROBERT N. GOLDMAN                      By:  /s/ JOSEPH M. BELLINI
     ----------------------------------------        ----------------------------------------
     Name: Robert N. Goldman                         Name: Joseph M. Bellini
     Title:  Chairman of the Board and               Title:  Chairman of the Board,
           Chief Executive Officer                         Chief Executive Officer and
                                                           Chief Operating Officer

COMET ACQUISITION CORP.

By:  /s/ ROBERT N. GOLDMAN
     ----------------------------------------
     Name: Robert N. Goldman
     Title:  Vice President

                                                                         ANNEX B

                      OPINION OF ROBERTSON STEPHENS, INC.

                                                                    May 22, 2001

Board of Directors
C-bridge Internet Solutions, Inc.
219 Vassar Street
Cambridge, MA 02139

Members of the Board:

    We understand that C-bridge Internet Solutions, Inc. (the "Company"), eXcelon Corporation ("Acquiror") and Comet Acquisition Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in a draft of the Agreement dated May 22, 2001 (the "Draft Agreement"), at the effective time of the Merger (the "Effective Time"), each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to the Agreement and any Dissenting Shares (as defined in the Agreement), will be cancelled and extinguished and be converted automatically into the right to receive 1.2517 shares (the "Exchange Ratio") of common stock, par value $0.001 per share, of Acquiror ("Acquiror Common Stock"). The terms and conditions of the Merger are set out more fully in the Draft Agreement.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

    For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning (a) the Company prepared by the management of the Company; and (b) Acquiror prepared by the management of Acquiror;

    (iii) reviewed with the Company and Acquiror certain publicly available estimates of research analysts relating to the Company and Acquiror;

     (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

     (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

     (vi) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

    (vii) compared the financial performance of the Company and Acquiror and the prices and trading activity of Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

   (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (ix) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

     (x) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Acquiror and the Company (including projections with respect to operations of the combined companies following the Merger) that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Acquiror and the Company, respectively, as to the future financial condition and performance of Acquiror and the Company, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

    This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the Holders of Company Common Stock. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger. Neither does our opinion address any legal or accounting matters, as to which we understand that Acquiror obtained such advice as it deemed necessary from qualified professionals.

    In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third-parties regarding alternatives to the Merger.

    We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Company for which we have been paid fees, including acting as the lead underwriter in the initial public offering of the Company Common Stock in December of 1999. We maintain a market in the shares of Company Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

    Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company or Acquiror as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          Robertson Stephens, Inc.

                                                                         ANNEX C

                   OPINION OF SG COWEN SECURITIES CORPORATION

May 22, 2001

Board of Directors
eXcelon Corporation
25 Mall Road
Burlington, MA 01803-4194

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to eXcelon Corporation (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of May 22, 2001 (the "Agreement"), by and among the Company, Comet Acquisition Corp. ("Merger Sub") and C-bridge Internet
Solutions, Inc. (the "Transaction Partner").

    As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub will merge with and into Transaction Partner and Transaction Partner will survive the merger as a wholly owned subsidiary of the Company (the "Transaction"). Upon consummation of the Transaction, the holders of outstanding shares of Transaction Partner's common stock will receive from the Company 1.2517 shares of Company common stock in exchange for each share of Transaction Partner's common stock (the "Exchange Ratio").

    SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Transaction Partner for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company dated as of July 11, 2000, as amended on May 7, 2001, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and the Transaction Partner and have received fees for the rendering of such services.

    In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

    - a draft of the Agreement dated May 13, 2001;

    - certain publicly available information for the Company, including its annual reports filed on Form 10-K for each of the years ended
      December 31, 1999 and 2000, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and March 31, 2001 and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

Board of Directors
eXcelon Corporation
May 22, 2001
Page 2

    - certain publicly available information for Transaction Partner, including its annual reports filed on Form 10-K for each of the years ended
      December 31, 1999 and 2000, and its quarterly reports filed on Form 10-Q for each of the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and March 31, 2001 and certain other relevant financial and operating data furnished to SG Cowen by Transaction Partner management;

    - certain internal financial analyses, financial forecasts, reports and other information concerning the Company and the Transaction Partner, prepared by the management of the Company and Transaction Partner, respectively;

    - First Call estimates ("First Call Estimates") and financial projections in Wall Street analyst reports ("Wall Street Projections") for each of the Company and Transaction Partner;

    - discussions we have had with certain members of the managements of each of the Company and Transaction Partner concerning the historical and current business operations, financial conditions and prospects of the Company and Transaction Partner and such other matters we deemed relevant;

    - certain operating results, the reported price and trading histories of the shares of the common stock of the Company and Transaction Partner as compared to operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

    - certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

    - such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

    In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Transaction Partner, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Transaction Partner. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective managements of the Company and Transaction Partner on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Transaction Partner, and that such projections, and the First Call Estimates and Wall Street Projections utilized in our analysis, provide a reasonable basis for our opinion.

    We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Transaction Partner, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Transaction Partner, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion from a financial point of view with respect to the Exchange Ratio. Our opinion is necessarily based upon economic and market conditions and other

Board of Directors
eXcelon Corporation
May 22, 2001
Page 3

circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion, and we expressly disclaim any responsibility to do so.

    For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free reorganization.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the consummation of the Transaction.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

SG COWEN SECURITIES CORPORATION

                                                                         ANNEX D

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF EXCELON CORPORATION

PURPOSE:

    The purpose of the Audit Committee (the "Committee") established pursuant to this charter is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of eXcelon Corporation and its subsidiaries (the "Company"), to approve expenditures by the Company, to approve policies relating to internal controls, to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made or to be made in internal accounting controls, to nominate independent auditors and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

    In addition, the Committee shall have the authority to undertake the specific duties and responsibilities listed below and the authority to undertake such other specific duties as the Board of Directors from time to time may prescribe.

MEMBERSHIP:

    The Committee shall consist of at least three (3) members of the Board. The members of the Committee shall be appointed by, and shall serve at the discretion of, the Board.

RESPONSIBILITIES:

    The Committee shall have the authority to undertake the following duties and responsibilities:

    - Reviewing on a continuing basis the adequacy of the Company's system of internal controls, policies and procedures and approving policies relating to internal controls and protection of assets;

    - Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function to the extent that the size and operations of the Company warrant this function;

    - Prior to the annual independent audit, reviewing with the independent auditors and management the auditors' proposed audit scope and approach and the areas of audit emphasis;

    - Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors, the form and content of the Company's financial statements and disclosures and the required communications from the independent auditors under generally accepted auditing standards and any applicable Securities and Exchange Commission ("SEC") regulations;

    - Reviewing the performance of the independent auditors;

    - Reviewing and recommending to the Board the selection and retention of independent auditors;

    - Receiving from the outside auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

    - Where appropriate, replacing the outside auditor (or nominating the outside auditor to be proposed for shareholder approval in the proxy statement);

    - Approving fee arrangements with the independent auditors;

    - Overseeing compliance with SEC requirements for disclosure of auditors' services and Committee members and activities;

    - Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

    - Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments, and approving such policies;

    - Instituting, if necessary, special investigations and, if appropriate, hiring special counsel or experts to assist;

    - Reviewing related party transactions for potential conflicts of interest and making recommendations to the Board of Directors with respect thereto;

    - Providing a forum for the independent auditors to meet in closed session with the Committee;

    - Establishing the delegation of authority to officers of the Company regarding finance and audit matters and approving an authority matrix (the "Matrix") embodying that delegation;

    - Approving all expenditures, contracts or legal commitments in excess of amounts for which authority is delegated in the Matrix;

    - Reviewing with senior management and the independent auditors the Company's accounting and financial personnel resources;

    - Receiving and reviewing the response of the management of the Company to any management letter or report from the independent auditors;

    - Reviewing any dispute between management and the independent auditors and recommending action to the Board; and

    - Performing other oversight functions as requested by the full Board of Directors.

    In addition to the above responsibilities, the Committee shall undertake such other duties as the Board delegates to it, and shall report, at least annually, to the Board regarding the Committee's examinations and recommendations.

MEETINGS:

    It is anticipated that the Committee will meet at least four times each year. However, the Committee may establish its own schedule. Each meeting shall include an executive session that will allow the Committee to maintain free and open communications with the Company's independent auditors.

    The Committee shall meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Committee shall meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

    The Committee is authorized, by majority vote or unanimous written consent of its members, to adopt its own rules of procedure, including the formalities of calling, noticing and holding meetings and for the taking of action of the Committee by vote at any such meeting or by unanimous written consent of the members thereof, and that unless and until any such procedures are formally adopted by the Committee, the procedures with respect to calling, noticing and holding meetings of the Committee and conducting business of the Committee shall be the same as those provided in the By-laws of the Company with respect to calling, noticing and holding meetings of and taking action by the Board.

REPORTS:

    The Committee may present its summaries of recommendations to the Board in written or oral form. The Committee recommendations shall be incorporated as a part of the minutes of the Board meeting at which those recommendations are presented.

MINUTES:

    The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

ACCOUNTABILITY OF OUTSIDE AUDITOR:

    The Company's outside auditor is ultimately accountable to the Board and the Audit Committee as representatives of shareholders.

OTHER:

    The Committee shall have the right, as and when it shall determine to be necessary or appropriate to the functions of the Committee:

    1. at the Company's expense and not at the expense of the members thereof, to retain counsel (which may be, but need not be, the regular corporate counsel to the Company) and other advisors to assist it in connection with its functions; and

    2. to request, and to rely upon, advice, orally or in writing, from the Chief Executive Officer and the Chief Financial Officer of the Company and from any representative of the independent auditors to the Company participating in such independent auditors' engagement by the Company, concerning aspects of the operation or financial condition of the Company relevant to the functions of the Committee.

    The officers of the Company are requested to cooperate with the Committee and to render assistance to it as it shall request in carrying out its functions.

                                                                         ANNEX E


                              AMENDED AND RESTATED
                              EXCELON CORPORATION
                       1996 EMPLOYEE STOCK PURCHASE PLAN

    1.  PURPOSE.

        The Amended and Restated eXcelon Corporation 1996 Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of eXcelon Corporation (the "Company") will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

    2.  DEFINITIONS.

        (a) "Board" means the Board of Directors of the Company.

        (b) "Code" shall have the meaning set forth in Paragraph 1.

        (c) "Committee" means the Compensation Committee of the Board.

        (d) "Common Stock" means the common stock, par value $.001 per share, of the Company.

        (e) "Company" shall also include any Subsidiary (as hereinafter defined) of eXcelon Corporation designated as a participant in the Plan by the Board, unless the context otherwise requires.

        (f) "Compensation" means, for the purpose of any Offering pursuant to this Plan, base pay in effect as of the Offering Commencement Date (as hereinafter defined). Compensation shall not include any deferred compensation other than contributions by an individual through a salary reduction agreement to a cash or deferred plan pursuant to Section 401(k) of the Code or to a cafeteria plan pursuant to Section 125 of the Code.

        (g) "Employee" means any person who is customarily employed by the Company for more than 20 hours per week and more than five months in any calendar year.

        (h) "Offering" shall have the meaning set forth in Paragraph 4.

        (i) "Offering Commencement Date" shall have the meaning set forth in Paragraph 4.

        (j) "Offering Termination Date" shall have the meaning set forth in Paragraph 4.

        (k) "Plan" shall have the meaning set forth in Paragraph 1.

        (l) "Subsidiary" shall mean any present or future corporation which is or would constitute a "subsidiary corporation" as that term is defined in
Section 425 of the Code.

    3.  ELIGIBILITY.

        (a) Participation in the Plan is completely voluntary. Participation in any one or more of the Offerings under the Plan shall neither limit, nor require, participation in any other Offering (as hereinafter defined).

        (b) Each employee of the Company shall be eligible to participate in the Plan as of the next Offering, as hereinafter defined, following the completion of six months of continuous service with the Company. Notwithstanding the foregoing, no employee shall be granted an option under the Plan:

           (i) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary; for purposes of this Paragraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee; or

           (ii) which permits his or her rights to purchase stock under all
       Section 423 employee stock purchase plans of the Company and its Subsidiaries to exceed $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; for purposes of this Paragraph, the rules of Section 423(b)(8) of the Code shall apply.

        (c) Employment with C-Bridge Corporation shall be treated as "service with the Company" for the purpose of satisfying the requirement of "six months of continuous service with the Company" set forth in Paragraph 3(b) above.

    4.  OFFERING DATES.

        The right to purchase stock hereunder shall be made available by a series of six-month offerings (the "Offering" or "Offerings") to employees eligible in accordance with Paragraph 3 hereof. The Committee will, in its discretion, determine the applicable date of commencement ("Offering Commencement Date") and termination date ("Offering Termination Date") for each Offering. Participation in any one or more of the Offerings under the Plan shall neither limit, nor require, participation in any other Offering.

    5.  PARTICIPATION.

        Any eligible employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with the Company's Treasurer 20 days prior to each applicable Offering Commencement Date, as determined by the Committee pursuant to Paragraph 4.

    6.  PAYROLL DEDUCTIONS.

        (a) At the time a participant files an authorization for a payroll deduction, the participant shall elect to have deductions made from his or her pay on each payday during any Offering in which he or she is a participant, at a specified percentage of his or her Compensation as determined on the applicable Offering Commencement Date; said percentage shall be in increments of one percent up to a maximum percentage of six percent.

        (b) A participant may decrease (but not increase) the amount of, or discontinue, his or her payroll deductions for purposes of the Plan once during each Offering by filing a new payroll deduction authorization form with the Company's Treasurer. If a participant elects to discontinue his or her payroll deductions during an Offering, but does not elect to withdraw his or her funds pursuant to Section 9 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Offering Termination Date in accordance with Paragraph 8.

        (c) Payroll deductions for a participant shall commence on the Offering Commencement Date when the applicable authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering to which such authorization is applicable, unless sooner terminated by the participant as provided in Paragraph 9.

        (d) All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any separate cash payment into such account.

        (e) A participant may withdraw from the Plan at any time during the applicable Offering period.

    7.  GRANTING OF OPTION.

        (a) On the Offering Commencement Date of each Offering, a participating employee shall be deemed to have been granted an option to purchase a maximum number of shares of the Common Stock equal to an amount determined as follows:
(i) 85% of the market value per share of the Common Stock on the applicable Offering Commencement Date shall be divided into an amount equal to the sum of
(x) the percentage of the employee's Compensation which he or she has elected to have withheld (multiplied by the employee's Compensation over the Offering period) plus (y) any amounts in the employee's account on the Offering Commencement Date that have been carried forward from prior Offerings, pursuant to Paragraph 8(b); multiplied by (ii) two. Such market value per share of the Common Stock shall be determined as provided in clause (i) of Paragraph 7(b).

        (b) The option price of the Common Stock purchased with payroll deductions made during each such Offering for a participant therein shall be the lower of:

           (i) 85% of the average of the bid and the asked prices as reported by Nasdaq in the Wall Street Journal, or, if the Common Stock is designated as a national market security by the National Association of Securities Dealers, Inc. ("NASD"), the last trading price of the Common Stock as reported by the Nasdaq National Market System in the Wall Street Journal, or, if the Common Stock is listed on an exchange, the closing price of the Common Stock on the exchange on the Offering Commencement Date applicable to such Offering (or on the next regular business date on which shares of the Common Stock shall be traded, in the event that no shares of the Common Stock have been traded on the Offering Commencement
       Date); or if the Common Stock is not quoted on Nasdaq, not designated as a Nasdaq national market security and not listed on an exchange, 85% of the fair market value on the Offering Commencement Date as determined by the Committee; and

           (ii) 85% of the average of the bid and the asked prices as reported by Nasdaq in the Wall Street Journal, or, if the Common Stock is designated as a national market security by the NASD, the last trading price of the Common Stock as reported by the Nasdaq National Market System in the Wall Street Journal, or, if the Common Stock is listed on an exchange, the closing price of the Common Stock on the exchange on the Offering Termination Date applicable to such Offering (or on the next regular business date on which shares of the Common Stock shall be traded, in the event that no shares of the Common Stock shall have been traded on the Offering Termination Date); or if the Common Stock is not quoted on Nasdaq, not designated as a Nasdaq national market security and not listed on an exchange, 85% of the fair market value on the Offering Termination Date as determined by the Committee.

    8.  EXERCISE OF OPTION.

        (a) Unless a participant gives written notice to the Treasurer of the Company as hereinafter provided, his or her option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his or her account at that time (plus any amounts in his or her account that have been carried forward from prior Offerings, pursuant to Paragraph 8(b)), will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the employee pursuant to Paragraph 7(a)).

        (b) Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall be automatically carried forward to the next Offering unless the participant elects, by written notice to the Treasurer of the Company, to have the excess cash returned to the participant.

        (c) Any balance remaining in a participant's payroll deduction account at the end of an Offering will be automatically returned to the participant, except as provided in Paragraph 8(b) above with regard to amounts which would have been used to purchase fractional shares.

    9.  WITHDRAWAL AND TERMINATION.

        (a) Prior to the Offering Termination Date for an Offering, any participant may withdraw the payroll deductions credited to his or her account under the Plan for such Offering by giving written notice to the Treasurer of the Company. All of the participant's payroll deductions credited to such account will be paid to the participant promptly after receipt of notice of withdrawal, without interest, and no future payroll deductions will be made from his or her pay during such Offering. The Company will treat any attempt to borrow by a participant on the security of accumulated payroll deductions as an election to withdraw such deductions.

        (b) A participant's election not to participate in, or withdrawal from, any Offering will not have any effect upon his or her eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

        (c) Upon termination of the participant's employment for any reason, including retirement but excluding death, the payroll deductions credited to his or her account will be returned to the participant, or, in the case of his or her death, to the person or persons entitled thereto under Paragraph 13.

        (d) Upon termination of the participant's employment because of death, his or her beneficiary (as defined in Paragraph 13) shall have the right to elect, by written notice given to the Company's Treasurer prior to the expiration of a period of 90 days commencing with the date of the death of the participant, either:

           (i) to withdraw all of the payroll deductions credited to the participant's account under the Plan; or

           (ii) to exercise the participant's option for the purchase of stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price (subject to the limitation contained in Paragraph 7(a)), and any excess in such account will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the office of the Company's Treasurer, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's death and the same will be paid promptly to said beneficiary.

    10.  INTEREST.

        No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participating employee.

    11.  STOCK.

        (a) The maximum number of shares of Common Stock available for issuance and purchase by employees under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 16, shall be 700,000 shares of Common Stock, $.001 par value per share, of the Company. If the total number of shares for which options are exercised on any Offering Termination

Date in accordance with Paragraph 8 exceeds the number of shares that remain available for issuance and purchase by employees under the Plan, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, with the balances of payroll deductions credited to the account of each participant under the Plan returned to each participant.

        (b) The participant will have no interest in the stock covered by his or her option until such option has been exercised.

    12.  ADMINISTRATION.

        The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee.

    13.  DESIGNATION OF BENEFICIARY.

        A participant shall file with the Treasurer of the Company a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence of a beneficiary validly designated by the participant under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the Common Stock and/or cash credited to the participant under the Plan.

    14.  TRANSFERABILITY.

        Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 8(b).

    15.  USE OF FUNDS.

        All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

    16.  EFFECT OF CHANGES OF COMMON STOCK.

        If the Company shall subdivide or reclassify the Common Stock which has been or may be optioned under this Plan, or shall declare thereon any dividend payable in shares of such Common Stock, or shall take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the

Committee, following consultation with the Company's independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

    17.  AMENDMENT OR TERMINATION.

        The Board may at any time terminate or amend the Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any participant holding options under the Plan.

    18.  NOTICES.

        All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Treasurer of the Company.

    19.  MERGER OR CONSOLIDATION.

        If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Offering Termination Date, upon the exercise of such option and for each share as to which such option shall be exercised, the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation. In accordance with this Paragraph and Paragraph 16, the Committee shall determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

    20.  APPROVAL OF STOCKHOLDERS.

        The Plan is subject to the approval of the stockholders of the Company by written consent or at their next annual meeting or at any special meeting of the stockholders for which one of the purposes of such a special meeting shall be to act upon the Plan.

    21.  GOVERNMENTAL AND OTHER REGULATIONS.

        The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Plan shall be governed by, and construed and enforced in accordance with, the provisions of Sections 421, 423 and 424 of the Code and the substantive laws of The Commonwealth of Massachusetts. In the event of any inconsistency between such provisions of the Code and any such laws, said provisions of the Code shall govern to the extent necessary to preserve the favorable federal income tax treatment afforded employee stock purchase plans under Section 423 of the Code.

                                  *    *    *

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                                                                         ANNEX F


                              EXCELON CORPORATION
                        1996 INCENTIVE AND NONQUALIFIED
                               STOCK OPTION PLAN

SECTION 1.  PURPOSE

    This 1996 Incentive and Nonqualified Stock Option Plan (the "Plan") is intended as a performance incentive for officers and employees of eXcelon Corporation, a Delaware corporation (the "Company"), or its Subsidiaries (as hereinafter defined) and for certain other individuals providing services to or acting as Directors of the Company or its Subsidiaries, to enable the persons to whom options are granted (an "Optionee" or "Optionees") to acquire or increase a proprietary interest in the Company and its success. The Company intends that this purpose will be effected by the granting of incentive stock options ("Incentive Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and other stock options ("Nonqualified Options") under the Plan. The term "Subsidiaries" means any corporations in which stock possessing 50% or more of the total combined voting power of all classes of stock of such corporation or corporations is owned directly or indirectly by the Company.

SECTION 2.  OPTIONS TO BE GRANTED AND ADMINISTRATION

    2.1. OPTIONS TO BE GRANTED. Options granted under the Plan may be either Incentive Options or Nonqualified Options. If an option is intended to be an Incentive Option, and if for any reason such option (or any portion thereof) shall not qualify as an Incentive Option, then, to the extent of such nonqualification, such option (or portion thereof) shall be regarded as a Nonqualified Option appropriately granted under the Plan provided that such option (or portion thereof) otherwise meets the Plan's requirements relating to Nonqualified Options.

    2.2. ADMINISTRATION. This Plan shall be administered by the Compensation Committee or any other committee of the Board of Directors of the Company (the "Board"), consisting of two or more "Outside Directors" (such committee may hereinafter be referred to as the "Plan Administrator"). As used herein, the term "Outside Director" means any Director who: (i) is not an employee of the Company or of any "affiliated group" (as such term is defined in Section 1504(a) of the Code) which includes the Company (an "Affiliate");
(ii) is not a former employee of the Company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the Company's or any Affiliate's taxable year;
(iii) has not been an officer of the Company or any Affiliate; and (iv) does not receive remuneration from the Company or any Affiliate, either directly or indirectly, in any capacity other than as a Director. None of the members of the committee serving as Plan Administrator shall have been granted any incentive stock option or nonqualified option under this Plan (other than pursuant to Section 4.4 below) or any other stock option plan of the Company within one year prior to service on the Committee. It is the intention of the Company that the Plan shall be administered by "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person administering the Plan is not a disinterested person.

    Except as specifically reserved to the Board under the terms of the Plan, the Plan Administrator shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. This authority includes, but is not limited to: (i) the power to grant options conditionally or unconditionally; (ii) the power to prescribe the form or forms of the instruments evidencing options granted under this Plan; (iii) the power to interpret the Plan; (iv) the power to provide regulations for the operation of the incentive features of the Plan, and otherwise to prescribe regulations for interpretation, management and administration of the Plan; (v) the power to delegate to other persons the responsibility for performing ministerial acts in furtherance of the Plan's purpose; (vi) the power to make, in its sole discretion, changes to any outstanding option granted under the Plan, including the power to reduce the exercise price, to accelerate the vesting schedule, or to extend the expiration date; and (vii) the power to engage the services of persons or organizations in furtherance of the Plan's purpose, including but not limited to banks, insurance companies, brokerage firms and consultants.

    In addition, as to each option, the Plan Administrator shall have full and final authority, in its sole discretion: (i) to determine the number of shares subject to each option; (ii) to determine the time or times at which options will be granted; (iii) to determine the conditions on which options will be granted or may be exercised; (iv) to determine the option price for the shares subject to each option, which price shall be subject to the applicable requirements, if any, of Section 5.1(c) hereof; and (v) to determine the time or times when each option shall become exercisable and the duration of the exercise period, which shall not exceed the limitations specified in Section 5.1(a).

    No member of the committee serving as Plan Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

    2.3. APPOINTMENT AND PROCEEDINGS OF COMMITTEE. The Board may, from time to time, appoint members of the committee serving as Plan Administrator in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, in such committee; provided, however, that each such appointee will be an Outside Director, as described in Section 2.2. The committee serving as Plan Administrator shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum, and all actions of such committee shall require the affirmative vote of a majority of its members. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be as fully effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held.

SECTION 3.  STOCK

    3.1. SHARES SUBJECT TO PLAN. The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.001 per share ("Common Stock"), or shares of the Company's Common Stock held in treasury. The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 4,700,000 shares of Common Stock, PROVIDED, HOWEVER, that (i) prior to the first anniversary of the adoption of the Plan, no more than an aggregate maximum of 1,200,000 shares may be issued pursuant to options granted under the Plan,
(ii) prior to the second anniversary of the adoption of the Plan, no more than an aggregate maximum of 1,500,000 shares may be issued pursuant to options granted under the Plan, (iii) prior to the third anniversary of the adoption of the Plan, no more than an aggregate maximum of 2,800,000 shares may be issued pursuant to options granted under the Plan, (iv) prior to the fourth anniversary of the adoption of the Plan, no more than an aggregate maximum of 4,100,000 shares may be issued pursuant to options granted under the Plan, (v) prior to the fifth anniversary of the adoption of the Plan, no more than an aggregate maximum of 4,400,000 shares may be issued pursuant to options granted under the Plan. After the fifth anniversary of the adoption of the Plan, no more than an aggregate maximum of 4,700,000 shares may be issued pursuant to options granted under the Plan. Such number of shares shall be subject to adjustment as provided in Section 7 hereof.

    3.2. LAPSED OR UNEXERCISED OPTIONS. Whenever any outstanding option under the Plan expires, is cancelled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such option shall be restored to the Plan and shall again become available for the grant of other options under the Plan.

    3.3. LIMITATION ON GRANTS. In no event may any Plan participant be granted options with respect to more than 500,000 shares of Common Stock in any fiscal year. The number of shares of Common Stock issuable pursuant to an option granted to a Plan participant in a fiscal year that is subsequently forfeited, cancelled or otherwise terminated shall continue to count toward the foregoing limitation in such fiscal year. In addition, if the exercise price of an option is subsequently reduced, the transaction shall be deemed a cancellation of the original option and the grant of a new one so that both transactions shall count toward the maximum shares issuable in the fiscal year of each respective transaction.

SECTION 4.  ELIGIBILITY

    4.1. ELIGIBLE OPTIONEES. Incentive Options may be granted only to officers and other employees of the Company or its Subsidiaries, including members of the Board who are also employees of the Company or a Subsidiary. Nonqualified Options may be granted to officers or other employees of the Company or its Subsidiaries, to members of the Board or the Board of Directors of any Subsidiary whether or not employees of the Company or such Subsidiary, and to consultants and other individuals providing services to the Company or its Subsidiaries.

    4.2. LIMITATIONS ON 10% STOCKHOLDERS. No Incentive Option shall be granted to an individual who, at the time the Incentive Option is granted, owns (including ownership attributed pursuant to Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary of the Company (a "greater-than-10% stockholder"), unless such Incentive Option provides that (i) the purchase price per share shall not be less than 110% of the fair market value of the Common Stock at the time such Incentive Option is granted, and (ii) that such Incentive Option shall not be exercisable to any extent after the expiration of five years from the date on which it is granted.

    4.3. LIMITATION ON EXERCISABLE OPTIONS. The aggregate fair market value (determined at the time the Incentive Option is granted) of the Common Stock with respect to which Incentive Options are exercisable for the first time by any person during any calendar year under the Plan and under any other option plan of the Company (or a parent or subsidiary as defined in Section 424 of the Code) shall not exceed $100,000. Any option granted in excess of the foregoing limitation shall be specifically designated as being a Nonqualified Option.

    4.4. OPTION GRANTS TO DIRECTORS. As compensation for services to the Company, each Director of the Company who is not an employee of the Company (an "Outside Director") and who is elected to the Board shall automatically be granted upon his or her initial election a fully-vested Nonqualified Option (an "Initial Option") to purchase 15,000 shares of Common Stock of the Company. In addition, immediately following each annual meeting of stockholders of the Company or special meeting in lieu thereof, there shall automatically be granted to each Outside Director reelected at or remaining in office after such meeting a fully-vested Nonqualified Option to purchase 5,000 shares of Common Stock. Each Nonqualified Option granted to an Outside Director pursuant to this
Section 4.4 shall expire on the tenth anniversary of the date of grant. The exercise price of each Nonqualified Option granted pursuant to this Section 4.4 shall be equal to the fair market value of the Common Stock on the date the Nonqualified Option is granted, such fair market value to be determined in accordance with the provisions of Section 5.1(c).

SECTION 5.  TERMS OF THE OPTION AGREEMENTS

    5.1. MANDATORY TERMS. Each option agreement shall contain such provisions as the Plan Administrator shall from time to time deem appropriate. Option agreements need not be identical, but each option agreement by appropriate language shall include the substance of all of the following provisions:

        (a) EXPIRATION. Notwithstanding any other provision of the Plan or of any option agreement, each option shall expire on the date specified in the option agreement, which date shall not be later than the tenth anniversary of the date on which the option was granted (fifth anniversary in the case of an Incentive Option granted to a greater-than-10% stockholder).

        (b) EXERCISE. Each option shall be exercisable in full or in installments (which need not be equal) and at such times as designated by the Plan Administrator. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

        (c) PURCHASE PRICE. The purchase price per share of the Common Stock under each Incentive Option shall be not less than the fair market value of the Common Stock on the date the option is granted (110% of the fair market value in the case of a greater-than-10% stockholder). The price at which shares may be purchased pursuant to Nonqualified Options shall be specified by the Plan Administrator at the time the option is granted, and may be equal to or greater than the fair market value of the shares of Common Stock on the date such Nonqualified Option is granted, but shall not be less than the par value of shares of Common Stock. For the purpose of the Plan, the fair market value of the Common Stock shall be the closing price per share on the date of grant of the option as reported by a nationally recognized stock exchange, or, if the Common Stock is not listed on such an exchange, as reported by the National Association of Securities Dealers Automated Quotation System, Inc. ("Nasdaq"), or, if the Common Stock is not quoted on Nasdaq, the fair market value as determined by the Plan Administrator.

        (d) TRANSFERABILITY OF OPTIONS. Options granted under the Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or any right or privilege conferred hereby, contrary to the provisions of the Plan, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, such option shall thereupon terminate and become null and void.

        (e)  TERMINATION OF EMPLOYMENT OR DISABILITY OR DEATH OF
OPTIONEE. Except as may be otherwise expressly provided in the terms and conditions of the option granted to an Optionee:

           (i) Options granted hereunder shall terminate on the earliest to occur of:

               (A) the date of expiration thereof;

                (B) the date of termination of the Optionee's employment with or performance of services for the Company by the Optionee for any reason (other than as a result of retirement, death or permanent and total disability of the Optionee) or by the Company for cause (as hereinafter defined);

                (C) thirty days after the date of termination of the Optionee's employment with or performance of services for the Company upon retirement or by the Company without cause (other than as a result of death or permanent and total disability of the Optionee);

               (D) twelve months after the date of termination of the Optionee's employment with or performance of services for the Company as a result of the death or permanent and total disability of an Optionee. An Optionee is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve months; permanent and total disability shall be determined in accordance with
                   Section 22(e)(3) of the Code and the regulations issued thereunder.

           (ii) In the event of the termination of an Optionee's employment with or performance of services for the Company by the Company without cause (other than as a result of death or permanent and total disability of the Optionee) or upon the Optionee's retirement, the Optionee's option shall be exercisable during the thirty-day post-termination period described in Paragraph 5.1(e)(i)(C) only to the extent that it was exercisable at the time of such termination of employment or performance of services. In the event of the termination of the Optionee's employment with or performance of services for the Company as a result of the permanent and total disability of an Optionee, the Optionee's option shall be exercisable during the twelve-month post-termination period referred to in Paragraph 5.1(e)(i)(D) only to the extent that it was exercisable at the time of such termination of employment or performance of services. In the event of the termination of the Optionee's employment with or performance of services for the Company as a result of the death of the Optionee, the Optionee's executor, administrator or any person or persons to whom his option may be transferred by will or by laws of descent and distribution shall have the right at any time during the twelve-month post-termination period referred to in Paragraph 5.1(e)(i)(D) to exercise such option, but only to the extent the Optionee was entitled to exercise such option at the time of such termination of employment or performance of services. Notwithstanding the foregoing, should the termination of the Optionee's employment with or performance of services for the Company as a result of death or permanent and total disability occur after the first anniversary of the date on which the Optionee was first employed or otherwise began to serve the Company, the option may be exercised for up to the greater of (A) 50% of all option shares (and such shares shall be deemed vested) or (B) the number of shares that had vested as of the date of such termination of employment with or performance of services for the Company.

           (iii) An employment relationship between the Company and the Optionee shall be deemed to exist during any period in which the Optionee is employed in any capacity by the Company or by any Subsidiary. Whether authorized leave of absence or absence on military or government service shall constitute termination of the employment relationship between the Company and the Optionee shall be determined by the Plan Administrator at the time thereof. For purposes of this Section 5.1(e), the term "cause" shall mean (A) any material breach by the Optionee of any agreement to which the Optionee and the Company are both parties, (B) any act (other than retirement) or omission to act by the Optionee which may have a material and adverse effect on the Company's business or on the Optionee's ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (C) any material misconduct or material neglect of duties by the Optionee in connection with the business or affairs of the Company or any Subsidiary or affiliate of the Company.

        (f) RIGHTS OF OPTIONEES. No Optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any option unless and until (i) the option shall have been exercised with respect to such shares pursuant to the terms thereof, and (ii) the Company shall have issued and delivered a certificate representing such shares. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

        5.2. CERTAIN OPTIONAL TERMS. The Plan Administrator may in its discretion provide, upon the grant of any option hereunder, that the Company shall have an option to repurchase all or any number of shares purchased upon exercise of such option. The repurchase price per share payable by the Company shall be such amount or be determined by such formula as is fixed by the Plan Administrator at the time the option for the shares subject to repurchase was granted. The Plan Administrator may also provide that the Company shall have a right of first refusal with respect to the transfer or proposed transfer of any shares purchased upon exercise of an option granted hereunder. In the event the Plan Administrator shall grant options subject to the Company's repurchase rights or rights of first refusal, the certificate or certificates representing the shares purchased pursuant to the exercise of such option shall carry a legend satisfactory to counsel for the Company referring to such rights.

SECTION 6.  METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

        6.1. NOTICE OF EXERCISE. Any option granted under the Plan may be exercised by the Optionee by delivering to the Company on any business day a written notice specifying the number of shares of Common Stock the Optionee then desires to purchase and specifying the address to which the certificates for such shares are to be mailed, accompanied by payment for such shares.

        6.2. MEANS OF PAYMENT AND DELIVERY. Common Stock purchased on exercise of an option must be paid for as follows: (a) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company, or (b) through the delivery of shares of Common Stock (which in the case of shares acquired from the Company upon exercise of an option, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, or (c) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (d) if so permitted by the instrument evidencing the option (or in the case of a Nonqualified Option, by the Plan Administrator on or after grant of the option), by delivery of a promissory note of the Optionee to the Company, payable on such terms as are specified by the Plan Administrator, or (e) by any combination of the permissible forms of payment; provided, that if the Common Stock delivered upon exercise of the option is an original issue of authorized Common Stock, at least so much of the exercise price as represents the par value of such Common Stock must be paid other than by the Optionee's promissory note or personal check. In the event that payment of the option price is made under (b) above, the Plan Administrator may provide that the Optionee be granted an additional option covering the numbers of shares surrendered, at an exercise price equal to the fair market value of a share of Common Stock on the date of surrender. For the purpose of this Section, the fair market value of the shares of Common Stock so delivered to the Company shall be determined in the manner specified in
Section 5.1(c) hereof. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Optionee certificates for the number of shares with respect to which such Option has been so exercised, issued in the Optionee's name; provided, however, that such delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Optionee, at the address specified pursuant to
Section 6.1.

        6.3. SPECIAL LIMITS AFFECTING SECTION 16B OPTION HOLDERS. Shares issuable upon exercise of options granted to a person who in the opinion of the Plan Administrator may be deemed to be a Director or officer of the Company within the meaning of Section 16b of the Exchange Act and the rules and regulations thereunder shall not be sold or disposed of until after the expiration of six months following the date of grant.

SECTION 7.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION

        7.1 NO EFFECT OF OPTIONS UPON CERTAIN CORPORATE TRANSACTIONS. The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of Common Stock, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        7.2. STOCK DIVIDENDS, RECAPITALIZATIONS, ETC. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services or property, then: (i) the number, class and per share price of shares of stock subject to outstanding options hereunder shall be appropriately adjusted in such a manner as to entitle an Optionee to receive upon exercise of an option, for the same aggregate cash consideration, the same total number and class of shares that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment; and (ii) the number and class of shares with respect to which options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved for issuance under the Plan that number and class of shares of stock that the owner of an equal number of outstanding shares of Common Stock would own as the result of the event requiring the adjustment.

        7.3. DETERMINATION OF ADJUSTMENTS. Adjustments under this Section 7 shall be determined by the Plan Administrator and such determinations shall be conclusive. The Plan Administrator shall have the discretion and power in any such event to determine and to make effective provision for acceleration of the time or times at which any option or portion thereof shall become exercisable. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

        7.4. NO ADJUSTMENT IN CERTAIN CASES. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding options.

SECTION 8.  EFFECT OF CERTAIN TRANSACTIONS

    If the Company is a party to a reorganization or merger with one or more other corporations, whether or not the Company is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation (each hereinafter referred to as a "Transaction"), in any such event while unexercised options remain outstanding under the Plan, then: (i) subject to the provisions of clause (iii) below, after the effective date of such Transaction unexercised options shall remain outstanding and shall be exercisable in shares of Common Stock, or, if applicable, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of such Transaction; (ii) the Plan Administrator may accelerate the time for exercise of all unexercised and unexpired options to and after a date prior to the effective date of such Transaction; or (iii) any outstanding options may be cancelled by the Plan Administrator as of the effective date of such Transaction, provided that: (x) notice of such cancellation shall be given to each holder of an option; (y) the Plan Administrator shall have accelerated the time for exercise of all unexercised and unexpired options that it proposes to cancel; and (z) each holder of an option shall have the right to exercise such option in full.

SECTION 9.  AMENDMENT OR TERMINATION OF THE PLAN

    The Board may terminate the Plan at any time, and may amend the Plan at any time and from time to time, subject to the limitation that, except as provided in Sections 7 and 8 hereof, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations, at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, in any instance in which such amendment would: (i) increase the number of shares of Common Stock as to which options may be granted under the Plan; or (ii) change in substance the provisions of Section 4 hereof relating to eligibility to participate in the Plan.

    Except as provided in Sections 7 and 8 hereof, rights and obligations under any option granted before termination or amendment of the Plan shall not be altered or impaired by such termination or amendment except with the consent of the Optionee.

SECTION 10.  NON-EXCLUSIVITY OF THE PLAN; NON-UNIFORM DETERMINATIONS

    Neither the adoption of the Plan by the Board nor the approval of the Plan by the stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

    The Plan Administrator's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive options under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Plan Administrator shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective option agreements, as to (i) the persons to receive options under the Plan, (ii) the terms and provisions of options, (iii) the exercise by the Plan Administrator of its discretion in respect of the exercise of options pursuant to the terms of the Plan, and (iv) the treatment of leaves of absence pursuant to
Section 5.1(e) hereof.

SECTION 11.  GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW; WITHHOLDING TAXES

    The obligation of the Company to sell and deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Plan Administrator. All shares sold under the Plan shall bear appropriate legends. The Company may, but shall in no event be obligated to, register or qualify any shares covered by options under applicable federal and state securities laws; and in the event that any shares are so registered or qualified the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. The Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

    Whenever under the Plan shares are to be delivered upon exercise of an option, the Company shall be entitled to require as a condition of delivery that the Optionee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. An employee may elect to have such tax withholding obligation satisfied, in whole or in part, by:

(i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to the exercise of a Nonqualified Option a number of shares with an aggregate fair market value (as defined in Section 5.1(c) hereof determined as of the date the withholding is effected) that would satisfy the withholding amount due with respect to such exercise; or (ii) transferring to the Company shares of Common Stock owned by the employee with an aggregate fair market value (as defined in Section 5.1(c) hereof determined as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any employee who is subject to Section 16 of the Exchange Act, the following additional restrictions shall apply:

    (a) the election to satisfy tax withholding obligations relating to an option exercise in the manner permitted by this Section 11 shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date or (2) at least six months prior to the date of exercise of the option;

    (b) such election shall be irrevocable;

    (c) such election shall be subject to the consent or approval of the Plan Administrator; and

    (d) the Common Stock withheld to satisfy tax withholding, if granted at the discretion of the Plan Administrator, must pertain to an option which has been held by the employee for at least six months from the date of grant of the option.

SECTION 12.  "LOCKUP" AGREEMENT

    The Plan Administrator may in its discretion specify upon granting an option that the Optionee shall agree, for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, upon request of the Company or the underwriter or underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of such option, without the prior written consent of the Company or such underwriter or underwriters, as the case may be.

SECTION 13.  EFFECTIVE DATE AND DURATION OF PLAN

    The Plan shall become effective upon its adoption by the Board provided that the stockholders of the Company shall have approved the Plan within twelve months prior to or following the adoption of the Plan by the Board. No option may be granted under the Plan after the tenth anniversary of the effective date. The Plan shall terminate (i) when the total amount of the Stock with respect to which options may be granted shall have been issued upon the exercise of options or (ii) by action of the Board pursuant to Section 9 hereof, whichever shall first occur.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the eXcelon certificate of incorporation provides that eXcelon shall indemnify each person who at any time is, or shall have been, a director or officer of eXcelon, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of eXcelon, or served at the request of eXcelon as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware law.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for:

    - any breach of the director's duty of loyalty to the corporation or its stockholders,

    - any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

    - any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law, or

    - any transaction from which the director derived an improper personal benefit.

    Article NINTH of the eXcelon certificate of incorporation provides that, to the maximum extent permitted by the Delaware General Corporation Law, no director of eXcelon shall be personally liable to eXcelon or to any of its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of eXcelon. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect on the liability or the alleged liability of any director of eXcelon with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of Article NINTH is to limit or eliminate the potential liability of eXcelon's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in above. Article NINTH does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. eXcelon has procured a directors' and officers' liability and company reimbursement liability insurance policy that (i) insures directors and officers of eXcelon against losses (above a deductible amount) arising from specified claims made against them by reason of specified acts done or attempted by such directors or officers and (ii) insures eXcelon against losses (above a deductible amount) arising from any such claims, but only if eXcelon is required or permitted to indemnify those directors or officers for those losses under statutory or common law or under provisions of the eXcelon certificate of incorporation or by-laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


EXHIBIT NO.             DESCRIPTION
-----------             -----------
      2.1*              Agreement and Plan of Reorganization dated as of May 22,
                        2001, among eXcelon Corporation, Comet Acquisition Corp. and
                        C-bridge Internet Solutions, Inc., included as Annex A to
                        the joint proxy statement/prospectus included as part of
                        this registration statement

      3.3(1)            Amended and Restated Certificate of Incorporation of eXcelon

      3.5(1)            Amended and Restated By-Laws of eXcelon

      3.6(2)            Certificate of Amendment to the Amended and Restated
                        Certificate of Incorporation of eXcelon (regarding change of corporate name)

      4.1(1)            Specimen certificate for Common Stock of eXcelon

      5.1**             Opinion of Foley, Hoag & Eliot LLP

      8.1**             Form of tax opinion of Foley, Hoag & Eliot LLP

      8.2**             Form of tax opinion of Gibson, Dunn & Crutcher LLP

     10.1(1)***         1989 Incentive and Nonqualified Stock Option Plan of eXcelon

     10.2(1)***         1995 Nonqualified Stock Option Plan of eXcelon

     10.3(1)***         1996 Incentive and Nonqualified Stock Option Plan of eXcelon

     10.4(1)***         1996 Employee Stock Purchase Plan of eXcelon

     10.12(1)           Lease dated September 15, 1993 between eXcelon and 25 Mall
                        Road Trust

     10.13(1)           First Amendment to Lease dated June 28, 1994 between eXcelon and 25 Mall Road Trust

     10.14(1) Second Amendment to Lease dated March 1, 1996 between eXcelon and 25 Mall Road Trust

     10.15(1)***        Employment Agreement dated December 21, 1995 between eXcelon and Robert N. Goldman, as amended by Amendment to Employment
                        Agreement dated May, 1996

     10.16(1)***        Employment Agreement dated December 21, 1995 between eXcelon and Justin J. Perreault, as amended by Employment Agreement dated May, 1996

     10.17(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Lacey P. Brandt

     10.18(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Kirk Bowman

     10.19(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Brian Otis

     10.20(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Lawrence Alston

     10.21(1)           Sixth Amended and Restated Stockholders' Agreement dated
                        February 13, 1996, among eXcelon and certain of its stockholders

     10.22(1)           Amended and Restated IBM Stockholders' Agreement dated May
                        14, 1993 among eXcelon, International Business Machines
                        Corporation and certain other stockholders of the Company, as amended by a Second Amendment dated March 31, 1994, by a
                        Third Amendment dated June 10, 1994 and by a Fourth
                        Amendment dated February 14, 1996

EXHIBIT NO.             DESCRIPTION
-----------             -----------
     10.23(1)           Amended and Restated Registration Rights Agreement dated
                        June 29, 1990 among eXcelon and certain of its stockholders, as amended by Amendment No. 1 dated October 1, 1990, by
                        Amendment No. 2 dated July 29, 1991, by Amendment No. 3
                        dated March 12, 1992, by Amendment No. 4 dated April 12,
                        1993, by Amendment No. 5 dated May 14, 1993, by Amendment
                        No. 6 dated March 31, 1994 and by Amendment No. 7 dated
                        February 13, 1996

     10.25(1) Internal Use and Substrate Agreement dated April 10, 1993 between eXcelon and International Business Machines
                        Corporation

     10.26(1)           Break-Up Agreement dated April 10, 1993 between eXcelon and
                        International Business Machines Corporation

     10.27(1)           Escrow Agreement dated April 10, 1993 between eXcelon and
                        International Business Machines Corporation

     10.28(1)           Master Agreement dated April 10, 1993 between eXcelon and
                        International Business Machines Corporation

     10.29(1)           First Amended and Restated Agreement Regarding Confidential
                        Information dated February 11, 1993 between eXcelon and
                        International Business Machines Corporation

     10.30(4)           Loan and Security Agreement dated December 17, 1996 between
                        eXcelon and Bank of Boston, as amended

     10.31(4)           $2,000,000 Revolving Note dated December 17, 1996 payable by
                        eXcelon to Bank Boston, as amended

     10.32(5)***        1997 Nonqualified Stock Option Plan of eXcelon

     10.33(5)           Third Amendment to Lease dated March 1, 1996 between eXcelon and 25 Mall Road Trust

     10.34(3)           Third Amendment to the Loan and Security Agreement and
                        Second Amendment to the Revolving Note dated December 17,
                        1996 between eXcelon and Bank Boston

     10.35(3)           Fourth Amendment to the Loan and Security Agreement and
                        Third Amendment to the Revolving Note dated December 17,
                        1996 between eXcelon and Bank Boston

     10.36(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Robert N. Goldman

     10.37(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Justin J. Perreault

     10.38(3)***        Amended and Restated Executive Employment Agreement dated
                        February 23, 1999 between eXcelon and Justin J. Perreault

     10.39(3)***        Amended and Restated Executive Employment Agreement dated
                        February 23, 1999 between eXcelon and Robert N. Goldman

     10.40(6) Fourth Amendment to Lease dated March 1, 1996 between eXcelon and 25 Mall Road Trust

     10.41(7)***        Separation Agreement and General Release dated September 1,
                        1999 between eXcelon and Justin J. Perreault

     10.42(7)***        Separation Agreement and General Release dated September 1,
                        1999 between eXcelon and Kirk Bowman

     10.43(7)***        Amended and Restated Executive Employment Agreement dated
                        September 2, 1999 between eXcelon and Robert N. Goldman

EXHIBIT NO.             DESCRIPTION
-----------             -----------
     10.44(7)***        Executive Employment Agreement dated September 1, 1999
                        between eXcelon and Ross Hinchcliffe

     10.45(7)***        Executive Employment Agreement dated September 1, 1999
                        between eXcelon and Satish Maripuri

     10.46(7)***        Executive Employment Agreement dated May 19, 1999 between
                        eXcelon and Daniel E. O'Connor

     10.47(7) Asset Purchase Agreement dated September 30, 1999 between eXcelon and Transformis LLC

     10.48(7)           Loan and Security Agreement dated September 30, 1999 between
                        eXcelon and Silicon Valley Bank

     10.49(8)           Fifth Amendment to Lease dated May 19, 2000 between eXcelon and 25 Mall Road Trust

     10.50(8)***        Executive Employment Agreement dated March 30, 2000 between
                        eXcelon and Alan E. Gold

     10.51(8)***        Separation Agreement and General Release dated January 22,
                        2001 between eXcelon and Daniel E. O'Connor

     10.52(8)***        Separation Agreement and General Release dated January 22,
                        2001 between eXcelon and Lawrence Alston

     10.53(8)***        Continuing Employment Agreement and General Release dated
                        March 30, 2001 between eXcelon and Brian Otis

     10.54(9)           Separation Agreement and General Release dated April 17,
                        2001 between eXcelon and Ross A. Hinchcliffe

     10.55* Investor Rights Agreement, dated June 12, 2001, between eXcelon and Insight Capital Partners III, L.P., Insight
                        Capital Partners (Cayman) III, L.P. and Insight Capital
                        Partners Co-Investors, L.P.

     10.56* Executive employment agreement dated May 22, 2001 between eXcelon and Robert N. Goldman***

     10.57* Executive employment agreement dated May 22, 2001 between eXcelon and Satish Maripuri***

     10.58* Executive employment agreement dated May 22, 2001 between eXcelon and Lacey P. Brandt***

     10.59*             Chief Executive Officer employment agreement dated May 22,
                        2001 between eXcelon and Joseph M. Bellini***

     13.1** eXcelon Corporation Annual Report to Stockholders for the year ended December 31, 2000.

     21.1(8)            List of Subsidiaries of eXcelon

     23.1** Consent of PricewaterhouseCoopers LLP as to financial statements of eXcelon

     23.2**             Consent of Arthur Andersen LLP as to financial statements of
                        C-bridge Internet Solutions, Inc.

     23.3**             Consents of Foley, Hoag & Eliot LLP (included in Exhibits
                        5.1 and 8.1)

     23.4**             Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        8.2)

     24.1* Power of Attorney (contained in the signature page of this registration statement)

EXHIBIT NO.             DESCRIPTION
-----------             -----------
     99.1**             Form of proxy card of eXcelon

     99.2**             Form of proxy card of C-bridge

     99.3*              Consent of Robertson Stephens, Inc.

     99.4*              Consent of SG Cowen Securities Corporation

     99.5*              Consents of nominees as directors

------------------------


*   Previously filed.



**  Filed herewith.


*** Management contracts and compensatory arrangements.

Where a numbered note follows an exhibit number, we incorporate that exhibit by reference to the similarly named document filed as an exhibit to the following documents:

    (1) Our registration statement on Form S-1, Securities and Exchange Commission File No. 333-05241.

    (2) Our quarterly report on Form 10-Q for the period ended March 31, 2000.

    (3) Our annual report on Form 10-K for the year ended December 31, 1998.

    (4) Our annual report on Form 10-K for the year ended December 31, 1996.

    (5) Our annual report on Form 10-K for the year ended December 31, 1997.

    (6) Our quarterly report on Form 10-Q for the period ended June 30, 1999.

    (7) Our quarterly report on Form 10-Q for the period ended September 30, 1999.

    (8) Our annual report on Form 10-K for the year ended December 31, 2000.

    (9) Our quarterly report on Form 10-Q for the period ended March 31, 2001.

(B) FINANCIAL STATEMENT SCHEDULES

    Schedule II--Valuation and Qualifying Accounts of eXcelon is incorporated by reference to eXcelon's Annual Report on Form 10-K for the year ended
December 31, 2000.

(C) FAIRNESS OPINION

    The opinion of Robertson Stephens, Inc. is attached as Annex B to the proxy statement/prospectus included in this registration statement. The opinion of SG Cowen Securities Corporation is attached as Annex C to the proxy statement/prospectus included in this registration statement.

ITEM 22. UNDERTAKINGS

    (a) eXcelon hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (b) eXcelon hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (c) eXcelon hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) that, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

    (d) (1) eXcelon hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) eXcelon undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of eXcelon pursuant to the foregoing provisions, or otherwise, eXcelon has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by eXcelon of expenses incurred or paid by a director, officer or controlling person of eXcelon in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, eXcelon will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Massachusetts, as of August 17, 2001.



                                                       EXCELON CORPORATION

                                                       By:  /s/ LACEY P. BRANDT
                                                            -----------------------------------------
                                                            Lacey P. Brandt
                                                            CHIEF FINANCIAL OFFICER



                               POWER OF ATTORNEY



    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities as of August 17, 2001.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *
     -------------------------------------------       Chairman, Chief Executive Officer, and
                  Robert N. Goldman                    Director (Principal executive officer)

                 /s/ LACEY P. BRANDT
     -------------------------------------------       Chief Financial Officer (Principal financial
                   Lacey P. Brandt                     and accounting officer)

                          *
     -------------------------------------------       Director
                    Gerald B. Bay

                          *
     -------------------------------------------       Director
                   Robert M. Agate

                          *
     -------------------------------------------       Director
                   Kevin J. Burns


*By:  /s/ LACEY P. BRANDT
      --------------------------------------
      Lacey P. Brandt
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.             DESCRIPTION
-----------             -----------
      2.1*              Agreement and Plan of Reorganization dated as of May 22,
                        2001, among eXcelon Corporation, Comet Acquisition Corp. and
                        C-bridge Internet Solutions, Inc., included as Annex A to
                        the joint proxy statement/prospectus included as part of
                        this registration statement

      3.3(1)            Amended and Restated Certificate of Incorporation of eXcelon

      3.5(1)            Amended and Restated By-Laws of eXcelon

      3.6(2)            Certificate of Amendment to the Amended and Restated
                        Certificate of Incorporation of eXcelon (regarding change of corporate name)

      4.1(1)            Specimen certificate for Common Stock of eXcelon

      5.1**             Opinion of Foley, Hoag & Eliot LLP

      8.1**             Form of tax opinion of Foley, Hoag & Eliot LLP

      8.2**             Form of tax opinion of Gibson, Dunn & Crutcher LLP

     10.1(1)***         1989 Incentive and Nonqualified Stock Option Plan of eXcelon

     10.2(1)***         1995 Nonqualified Stock Option Plan of eXcelon

     10.3(1)***         1996 Incentive and Nonqualified Stock Option Plan of eXcelon

     10.4(1)***         1996 Employee Stock Purchase Plan of eXcelon

     10.12(1)           Lease dated September 15, 1993 between eXcelon and 25 Mall
                        Road Trust

     10.13(1)           First Amendment to Lease dated June 28, 1994 between eXcelon and 25 Mall Road Trust

     10.14(1) Second Amendment to Lease dated March 1, 1996 between eXcelon and 25 Mall Road Trust

     10.15(1)***        Employment Agreement dated December 21, 1995 between eXcelon and Robert N. Goldman, as amended by Amendment to Employment
                        Agreement dated May, 1996

     10.16(1)***        Employment Agreement dated December 21, 1995 between eXcelon and Justin J. Perreault, as amended by Employment Agreement dated May, 1996

     10.17(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Lacey P. Brandt

     10.18(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Kirk Bowman

     10.19(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Brian Otis

     10.20(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Lawrence Alston

     10.21(1)           Sixth Amended and Restated Stockholders' Agreement dated
                        February 13, 1996, among eXcelon and certain of its stockholders

     10.22(1)           Amended and Restated IBM Stockholders' Agreement dated May
                        14, 1993 among eXcelon, International Business Machines
                        Corporation and certain other stockholders of the Company, as amended by a Second Amendment dated March 31, 1994, by a
                        Third Amendment dated June 10, 1994 and by a Fourth
                        Amendment dated February 14, 1996

EXHIBIT NO.             DESCRIPTION
-----------             -----------
     10.23(1)           Amended and Restated Registration Rights Agreement dated
                        June 29, 1990 among eXcelon and certain of its stockholders, as amended by Amendment No. 1 dated October 1, 1990, by
                        Amendment No. 2 dated July 29, 1991, by Amendment No. 3
                        dated March 12, 1992, by Amendment No. 4 dated April 12,
                        1993, by Amendment No. 5 dated May 14, 1993, by Amendment
                        No. 6 dated March 31, 1994 and by Amendment No. 7 dated
                        February 13, 1996

     10.25(1) Internal Use and Substrate Agreement dated April 10, 1993 between eXcelon and International Business Machines
                        Corporation

     10.26(1)           Break-Up Agreement dated April 10, 1993 between eXcelon and
                        International Business Machines Corporation

     10.27(1)           Escrow Agreement dated April 10, 1993 between eXcelon and
                        International Business Machines Corporation

     10.28(1)           Master Agreement dated April 10, 1993 between eXcelon and
                        International Business Machines Corporation

     10.29(1)           First Amended and Restated Agreement Regarding Confidential
                        Information dated February 11, 1993 between eXcelon and
                        International Business Machines Corporation

     10.30(4)           Loan and Security Agreement dated December 17, 1996 between
                        eXcelon and Bank of Boston, as amended

     10.31(4)           $2,000,000 Revolving Note dated December 17, 1996 payable by
                        eXcelon to Bank Boston, as amended

     10.32(5)***        1997 Nonqualified Stock Option Plan of eXcelon

     10.33(5)           Third Amendment to Lease dated March 1, 1996 between eXcelon and 25 Mall Road Trust

     10.34(3)           Third Amendment to the Loan and Security Agreement and
                        Second Amendment to the Revolving Note dated December 17,
                        1996 between eXcelon and Bank Boston

     10.35(3)           Fourth Amendment to the Loan and Security Agreement and
                        Third Amendment to the Revolving Note dated December 17,
                        1996 between eXcelon and Bank Boston

     10.36(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Robert N. Goldman

     10.37(3)***        Executive Employment Agreement dated November 19, 1998
                        between eXcelon and Justin J. Perreault

     10.38(3)***        Amended and Restated Executive Employment Agreement dated
                        February 23, 1999 between eXcelon and Justin J. Perreault

     10.39(3)***        Amended and Restated Executive Employment Agreement dated
                        February 23, 1999 between eXcelon and Robert N. Goldman

     10.40(6) Fourth Amendment to Lease dated March 1, 1996 between eXcelon and 25 Mall Road Trust

     10.41(7)***        Separation Agreement and General Release dated September 1,
                        1999 between eXcelon and Justin J. Perreault

     10.42(7)***        Separation Agreement and General Release dated September 1,
                        1999 between eXcelon and Kirk Bowman

     10.43(7)***        Amended and Restated Executive Employment Agreement dated
                        September 2, 1999 between eXcelon and Robert N. Goldman

     10.44(7)***        Executive Employment Agreement dated September 1, 1999
                        between eXcelon and Ross Hinchcliffe

EXHIBIT NO.             DESCRIPTION
-----------             -----------
     10.45(7)***        Executive Employment Agreement dated September 1, 1999
                        between eXcelon and Satish Maripuri

     10.46(7)***        Executive Employment Agreement dated May 19, 1999 between
                        eXcelon and Daniel E. O'Connor

     10.47(7) Asset Purchase Agreement dated September 30, 1999 between eXcelon and Transformis LLC

     10.48(7)           Loan and Security Agreement dated September 30, 1999 between
                        eXcelon and Silicon Valley Bank

     10.49(8)           Fifth Amendment to Lease dated May 19, 2000 between eXcelon and 25 Mall Road Trust

     10.50(8)***        Executive Employment Agreement dated March 30, 2000 between
                        eXcelon and Alan E. Gold

     10.51(8)***        Separation Agreement and General Release dated January 22,
                        2001 between eXcelon and Daniel E. O'Connor

     10.52(8)***        Separation Agreement and General Release dated January 22,
                        2001 between eXcelon and Lawrence Alston

     10.53(8)***        Continuing Employment Agreement and General Release dated
                        March 30, 2001 between eXcelon and Brian Otis

     10.54(9)           Separation Agreement and General Release dated April 17,
                        2001 between eXcelon and Ross A. Hinchcliffe

     10.55* Investor Rights Agreement, dated June 12, 2001, between eXcelon and Insight Capital Partners III, L.P., Insight
                        Capital Partners (Cayman) III, L.P. and Insight Capital
                        Partners Co-Investors, L.P.

     10.56* Executive employment agreement dated May 22, 2001 between eXcelon and Robert N. Goldman***

     10.57* Executive employment agreement dated May 22, 2001 between eXcelon and Satish Maripuri***

     10.58* Executive employment agreement dated May 22, 2001 between eXcelon and Lacey P. Brandt***

     10.59*             Chief Executive Officer employment agreement dated May 22,
                        2001 between eXcelon and Joseph M. Bellini***

     13.1** eXcelon Corporation Annual Report to Stockholders for the year ended December 31, 2000.

     21.1(8)            List of Subsidiaries of eXcelon

     23.1* Consent of PricewaterhouseCoopers LLP as to financial statements of eXcelon

     23.2*              Consent of Arthur Andersen LLP as to financial statements of
                        C-bridge Internet Solutions, Inc.

     23.3**             Consents of Foley, Hoag & Eliot LLP (included in Exhibits
                        5.1 and 8.1)

     23.4**             Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                        8.2)

     24.1* Power of Attorney (contained in the signature page of this registration statement)

     99.1**             Form of proxy card of eXcelon

     99.2**             Form of proxy card of C-bridge

     99.3*              Consent of Robertson Stephens, Inc.

     99.4*              Consent of SG Cowen Securities Corporation

EXHIBIT NO.             DESCRIPTION
-----------             -----------
     99.5*              Consents of nominees as directors

------------------------


*   Previously filed.



**  Filed herewith.


*** Management contracts and compensatory arrangements.

Where a numbered note follows an exhibit number, we incorporate that exhibit by reference to the similarly named document filed as an exhibit to the following documents:

    (1) Our registration statement on Form S-1, Securities and Exchange Commission File No. 333-05241.

    (2) Our quarterly report on Form 10-Q for the period ended March 31, 2000.

    (3) Our annual report on Form 10-K for the year ended December 31, 1998.

    (4) Our annual report on Form 10-K for the year ended December 31, 1996.

    (5) Our annual report on Form 10-K for the year ended December 31, 1997.

    (6) Our quarterly report on Form 10-Q for the period ended June 30, 1999.

    (7) Our quarterly report on Form 10-Q for the period ended September 30, 1999.

    (8) Our annual report on Form 10-K for the year ended December 31, 2000.

    (9) Our quarterly report on Form 10-Q for the period ended March 31, 2001.